Filed Pursuant to Rule 424(b)(3)
Registration No. 333-234144

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On September 9, 2019, First Defiance Financial Corp., an Ohio corporation (“First Defiance”), entered into an Agreement and Plan of Merger, as amended from time to time (the “merger agreement”), with United Community Financial Corp., an Ohio corporation (“United Community”). The merger agreement provides that, upon the terms and subject to the conditions set forth therein, United Community will merge with and into First Defiance (the “merger”), with First Defiance surviving the merger. Immediately following the merger, United Community’s wholly owned bank subsidiary, Home Savings Bank (“Home Savings”), will merge (the “bank merger”) with and into First Defiance’s wholly owned bank subsidiary, First Federal Bank of the Midwest (“First Federal”). First Federal will be the surviving entity in the bank merger and, immediately prior to the bank merger, will be converted into an Ohio state-chartered bank. Consummation of the merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of First Defiance and United Community shareholders and the approval of the merger by various regulatory agencies.

If we complete the merger, each outstanding share of United Community common stock (except for certain specified shares of United Community common stock held by United Community or First Defiance) will be automatically converted into the right to receive 0.3715 shares of First Defiance common stock (which we refer to as the “exchange ratio”), subject to the payment of cash instead of fractional shares of First Defiance common stock. Although the number of shares of First Defiance common stock that each United Community shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of First Defiance common stock and will not be known at the time First Defiance and United Community shareholders vote on the merger. Based on the closing price of First Defiance’s common stock on The NASDAQ Stock Market LLC, or NASDAQ, on September 6, 2019, the last trading day before public announcement of the merger, of $26.32, the exchange ratio represented approximately $9.78 in value for each share of United Community common stock. Based on First Defiance’s closing price on October 25, 2019, of $30.87, the exchange ratio represented approximately $11.47 in value for each share of United Community common stock. Based on the exchange ratio and the number of shares of United Community common stock outstanding and reserved for issuance under various equity plans as of October 25, 2019, the maximum number of shares of First Defiance common stock issuable in the merger is 17,989,356. We urge you to obtain current market quotations for First Defiance (trading symbol “FDEF”) and United Community (trading symbol “UCFC”).

First Defiance and United Community will each hold a special meeting of their shareholders in connection with the merger. First Defiance and United Community shareholders will be asked to vote to adopt the merger agreement and approve related matters, as described in the attached joint proxy statement/prospectus. Adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Defiance common stock and the affirmative vote of the holders of at least two-thirds of the outstanding shares of United Community common stock.

The special meeting of First Defiance shareholders will be held on December 10, 2019, at 1:00 p.m. local time at the First Federal Operations Center located at 25600 Elliott Road, Defiance, Ohio 43512.

The special meeting of United Community shareholders will be held on December 10, 2019, at 1:00 p.m. local time at United Community’s corporate headquarters, 275 West Federal Street, 9th Floor, Youngstown, Ohio 44503.

This document, including the material incorporated by reference into this document, contains important information about United Community, First Defiance, the merger and the conditions that must be satisfied before the merger can occur.

First Defiance’s board of directors unanimously recommends that First Defiance shareholders vote “FOR” the adoption of the merger agreement and “FOR” the other matters to be considered at the First Defiance special meeting.

United Community’s board of directors unanimously recommends that United Community shareholders vote “FOR” the adoption of the merger agreement and “FOR” the other matters to be considered at the United Community special meeting.

The attached joint proxy statement/prospectus describes the special meeting of First Defiance, the special meeting of United Community, the merger, the documents related to the merger, proposals to be voted upon at the special meetings of each of First Defiance and United Community, and other related matters. We urge you to review this entire document, including the section titled “Risk Factors” beginning on page 27, carefully. You may also obtain information about First Defiance and United Community from documents that each has filed with the Securities and Exchange Commission that are incorporated by reference into this joint proxy statement/prospectus.

Donald P. Hileman President and Chief Executive Officer First Defiance Financial Corp.	Gary M. Small President and Chief Executive Officer United Community Financial Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this joint proxy statement/prospectus is October 30, 2019, and it is first being mailed or otherwise delivered to the shareholders of First Defiance and United Community on or about October 31, 2019.

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512-3272

(419) 782-5015

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

December 10, 2019

To Our Shareholders:

Notice is hereby given that a special meeting of shareholders of First Defiance Financial Corp., an Ohio corporation (“First Defiance”), will be held at the First Federal Operations Center located at 25600 Elliott Road, Defiance, Ohio 43512 on December 10, 2019, at 1:00 p.m. local time for the purpose of considering and voting upon the following matters:

1.

To adopt the Agreement and Plan of Merger, dated as of September 9, 2019, as amended from time to time (the “merger agreement”), by and between First Defiance and United Community Financial Corp. (“United Community”) (the “First Defiance merger proposal”);

2.	To approve the Amended and Restated Articles of Incorporation of First Defiance (the “First Defiance articles of incorporation proposal”);

3.	To approve the Amended and Restated Code of Regulations of First Defiance (the “First Defiance code of regulations proposal”);

4.

To approve, on a non-binding, advisory basis, the compensation to be paid to First Defiance’s named executive officers that is based on or otherwise relates to the merger, discussed under section titled “The Merger—Interests of First Defiance Directors and Executive Officers in the Merger” beginning on page 93 (the “First Defiance compensation proposal”); and

5.	To approve the adjournment of the First Defiance special meeting, if necessary or appropriate, to permit further solicitation of proxies (the “First Defiance adjournment proposal”).

The First Defiance board of directors has established October 25, 2019, as the record date for the special meeting. Only record holders of shares of First Defiance common stock as of the close of business on that date will be entitled to receive notice of and to vote at the special meeting. Approval of the First Defiance merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of common stock of First Defiance. Approval of the First Defiance articles of incorporation proposal and the First Defiance code of regulations proposal, each require the affirmative vote of holders of at least a majority of the outstanding shares of common stock of First Defiance. The First Defiance compensation proposal and the First Defiance adjournment proposal will be approved if at least a majority of the votes cast at the First Defiance special meeting are voted in favor of each of the proposals.

Your attention is directed to the joint proxy statement/prospectus accompanying this Notice for a more complete description of the matters to be acted upon at the special meeting. A proxy card is also enclosed for the special meeting.

Whether or not you expect to attend the special meeting in person, please vote your shares to assure the presence of a quorum by (1) signing, dating and returning the enclosed proxy card promptly, (2) visiting the website shown on your proxy card and voting via the Internet, or (3) voting via the toll-free number on your proxy card. A postage-paid envelope has been enclosed for your convenience. You may revoke your proxy at any time prior to the proxy being voted at the special meeting by delivering a signed revocation to First Defiance at any time prior to the special meeting, by submitting a later-dated proxy card, or by attending the special meeting and voting in person.

First Defiance’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of First Defiance and its shareholders, and unanimously recommends that First Defiance shareholders vote “FOR” the First Defiance merger proposal, “FOR” the First Defiance articles of incorporation proposal, “FOR” the First Defiance code of regulations proposal, “FOR” the First Defiance compensation proposal and “FOR” the First Defiance adjournment proposal.

Your vote is very important. We cannot complete the merger unless First Defiance’s shareholders adopt the merger agreement and approve the First Defiance amended and restated code of regulations.

By Order of the Board of Directors

Defiance, Ohio	Donald P. Hileman
October 28, 2019	President and Chief Executive Officer
First Defiance Financial Corp.

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503

(330) 742-0500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

December 10, 2019

To Our Shareholders:

Notice is hereby given that a special meeting of shareholders of United Community Financial Corp., an Ohio corporation (“United Community”), will be held at United Community’s corporate headquarters, 275 West Federal Street, 9th Floor, Youngstown, Ohio 44503 on December 10, 2019, at 1:00 p.m. local time for the purpose of considering and voting upon the following matters:

1.

To adopt the Agreement and Plan of Merger, dated as of September 9, 2019, as amended from time to time (the “merger agreement”), by and between First Defiance Financial Corp. (“First Defiance”) and United Community (the “United Community merger proposal”);

2.

To approve, on a non-binding, advisory basis, the compensation to be paid to United Community’s named executive officers that is based on or otherwise relates to the merger, discussed under the section titled “The Merger—Interests of United Community Directors and Executive Officers in the Merger” beginning on page 99 (the “United Community compensation proposal”); and

3.	To approve the adjournment of the United Community special meeting, if necessary or appropriate, to permit further solicitation of proxies (the “United Community adjournment proposal”).

The United Community board of directors has established October 25, 2019, as the record date for the United Community special meeting. Only record holders of shares of United Community common stock as of the close of business on that date will be entitled to receive notice of and to vote at the United Community special meeting. Approval of the United Community merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of common stock of United Community. The United Community compensation proposal and the United Community adjournment proposal will be approved if at least a majority of the votes cast at the United Community special meeting are voted in favor of each proposal.

Your attention is directed to the joint proxy statement/prospectus accompanying this Notice for a more complete description of the matters to be acted upon at the special meeting. A proxy card is also enclosed for the special meeting.

Whether or not you expect to attend the special meeting, please vote your shares to assure the presence of a quorum by (1) signing, dating and returning the enclosed proxy card promptly, (2) visiting the website shown on your proxy card and voting via the Internet, or (3) voting via the toll-free number on your proxy card. A postage-paid envelope has been enclosed for your convenience. You may revoke your proxy at any time prior to the proxy being voted at the special meeting by delivering a signed revocation to United Community at any time prior to the special meeting, by submitting a later-dated proxy card, or by attending the special meeting and voting in person.

United Community’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of United Community and its shareholders, and unanimously recommends that United Community shareholders vote “FOR” the United Community merger proposal, “FOR” the United Community compensation proposal, and “FOR” the United Community adjournment proposal.

Your vote is very important. We cannot complete the merger unless United Community’s shareholders adopt the merger agreement.

By Order of the Board of Directors

Youngstown, Ohio	Gary M. Small
October 28, 2019	President and Chief Executive Officer
United Community Financial Corp.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about First Defiance and United Community from documents filed with the Securities and Exchange Commission (“SEC”) that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Defiance and/or United Community at no cost from the SEC’s website at http://www.sec.gov. First Defiance has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference into this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address or telephone number:

First Defiance Financial Corp. Attention: Corporate Secretary 601 Clinton Street Defiance, Ohio 43512-3272 (419) 782-5015	United Community Financial Corp. Attention: Corporate Secretary 275 West Federal Street Youngstown, Ohio 44503 (330) 742-0500

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your special meeting. This means that First Defiance shareholders requesting documents must do so by December 3, 2019, in order to receive them before the First Defiance special meeting, and United Community shareholders requesting documents must do so by December 3, 2019, in order to receive them before the United Community special meeting.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 28, 2019, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to First Defiance shareholders or United Community shareholders, nor the issuance by First Defiance of shares of First Defiance common stock in connection with the merger, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this joint proxy statement/prospectus regarding First Defiance has been provided by First Defiance and information contained in this joint proxy statement/prospectus regarding United Community has been provided by United Community.

See “Where You Can Find More Information” beginning on page 145 for more details.

Annex A	Agreement and Plan of Merger, dated September 9, 2019, by and between First Defiance Financial Corp. and United Community Financial Corp.

Annex B	Opinion of Keefe, Bruyette & Woods, Inc.

Annex C	Opinion of Sandler O’Neill & Partners, L.P.

Annex D	First Defiance Amended and Restated Articles of Incorporation

Annex E	First Defiance Amended and Restated Code of Regulations

QUESTIONS AND ANSWERS

The following questions and answers summary highlights certain questions that you may have about the merger and the First Defiance or the United Community special meetings and provides brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus, including all financial statements and annexes, because the information in this section does not provide all the information that may be important to you with respect to the merger and the matters to be voted upon at the First Defiance or the United Community special meetings. Additional important information is also contained in certain documents that have been incorporated by reference to this joint proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 145.

Q:	What is the merger?

A:

First Defiance and United Community have entered into an Agreement and Plan of Merger, dated as of September 9, 2019, as amended from time to time (the “merger agreement”). Under the merger agreement, United Community will merge with and into First Defiance, with First Defiance continuing as the surviving company (the “merger”). Immediately following completion of the merger, United Community’s wholly owned subsidiary, Home Savings Bank (“Home Savings”) will merge with and into First Federal Bank of the Midwest (“First Federal”), a wholly owned subsidiary of First Defiance, with First Federal continuing as the surviving bank (the “bank merger”). A copy of the merger agreement is attached to this document as Annex A.

The merger cannot be completed unless, among other conditions, including regulatory approval, both First Defiance and United Community shareholders approve their respective proposals to adopt the merger agreement and the First Defiance shareholders approve the First Defiance amended and restated code of regulations.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

We are delivering this document to you because it is a joint proxy statement/prospectus being used by both the First Defiance and United Community boards of directors to solicit proxies of their respective shareholders in connection with approval of the merger and related matters.

In order to approve the merger and related matters, First Defiance has called a special meeting of its shareholders. This document serves as the proxy statement for the First Defiance special meeting and describes the proposals to be presented at the First Defiance special meeting.

United Community has also called a special meeting of its shareholders to approve the merger and related matters. This document serves as the proxy statement for the United Community special meeting and describes the proposals to be presented at the United Community special meeting.

Finally, this document is also a prospectus that is being delivered to United Community shareholders because, in connection with the merger, First Defiance is offering 0.3715 shares of its common stock (the “exchange ratio”) per share of United Community common stock to United Community shareholders, subject to the payment of cash instead of fractional shares of First Defiance common stock.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the First Defiance and United Community special meetings and important information to consider in connection with an investment in First Defiance common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What are First Defiance shareholders being asking to vote on at the First Defiance special meeting?

A:	First Defiance is soliciting proxies from its shareholders with respect to the following proposals:

•	A proposal to adopt the merger agreement, a copy of which is attached to this document as Annex A (the “First Defiance merger proposal”);

•

A proposal to amend and restate First Defiance’s Articles of Incorporation, effective upon the consummation of the merger, as discussed under the heading “First Defiance Articles of Incorporation Proposal—Approval of the First Defiance amended and restated articles of incorporation” beginning on page 40 (the “First Defiance articles of incorporation proposal”)

•

A proposal to amend and restate First Defiance’s Code of Regulations, effective upon the consummation of the merger, as discussed under the heading “First Defiance Code of Regulations Proposal—Approval of the First Defiance amended and restated code of regulations” beginning on page 41 (the “First Defiance code of regulations proposal”);

•

A proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of First Defiance may receive in connection with the merger pursuant to existing agreements or other arrangements with First Defiance, discussed under the heading “The Merger—Interests of First Defiance Directors and Executive Officers in the Merger” beginning on page 93 (the “First Defiance compensation proposal”); and

•	A proposal to adjourn the First Defiance special meeting, if necessary or appropriate, to permit further solicitation of proxies (the “First Defiance adjournment proposal”).

Q:	What are United Community shareholders being asking to vote on at the United Community special meeting?

A:	United Community is soliciting proxies from its shareholders with respect to the following proposals:

•	A proposal to adopt the merger agreement, a copy of which is attached to this document as Annex A (the “United Community merger proposal”);

•

A proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of United Community may receive in connection with the merger pursuant to existing agreements or other arrangements with United Community, discussed under the heading “The Merger—Interests of United Community Directors and Executive Officers in the Merger” beginning on page 99 (the “United Community compensation proposal”); and

•	A proposal to adjourn the United Community special meeting, if necessary or appropriate, to permit further solicitation of proxies (the “United Community adjournment proposal”).

Q:	What will First Defiance shareholders receive in the merger?

A:

If the merger is completed, First Defiance shareholders will not receive any merger consideration and will continue to hold the shares of First Defiance common stock that they currently hold. Following the merger, shares of First Defiance common stock will continue to be traded on The NASDAQ Global Select Stock Market (“NASDAQ”) under the symbol “FDEF.”

Q:	What will United Community shareholders receive in the merger?

A:

If the merger is completed, each share of United Community common stock outstanding immediately prior to the effective time of the merger, except for certain shares owned by First Defiance or United Community, will be converted into the right to receive 0.3715 shares of First Defiance common stock, subject to the payment of cash instead of fractional shares of First Defiance common stock. See “The Merger—Merger Consideration” beginning on page 108.

Q:	How will the merger affect holders of United Community equity awards?

A:

The United Community equity awards granted under the United Community 2015 Long Term Incentive Compensation Plan, the United Community 2007 Long Term Incentive Compensation Plan or the United Community 1999 Long Term Incentive Compensation Plan (collectively, the “United Community stock plans”) will be affected as follows:

Options: If the merger is completed, each option granted by United Community to purchase shares of United Community common stock under a United Community stock plan or otherwise, whether vested or unvested (“United Community option”), that is outstanding and unexercised immediately prior to the completion of the merger will fully vest and be converted into a fully vested option (a “First Defiance option”) to purchase (a) the number of whole shares of First Defiance common stock (rounded down to the nearest whole share) that is equal to (i) the number of shares of United Community common stock subject to such United Community option immediately prior to the completion of the merger multiplied by (ii) 0.3715, (b) at an exercise price per share of First Defiance common stock (rounded up to the nearest whole cent) equal to (i) the exercise price for each share of United Community common stock subject to such United Community option immediately prior to the completion of the merger divided by (ii) 0.3715, subject to the terms and conditions of the United Community stock plan, if any, pursuant to which such United Community option was granted and/or any associated award agreement.

Restricted Stock: If the merger is completed, each award of shares of United Community common stock subject to vesting, repurchase or other lapse restriction granted under a United Community stock plan or otherwise, whether vested or unvested (a “United Community restricted stock award”) that is outstanding immediately prior to completion of the merger will fully vest and be cancelled and converted automatically into the right to receive 0.3715 shares of First Defiance common stock, subject to the payment of cash instead of fractional shares of First Defiance common stock, in respect of each share of United Community common stock underlying such United Community restricted stock award.

Performance Share Units: If the merger is completed, each performance-vesting restricted stock unit granted under a United Community stock plan or otherwise, whether vested or unvested, that is outstanding immediately prior to the completion of the merger (“United Community PSU award”) will fully vest (with any performance-based vesting condition applicable to such United Community PSU award to be measured consistent with the terms of the applicable award agreement applicable upon a change in control for such United Community PSU award, as determined by the United Community board of directors or its compensation committee prior to the completion of the merger) and will be cancelled and converted automatically into the right to receive 0.3715 shares of First Defiance common stock in respect of each share of United Community common stock underlying such United Community PSU award; provided that the United Community board of directors or its compensation committee will exclude any costs or expenses related to the merger, if any, from the performance metrics applicable to the United Community PSU awards when determining actual United Community performance through the date of the completion of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to United Community shareholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of First Defiance and United Community to complete the merger that each of First Defiance and United Community receives a legal opinion to that effect. Accordingly, holders of United Community common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of United Community common stock for shares of First Defiance common stock in the merger, except with respect to any cash received instead of fractional shares of First Defiance common stock.

For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of United Community common stock. The tax consequences to a holder of United Community common stock will depend on his or her individual situation. Accordingly, we strongly urge holders of United Community common stock to consult their tax advisors for a full understanding of the particular tax consequences of the merger to them.

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 125.

The tax consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	When will the merger be completed?

A:

United Community and First Defiance are working to complete the merger as soon as practicable. Neither United Community nor First Defiance can predict, however, the actual date on which the merger will be completed (or whether it will be completed) because First Defiance and United Community must obtain the approval of First Defiance shareholders and United Community shareholders to adopt the merger agreement at their respective special meetings, and also must obtain necessary regulatory approvals in addition to satisfying other closing conditions. Such conditions have been described more thoroughly in “The Merger Agreement—Conditions to Complete the Merger” beginning on page 120.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, United Community shareholders will not receive any consideration for their shares of United Community common stock in connection with the merger. Instead, United Community will remain an independent, public company and United Community common stock will continue to be listed and traded on NASDAQ. In addition, if the merger agreement is terminated in certain circumstances, United Community or First Defiance may be required to pay a termination fee. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	When and where are the special meetings?

A:	The First Defiance special meeting will be held at the First Federal Operations Center located at 25600 Elliott Road, Defiance, Ohio 43512 on December 10, 2019, at 1:00 p.m. local time.

The United Community special meeting will be held at United Community’s corporate headquarters, 275 West Federal Street, 9th Floor, Youngstown, Ohio 44503 on December 10, 2019, at 1:00 p.m. local time.

Q:	Who can vote at the First Defiance special meeting?

A:

Only holders of record of First Defiance common stock at the close of business on October 25, 2019, the record date for the First Defiance special meeting, will be entitled to vote. At the close of business on October 25, 2019, there were 19,729,215 shares of First Defiance common stock issued and outstanding and entitled to vote, and shares of First Defiance common stock were held of record by approximately 2,329 shareholders. Each share of First Defiance common stock entitles the holder to one vote on all matters properly presented at the First Defiance special meeting.

Q:	Who can vote at the United Community special meeting?

A:

Only holders of record of United Community common stock at the close of business on October 25, 2019, the record date for the United Community special meeting, will be entitled to vote. At the close of business on October 25, 2019, there were 48,112,240 shares of United Community common stock issued and outstanding and entitled to vote, and shares of United Community common stock were held of record by approximately 7,100 shareholders. Each share of United Community common stock entitles the holder to one vote on all matters properly presented at the United Community special meeting.

Q:	What constitutes a quorum for the First Defiance special meeting?

A:

A majority of the issued and outstanding shares of First Defiance common stock represented in person or by proxy at the special meeting will constitute a quorum for the purpose of considering and acting upon each of the proposals. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum; however, broker non-votes will not be included.

Q:	What constitutes a quorum for the United Community special meeting?

A:

A majority of the issued and outstanding shares of United Community common stock represented in person or by proxy at the special meeting will constitute a quorum for the purpose of considering and acting upon each of the proposals. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum; however, broker non-votes will not be included.

Q:	What vote is required to approve each proposal at the First Defiance special meeting?

A:	The First Defiance merger proposal:

•

Standard: Approval of the First Defiance merger proposal requires the affirmative vote of the holders of least two-thirds of the issued and outstanding shares of First Defiance common stock. Approval of this proposal is a condition to the closing of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the First Defiance special meeting or fail to instruct your bank or broker how to vote with respect to the First Defiance merger proposal, it will have the same effect as voting “AGAINST” the First Defiance merger proposal.

First Defiance articles of incorporation proposal:

•

Standard: Approval of the First Defiance articles of incorporation proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of First Defiance common stock. Approval of this proposal is not a condition to the closing of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the First Defiance special meeting or fail to instruct your bank or broker how to vote with respect to the First Defiance articles of incorporation proposal, it will have the same effect as a vote “AGAINST” the First Defiance articles of incorporation proposal.

The First Defiance code of regulations proposal:

•

Standard: Approval of the First Defiance code of regulations proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of First Defiance common stock. Approval of this proposal is a condition to the closing of the merger. In addition, even if this proposal is approved by First Defiance shareholders, the First Defiance code of regulations will not be amended and restated unless the merger is consummated.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the First Defiance special meeting or fail to instruct your bank or broker how to vote with respect to the First Defiance code of regulations proposal, it will have the same effect as a vote “AGAINST” the First Defiance code of regulations proposal.

The First Defiance compensation proposal:

•

Standard: Approval of the First Defiance compensation proposal requires the affirmative vote of the holders of shares of First Defiance common stock representing at least a majority of votes cast at the First Defiance special meeting. Approval of this proposal is not a condition to the closing of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the First Defiance special meeting or fail to instruct your bank or broker how to vote with respect to the First Defiance compensation proposal, it will have no effect on the proposal.

The First Defiance adjournment proposal:

•

Standard: Approval of the First Defiance adjournment proposal requires the affirmative vote of the holders of shares of First Defiance common stock representing at least a majority of votes cast at the First Defiance special meeting. Approval of this proposal is not a condition to the closing of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the First Defiance special meeting or fail to instruct your bank or broker how to vote with respect to the First Defiance adjournment proposal, it will have no effect on the proposal.

Q:	What vote is required to approve each proposal at the United Community special meeting?

A:	The United Community merger proposal:

•

Standard: Approval of the United Community merger proposal requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of United Community common stock. Approval of this proposal is a condition to the closing of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the United Community special meeting or fail to instruct your bank or broker how to vote with respect to the United Community merger proposal, it will have the same effect as voting “AGAINST” the United Community merger proposal.

The United Community compensation proposal:

•

Standard: Approval of the United Community compensation proposal requires the affirmative vote of the holders of shares of United Community common stock representing at least a majority of votes cast at the United Community special meeting. Approval of this proposal is not a condition to the closing of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the United Community special meeting or fail to instruct your bank or broker how to vote with respect to the United Community compensation proposal, it will have no effect on the proposal.

The United Community adjournment proposal:

•

Standard: Approval of the United Community adjournment proposal requires the affirmative vote of the holders of shares of United Community common stock representing at least a majority of votes cast at the United Community special meeting. Approval of this proposal is not a condition to the closing of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the United Community special meeting or fail to instruct your bank or broker how to vote with respect to the United Community adjournment proposal, it will have no effect on the proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for First Defiance or United Community to obtain the necessary quorum to hold its special meeting. In addition, failing to submit a proxy or vote in person, or failing to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” approval of the First Defiance merger proposal, the First Defiance articles of incorporation proposal, the First Defiance code of regulations proposal and the United Community merger proposal, as applicable.

Q:	What will happen if First Defiance shareholders do not approve the First Defiance articles of incorporation proposal?

A:

The approval of the First Defiance articles of incorporation proposal is not required in order to complete the merger and is not a condition to either party’s obligation to complete the merger under the merger agreement. Accordingly, if the First Defiance shareholders do not approve the First Defiance articles of incorporation proposal, it will have no impact on whether the merger is completed.

Q:	What will happen if First Defiance shareholders do not approve the First Defiance code of regulations proposal?

A:

The approval of the First Defiance code of regulations proposal is a condition to each party’s obligation to complete the merger under the merger agreement. Accordingly, if the First Defiance shareholders do not approve the First Defiance code of regulations proposal, it will prevent the completion of the merger unless such condition is validly waived by each party.

Q:	What will happen if United Community shareholders do not approve the United Community compensation proposal or First Defiance shareholders do not approve the First Defiance compensation proposal?

A:

The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require United Community and First Defiance to seek an advisory (non-binding) vote from their respective shareholders with respect to certain payments that will or may be made to United Community’s named executive officers and First Defiance’s named executive officers, respectively, in connection with the merger. The vote on the United Community compensation proposal and the First Defiance compensation proposal are each a vote separate and apart from the vote to approve the merger proposal. You may vote for the United Community compensation proposal or the First Defiance compensation proposal, as appropriate, and against the merger proposal, or vice versa. Because the vote on the compensation proposal on specified compensation is advisory only, it will not be binding on United Community or First Defiance and will have no impact on whether the merger is completed or on whether any contractually obligated payments are made to the named executive officers of United Community or First Defiance.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares as soon as possible so that your shares will be represented and voted the First Defiance special meeting and/or the United Community special meeting, as applicable. If you are a shareholder of both First Defiance and United Community, you will need to vote your First Defiance and United Community shares separately and to submit a separate proxy card to each company. Please follow the instructions set forth on the proxy card included with this joint proxy statement/prospectus to vote your shares or, if your shares are held in the name of your broker, bank, or other nominee, please follow the instructions provided by such record holder to ensure that your shares are voted as desired.

Q:	How do I vote my First Defiance shares of common stock?

A:

If you are a First Defiance shareholder as of October 25, 2019, the record date, you may submit your proxy before First Defiance’s special meeting in one of the following ways: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; visit the website shown on your proxy card to vote via the Internet; or use the toll-free number shown on your proxy card.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	How do I vote my United Community shares of common stock?

A:

If you are a United Community shareholder as of October 25, 2019, the record date, you may submit your proxy before United Community’s special meeting in one of the following ways: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; visit the website shown on your proxy card to vote via the Internet; or use the toll-free number shown on your proxy card.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	Can I change my vote?

A:

First Defiance Shareholders: Yes. If you are a holder of record of First Defiance common stock, you may change your vote or revoke your proxy at any time before it is voted at the First Defiance special meeting by (i) signing and returning a later dated proxy card, (ii) delivering a signed revocation to First Defiance at the below listed address at any time before the special meeting or (iii) attending the First Defiance special meeting and giving notice of revocation to the Corporate Secretary. Attendance at the special meeting by itself will not automatically revoke your proxy.

A signed revocation or later-dated proxy received by First Defiance after the vote will not affect the vote. If you wish to revoke your vote through a signed revocation, such notice must be sent so that notice is received before the vote is taken at the special meeting and should be addressed as follows:

First Defiance Financial Corp.

Attention: Corporate Secretary

601 Clinton Street

Defiance, Ohio 43512

(419) 782-5015

United Community Shareholders: Yes. If you are a holder of record of United Community common stock, you may change your vote or revoke your proxy at any time before it is voted at the United Community special meeting by (i) signing and returning a later dated proxy card, (ii) delivering a signed revocation to United Community at the below listed address at any time before the special meeting or (iii) attending the United Community special meeting and giving notice of revocation to the Corporate Secretary. Attendance at the special meeting by itself will not automatically revoke your proxy.

A signed revocation or later-dated proxy received by United Community after the vote will not affect the vote. If you wish to revoke your vote through a signed revocation, such notice must be sent so that notice is received before the vote is taken at the special meeting and should be addressed as follows:

United Community Financial Corp.

Attention: Jude J. Nohra, Corporate Secretary

275 West Federal Street

Youngstown, Ohio 44503

(330) 742-0500

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q:	Will First Defiance be required to submit the First Defiance merger proposal to its shareholders even if the First Defiance board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the First Defiance special meeting, First Defiance is required to submit the merger proposal to its shareholders even if the First Defiance board of directors has withdrawn or modified its recommendation.

Q:

Will United Community be required to submit the United Community merger proposal to its shareholders even if the United Community board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the United Community special meeting, United Community is required to submit the merger proposal to its shareholders even if the United Community board of directors has withdrawn or modified its recommendation.

Q:	Are United Community shareholders entitled to dissenters’ rights?

A:

No. Under Section 1701.84 of the Ohio General Corporation Law (“OGCL”), the holders of United Community common stock will not be entitled to dissenters’ rights in connection with the merger if (1) shares of United Community common stock are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the United Community merger proposal is taken at the United Community special meeting and (2) the consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger. Accordingly, the holders of United Community common stock are not entitled to any dissenters’ rights in connection with the merger.

Q:	Should the United Community shareholders send in their stock certificates now?

A:

No. Please do not send in your United Community stock certificates with your proxy card. The exchange agent will send you separate instructions for exchanging United Community stock certificates or shares in book-entry form for merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 110.

Q:	What should I do if I receive more than one set of voting materials?

A:

First Defiance and United Community shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of First Defiance and/or United Community common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of First Defiance common stock or United Community common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both First Defiance common stock and United Community common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of First Defiance common stock and/or United Community common stock that you own.

Q:	Whom should I contact if I have any questions about the proxy materials, voting, or the special meeting?

A:

First Defiance Shareholders: If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact First Defiance at the toll-free number on your proxy card.

United Community Shareholders: If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact United Community at the toll-free number on your proxy card.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. To fully understand the merger, you should read this entire document and its appendices carefully and the other documents to which we refer before you decide how to vote. In addition, we incorporate by reference important business and financial information about First Defiance and United Community into this joint proxy statement/prospectus. See “Where Can You Find More Information” on page 145.

The Parties

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512-3272

(419) 782-5015

First Defiance Financial Corp. (“First Defiance”) is a unitary thrift holding company that conducts business through its three wholly-owned subsidiaries, First Federal Bank of the Midwest (“First Federal”), First Insurance Group of the Midwest, Inc. (“First Insurance”) and First Defiance Risk Management Inc. (“First Defiance Risk Management”). At June 30, 2019, First Defiance had assets of $3.28 billion and shareholders’ equity of $407.2 million.

First Federal is a federally chartered savings bank, operating 44 full-service branches and numerous ATM locations in northwest Ohio, southeast Michigan and northeast Indiana and a loan production office in Ann Arbor, Michigan. First Federal provides a broad range of financial services including checking accounts, savings accounts, certificates of deposit, real estate mortgage loans, commercial loans, consumer loans, home equity loans and trust and wealth management services through its extensive branch network. First Insurance is an insurance agency that conducts business throughout First Federal’s markets. First Insurance offers property and casualty insurance, life insurance and group health insurance. First Defiance Risk Management is a wholly owned insurance company subsidiary of First Defiance to insure First Defiance and its subsidiaries against certain risks unique to the operations of First Defiance and for which insurance may not be currently available or economically feasible in today’s insurance marketplace. First Defiance Risk Management pools resources with several other similar insurance company subsidiaries of financial institutions to help minimize the risk allocable to each participating insurer.

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503

(330) 742-0500

United Community Financial Corp. (“United Community”) is a financial holding company that conducts business through its subsidiaries, Home Savings Bank (“Home Savings”), HSB Insurance, LLC, HSB Capital, LLC and HSB Insurance, Inc. At June 30, 2019, United Community had assets of $2.87 billion and shareholders’ equity of $317.6 million.

Home Savings is an Ohio state-chartered bank that conducts its business from its main office located in Youngstown, Ohio and 33 retail banking offices (32 in Ohio and one in Pennsylvania). Home Savings also has residential mortgage loan centers servicing Ohio, West Virginia, western Pennsylvania, northern Kentucky, and eastern Indiana. HSB Capital, LLC provides mezzanine funding for customers of the Home Savings, and are expected to be repaid from the cash flow from operations of the business. HSB Insurance, LLC is a wholly-

owned insurance subsidiary of United Community that offers a variety of insurance products for business and residential customers, including auto, homeowners, life-health, commercial, surety bonds and aviation. HSB Insurance, Inc. is a captive insurance company that is a wholly-owned subsidiary of United Community. HSB Insurance, Inc. insures against certain risks that are unique to the operations of United Community and its subsidiaries and for which insurance may not be currently available or economically feasible; by pooling resources with several other insurance company subsidiaries of financial institutions to spread a limited amount of risk among themselves.

The Merger (page 54)

First Defiance and United Community are proposing a strategic merger. The merger agreement provides for the merger of United Community into First Defiance (the “merger”), with First Defiance surviving the merger and the subsequent merger of Home Savings into First Federal (the “bank merger”), with First Federal surviving the bank merger. The mergers cannot be completed unless at least 13,152,810 shares of First Defiance common stock, which is two-thirds of the issued and outstanding First Defiance common stock on October 25, 2019, and at least 32,074,827 shares of United Community common stock, which is two-thirds of the issued and outstanding United Community common stock on October 25, 2019, approve the merger. The merger agreement is attached to this document as Annex A and is incorporated in this joint proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

In the Merger, United Community Shareholders Will Receive First Defiance Common Stock (page 108)

If the merger is completed, each United Community shareholder will receive in exchange for each United Community common share owned as of immediately prior to the effective time of the merger 0.3715 shares of First Defiance common stock. First Defiance will not issue any fractional shares of First Defiance common stock in the merger. United Community shareholders who would otherwise be entitled to a fraction of a share of First Defiance common stock upon the completion of the merger will be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the ten (10)-day volume weighted average stock price of a share of First Defiance common stock as of the third trading day prior to the closing of the merger by the fractional share of First Defiance common stock to which such former holder would otherwise be entitled.

As a result of the foregoing, based on the number of shares of First Defiance and United Community common stock outstanding as of October 25, 2019, on a fully diluted basis, approximately 52.5% and 47.5% of First Defiance common stock will be held by First Defiance shareholders and former United Community shareholders, respectively, immediately following the effectiveness of the merger.

Based on the closing price of First Defiance common stock on the NASDAQ Global Select Market (“NASDAQ”), on September 6, 2019, the last trading day before the announcement of the merger, of $26.32 a share of United Community common stock entitled to receive 0.3715 of a share of First Defiance common stock would receive stock consideration valued at approximately $9.78. Based on the closing price of First Defiance common stock on the NASDAQ on October 25, 2019, the latest practicable date before the printing of this document, a share of United Community entitled to 0.3715 of a share of First Defiance common stock would receive stock consideration valued at approximately $11.47.

Special Meeting of First Defiance Shareholders (page 37)

The First Defiance special meeting of shareholders will take place the First Federal Operations Center located at 25600 Elliott Road, Defiance, Ohio 43512 on December 10, 2019, at 1:00 p.m. local time. Holders of First Defiance common stock on October 25, 2019, are entitled to vote at the special meeting. At the First Defiance special meeting, First Defiance shareholders will be asked to:

•	adopt the merger agreement (the “First Defiance merger proposal”);

•	approve the amendment and restatement of First Defiance’s articles of incorporation to be effective upon the consummation of the merger (the “First Defiance articles of incorporation proposal”)

•	approve the amendment and restatement of First Defiance’s code of regulations to be effective upon the consummation of the merger (the “First Defiance code of regulations proposal”);

•

approve, on an advisory (non-binding) basis, the compensation that certain executive officers of First Defiance may receive in connection with the merger pursuant to existing agreements or other arrangements with First Defiance (the “First Defiance compensation proposal”); and

•	approve the adjournment of the First Defiance special meeting, if necessary or appropriate, to permit further solicitation of proxies (the “First Defiance adjournment proposal”).

The holders of at least 13,152,810 shares of First Defiance common stock, which is two-thirds of the issued and outstanding First Defiance common stock as of the record date, must vote to approve the First Defiance merger proposal. The holders of at least 9,864,608 shares of First Defiance common stock, which is a majority of the issued and outstanding First Defiance common stock as of the record date, must vote to approve the First Defiance articles of incorporation proposal and the First Defiance code of regulations proposal. The holders of shares of First Defiance common stock representing at least a majority of votes cast at the First Defiance special meeting must vote to approve the First Defiance compensation proposal and the First Defiance adjournment proposal.

As of the record date, directors and executive officers of First Defiance and their affiliates collectively owned approximately 2.2% of the outstanding First Defiance common stock. All of the directors of First Defiance entered into voting agreements pursuant to which they agreed to vote all of their shares of First Defiance common stock in favor of the First Defiance merger proposal, the First Defiance articles of incorporation proposal, the First Defiance code of regulations proposal and the First Defiance adjournment proposal.

Special Meeting of United Community Shareholders (page 48)

The United Community special meeting of shareholders will take place at United Community’s corporate headquarters, 275 West Federal Street, 9th Floor, Youngstown, Ohio 44503 on December 10, 2019, at 1:00 p.m. local time. Holders of United Community common stock on October 25, 2019, are entitled to vote at the special meeting. At the United Community special meeting, United Community shareholders will be asked to:

•	adopt the merger agreement (the “United Community merger proposal”);

•

approve, on an advisory (non-binding) basis, the compensation that certain executive officers of United Community may receive in connection with the merger pursuant to existing agreements or other arrangements with United Community (the “United Community compensation proposal”); and

•	approve the adjournment of the United Community special meeting, if necessary or appropriate, to permit further solicitation of proxies (the “United Community adjournment proposal”).

The holders of at least 32,074,827 shares of United Community common stock, which is two-thirds of the issued and outstanding United Community common stock as of the record date, must vote to approve the United Community merger proposal. The holders of shares of United Community common stock representing at least a majority of votes cast at the United Community special meeting must vote to approve the United Community compensation proposal and the United Community adjournment proposal.

As of the record date, directors and executive officers of United Community and their affiliates collectively owned approximately 3.1% of the outstanding United Community common stock. All of the directors of United Community entered into voting agreements pursuant to which they agreed to vote all of their shares of United Community common stock in favor of the United Community merger proposal and the United Community adjournment proposal.

First Defiance’s Reasons for the Merger; Board Recommendation (page 62)

First Defiance’s board of directors believes that the terms of the merger agreement are fair and in the best interests of First Defiance and its shareholders. In reaching this decision, the board of directors considered several factors. For the factors considered by First Defiance’s board of directors in reaching its decision to approve the merger agreement, see “First Defiance’s Reasons for the Merger; Board Recommendation” beginning on page 62. The First Defiance board of directors unanimously recommends that you vote FOR the adoption of the merger agreement.

United Community’s Reasons for the Merger; Board Recommendation (page 77)

The United Community board of directors believes that the terms of the merger agreement are fair and in the best interests of United Community and its shareholders. In reaching this decision, the board of directors considered several factors. For the factors considered by United Community’s board of directors in reaching its decision to approve the merger agreement, see “United Community’s Reasons for the Merger; Board Recommendation” beginning on page 77. The United Community board of directors unanimously recommends that you vote FOR the adoption of the merger agreement.

Opinion of First Defiance’s Financial Advisor (page 65 and Annex B)

In connection with the merger, First Defiance’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated September 7, 2019, to the First Defiance board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Defiance of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the First Defiance board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First Defiance to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Defiance board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Defiance common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

For further information, see “The Merger—Opinion of First Defiance’s Financial Advisor” beginning on page 65.

Opinion of United Community’s Financial Advisor (page 79 and Annex C)

In connection with its evaluation of the merger, the United Community board of directors received the opinion of United Community’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), dated September 8, 2019, to the effect that, as of the date of the opinion, the exchange ratio was fair, from a financial point of view, to the holders of United Community common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in preparing the opinion, is attached as Annex C to this document. United Community’s shareholders are encouraged to read the opinion carefully and in its entirety. The opinion was for the information of, and was directed to, the United Community board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of United Community to engage in the merger or enter into the merger agreement or constitute a recommendation to the United Community board of directors in connection with the merger, and it does not constitute a recommendation to any holder of United Community common stock as to how to vote in connection with the merger or any other matter.

For further information, see “The Merger—Opinion of United Community’s Financial Advisor” beginning on page 79.

Treatment of United Community Equity Awards (page 99)

The United Community equity awards granted under the United Community 2015 Long Term Incentive Compensation Plan, the United Community 2007 Long Term Incentive Compensation Plan or the United Community 1999 Long Term Incentive Compensation Plan (collectively, the “United Community stock plans”) will be affected as follows:

Options: If the merger is completed, each option granted by United Community to purchase shares of United Community common stock under a United Community Stock Plan or otherwise, whether vested or unvested (“United Community option”), that is outstanding and unexercised immediately prior to the completion of the merger will fully vest and be converted into a fully vested option (a “First Defiance option”) to purchase (a) the number of whole shares of First Defiance common stock (rounded down to the nearest whole share) that is equal to (i) the number of shares of United Community common stock subject to such United Community option immediately prior to the completion of the merger multiplied by (ii) 0.3715, (b) at an exercise price per share of First Defiance common stock (rounded up to the nearest whole cent) equal to (i) the exercise price for each share of United Community common stock subject to such United Community option immediately prior to the completion of the merger divided by (ii) 0.3715, subject to the terms and conditions of the United Community stock plan, if any, pursuant to which such United Community option was granted and/or any associated award agreement.

Restricted Stock: If the merger is completed, each award of shares of United Community common stock subject to vesting, repurchase or other lapse restriction granted under a United Community stock plan or otherwise, whether vested or unvested (a “United Community restricted stock award”) that is outstanding immediately prior to completion of the merger will fully vest and be cancelled and converted automatically into the right to receive 0.3715 shares of First Defiance common stock in respect of each share of United Community common stock underlying such United Community restricted stock award.

Performance Share Units: If the merger is completed, each performance-vesting restricted stock unit granted under a United Community stock plan or otherwise, whether vested or unvested, that is outstanding immediately prior to the completion of the merger (“United Community PSU award”) will fully vest (with any performance-based vesting condition applicable to such United Community PSU award to be measured consistent with the terms of the applicable award agreement applicable upon a change in control for such United Community PSU award, as determined by the United Community board of directors or its compensation committee prior to the completion of the merger) and will be cancelled and converted automatically into the right to receive 0.3715 shares of First Defiance common stock in respect of each share of United Community common stock underlying such United Community PSU award; provided, that the United Community board of directors or its compensation committee will exclude any costs or expenses related to the merger, if any, from the performance metrics applicable to the United Community PSU awards when determining actual United Community performance through the date of the completion of the merger.

Regulatory Approvals Required (page 104)

The merger must be approved by the Federal Reserve Board of Governors (“Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”) and the Ohio Division of Financial Institutions (“ODFI”). First Defiance and United Community have filed applications and notifications to obtain necessary regulatory approvals. Although neither First Defiance nor United Community is aware of any reason why the Federal Reserve, the FDIC or the ODFI would not grant such approvals, First Defiance and United Community cannot be certain when or if they will be obtained. For more information, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 104.

Material U.S. Federal Income Tax Consequences of the Merger (page 125)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of First Defiance and United Community to complete the merger that each of First Defiance and United Community receives a legal opinion to that effect. Accordingly, holders of United Community common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of United Community common stock for shares of First Defiance common stock in the merger, except with respect to any cash received instead of fractional shares of First Defiance common stock. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of United Community common stock. The tax consequences to a holder of United Community common stock will depend on his or her individual situation. Accordingly, we strongly urge holders of United Community common stock to consult their tax advisors for a full understanding of the particular tax consequences of the merger to them.

First Defiance’s Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 93)

First Defiance shareholders should be aware that First Defiance’s directors and executive officers have interests in the merger that are different from, or in addition to, interests of First Defiance shareholders generally. These interests include, among others, continued service as a director for certain First Defiance directors, continued employment for certain executive officers of First Defiance, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger.

The First Defiance board of directors was aware of and considered those interests, among other matters, in reaching its decisions to approve the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement to First Defiance shareholders. See the section entitled “The Merger—Interests of First Defiance’s Directors and Executive Officers in the Merger” beginning on page 93 of this joint proxy statement/prospectus for a more detailed description of these interests.

Interests of First Defiance’s Directors and Executive Officers in the Merger (page 93)

In considering the recommendation of the First Defiance board of directors with respect to the merger, First Defiance shareholders should be aware that First Defiance’s directors and executive officers have certain interests in the merger, including financial interests, that may be different from, or in addition to, the interests of First Defiance shareholders generally. The First Defiance board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Defiance shareholders vote to approve the First Defiance merger proposal.

These interests include, among others:

•

Pursuant to the merger agreement, seven of the 13 members of the board of directors of First Defiance and First Federal immediately following the closing of the merger will be designated by First Defiance to remain on the board of directors, including Donald P. Hileman, the current President and Chief Executive Officer of First Defiance and First Federal, and John L. Bookmyer, the current Chairman of First Defiance, who will remain Chairman;

•

Pursuant to the merger agreement, First Defiance may deem the merger a “change in control” and accelerate vesting of equity-based awards held by members of the board of directors and its employees, in the event that such awards would not otherwise vest under the terms of applicable agreements and plans, in order to align the treatment of such awards with those held by United Community employees and directors;

•

Mr. Hileman will remain Chief Executive Officer for a period of approximately one year following the effective time, and subsequently will become Executive Chairman of First Defiance and First Federal, pursuant to the terms of an employment agreement he entered into with First Defiance and First Federal in connection with the merger, which provides for certain payments in connection with the effective time and a qualifying termination of employment thereafter;

•

Paul D. Nungester, Jr., Executive Vice President and Chief Financial Officer of First Defiance and First Federal, John R. Reisner, Executive Vice President, Chief Risk Officer and Legal Counsel of First Defiance and First Federal, Dennis E. Rose, Jr., Executive Vice President and Director of Strategy Management, and Gregory R. Allen, Executive Vice President and Fort Wayne Market Area Executive, are each party to agreements with First Defiance that provide for severance benefits upon a qualifying termination of employment;

•	Timothy K. Harris, Executive Vice President and Chief Credit Officer, is eligible for severance benefits under the First Defiance severance plan; and

•	First Defiance’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of these interests, see the section entitled “The Merger—Interests of First Defiance Directors and Executive Officers in the Merger” and “The Merger—Merger-related Compensation for First Defiance’s Named Executive Officers” beginning on pages 93 and 97, respectively.

Interests of United Community’s and Directors and Executive Officers in the Merger (page 99)

In considering the recommendation of the United Community board of directors with respect to the merger, United Community shareholders should be aware that United Community’s directors and executive officers have certain interests in the merger, including financial interests, that may be different from, or in addition to, the interests of United Community shareholders generally. The United Community board of directors was aware of these interests and considered them, among other matters, in making its recommendation that United Community shareholders vote to approve the merger proposal.

These interests include, among others:

•

at the effective time, each option to purchase shares of United Community common stock will fully vest and convert into an option of equivalent value, with appropriate adjustments to reflect the application of the exchange ratio, to purchase shares of First Defiance common stock, and each United Community restricted stock award and United Community PSU award will fully vest and convert into the right to receive the merger consideration in respect of each share of United Community common stock subject to each award;

•

Pursuant to the merger agreement, six of the 13 members of the board of directors of First Defiance and First Federal immediately following the closing of the merger will be designated by United Community, including Richard J. Schiraldi, the current Chairman of United Community, who will become Vice Chairman of First Defiance and First Federal;

•

Gary M. Small, President and Chief Executive Officer of United Community and Home Savings, will become President of First Defiance and First Federal at the effective time and subsequently will become Chief Executive Officer of First Defiance and First Federal, pursuant to the terms of an employment agreement he entered into with First Defiance and First Federal, which agreement provides for certain payments in connection with the effective time or a qualifying termination of employment thereafter;

•

Timothy W. Esson, Chief Financial Officer of United Community and Executive Vice President and Chief Financial Officer of Home Savings, Zahid Afzal, Executive Vice President and Chief Operating Officer of Home Savings, Matthew T. Garrity, Executive Vice President, Commercial Lending and Credit Administration of Home Savings, and Jude J. Nohra, General Counsel and Secretary of United Community and Executive Vice President, Corporate Governance, General Counsel and Secretary, Home Savings, are each party to change in control agreements with United Community that provide for severance benefits upon a qualifying termination of employment; and

•	United Community’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of these interests, see the section entitled “The Merger—Interests of United Community Directors and Executive Officers in the Merger” and “The Merger—Merger-related Compensation for United Community’s Named Executive Officers” beginning on pages 99 and 102, respectively.

Agreement Not to Solicit Other Offers (page 119)

First Defiance and United Community have agreed that they will not, and will cause their subsidiaries and use their reasonable best efforts to cause their officers, directors, agents, advisors, and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal except to notify a person that has made or, to the knowledge of First Defiance or United Community, as applicable, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of First Defiance’s or United Community’s obligations with respect to such acquisition proposals under the merger agreement. However, in the event that prior to the adoption of the merger agreement by First Defiance’s or United Community’s shareholders, as applicable, either First Defiance or United Community receives an unsolicited bona fide written acquisition proposal (the “receiving party”), such receiving party may, and may permit its subsidiaries and its subsidiaries’ officers, directors, agents, advisors, and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, such receiving party enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between First Defiance and United Community, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such receiving party. The receiving party will promptly (within 24 hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep the other party apprised of any related developments, discussions, and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal.

Conditions to Complete the Merger (page 120)

First Defiance’s and United Community’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

•

the performance by the other party in all material respects of all of the covenants and obligations required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of an officer’s certificate from the other party to such effect);

•	the adoption of the merger agreement by First Defiance’s shareholders and by United Community’s shareholders;

•	the approval of the First Defiance code of regulations proposal by First Defiance’s shareholders;

•

the receipt of necessary regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the First Defiance common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the First Defiance common stock to be issued upon the consummation of the merger;

•

the absence of any change in the financial condition, assets or business of the other party or its subsidiaries from the date of the merger agreement until the closing date that has had or would reasonably be expected to have a material adverse effect on the other party;

•

the absence of any order, injunction, or decree by any court or regulatory authority of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction, or decree enacted, entered, promulgated, or enforced by any regulatory authority which prohibits or makes illegal consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement; and

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither United Community nor First Defiance can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither United Community nor First Defiance has reason to believe that any of these conditions will not be satisfied. See “The Merger Agreement—Conditions to Complete the Merger” beginning on page 120.

Termination and Amendment of the Merger Agreement (pages 120 and 123)

First Defiance and United Community may agree to terminate the merger agreement and abandon the merger at any time before the effective time of the merger:

•	by the mutual consent of First Defiance and United Community, each evidenced by appropriate written board resolutions;

•

by either First Defiance or United Community, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the completion of the merger would otherwise occur would result in the failure of any of the conditions to the terminating party’s obligation to close set forth in the merger agreement and such breach or failure to perform has not been or cannot be cured within forty-five (45) days following written notice to the party committing such breach, making such untrue representation, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•

by either First Defiance or United Community, if any required regulatory approval has been denied and such denial has become final and nonappealable; provided that the right to terminate the merger agreement for such denial is not available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause of or resulted in the occurrence of such denial;

•

by either First Defiance or United Community, if any court of competent jurisdiction or other regulatory authority issues a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the merger and such judgment, order, injunction, rule, decree or other action has become final and nonappealable; provided, however, that the right to terminate the merger agreement for such judgment, order, injunction, rule or decree or other action is not available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause of or resulted in the occurrence of any such judgment, order, injunction, rule or decree or other action;

•

by either party if the merger is not completed on or before September 9, 2020, provided that the terminating party’s failure to fulfill any of its obligations (excluding warranties and representations) under the merger agreement shall not have been the cause of or resulted in the failure of the effective time of the merger to occur on or before such date;

•

by First Defiance, prior to such time as the United Community merger proposal is approved, if (i) United Community’s board of directors has (A) failed to recommend in the joint proxy statement/prospectus that the shareholders of United Community adopt the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to First Defiance, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms of the merger agreement or (B) recommended or endorsed a proposal to acquire United Community or failed to issue a press release reaffirming its recommendation that the shareholders of First Defiance adopt the merger within ten (10) Business Days after a proposal to acquire United Community is publicly announced or (ii) United Community or its board of directors has breached in any material respect its obligations to the non-solicitation of acquisition proposals, calling a meeting of its shareholders, or recommending that its shareholders adopt the merger agreement; or

•

by United Community, prior to such time as the First Defiance merger proposal and the First Defiance code of regulations proposal are approved, if (i) First Defiance’s board of directors has (A) failed to recommend in the joint proxy statement/prospectus that the shareholders of First Defiance adopt the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to United Community, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms of the merger agreement or (B) recommended or endorsed a proposal to acquire First Defiance or failed to issue a press release reaffirming its recommendation that the shareholders of United Community adopt this Agreement within ten (10) Business Days after a proposal to acquire First Defiance is publicly announced or (ii) First Defiance or its board of directors has breached in any material respect its obligations to the non-solicitation of acquisition proposals, calling a meeting of its shareholders, or recommending that its shareholders adopt the merger agreement and approve the First Defiance articles of incorporation proposal and the First Defiance code of regulations proposal;

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of United Community’s or First Defiance’s respective boards, United Community or First Defiance may be required to pay a termination fee to the other equal to $18,400,000.

For more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 120.

Risk Factors (page 27)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 27.

Litigation Relating to the Merger (page 106)

Certain litigation is pending in connection with the merger. For more information, see “The Merger—Litigation Relating to the Merger,” beginning on page 106.

Comparative Stock Prices and Dividends

The following table sets forth the closing sales prices per share of First Defiance and United Community common stock on the last full trading day prior to the announcement of the merger and on the last practicable trading day prior to printing this joint proxy statement/prospectus. The table also presents the equivalent price per share of United Community, giving effect to the merger as of such dates.

The information listed as “per equivalent United Community share” was obtained by multiplying the pro forma amounts by the exchange ratio of 0.3715. We present this information to reflect the fact that United Community shareholders will receive shares of First Defiance common stock for each share of United Community common stock exchanged in the merger. First Defiance anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of First Defiance following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of First Defiance would have been had our companies been combined during these periods.

	First Defiance Historical	United Community Historical	Pro Forma Combined(1)(2)	Per equivalent United Community Share
Book value per share:
At June 30, 2019	$20.64	$6.61	$23.15	$8.60

Cash dividends declared per share:
Six months ended June 30, 2019	$0.38	$0.14	$0.38	$0.14
Year ended December 31, 2018	$0.64	$0.26	$0.64	$0.24

Diluted net income per share:
Six months ended June 30, 2019	$1.19	$0.39	$1.12	$0.42
Year ended December 31, 2018	$2.26	$0.74	$2.14	$0.80

(1)	Pro forma dividends per share represent First Defiance’s historical dividends per share.
(2)	The pro forma book value per share of First Defiance is based on the pro forma common shareholders’ equity for the combined entities divided by total pro forma common shares of the combined entities.

Comparison of Shareholders’ Rights (page 138)

The rights of United Community shareholders will change as a result of the merger due to differences in First Defiance’s and United Community’s articles of incorporation and codes of regulations. Rights of United Community shareholders are currently governed by United Community’s articles of incorporation and code of regulations and Ohio law. Upon the completion of the merger, United Community shareholders immediately prior to the effective time will become shareholders of First Defiance, as the continuing company in the merger, and the rights of United Community shareholders will thereafter be governed by First Defiance’s articles of incorporation and code of regulations, each as in effect as of such time, and Ohio law. The differences in shareholder rights are explained more fully in “Comparison of Rights of First Defiance Shareholders and United Community Shareholders” beginning on page 138.

Accounting Treatment of the Merger (page 105)

First Defiance and United Community each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and First Defiance will be treated as the accounting acquirer.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FIRST DEFIANCE

The tables below contain information regarding the financial condition and earnings of First Defiance for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2019 and 2018 have been derived from First Defiance’s unaudited interim consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which First Defiance’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2019 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the year ended December 31, 2019. The unaudited consolidated financial statements as of June 30, 2019 and for the six-month periods ended June 30, 2019 and 2018, together with the notes thereto, are included in First Defiance’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 has been derived from First Defiance’s audited consolidated financial statements, and First Defiance’s audited consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 have been incorporated by reference into this joint proxy statement/prospectus. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes), as well as the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained or incorporated by reference in First Defiance’s annual reports on Form 10-K and quarterly reports on Form 10-Q and other information filed by First Defiance with the SEC. See “Where You Can Find More Information” beginning on page 145.

First Defiance Financial Corp.

Consolidated Statement of Financial Data

(Dollars in thousands, except per share data)

	At June 30,		At December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Financial Condition:
Total assets	$3,277,552	$3,039,574	$3,181,722	$2,993,403	$2,477,597	$2,297,676	$2,178,952
Investment securities	296,600	286,957	294,602	261,298	251,176	236,678	239,634
Loans held-to-maturity, net	2,595,285	2,358,023	2,511,708	2,322,030	1,914,603	1,776,835	1,622,020
Allowance for loan loss	28,934	27,321	28,331	26,683	25,884	25,382	24,766
Non-performing assets	15,334	20,135	20,221	32,247	14,803	17,582	30,311
Mortgage servicing rights	9,855	9,948	10,119	9,808	9,595	9,248	9,012
Deposits and borrowers’ escrow balances	2,684,187	2,494,335	2,624,534	2,440,581	1,984,278	1,838,811	1,763,122
FHLB advances	105,178	85,722	85,189	84,279	103,943	59,902	21,544
Stockholders’ equity	407,216	386,920	399,589	373,286	293,018	280,197	279,505

First Defiance Financial Corp.

Consolidated Statement of Financial Data

(Dollars in thousands, except per share data)

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Operations:
Interest income	$69,160	$59,204	$124,717	$108,102	$87,383	$80,836	$76,248
Interest expense	11,901	6,970	16,462	11,431	8,440	6,781	6,559
Net interest income	57,259	52,234	108,255	96,671	78,943	74,055	69,689
Provision for loan losses	494	(672)	1,176	2,949	283	136	1,117
Non-interest income	21,299	20,917	39,208	40,081	34,030	31,803	31,641
Non-interest expense	49,101	45,916	89,412	85,351	71,093	67,889	66,758
Income before income taxes	28,963	27,907	56,875	48,452	41,597	37,833	33,455
Income taxes	5,282	5,061	10,626	16,184	12,754	11,410	9,163
Net income	$23,681	$22,846	$46,249	$32,268	$28,843	$26,423	$24,292
Basic earnings per share	$1.19	$1.12	$2.27	$1.62	$1.61	$1.44	$1.28
Diluted earnings per share	$1.19	$1.12	$2.26	$1.61	$1.60	$1.41	$1.22

	At or for the Six Months Ended June 30,		At or for the Year ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Other ratios:
Return on average assets	1.49%	1.54%	1.52%	1.13%	1.20%	1.19%	1.12%
Return on average equity	12.03%	12.20%	12.03%	9.19%	10.10%	9.52%	8.78%
Interest rate spread	3.76%	3.79%	3.79%	3.74%	3.61%	3.71%	3.57%
Net interest margin	4.03%	3.95%	3.98%	3.88%	3.74%	3.81%	3.68%
Ratio of operating expenses to average total assets	3.09%	3.09%	2.93%	2.99%	2.97%	3.05%	3.09%

SELECTED HISTORICAL FINANCIAL INFORMATION OF UNITED COMMUNITY

The tables below contain information regarding the financial condition and earnings of United Community for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2019 and 2018 have been derived from United Community’s unaudited interim consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which United Community’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2019 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the year ended December 31, 2019. The unaudited consolidated financial statements as of June 30, 2019 and for the six-month periods ended June 30, 2019 and 2018, together with the notes thereto, are included in United Community’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 has been derived from United Community’s audited consolidated financial statements, and United Community’s audited consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 have been incorporated by reference into this joint proxy statement/prospectus. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes), as well as the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained or incorporated by reference in United Community’s annual reports on Form 10-K and quarterly reports on Form 10-Q and other information filed by United Community with the SEC. See “Where You Can Find More Information” beginning on page 145.

United Community Financial Corp.

Consolidated Statement of Financial Data

(In thousands)

	At June 30,		At December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Financial Condition:
Total assets	$2,869,116	$2,770,558	$2,811,357	$2,649,905	$2,191,345	$1,987,989	$1,833,550
Cash and cash equivalents	54,562	66,977	60,985	46,880	45,887	35,910	32,980
Securities trading	705	—	364	—	—	—	—
Securities available-for-sale	319,009	247,630	241,643	270,561	343,284	357,670	499,790
Securities held-to-maturity	—	81,294	77,491	82,911	97,519	110,699	—
Loans held-for-sale	97,477	107,701	91,472	83,752	62,758	35,801	20,730
Loans held-to-maturity, net	2,229,326	2,099,781	2,176,842	1,999,877	1,503,577	1,316,192	1,148,093
Federal home loan bank stock, at cost	14,059	19,324	19,144	19,324	18,068	18,068	18,068
Cash surrender value of life insurance	65,002	63,354	64,220	62,488	55,861	54,366	46,401
Customer deposits	2,071,104	1,946,125	1,922,265	1,800,263	1,438,475	1,435,743	1,347,836
Brokered deposits	188,075	189,220	290,955	156,476	76,516	—	—
Borrowed funds	233,146	297,118	243,224	356,733	391,268	279,510	216,752
Stockholders’ equity	317,554	301,484	309,334	294,265	249,806	244,245	240,135

United Community Financial Corp.

Consolidated Statement of Financial Data

(Dollars in thousands, except per share data)

	Six Months Ended June 30,		Year ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Operations:
Interest income	$59,200	$52,711	$110,572	$93,510	$70,729	$65,635	$63,244
Interest expense	14,971	9,883	22,627	13,157	8,428	9,113	11,825
Net interest income	44,229	42,828	87,945	80,353	62,301	56,522	51,419
Provision for loan losses	10	269	699	4,253	5,387	2,135	(1,271)
Non-interest income	12,744	11,671	23,402	25,239	22,076	19,717	13,741
Non-interest expense	33,650	32,130	65,079	68,259	52,019	49,929	55,960
Income before income taxes	23,313	22,100	45,569	33,080	26,971	24,175	10,471
Income taxes	4,171	4,003	8,391	11,295	8,143	7,893	(39,735)
Net income	$19,142	$18,097	$37,178	$21,785	$18,828	$16,282	$50,206
Basic earnings per share	$0.39	$0.36	$0.75	$0.44	$0.40	$0.34	$1.00
Diluted earnings per share	$0.39	$0.36	$0.74	$0.44	$0.40	$0.34	$1.00

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Other ratios:
Return on average assets	1.35%	1.34%	1.35%	0.85%	0.91%	0.85%	2.82%
Return on average equity	12.11%	12.00%	12.10%	7.63%	7.58%	6.65%	23.30%
Interest rate spread	3.04%	3.19%	3.19%	3.27%	3.13%	3.06%	2.93%
Net interest margin	3.35%	3.41%	3.43%	3.41%	3.24%	3.18%	3.10%
Ratio of operating expenses to average total assets	2.37%	2.38%	2.33%	2.66%	2.50%	2.61%	3.14%

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information.”

Risks Related to the Merger and First Defiance’s Business Upon Completion of the Merger

Because the market price of First Defiance common stock will fluctuate, United Community shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of United Community common stock, except for shares of United Community common stock owned by United Community as treasury stock or owned directly or indirectly First Defiance (other than shares held in a fiduciary capacity or in connection with debts previously contracted), will be converted into 0.3715 shares of First Defiance common stock, subject to the payment of cash instead of fractional shares of First Defiance common stock. The merger consideration that United Community shareholders will receive is a fixed number of shares of First Defiance common stock; it is not a number of shares with a particular fixed market value. The market value of the merger consideration will vary from the closing price of First Defiance common stock on the date First Defiance and United Community announced the merger agreement, on the date that this joint proxy statement/prospectus is mailed to First Defiance and United Community shareholders, on the date of the special meetings of First Defiance and United Community shareholders, and on the date the merger is completed. Any change in the market price of First Defiance common stock prior to the completion of the merger will affect the market value of the merger consideration that United Community shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of First Defiance common stock or shares of United Community common stock.

The market price of First Defiance’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding First Defiance’s operations or business prospects, including market sentiment regarding First Defiance’s entry into the merger agreement. These risks may be affected by:

•	operating results that vary from the expectations of First Defiance’s management or of securities analysts and investors;

•	developments in First Defiance’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting First Defiance’s industry generally or its business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to First Defiance;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by First Defiance or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit, or asset valuations or volatility.

Many of these factors are outside the control of First Defiance and United Community. Therefore, at the time of the United Community special meeting and the time of the First Defiance special meeting, neither United Community shareholders nor First Defiance shareholders will know the precise market value of the merger consideration to be received by United Community shareholders at the effective time of the merger. You should obtain current market quotations for both First Defiance common stock and United Community common stock.

The market price of First Defiance common stock after the merger may be affected by factors different from those currently affecting the market prices of United Community common stock or First Defiance common stock.

Upon completion of the merger, holders of United Community common stock will become holders of First Defiance common stock. First Defiance’s business differs in certain respects from that of United Community, and, accordingly, the results of operations and of the combined company and the market price of First Defiance common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of First Defiance and United Community. For a discussion of the businesses of First Defiance and United Community and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, First Defiance and United Community must obtain all necessary approvals from the Federal Reserve, the FDIC and the ODFI. Other approvals, waivers, or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay the receipt of one or more of the required regulatory approvals. The Federal Reserve has stated that if supervisory issues arise during processing of an application for approval of a merger transaction, a banking organization will be expected to withdraw its application pending resolution of such supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing, First Defiance may be required to withdraw its application for approval of the proposed merger and, if possible, resubmit such application after the applicable supervisory concerns have been resolved.

The terms and conditions of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There is no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there is no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. See “The Merger—Regulatory Approvals Required for the Merger.” Each party’s obligation to complete the merger is conditioned on the receipt of the required regulatory approvals and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. See “The Merger Agreement—Conditions to Complete the Merger.”

The success of the merger and integration of First Defiance and United Community will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including, without limitation:

•	First Defiance’s ability to integrate the branches acquired from Home Savings in the merger (the “acquired branches”) into First Federal’s current operations;

•

First Defiance’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

•	First Defiance’s ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

•	First Defiance’s ability to retain and attract the appropriate personnel to staff the acquired branches; and

•	First Defiance’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert First Defiance’s management’s attention and resources. No assurance can be given that First Defiance will be able to integrate the acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures, and policies that adversely affect First Defiance’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. First Defiance may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect First Defiance’s existing profitability, that First Defiance will be able to achieve results in the future similar to those achieved by its existing banking business, or that First Defiance will be able to manage any growth resulting from the merger effectively.

Combining First Defiance and United Community may be more difficult, costly, or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

First Defiance and United Community have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on First Defiance’s ability to successfully combine and integrate the businesses of First Defiance and United Community in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses, or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees, or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect First Defiance’s ability to successfully conduct its business, which could have an adverse effect on First Defiance’s financial results and the value of its common stock. If First Defiance experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause First Defiance and/or United Community to lose customers or cause customers to remove their accounts from First Defiance and/or United Community and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of United Community and First Defiance during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The combined company may be unable to retain First Defiance and/or United Community personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees of First Defiance and United Community. It is possible that these employees may decide not to remain with First Defiance or United Community, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating United Community and First Defiance to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, First Defiance and United Community may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations of First Defiance after the merger may differ materially, and the projected financial information of First Defiance and United Community included in this joint proxy statement/prospectus is inherently subject to uncertainties.

The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what First Defiance’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that First Defiance and United Community currently believe are reasonable. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the United Community identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of United Community as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 128.

While the projected financial information of First Defiance and United Community (the “management projections”) included in this joint proxy statement/prospectus is presented with numerical specificity, the management projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond First Defiance management’s and United Community management’s control. Further, given that the management projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the merger, or the failure to satisfy other conditions to completion of the merger, including that a regulatory authority may prohibit, delay or refuse to grant a required regulatory approval for the completion of the merger, and risks and uncertainties pertaining to First Defiance’s business and United Community’s business, including the risks and uncertainties detailed in their respective public periodic filings with the SEC. In addition, the ability to achieve the management projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the management projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which First Defiance and United Community operate, and the risks and uncertainties described in “Forward-Looking Statements”, all of which are difficult or impossible to predict accurately and many of which are beyond First Defiance’s and United Community’s control. The management projections also reflect assumptions by First Defiance and United Community management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the First Defiance and United Community businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared. Accordingly, there can be no assurance that the management projections will be realized, and actual results may differ, and may differ materially, from those shown. For more information see “The Merger—Projected Financial Information.”

Certain of First Defiance’s and United Community’s directors and executive officers may have interests in the merger that may differ from the interests of First Defiance’s shareholders and United Community’s shareholders.

First Defiance’s shareholders and United Community’s shareholders should be aware that some of First Defiance’s and United Community’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of First Defiance’s shareholders and United Community’s shareholders generally. The First Defiance and United Community boards of directors were aware of these interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that shareholders vote in favor of adopting the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of First Defiance’s Directors and Executive Officers in the Merger” and “The Merger—Interests of United Community’s Directors and Executive Officers in the Merger.”

Termination of the merger agreement could negatively impact United Community or First Defiance.

If the merger agreement is terminated, there may be various consequences. For example, United Community’s or First Defiance’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger or the merger agreement is terminated, the market price of United Community’s or First Defiance’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, United Community or First Defiance may be required to pay a termination fee of $18.4 million.

United Community and First Defiance will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on United Community or First Defiance. These uncertainties may impair United Community’s or First Defiance’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with United Community or First Defiance to seek to change existing business relationships with United Community or First Defiance. Retention of certain employees by United Community or First Defiance may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with United Community or First Defiance, United Community’s business or First Defiance’s business could be harmed. In addition, subject to certain exceptions, each of First Defiance and United Community has agreed to operate its business in the ordinary course prior to closing. See “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to United Community and First Defiance.

If the merger is not completed, First Defiance and United Community will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of First Defiance and United Community has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Defiance and United Community would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits the ability of First Defiance and United Community ability to pursue acquisition proposals and requires First Defiance and United Community to pay a termination fee to the other party of $18.4 million if the merger agreement is terminated under limited circumstances, including circumstances relating to acquisition proposals. See “The Merger Agreement—Termination Fee.” This termination fee may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of First Defiance or United Community from considering or proposing such an acquisition. Additionally, certain provisions of the First Defiance and United Community governing documents may deter potential acquirers.

The fairness opinions of First Defiance’s and United Community’s financial advisors delivered to the parties’ respective boards of directors prior to signing the merger agreement do not reflect any changes in circumstances that may have occurred since the date of such opinions.

The fairness opinion of KBW was rendered to the First Defiance’s board of directors on September 7, 2019, and the fairness opinion of Sandler O’Neill was rendered to the United Community board of directors on September 8, 2019. Changes in the operations and prospects of First Defiance or United Community, general market and economic conditions and other factors which may be beyond the control of First Defiance and United Community may have altered the value of First Defiance or United Community or the market prices of the shares of First Defiance common stock or United Community common stock as of the date of this joint proxy statement/prospectus, or may alter such values and market prices by the time the merger is completed. The respective opinions from KBW and Sandler O’Neill do not speak as of any date other than the respective dates of such opinions. See “The Merger—Opinion of First Defiance’s Financial Advisor” and “The Merger—Opinion of United Community’s Financial Advisor.”

The shares of First Defiance common stock to be received by United Community shareholders as a result of the merger will have different rights from the shares of United Community common stock.

Upon completion of the merger, United Community shareholders will become First Defiance shareholders and their rights as shareholders will be governed by the First Defiance articles of incorporation and code of regulations, each as in effect following the completion of the merger. The rights associated with United Community common stock are different from the rights associated with First Defiance common stock. Please see “Comparison of Rights of First Defiance Shareholders and United Community Shareholders” beginning on page 138 for a discussion of the different rights associated with First Defiance common stock and United Community common stock.

Holders of United Community and First Defiance common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of United Community and First Defiance common stock currently have the right to vote in the election of the board of directors and on other matters affecting United Community and First Defiance, respectively. Upon completion of the merger, each United Community shareholder who receives shares of First Defiance common stock will become a shareholder of the combined company, with a percentage ownership of the combined company that is smaller than the shareholder’s percentage ownership of United Community. Based on the number of shares outstanding on September 9, 2019 and the shares expected to be issued in the merger, the former shareholders of United Community as a group will receive shares in the merger constituting approximately 47.5% of the outstanding shares of First Defiance common stock immediately after the merger, and current shareholders of First Defiance as a group will own approximately 52.5% of the outstanding shares of First Defiance common stock immediately after the merger. Because of this, United Community shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of United Community, and current First Defiance shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of First Defiance.

United Community shareholders will not have dissenters’ rights in the merger.

Dissenters’ rights (also known as appraisal rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the Ohio Revised Code, a shareholder may not dissent from a merger when the shares for which the shareholder would otherwise be entitled to relief are listed on a national securities exchange and the consideration to be received by the shareholder are the shares of the surviving corporation, or cash in lieu of fractional shares, and such surviving corporation shares are listed on a national securities exchange.

Because United Community common stock is listed on NASDAQ and United Community shareholders will receive shares of First Defiance common stock as merger consideration, which are also currently listed on NASDAQ and are expected to continue to be so listed at the effective date of the merger, the United Community shareholders will not be entitled to any dissenters’ rights in connection with the merger.

Lawsuits filed against United Community and First Defiance, and their respective directors, may prevent the merger from becoming effective or from becoming effective within the expected timeframe or result in the payment of damages.

Transactions like the merger are frequently the subject of litigation or other legal proceedings, including actions alleging that the board of directors of either United Community or First Defiance breached their respective fiduciary duties to their shareholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their shareholders or otherwise. For information about current litigation that is pending against United Community and its directors in connection with the merger, see “The Merger—Litigation Relating to the Merger.” Both United Community and First Defiance believe that such pending litigation is without merit, but the ultimate resolution of the lawsuit cannot be predicted with certainty. Additional litigation or other proceedings may also be brought against either United Community or First Defiance or against the board of directors of either company, and there is no assurance that such parties would be successful in defending against such litigation or proceedings. An adverse outcome in pending or possible future litigation or proceedings, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of United Community, First Defiance or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel.

Further, one of the conditions to the completion of the merger is the absence of any order, injunction, or decree by any court or regulatory authority of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement. If any plaintiff were successful in obtaining an injunction prohibiting United Community or First Defiance from completing the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe and could result in significant costs to United Community and/or First Defiance, including any cost associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flow.

Risks Related to First Defiance’s Business

You should read and consider risk factors specific to First Defiance’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First

Defiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 145 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Related to United Community’s Business

You should read and consider risk factors specific to United Community’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in United Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 145 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the merger transaction between First Defiance and United Community, which are subject to numerous assumptions, risks and uncertainties. Words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Please refer to each of First Defiance’s and United Community’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as their other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by First Defiance and United Community with the SEC, risks and uncertainties for First Defiance, United Community and the combined company include, but are not limited to:

•	the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period;

•	the risk that integration of United Community’s operations with those of First Defiance will be materially delayed or will be more costly or difficult than expected;

•	the parties’ inability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

•	the inability to complete the merger due to the failure of First Defiance’s or United Community’s shareholders to adopt the merger agreement;

•	the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory and other approvals;

•	the taking of governmental action (including the passage of legislation) to block the merger or otherwise adversely affecting First Defiance and United Community;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the proposed merger to close for any other reason;

•

the effect of restrictions placed on First Defiance’s, United Community’s or their respective subsidiaries’ business activities and the limitations put on First Defiance’s and United Community’s ability to pursue alternatives to the merger pursuant to the merger agreement;

•

First Defiance’s and United Community’s directors and executive officers having interests in the merger that are different from, or in addition to, the interests of First Defiance shareholders and United Community shareholders generally;

•	diversion of management’s attention from ongoing business operations and opportunities due to the merger; the challenges of integrating and retaining key employees;

•	the effect of the announcement of the merger on First Defiance’s, United Community’s or the combined company’s respective customer and employee relationships and operating results;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the possibility of actual results of operations, cash flows and financial position after the merger materially differing from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus;

•	dilution caused by First Defiance’s issuance of additional shares of First Defiance common stock in connection with the merger;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;

•

changes in interest rates, which may affect First Defiance’s and United Community’s net income, prepayment penalty income, mortgage banking income and other future cash flows, or the market value of First Defiance’s and United Community’s assets, including its investment securities;

•	changes in accounting principles, policies, practices or guidelines;

•	changes in First Defiance’s credit ratings or in First Defiance’s ability to access the capital markets; and

•	general competitive, economic, political and market conditions and fluctuations.

All forward-looking statements included in this filing are made as of the date hereof and are based on information available at the time of the filing. You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of First Defiance and United Community, and could cause those results to be substantially different from those expressed in any forward-looking statements. Except as required by law, First Defiance and United Community do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.

THE FIRST DEFIANCE SPECIAL MEETING

Time, Date and Place of Meeting

This joint proxy statement/prospectus is being sent to you in connection with the solicitation of proxies by the First Defiance board of directors for use at the special meeting of shareholders of First Defiance to be held at the First Federal Operations Center located at 25600 Elliott Road, Defiance, Ohio 43512 on December 10, 2019 at 1:00 p.m. local time.

Matters to be Considered

At the special meeting, shareholders will be asked to consider and vote upon the following proposals:

•	To approve the First Defiance merger proposal;

•	To approve the First Defiance articles of incorporation proposal;

•	To approve the First Defiance code of regulations proposal;

•	To approve, on a non-binding, advisory basis, the First Defiance compensation proposal;

•	To approve the First Defiance adjournment proposal; and

•	To transact such other business as may properly come before the First Defiance special meeting or any adjournment or postponement of the First Defiance special meeting.

The First Defiance board of directors is not aware, at this time, of any additional matters that may be presented for action at the special meeting of shareholders, other than those proposals set forth above. If any other matters are properly brought before the First Defiance special meeting for consideration, however, shares of First Defiance common stock represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

Shares Outstanding and Entitled to Vote; Record Date

Only shareholders of record on October 25, 2019, will be entitled to notice of and to vote at the special meeting of First Defiance shareholders. At the close of business on October 25, 2019, there were 19,729,215 shares of First Defiance common stock issued and outstanding and entitled to vote, and shares of First Defiance common stock were held of record by approximately 2,329 shareholders. Each share of First Defiance common stock entitles the holder to one vote on all matters properly presented at the First Defiance special meeting.

Votes Required

The following votes are required to approve each of the proposals to be considered at the special meeting:

Item	Vote Required
Approval of the merger proposal	Approval by at least two-thirds of the issued and outstanding shares of First Defiance common stock

Approval of the First Defiance articles of incorporation proposal	Approval by at least a majority of the issued and outstanding shares of First Defiance common stock

Approval of the First Defiance code of regulations proposal	Approval by at least a majority of the issued and outstanding shares of First Defiance common stock

Approval of the First Defiance compensation proposal	Approval by shares of First Defiance common stock representing at least a majority of the votes cast at the First Defiance special meeting

First Defiance adjournment proposal	Approval by shares of First Defiance common stock representing at least a majority of the votes cast at the First Defiance special meeting

A quorum, consisting of the holders of a majority of the outstanding shares of First Defiance common stock, must be present in person or by proxy at the special meeting of First Defiance shareholders before any action can be taken. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Effect of Abstentions and Broker Non-Votes

Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal and will not be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under the applicable NASDAQ and New York Stock Exchange (“NYSE”) rules. Under these rules, it is expected that all proposals to be voted on at the First Defiance special meeting are matters on which brokerage firms may not vote in their discretion on behalf of their clients. Because the First Defiance merger proposal is required to be approved by the affirmative vote of at least two-thirds of the outstanding shares of First Defiance common stock, abstentions and broker non-votes will have the same effect as a vote against the First Defiance merger proposal. And for the same reason, the failure of a First Defiance shareholder to vote by proxy or in person at the First Defiance special meeting will have the effect of a vote against the First Defiance merger proposal. Abstentions, broker non-votes and any failure to vote by proxy or in person at the First Defiance special meeting will also have the effect of a vote against approval of the First Defiance articles of incorporation proposal and the First Defiance code of regulations proposal. Abstentions, broker non-votes and any failure to vote by proxy or in person at the First Defiance special meeting will have no effect on the First Defiance compensation proposal or the First Defiance adjournment proposal.

Shares Held by Officers and Directors

As of October 25, 2019, the directors and executive officers of First Defiance and the affiliates of such directors and executive officers had sole or shared voting power with respect to 434,845 shares of First Defiance common stock, or approximately 2.2% of the outstanding shares of First Defiance common stock. The directors of First Defiance have agreed to vote their shares of First Defiance common stock for the First Defiance merger proposal, the First Defiance articles of incorporation proposal, the First Defiance code of regulations proposal, the First Defiance compensation proposal and the First Defiance adjournment proposal.

How to Vote Your Shares; Solicitation of Proxies

A proxy card for use at the special meeting accompanies each copy of this joint proxy statement/prospectus mailed to First Defiance shareholders. This proxy is solicited by the First Defiance board of directors. Whether or not you plan to attend the special meeting in person, the First Defiance board of directors urges you to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; visit the website shown on your proxy card to vote via the Internet; or use the toll-free number shown on your proxy card. If you have executed a proxy, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing written notice of revocation to be received prior to voting at the special meeting with our Secretary, at 601 Clinton Street, Defiance, Ohio 43512;

•	submitting a valid proxy bearing a later date that is received prior to voting at the special meeting; or

•	attending the special meeting in person and giving notice of revocation to First Defiance’s Secretary.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

The costs incurred in connection with the solicitation of proxies for the First Defiance special meeting will be borne by First Defiance. Proxies will be solicited by mail and may also be solicited, for no additional compensation, by officers, directors or employees of First Defiance. First Defiance will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of shares of First Defiance common stock not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of shares of First Defiance common stock entitled to vote at the special meeting of First Defiance shareholders. First Defiance has also made arrangements with Alliance Advisors, LLC (“Alliance”) to assist it in soliciting proxies and has agreed to pay Alliance approximately $7,500 (for general proxy solicitation services), plus data processing and calling fees and reimbursement of out-of-pocket expenses.

FIRST DEFIANCE’S PROPOSALS

First Defiance Merger Proposal—Adoption of the merger agreement

At the First Defiance special meeting, the First Defiance shareholders will be asked to adopt the merger agreement. Holders of First Defiance common stock should read this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the First Defiance board of directors approved the merger agreement, including the merger and the transactions contemplated by the merger agreement, and determined the merger agreement and the merger to be advisable and in the best interests of First Defiance and its shareholders.

The First Defiance board of directors recommends that First Defiance shareholders vote “FOR” the First Defiance merger proposal.

First Defiance Articles of Incorporation Proposal—Approval of the First Defiance amended and restated articles of incorporation

At the First Defiance special meeting, First Defiance shareholders will be asked to approve First Defiance’s amended and restated articles of incorporation to become effective upon consummation of the merger. The amended and restated articles of incorporation restate into one document prior amendments approved by First Defiance and its shareholders and that are currently in effect, including certain clarifying changes, and include the following two substantive amendments: (1) an increase in the number of authorized shares of First Defiance common stock from 50,000,000 to 75,000,000 and (2) granting the board of directors of First Defiance the power to repeal, alter, amend or rescind First Defiance’s code of regulations by the affirmative vote of a majority of the authorized number of directors, subject to any exceptions provided in First Defiance’s code of regulations or the OGCL. The proposed amendment and restatement does not change the authorized number of shares of First Defiance preferred stock. A copy of the proposed amended and restated First Defiance articles of incorporation is attached to this joint proxy statement/prospectus as Annex D. The two amendments to the articles are discussed in further detail below. Approval of this proposal is not a condition to the closing of the merger.

Increase of Authorized Common Stock

As of the close of business on the record date, October 25, 2019, First Defiance had no shares of First Defiance preferred stock issued and outstanding, 19,729,215 shares of First Defiance common stock issued and outstanding, and approximately 801,142 shares of First Defiance common stock reserved for future issuance under various equity plans of First Defiance. Based on the number of shares of United Community common stock outstanding as of the record date, if the merger is completed, First Defiance will be required to issue approximately 17,989,356 shares of First Defiance common stock to the United Community shareholders.

First Defiance currently has a sufficient number of authorized and unissued shares of First Defiance common stock available to complete the merger. However, the First Defiance board of directors believes it is desirable to increase the authorized shares of First Defiance common stock to provide greater flexibility in the capital structure of the combined company following the merger. The increased number of authorized shares of common stock will provide First Defiance the ability to react quickly to strategic opportunities and to utilize such shares for potential stock offerings, stock splits and dividends, acquisitions, employee benefit plans and other corporate purposes that might be proposed in the future. There are no present plans or commitments for the issuance of any of the additional shares that would be authorized upon approval of the amended and restated articles of incorporation, other than the issuance of shares in connection with the merger and shares to be issued pursuant to First Defiance’s existing equity plans. The additional shares of First Defiance common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.

Amendment of the Code of Regulations by the Board of Directors

This amendment to the First Defiance articles of incorporation, and the corresponding change to the First Defiance code of regulations (discussed under “The First Defiance Proposals—First Defiance Code of Regulations Proposal—Approval of the First Defiance amended and restated code of regulations—Amendment of the Code of Regulations by the Board of Directors” below), grants the First Defiance board of directors the power to repeal, alter, amend or rescind First Defiance’s code of regulations by the affirmative vote of a majority of the authorized number of directors, subject to any exceptions provided in the code of regulations or the OGCL.

In 2006, Section 1701.11(A)(1)(d) of the OGCL was amended to grant directors, in addition to the shareholders, the ability to amend the code of regulations of Ohio corporations if the articles or code of regulations directly grant such ability to the directors, and so long as: (1) the OGCL does not expressly reserve the ability to amend the affected provision of the code of regulations to shareholders, and (2) the proposed amendment to the code of regulations does not divest shareholders of the power or limit shareholders’ power to adopt, amend, or repeal the code of regulations. The First Defiance board of directors believes it is in the best interests of its shareholders to approve this proposed change in the amended and restated articles of incorporation so that the First Defiance board of directors has the flexibility granted under the OGCL to make changes to the code of regulations that reflect prevailing governance standards without having to wait for a shareholder meeting. With such authority, the First Defiance board of directors may amend provisions in the code of regulations relating to important but primarily administrative or procedural issues, such as allowing the use of electronic proxies, fixing the date and location of meetings, or requirements relating to notice of nominations or shareholder proposals. However, directors may not amend the code of regulations in a manner that restricts shareholders’ authority to adopt, amend, or repeal regulations, or amend any provisions of regulations that address certain matters, including, but not limited to, the following, which are reserved to shareholders:

•	Specify the minimum percentage of shares required to call a shareholders’ meeting;

•	Establish the length of time required for notice of a shareholders’ meeting;

•	Provide voting rights with respect to shares not yet fully paid;

•	Establish quorum requirements for shareholder or director meetings;

•	Specify the vote required for an action of the directors;

•	Prohibit taking shareholder or director actions without a meeting;

•	Define director terms of office or classification of directors;

•	Establish greater than a majority vote of shareholders to remove directors without cause;

•	Delegate authority to board committees to adopt, amend, or repeal regulations; or

•	Eliminate the requirement that a control share acquisition of an issuing public corporation be approved by the acquired corporation’s shareholders.

After careful consideration, the First Defiance board of directors adopted, subject to approval by the First Defiance shareholders, the amended and restated articles of incorporation of First Defiance to (1) increase the number of authorized shares of First Defiance common stock from 50,000,000 to 75,000,000 and (2) grant the board of directors of First Defiance the power to repeal, alter, amend or rescind First Defiance’s code of regulations by the affirmative vote of a majority of the authorized number of directors.

The First Defiance board of directors recommends that First Defiance shareholders vote “FOR” the First Defiance articles of incorporation proposal.

First Defiance Code of Regulations Proposal—Approval of the First Defiance amended and restated code of regulations

At the First Defiance special meeting, First Defiance shareholders will be asked to approve a proposal to amend and restate First Defiance’s code of regulations to become effective upon consummation of the merger to:

(1) grant the board of directors of First Defiance the power to repeal, alter, amend or rescind First Defiance’s code of regulations by the affirmative vote of a majority of the authorized number of directors, (2) provide a new Article X relating to the governance of the First Defiance board of directors, including its general powers, the number and classification of members of the board of directors, meetings, special meetings, quorum for meetings, manner of acting, action without a meeting, resignation, vacancies, presumption of assent of members and compensation of members of the board of directors, (3) provide a new Article XI relating to committees of the board of directors, (4) provide a new Article XII relating to certain governance matters, including interpretation of Article XII, the location of First Federal’s main office, officers of First Defiance and First Federal, amendments to Article I or Article XII of the proposed amended and restated code of regulations of First Defiance, designation of members of the board of directors of First Defiance and First Federal, and committees of the board of directors of First Defiance and (5) provide certain clarifying changes. A copy of the proposed First Defiance amended and restated code of regulations is attached to this joint proxy statement/prospectus as Annex E. Approval of the First Defiance code of regulations proposal is a condition to the closing of the merger. If First Defiance shareholders do not approve the First Defiance code of regulations proposal, the merger cannot be consummated unless the parties validly waive this condition to closing. Further, if this proposal is approved by First Defiance shareholders but the First Defiance merger proposal is not approved by First Defiance shareholders or the merger is not consummated, the code of regulations will not be amended and restated as described herein.

Amendment of the Code of Regulations by the Board of Directors

The amended and restated code of regulations amends Article IX of the First Defiance code of regulations to grant the board of directors of First Defiance the power to repeal, alter, amend or rescind First Defiance’s code of regulations by the affirmative vote of a majority of the authorized number of directors, subject to any exceptions provided in the code of regulations and the OGCL. The reasons for this change are discussed above under “The First Defiance Proposals—First Defiance Articles of Incorporation Proposal—Approval of the First Defiance amended and restated articles of incorporation—Amendment of the Code of Regulations by the Board of Directors.”

New Articles X and XI

The First Defiance board of directors has always conducted its governance matters in accordance with the bylaws of the board of directors, a document that was adopted by the board in connection with the formation of First Defiance (the “board bylaws”). However, the First Defiance board believes it is in the best interests of its shareholders to consolidate the board bylaws into the code of regulations so that all of its governance provisions are contained in a single document. As a result, the amended and restated code of regulations contains two entirely new articles, Article X and Article XI, that are substantially similar to provisions that are currently contained in the board bylaws. The addition of Articles X and XI to the First Defiance code of regulations will not change how the First Defiance board of directors currently operates, but will merely move these governance provisions from the board bylaws into the code of regulations. If the First Defiance code of regulations proposal is approved, the board bylaws would be terminated.

Proposed new Article X contains the following provisions:

•	grants general powers to the First Defiance board of directors to direct the business and affairs of First Defiance;

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provides that the number of members of the First Defiance board of directors may be increased or decreased by resolution of the First Defiance board of directors within the range set forth in First Defiance’s articles of incorporation and that the First Defiance board of directors shall be divided into classes in accordance with the provisions of First Defiance’s articles of incorporation.

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governs regular annual meetings and special meetings of the First Defiance board of directors, including manner of participation, notice of and location of such meetings, quorum requirements, manner of acting and presumption of assent to actions taken at a meeting;

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allows the First Defiance board of directors to act without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the First Defiance board of directors;

•	provides for the manner of resigning from the First Defiance board of directors and filling vacancies; and

•	grants the First Defiance board of directors the ability to establish compensation for directors for their service as such and/or compensation for actual attendance at committee meetings.

Proposed new Article XI relates to committees of the First Defiance board of directors. Among other things, Article XI allows the First Defiance board of directors, by resolution passed by a majority of the authorized number of directors, to designate one or more committees for the conduct of the business of First Defiance, and may prescribe the duties, constitution and procedures of such committees. Each committee must have at least three members of the First Defiance board of directors. In addition, the First Defiance board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Under Article XI, the First Defiance board of directors, by the affirmative vote of a majority of the number of directors fixed by Article I, Section 2 of the proposed amended and restated code of regulations, may change the members of, fill vacancies in, and discharge any committee of the First Defiance board of directors. Article XI states that any member of a committee may resign at any time by giving notice, and the resignation will be effective upon receipt of such notice or at any later time specified.

New Article XII

Unlike Articles X and XI, Article XII is a new provision. Article XII provides for the governance of First Defiance following the merger and ensures the combination of the boards and management teams of First Defiance and United Community to lead the resulting company. Among other things, Article XII contains the following sections:

•	Interpretation. The provisions of Article XII will control over any inconsistency with the rest of the amended and restated code of regulations.

•	Office of First Federal. The location of the main office of First Federal will be in Youngstown, Ohio following the closing of the merger.

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Officers of First Defiance and First Federal: Certain individuals will be elected as officers of First Defiance and First Federal for specific terms pursuant to the terms of the merger agreement. Beginning at the effective time of the merger and ending on a date that is two years after the earlier of (i) a date during the period beginning January 1, 2021 and ending June 30, 2021, as determined by the First Defiance board of directors, or (ii) the date Donald Hileman ceases for any reason to serve as Chief Executive Officer of First Defiance (such date reflected by (i) or (ii), the “succession date”), a vote of three-fourths of the authorized number of First Defiance directors is required to: (a) remove any of such individuals from, or fail to appoint or re-elect such individuals to, such officer positions, (b) modify any of such individuals’ respective duties, authority or reporting relationships, (c) amend or terminate any employment agreements entered into by First Defiance with such individuals, or (d) appoint a replacement for any of such individuals that cease to serve in such officer positions. See “The Merger—Management and Board of Directors of First Defiance After the Merger” above for further information regarding the directors and officers of First Defiance following consummation of the merger.

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Amendments to the Code of Regulations. Prior to the second anniversary of the succession date, any repeal, alteration, amendment or rescindment of Article I or Article XII of the proposed amended and restated code of regulations by the board of directors of First Defiance will require (and any such repeal, alteration, amendment or rescindment may be proposed or recommended by the First Defiance board of directors for adoption by the shareholders of First Defiance only by) the affirmative vote of three-fourths of the authorized number of directors. In addition, prior to the second anniversary of the succession date, First Defiance may not exercise its authority, in its capacity as sole shareholder of First Federal, to (and First Defiance shall cause First Federal not to) modify, amend or repeal any of the provisions of the organizational documents of First Federal implementing the provisions of Article XII of the proposed amended and restated code of regulations, or implement or adopt any provisions of the organizational documents of First Federal inconsistent with the foregoing, in each case, without the affirmative vote of three-fourths of the authorized number of directors of First Defiance.

•	Board of Directors of First Defiance:

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Pursuant to the merger agreement, at the effective time of the merger, the board of directors of First Defiance, as the surviving corporation, will consist of the following 13 directors: (i) Mr. Hileman, John Bookmyer and five other persons who served as directors of First Defiance or First Federal immediately prior to the effective time of the merger and are designated by First Defiance (each, a “First Defiance related director,” which term includes any directors who are subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a First Defiance related director, as applicable, in accordance with Article XII, Section 6 of the proposed amended and restated code of regulations); and (ii) Gary Small, Richard Schiraldi, and four other persons who served as directors of United Community or Home Savings immediately prior to the effective time of the merger and are designated by United Community (each, a “United Community related director,” which term includes any directors who are subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a United Community related director in accordance with Article XII, Section 6 of the proposed amended and restated code of regulations).

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The directors will continue to be divided into three classes. Immediately following the effective time of the merger, the Class I directors of First Defiance will consist of two First Defiance related directors and two United Community related directors, each of whom will be appointed for a term expiring at the 2022 annual meeting of shareholders. Thereafter, the Class I directors will be elected to three-year terms. Upon the expiration of their initial term, the initial Class I directors will be re-nominated by the First Defiance board of directors, provided that such nomination is reasonably agreeable to the governance and nominating committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2025 annual meeting of shareholders.

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Immediately following the effective time of the merger, the Class II directors of First Defiance will consist of two First Defiance related directors and two United Community related directors, each of whom will be appointed for a term expiring at the 2021 annual meeting of shareholders. Thereafter, the Class II directors will be elected to three-year terms. Upon the expiration of their initial term, the initial Class II directors will be re-nominated by the First Defiance board of directors, provided that such nomination is reasonably agreeable to the governance and nominating committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2024 annual meeting of shareholders.

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Immediately following the effective time of the merger, the Class III directors of First Defiance will consist of three First Defiance related directors and two United Community related directors, each of whom will be appointed for a term expiring at the 2020 annual meeting of shareholders. Thereafter, the Class III directors will be elected to three-year terms. Upon the expiration of their initial term, the initial Class III directors will be re-nominated by the First Defiance board of directors, provided that such nomination is reasonably agreeable to the governance and nominating committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2023 annual meeting of shareholders.

•	If, prior to the second anniversary of the succession date, any of the initial Class I, II or III directors ceases to serve as a director for any reason or does not stand for reelection, the resultant vacancy will be filled by the First Defiance board of directors with an individual selected by the United Community related directors (if such director was a United Community related director) or the First Defiance related directors (if such director was a First Defiance related director) in good faith in a manner intended to preserve the principles of representation in the proposed amended and restated code of regulations, provided that such individual is reasonably agreeable to the governance and nominating committee in accordance with the good faith execution of its duties, which such individual. Any such replacement director will have the same rights to renomination as the rest of his or her class of directors.

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In addition, Mr. Bookmyer will serve as chairman of the First Defiance board of directors for a term beginning at the effective time of the merger and until the succession date, Mr. Hileman will serve as executive chairman of the First Defiance board of directors for a term beginning at the succession date and until the date on which his successor is duly elected and qualified or until his death or until he resigns or is removed in accordance with the proposed amended and restated code of regulations and Mr. Schiraldi will serve as vice chairman of the First Defiance board of directors for a term beginning at the effective time of the merger through the succession date and until the date on which his successor is duly elected and qualified or until his death or until he resigns or is removed in accordance with the proposed amended and restated code of regulations. The removal of Mr. Bookmyer, Mr. Hileman or Mr. Schiraldi, or the failure to appoint or re-elect any of them as chairman, executive chairman and vice chairman, respectively, will require the affirmative vote of three-fourths of the authorized number of directors until the second anniversary of the succession date. Until the second anniversary of the succession date, upon the death, resignation, removal, disqualification or other cessation of service by Mr. Bookmyer, Mr. Hileman or Mr. Schiraldi serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to the terms of the proposed amended and restated code of regulations), First Defiance will not appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors.

•	Board of Directors of First Federal:

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At the effective time of the merger, First Defiance will cause the board of directors of First Federal, as the surviving bank, to consist of the following thirteen directors: (i) Mr. Hileman, Mr. Bookmyer, and five other persons who served as directors of First Defiance or First Federal immediately prior to the effective time of the merger (each, a “First Federal related bank director,” which term includes any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a First Federal related bank director in accordance with Article XII, Section 7 of the proposed amended and restated code of regulations); and (ii) Mr. Small, Mr. Schiraldi, and four other persons who served as directors of United Community or Home Savings immediately prior to the effective time of the merger (each, a “United Community related bank director,” which term includes any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a United Community related bank director in accordance with Article XII, Section 7 of the proposed amended and restated code of regulations). If, prior to the second anniversary of the succession date, any of the directors of First Federal ceases to serve as a director or does not stand for reelection, the resultant vacancy will be filled by the board of directors of First Federal with an individual selected by the United Community related bank directors (if such director was a United Community related bank director) or the First Federal related bank directors (if such director was a First Federal related bank director), in each case, in good faith in a manner intended to preserve the principles of representation in the proposed amended and restated code of regulations. Prior to the second anniversary of the succession date, the affirmative vote of three-fourths of the authorized number of directors of First Defiance will be required for the board of directors of First Federal to (a) fail to re-elect any of the United Community related bank directors or First Federal related bank directors or (b) increase or decrease the number of directors of the board of directors of First Federal.

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In addition, First Defiance will cause First Federal to appoint Mr. Bookmyer as chairman of the board of directors of First Federal for a term beginning at the effective time of the merger and until the succession date, Mr. Hileman as executive chairman of the board of directors of First Federal for a term beginning at the succession date and until the date on which his successor is duly elected and qualified or until his death or until he resigns or is removed in accordance with the proposed amended and restated code of regulations and Mr. Schiraldi as vice chairman of the board of directors of First Federal for a term beginning at the effective time of the merger and through the succession date and until the date on which his successor is duly elected and qualified or until his death or until he resigns or is removed in accordance with the proposed amended and restated code of regulations. The removal of Mr. Bookmyer, Mr. Hileman or Mr. Schiraldi, or the failure to appoint or re-elect any of them as chairman, executive chairman and vice chairman, respectively, will require the affirmative vote of three-fourths of the authorized number of directors of First Defiance until the second anniversary of the succession date. Until the second anniversary of the succession date, upon the death, resignation, removal, disqualification or other cessation of service by Mr. Bookmyer, Mr. Hileman or Mr. Schiraldi serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to the terms of the proposed amended and restated code of regulations), First Defiance will cause First Federal not to appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors of First Defiance.

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Committees of the Board of Directors of First Defiance. At the effective time of the merger, First Defiance will have an audit committee, a governance and nominating committee, a compensation committee and a risk committee. The chairman of each of the audit committee and the risk committee shall be a First Defiance related director. The Chairman of each of the governance and nominating committee and the compensation committee will be a United Community related director.

The First Defiance board of directors recommends that First Defiance shareholders vote “FOR” the First Defiance code of regulations proposal.

First Defiance Compensation Proposal—Approval of First Defiance compensation of named executive officers

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that First Defiance seek a nonbinding advisory vote from its shareholders to approve the compensation of the named executive officers of First Defiance that is based upon or otherwise related to the merger as disclosed under the heading “The Merger—Interests of First Defiance Directors and Executive Officers in the Merger” beginning on page 93. As required by these provisions, First Defiance is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to First Defiance’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger—Interests of First Defiance Directors and Executive Officers in the Merger,’ are hereby APPROVED.”

The vote with respect to this proposal is an advisory vote and will not be binding on First Defiance, United Community, or the surviving corporation. Therefore, regardless of whether First Defiance shareholders approve this proposal, if the merger agreement is approved by the shareholders and the merger is completed, the compensation will be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements. Approval of this proposal is not a condition to the closing of the merger.

The First Defiance board of directors recommends that First Defiance shareholders vote “FOR” the First Defiance compensation proposal.

First Defiance Adjournment Proposal—Adjournment of the First Defiance special meeting

If, at the special meeting of First Defiance shareholders, the number of shares of First Defiance common stock present or represented and voting in favor of the First Defiance merger proposal or the First Defiance code of regulations proposal is insufficient to adopt the First Defiance merger proposal or the First Defiance code of regulations proposal, respectively, First Defiance intends to ask its shareholders to vote to adjourn the special meeting to another time or place, if necessary or appropriate, to permit further solicitation of proxies. In this event, First Defiance will request that the shareholders vote on the First Defiance adjournment proposal and not the First Defiance merger proposal or the First Defiance code of regulations proposal.

First Defiance is asking its shareholders to authorize the holder of any proxy solicited by the First Defiance board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the First Defiance special meeting to another time and place, if necessary or appropriate, for the purpose of soliciting additional proxies. If First Defiance requests a vote on the First Defiance adjournment proposal and the First Defiance shareholders approve this proposal, First Defiance could adjourn the special meeting and use this additional time to solicit proxies from its shareholders, including those shareholders who have previously voted.

The First Defiance board of directors recommends that First Defiance shareholders vote “FOR” the First Defiance adjournment proposal.

THE UNITED COMMUNITY SPECIAL MEETING

Time, Date and Place of Meeting

This joint proxy statement/prospectus is being sent to you in connection with the solicitation of proxies by the United Community board of directors for use at the special meeting of shareholders of United Community to be held at United Community’s corporate headquarters, 275 West Federal Street, 9th Floor, Youngstown, Ohio 44503 on December 10, 2019, at 1:00 p.m. local time.

Matters to be Considered

At the special meeting, shareholders will be asked to consider and vote upon the following proposals:

•	To approve the United Community merger proposal;

•	To approve, on a non-binding, advisory basis, the United Community compensation proposal;

•	To approve the United Community adjournment proposal; and

•	To transact such other business as may properly come before the United Community special meeting or any adjournment or postponement of the United Community special meeting.

The United Community board of directors is not aware, at this time, of any additional matters that may be presented for action at the special meeting of shareholders, other than those proposals set forth above. If any other matters are properly brought before the special meeting for consideration, however, shares of United Community common stock represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

Shares Outstanding and Entitled to Vote; Record Date

Only shareholders of record on October 25, 2019, will be entitled to notice of and to vote at the special meeting of United Community shareholders. At the close of business on October 25, 2019, there were 48,112,240 shares of United Community common stock issued and outstanding and entitled to vote. Shares of United Community common stock were held of record by approximately 7,100 shareholders. Each share of United Community common stock entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required

The following votes are required to approve each of the proposals to be considered at the special meeting:

Item	Vote Required
United Community merger proposal	Approval by at least two-thirds of the issued and outstanding shares of United Community common stock

United Community compensation proposal	Approval by shares of United Community common stock representing at least a majority of the votes cast at the United Community special meeting

United Community adjournment proposal	Approval by shares of United Community common stock representing at least a majority of the votes cast at the United Community special meeting

A quorum, consisting of the holders of a majority of the outstanding shares of United Community common stock, must be present in person or by proxy at the special meeting of United Community shareholders before any action can be taken. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Effect of Abstentions and Broker Non-Votes

Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal and will not be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under the applicable NASDAQ and NYSE rules. Under these rules, it is expected that all proposals to be voted on at the United Community special meeting are matters on which brokerage firms may not vote in their discretion on behalf of their clients. Because the United Community merger proposal is required to be approved by the affirmative vote of at least two-thirds of the outstanding shares of United Community common stock, abstentions and broker non-votes will have the same effect as a vote against the United Community merger proposal. And for the same reason, the failure of a United Community shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against approval of the United Community merger proposal. Abstentions, broker non-votes and any failure to vote by proxy or in person at the United Community special meeting will have no effect on the United Community compensation proposal or the United Community adjournment proposal.

Shares Held by Officers and Directors

As of October 25, 2019, the directors and executive officers of United Community and the affiliates of such directors and executive officers had sole or shared voting power with respect to 1,476,528 shares of United Community common stock, or approximately 3.1% of the outstanding shares of United Community common stock. The directors of United Community have agreed to vote their shares of United Community common stock for the approval of the United Community merger proposal and the United Community adjournment proposal.

How to Vote Your Shares; Solicitation of Proxies

A proxy card for use at the special meeting accompanies each copy of this joint proxy statement/prospectus mailed to United Community shareholders. This proxy is solicited by the United Community board of directors. Whether or not you plan to attend the special meeting in person, the United Community board of directors urges you to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; visit the website shown on your proxy card to vote via the Internet; or use the toll-free number shown on your proxy card. If you have executed a proxy, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with Jude J. Nohra, Corporate Secretary of the Company, at 275 West Federal Street, Youngstown, Ohio 44503;

•	executing and delivering a later dated proxy to United Community at the above address prior to the special meeting; or

•	attending the special meeting in person and giving notice of revocation to United Community’s Secretary.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you are a United Community shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares in person at the special meeting. If you hold your United Community shares through a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

The costs incurred in connection with the solicitation of proxies for the United Community special meeting will be borne by United Community. Proxies will be solicited by mail and may also be solicited, for no additional compensation, by officers, directors or employees of United Community. United Community will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of shares of United Community common stock not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of shares of United Community common stock entitled to vote at the special meeting of United Community shareholders. United Community has also made arrangements with Alliance to assist it in soliciting proxies and has agreed to has agreed to pay Alliance approximately $7,500 (for general proxy solicitation services), plus data processing and calling fees and reimbursement of out-of-pocket expenses.

UNITED COMMUNITY’S PROPOSALS

United Community Merger Proposal—Adoption of the merger agreement

At the United Community special meeting, the United Community shareholders will be asked to adopt the merger agreement. Holders of United Community common stock should read this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the United Community board of directors approved the merger agreement, including the merger and the transactions contemplated by the merger agreement, and determined the merger agreement and the merger to be advisable and in the best interests of United Community and its shareholders.

The United Community board of directors recommends that the United Community shareholders vote “FOR” the United Community merger proposal.

United Community Compensation Proposal—Approval of United Community compensation of named executive officers

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that United Community seek a nonbinding advisory vote from its shareholders to approve the compensation of the named executive officers of United Community that is based upon or otherwise related to the merger as disclosed under the heading “The Merger—Interests of United Community Directors and Executive Officers in the Merger” beginning on page 99. As required by these provisions, United Community is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to United Community’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger—Interests of United Community Directors and Executive Officers in the Merger,’ are hereby APPROVED.”

The vote with respect to this proposal is an advisory vote and will not be binding on United Community, First Defiance, or the surviving corporation. Therefore, regardless of whether United Community shareholders approve this proposal, if the merger agreement is approved by the shareholders and the merger is completed, the compensation will be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements. Approval of this proposal is not a condition to the closing of the merger.

The United Community board of directors recommends that the United Community shareholders vote “FOR” the United Community compensation proposal.

United Community Adjournment Proposal—Adjournment of the United Community special meeting

If, at the special meeting of United Community shareholders, the number of shares of United Community common stock present or represented and voting in favor of the United Community merger proposal is insufficient to adopt the United Community merger proposal, United Community intends to ask its shareholders to vote to adjourn the special meeting to another time or place, if necessary or appropriate, to permit further solicitation of additional proxies. In this event, United Community will request that the shareholders vote on the United Community adjournment proposal and not the United Community merger proposal.

United Community is asking that its shareholders authorize the holder of any proxy solicited by the United Community board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the United Community special meeting to another time and place, if necessary or appropriate, for the purpose of soliciting additional proxies. If United Community requests a vote on the United Community adjournment proposal and the United Community shareholders approve this proposal, United Community could adjourn the special meeting and use this additional time to solicit proxies from its shareholders, including those shareholders who have previously voted.

The United Community board of directors recommends that the United Community shareholders vote “FOR” the United Community adjournment proposal.

UNITED COMMUNITY ANNUAL MEETING SHAREHOLDER PROPOSALS

United Community held its 2019 annual meeting of shareholders on May 2, 2019. If the merger is completed, United Community will be merged into First Defiance and thus will no longer have public shareholders. However, if the merger is not completed or if United Community is required to do so under applicable law, United Community will hold a 2020 annual meeting of shareholders. Any shareholder nominations or proposals appropriate for shareholder action at United Community’s 2020 annual meeting must be submitted to United Community as set forth below.

For proposals to be considered for inclusion in the proxy statement for the 2020 annual meeting, they must be received by United Community no later than November 23, 2019. Such proposals must be directed to United Community Financial Corp., Attention: Jude J. Nohra, Corporate Secretary, 275 West Federal Street, Youngstown, Ohio 44503. Any United Community shareholder who intends to propose any other matter to be acted upon at the 2020 annual meeting must inform United Community no later than February 6, 2020. The proxy cards delivered in connection with the 2020 annual meeting would confer discretionary voting authority, to be exercised in the judgment of the United Community’s board of directors, with respect to any shareholder proposal received after February 6, 2020. United Community also would have authority to discretionarily vote proxies with respect to shareholder proposals received after November 23, 2019, but prior to February 6, 2020, unless the proposing United Community shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Exchange Act to ensure the proper delivery of proxy materials related to the proposal .

In order to make a director nomination at the United Community 2020 annual meeting, a United Community shareholder would need to notify United Community no later than the 60th day before the first anniversary of the 2019 annual meeting of United Community shareholders. In addition, the notice must meet all other requirements contained in United Community’s code of regulations, a copy of which is available without charge upon written request directed to United Community Financial Corp., Attention: Jude J. Nohra, Corporate Secretary, 275 West Federal Street, Youngstown, Ohio 44503.

THE MERGER

Background of the Merger

On a regular basis, each of First Defiance’s and United Community’s board of directors and senior management have separately reviewed and discussed their respective business strategies, performance and prospects, including strategic opportunities and challenges, and have considered various strategic options potentially available to each respective organization, all with the goal of enhancing value for their respective shareholders and delivering the best possible services to their respective customers and communities. The strategic discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally and each organization, in particular, as well as conditions and trends in the banking industry.

These reviews have included periodic discussions by each company’s board of directors with respect to potential transactions of various types that would further their respective strategic objectives and the potential benefits and risks of any such transactions. In addition, senior management of each organization has, from time to time, engaged in discussions with representatives of other financial institutions.

In recognition of the comparable business strategies of United Community and First Defiance, in early 2017, Gary Small, President and Chief Executive Officer of United Community, contacted Donald Hileman, President and Chief Executive Officer of First Defiance, to assess his interest in engaging in an evaluation of a potential strategic business combination between United Community and First Defiance. Mr. Small and Mr. Hileman, together with select senior management of each company, conducted informal exploratory discussions from time to time over several months in 2017 to assess whether United Community and First Defiance could best achieve their strategic objectives through a potential transaction. This evaluation included entry into a mutual non-disclosure agreement and exchange of select preliminary diligence information as well as discussions regarding potential terms of an all-stock business combination, including potential governance arrangements. Sandler O’Neill acted as United Community’s financial advisor, and KBW acted as First Defiance’s financial advisor, to assist in the parties’ respective evaluation of a potential transaction. During this time, each of Mr. Small and Mr. Hileman regularly updated their respective boards of directors on the status of the exploratory discussions. The companies ultimately determined in September 2017 to independently pursue their respective strategic objectives and ceased discussions regarding a potential transaction.

Throughout 2018, the First Defiance board of directors continued to evaluate its business strategies, including possible acquisitions, mergers and other opportunistic strategic transactions. First Defiance’s management team met several times in 2018 with representatives of KBW to discuss the general banking environment and several possible strategic transactions, none of which First Defiance actively pursued. First Defiance management regularly updated the First Defiance board of directors regarding those discussions, possible strategic opportunities and the succession plans of Mr. Hileman and other executive officers. In the later part of 2018, the board determined to take a dual approach to planning and authorized the engagement of an executive search firm for the purpose of finding candidates for the President of First Federal, First Defiance’s bank subsidiary, and a new President was appointed in March 2019. The First Defiance board of directors continued its ongoing strategic planning process that looked at all viable strategic options. The board instructed management to continue to evaluate both acquisition opportunities and mergers with similarly sized companies. Management also continued to have informal conversations with potential upstream partners.

The United Community board of directors continued its regular strategic planning process and reviews during and following the discussions with First Defiance, including the evaluation of possible potential transactions that would further its strategic objectives. As part of this strategic planning process, United Community’s board of directors asked Sandler O’Neill to make a presentation to the United Community board of directors at its regularly scheduled board meeting held in January 2019. Sandler O’Neill’s presentation covered a review of the current environment for the banking industry, United Community’s stand-alone valuation metrics, potential acquisition targets of United Community, potential partners for a strategic merger and potential acquirers of United Community. Sandler O’Neill discussed with the board certain of the factors and trends impacting the banking industry and United Community’s business which made continually improving profitability a challenge, including, among others, cost and type of deposit funding, the interest rate environment and flat yield curve, the effects of scale, technology and increased competition and the regulatory environment. The board discussed that while it felt confident in the continued execution of its strategy for generating organic growth, in order to be better informed regarding the availability of other alternatives that could enhance long-term shareholder value, it wanted Sandler O’Neill to prepare a more detailed evaluation of the potential acquirers of United Community that Sandler O’Neill had identified with a focus on evaluating whether there were any potential acquirers who had the ability to deliver consideration to United Community shareholders that would be financially compelling and who may have interest in engaging in a transaction.

At the February 2019 meeting of the United Community board of directors, representatives of Sandler O’Neill presented Sandler O’Neill’s analysis of potential acquirers. Sandler O’Neill explained to the board its view that the number of potential acquirers of banks generally was limited in the current market and that it had identified a select number of institutions who were most likely to meet the criteria established by the United Community board, although it was not certain whether any of the institutions would have an interest in engaging in a transaction in the near-term. Sandler O’Neill reviewed its evaluation of each of the potential partners with the board. Following the discussion, the board asked Mr. Small to informally reach out to representatives of four institutions identified by Sandler O’Neill to assess their level of interest in engaging in discussions to evaluate a potential transaction so that the board could determine the viability and attractiveness of these strategic alternatives.

Over the next few weeks, Mr. Small engaged in discussions with representatives of the four financial institutions identified by the board. During this time, Mr. Small also had discussions with a fifth financial institution who reached out to him.

Mr. Small provided updates to the United Community board on the results of his outreach during meetings held in April 2019. Mr. Small reported that of the four financial institutions selected by the board for outreach, one was not interested in a potential transaction and three had expressed some level of interest in engaging in discussions in the future but that due to other strategic priorities would not be prepared to engage in a transaction in the near-term. Mr. Small also informed the board of his meeting with the fifth financial institution, but expressed concern regarding the attractiveness of that institution’s stock as deal consideration. The board determined that Mr. Small should not make any further outreach at that time and should continue to focus on executing the company’s strategy for organic growth.

At the end of the first quarter of 2019, due to the slower pace of acquisition opportunities and the pricing environment, the First Defiance board determined that the company and its management team should focus on more significant merger opportunities with similarly sized institutions, including United Community. The board discussed that while it felt confident in the continued execution of its strategy for generating organic growth, in order to be better informed regarding the availability of other alternatives from a financial perspective that could enhance long-term shareholder value, it requested more information as to potential partners. In April 2019, Mr. Hileman provided updates to the First Defiance board on the results of his outreach in the first quarter of 2019. At that time, the board instructed Mr. Hileman to continue his discussions with other potential partners, including United Community.

In late April 2019, Mr. Small received a call from Mr. Hileman inviting him to an informal meeting to discuss their organizations generally as well as the current economic environment and the general financial institutions industry. Mr. Small informed the board of Mr. Hileman’s call at its May 2, 2019 board meeting.

On May 8, 2019, Mr. Hileman and Mr. Small met at a neutral facility. They discussed general industry matters as well as trends impacting each of United Community and First Defiance. Mr. Hileman then expressed interest in reengaging in discussions regarding a potential strategic business combination between United Community and First Defiance and his belief that the two organizations would be better as a combined organization. Mr. Hileman stated his view that the complementary nature of the two institutions created an opportunity to leverage the strengths of both institutions to create a premier franchise headquartered in Ohio with the benefits of scale, a more diversified balance sheet, complementary geographies and the best of each institution’s technology and talent.

After the meeting, Mr. Hileman updated the board chairman on his discussion with Mr. Small. It was agreed to have Mr. Hileman continue his outreach with Mr. Small to evaluate a possible strategic transaction with United Community. Mr. Hileman had numerous conversations with KBW over the next month, including regarding the financial aspects of a possible combination. Mr. Hileman also continued conversations with Mr. Small as to high level discussions related to operating models and possible cost saves and one time costs.

At a meeting of the United Community board of directors on May 23, 2019, Mr. Small updated the board on the outreach from Mr. Hileman as well as his view on the potential strategic and financial benefits of such a transaction. The board expressed its support for Mr. Small to continue these discussions to assess the viability of a strategic merger with First Defiance and the potential terms of such a transaction.

Over the next few weeks, Mr. Small and Mr. Hileman engaged in exploratory discussions with respect to a potential transaction that built upon their prior discussions and preliminary diligence from two years earlier. Their discussions were focused on identifying and refining the potential strategic and financial benefits and risks associated with a transaction and on developing a high-level framework of the economic and governance terms of a transaction, including board and management split between representatives of each company, headquarters, surviving entity name and other matters. The key components of a potential transaction framework that they developed during these discussions consisted of an all-stock strategic business combination with a fixed exchange ratio that would be priced based on each company’s relative contribution to the pro forma surviving company (based on various financial metrics) with a board split based on pro rata ownership of each company’s shareholders of the surviving entity and each company having key leadership roles, with a management succession plan whereby Mr. Small would succeed Mr. Hileman as Chief Executive Officer following an initial integration period and Mr. Hileman would at that time become Executive Chairman. Mr. Hileman and Mr. Small discussed their view that this approach to shared governance and management best positioned the combined company to leverage the strengths of each institution going forward and would help to mitigate integration related risks. During this time, Mr. Small and Mr. Hileman also involved members of senior management as well as representatives of Sandler O’Neill and KBW.

In early June 2019, based on the discussions and information that was exchanged between the representatives of United Community and First Defiance, Mr. Hileman and Mr. Small reached a preliminary understanding, subject to diligence and further discussion with each company’s board of directors, that if the parties were to combine, that United Community’s shareholders would own approximately 47% of the pro forma surviving company, which corresponded to an exchange ratio of approximately 0.3636 based upon the parties’ relative common stock prices at the time.

On June 11, 2019, Mr. Small and Mr. Hileman, together with Richard Schiraldi, the Chairman of the United Community board, and John Bookmyer, the Chairman of the First Defiance board, met and discussed the strategic benefits and risks associated with a transaction between United Community and First Defiance. They discussed the complementary natures of the culture and franchises of each company and the transaction framework that had been developed by Mr. Small and Mr. Hileman, with a focus on governance matters. They agreed that a successful combination of the two franchises had the potential to create a premier franchise with stronger financial results and an attractive Midwestern footprint that could leverage the complementary nature of each company’s balance sheet, business lines, management teams, culture and community-based approach. They also discussed that they believed a meeting in the next few weeks with Mr. Small, Mr. Hileman and additional directors of United Community and First Defiance would be beneficial to each institution’s consideration of a potential transaction.

On July 1, 2019, during a regularly scheduled call with the United Community directors held for Mr. Small to provide an update on the second quarter, Mr. Small and Mr. Schiraldi also updated United Community’s board on the status of the discussions with First Defiance and the proposed next steps. The board endorsed continuing with the discussions and having a meeting with Mr. Small, Mr. Hileman and additional directors of United Community and First Defiance as a next step.

First Defiance prepared a presentation outlining the transaction rationale as well as preliminary board structure and succession overview of Mr. Hileman and Mr. Small to be used for discussion.

On July 15, 2019, Mr. Small and Mr. Hileman met with select directors of each of United Community and First Defiance, including Mr. Schiraldi and Mr. Bookmyer, and presented their respective views on the potential strategic and financial benefits of a transaction as well as the transaction framework they had been discussing. The outcome of this meeting was that United Community and First Defiance agreed to have an in-depth discussion of a potential transaction at their respective upcoming July board meetings and each determine whether to move to the next phase of the process involving detailed diligence and negotiation of transaction documents.

At First Defiance’s regularly scheduled board meeting held on July 22, 2019, a key agenda item was the discussion and consideration of entering into a formal process with United Community with regard to a possible strategic transaction. Representatives of KBW and Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), First Defiance’s outside legal counsel, were also present for the meeting. Mr. Hileman updated the board on the meeting that was held on July 15, 2019 with representatives from both United Community’s board and First Defiance’s board as well as the ongoing discussions that he had been having with Mr. Small. Mr. Hileman also summarized the discussions between the two organizations that took place in 2017 to allow the new directors of First Defiance to have a more fulsome understanding of the past relationship between the two organizations. Mr. Hileman also outlined for the board the preliminary transaction terms that would be further developed during the formal process based upon conducting thorough due diligence. Mr. Hileman highlighted that the approximate pro forma ownership in the surviving entity of First Defiance’s existing shareholders was targeted to be approximately 53%. He also discussed the general governance framework for the transaction, including the possible board size, the number of First Defiance representatives on the board, the possible management team of the pro forma surviving company and the location of the headquarters for the surviving holding company and surviving bank, among other things. Barack Ferrazzano led a discussion regarding the fiduciary duties of the directors in considering significant corporate actions, including a possible strategic transaction with United Community. Representatives of KBW also discussed with the board the general economic environment for financial institutions, at that time, and provided observations of the then current market for mergers and acquisitions among financial services companies. KBW also reviewed financial aspects of a possible transaction with United Community, as well as financial information relating to First Defiance remaining as an independent organization. The First Defiance board discussed the possible benefits and risks of a strategic combination with United Community to its shareholders and other key constituencies and compared a potential transaction with United Community to other possible strategic alternatives, including a possible acquisition of a much smaller financial institution that management and the board had considered pursuing before the opportunity with United Community developed. The board also discussed some of the possible benefits and challenges that First Defiance could face if it continued as an independent organization, including, maintaining its loan growth, succession planning of key management and officers and other environmental challenges to First Defiance’s strategic plan. After a lengthy discussion, the board concluded that First Defiance should continue its discussions with United Community and begin a more formal process that should include detailed diligence and the negotiation of transaction documents. Additionally, the board established a special transaction committee of the board to oversee management in its execution of the diligence and negotiation process and to facilitate the overall process and communication between management and the board. The directors appointed to the special transaction committee were: Mr. Bookmyer, Mr. Hileman, Charles Neihaus and Sam Strausbaugh. Additionally, the board determined that Jean Hubbard would also be available to serve on the committee and be present at meetings if other members were unable to attend.

On July 23, 2019, United Community’s board of directors held a regularly scheduled meeting. The meeting was also attended by representatives of Sandler O’Neill and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), United Community’s outside legal counsel. Mr. Small began by reviewing with the board the interest expressed by First Defiance in a potential strategic merger and the transaction framework that had been developed. Among other things, he highlighted that United Community shareholders would receive all-stock consideration and that under the ownership split being discussed United Community shareholders would own approximately 47% of the pro forma surviving company, which equated to an exchange ratio of 0.3636 and an implied premium to United Community’s trading price on July 22, 2019 of approximately 6.5%. Mr. Small also described the meetings and discussions that had taken place between the management teams and directors to date and explained that the preliminary discussions between the two companies in 2017 regarding a potential strategic combination had helped lay the groundwork for the current discussions. Representatives of Sandler O’Neill made a presentation to the board that included an overview of the current bank operating environment and general consolidation trends as well as a preliminary financial analysis regarding a potential transaction with First Defiance. Sandler O’Neill and the directors discussed the difficult operating environment facing banks, particularly in light of net interest margin compression being experienced by financial institutions generally, a challenging interest rate environment, increased competition with respect to core funding and significant costs associated with technology investment and regulatory compliance. In addition to a review of United Community’s stand-alone valuation, Sandler O’Neill also presented a review of other potential strategic alternatives to the proposed transaction with First Defiance. Sandler O’Neill also reviewed the evaluation and outreach that had been conducted by United Community earlier in the year and noted that there had not been any new developments on that front. The United Community board then discussed the potential benefits and risks of a strategic combination with First Defiance to its shareholders and other key constituencies and compared the potential transaction with First Defiance to its other potential strategic alternatives, including continuing to focus on organic growth as an independent company. The board concluded that United Community should continue its discussions with First Defiance and begin a more formal process that should include detailed diligence and the negotiation of transaction documents.

Over the next two weeks, United Community and First Defiance commenced their respective due diligence on each other, which included access to virtual data rooms and telephonic and in person meetings between the management teams of the two companies and their respective advisors and representatives. During this time, Mr. Small and Mr. Hileman continued their discussions with respect to the terms of the potential transaction, including integration matters and more detail around certain of the governance provisions.

Additionally, First Defiance instructed Barack Ferrazzano to begin drafting a definitive merger agreement for the proposed transaction. Mr. Hileman and other key officers reviewed preliminary drafts of the merger agreement and on August 13, 2019, Barack Ferrazzano sent a draft of the merger agreement to Wachtell Lipton. The merger agreement reflected an all-stock transaction but did not include an exchange ratio, which was still subject to negotiation and finalization based upon market conditions.

On August 15, 2019, the executive committee of the United Community board convened a meeting to receive a status report on the potential transaction. Senior management and representatives from Sandler O’Neill and Wachtell Lipton also participated. Mr. Small provided an update on the satisfactory results of the due diligence process to date as well as the progress of discussions on governance issues. Sandler O’Neill provided a market update presentation, focusing on the Federal Reserve’s interest rate cut on July 31, 2019, the flattening of, and at times inversion of the, yield curve, the volatility in the equity and bond markets since the prior meeting and the impact of these developments on the businesses, trading prices and prospects of United Community and First Defiance. Sandler O’Neill also discussed with the United Community board that since the last United Community board meeting, First Defiance common stock had traded down relative to United Community common stock and the impact of such movements on the implied transaction value based on the 0.3636 exchange ratio that the parties had been discussing, which would, based on then current stock prices of the two organizations, result in a small implied discount to United Community’s then current common stock trading price. The executive committee expressed its support for United Community to continue its due diligence and negotiations and instructed management and Sandler O’Neill to continue to monitor and update the board on market events and the impact on the implied transaction value.

Following the meeting of the executive committee, the parties continued their due diligence reviews and Mr. Small and United Community’s financial advisors communicated to First Defiance that they viewed the exchange ratio as an item that would require further discussion. Wachtell Lipton also sent a revised draft of the merger agreement to Barack Ferrazzano and the two law firms exchanged term sheets for the employment agreements for Mr. Small and Mr. Hileman that would be entered into with First Defiance contemporaneously with the execution of the merger agreement and would become effective as of the closing of the merger. Over the next couple of weeks, Wachtell Lipton and Barack Ferrazzano further exchanged drafts of the merger agreement and other transaction documents to be entered into in connection with the execution of the merger agreement, including voting agreements with directors of United Community and First Defiance as well as the employment agreements between First Defiance and each of Mr. Small and Mr. Hileman, and engaged in telephonic negotiations of the terms of such agreements. In each of the drafts of the merger agreement the exchange ratio was left blank. Also, during this time, the parties worked to complete their respective due diligence reviews.

On August 26, 2019, the compensation committee of the United Community board met to discuss and provide feedback on Mr. Small’s proposed employment agreement. Representatives of Wachtell Lipton also participated.

On August 28, 2019, the United Community board of directors held a regularly scheduled meeting and engaged in a detailed discussion of the proposed transaction with First Defiance. Members of United Community’s management team and representatives from Sandler O’Neill and Wachtell Lipton were also in attendance. At the meeting, Mr. Small updated the United Community board of directors on the status of the proposed transaction. The senior management team provided a report to the board on the results of the due diligence conducted on First Defiance to date and the anticipated benefits and risks associated with the proposed merger, and its conclusion that the diligence supported the strategic rationale for the proposed transaction. Sandler O’Neill provided a market update to the full board, including a review of the matters discussed with the executive committee at its August 15 meeting, and an updated financial analysis of the proposed transaction. Representatives of Wachtell Lipton advised the board of directors on its fiduciary duties and discussed the terms of the draft transaction agreements, including the merger agreement, voting agreements and employment agreements, which were substantially complete other than the exchange ratio. The United Community board discussed the results of diligence, the strategic benefits and risks of the proposed transaction, as well as the challenging operating environment for banks and the discussion of strategic alternatives from prior meetings of the board and its belief that the strategic rationale for a merger with First Defiance remained compelling. The board also engaged in a discussion regarding the recent relative underperformance of First Defiance’s common stock as compared to United Community’s common stock, which at that time had resulted in an implied transaction value that was at a slight discount to United Community’s then current trading price. The United Community board directed United Community and its advisors to continue to finalize the transaction documents and to inform First Defiance that it would require an increase to the 0.3636 exchange ratio that had been discussed between the parties if the implied discount continued to exist as the parties moved toward executing the merger agreement. The board also scheduled a meeting for September 5, 2019 to receive a market update and determine a specific proposal with respect to the exchange ratio that would then be negotiated with First Defiance prior to the targeted announcement date of September 9, 2019.

Following this meeting, Mr. Small and United Community’s financial and legal advisors communicated to First Defiance and their advisors United Community’s position on the exchange ratio.

On August 29, 2019, the board of First Defiance met to discuss the current status of the merger agreement, the proposals regarding the exchange ratio and the proposed employment agreements with Mr. Hileman and Mr. Small. Representatives of Barack Ferrazzano were present at the meeting. Following the meeting, Barack Ferrazzano had several conversations with Wachtell Lipton regarding the proposed merger agreement.

On August 29, 2019, the compensation committee of First Defiance met to discuss the proposed employment agreements with Mr. Hileman and Mr. Small. Representatives of Barack Ferrazzano were present at the meeting. Following the meeting, Barack Ferrazzano had several conversations with Wachtell Lipton regarding the proposed employment agreements.

On September 5, 2019, the compensation committee of the First Defiance’s board met to review and approve the terms of the employment agreements with Mr. Hileman and Mr. Small. Representatives of Barack Ferrazzano were present at the meeting and, following the meeting, communicated the terms of the employment agreements that were acceptable to First Defiance to Wachtell Lipton, which such terms are set forth in the agreements executed by the parties on September 9, 2019.

On September 5, 2019, the compensation committee of the United Community board also met to review the substantially final terms of the employment agreements of Mr. Small and Mr. Hileman that Barack Ferrazzano had sent to Wachtell Lipton. Representatives from Wachtell Lipton were present at the meeting.

Immediately following United Community’s compensation committee meeting on September 5, 2019, the United Community board of directors held a special meeting for a status update on the proposed transaction, with the primary purpose of the meeting being to formulate a proposal with respect to the exchange ratio. Representatives of senior management, Sandler O’Neill and Wachtell Lipton also participated. Representatives of Sandler O’Neill presented a market update and an updated financial analysis with respect to the proposed transaction, including analyses at different exchange ratios as well as the impact that a special cash dividend would have. Representatives of Wachtell Lipton presented an update on the status of the transaction documents and the members of the compensation committee updated the full board on their discussions with respect to the employment agreements. Following discussion, the United Community board instructed management and Sandler O’Neill to propose an increased exchange ratio of 0.3715, which would increase the pro forma ownership in the surviving entity of United Community shareholders from 47% to 47.5%, as well as a special cash dividend payable to United Community shareholders prior to closing, if necessary, to address any remaining discount implied by the transaction value as compared to the closing price of United Community’s common stock as of the signing of the merger.

Following the board meeting, representatives of Sandler O’Neill conveyed the proposal on the exchange ratio and special dividend to representatives of KBW. The KBW representatives indicated that they would review the proposal with First Defiance.

On September 6, 2019, First Defiance’s special committee met with KBW representatives to discuss United Community’s latest proposal on the exchange ratio. KBW provided a market update to the committee and reviewed the potential impact of the proposed exchange ratio on financial aspects of the proposed transaction. The committee determined to recommend to the full board that it approve the proposed transaction with the proposed exchange ratio of 0.3715.

On September 6, 2019, following the closing of the market, in accordance with First Defiance’s directives, representatives of KBW communicated to Sandler O’Neill that First Defiance, pending final board approval, was in agreement with the proposed exchange ratio of 0.3715, which represented an implied premium to United Community’s closing price on September 6, 2019 of $0.17 or 1.7%, but as a result, First Defiance had determined that the special dividend proposal was moot. Sandler O’Neill and United Community agreed that, pending board approval on both sides, the special dividend proposal would be moot.

Following these discussions, Wachtell Lipton and Barack Ferrazzano finalized the transaction agreements in advance of each company’s respective board meetings to consider the proposed transaction.

On September 7, 2019, the First Defiance board held a meeting to consider the terms of the proposed transaction with United Community. Members of First Defiance’s management team and representatives of KBW and Barack Ferrazzano were also in attendance. Mr. Hileman updated the board as to the recent discussions between the management teams and advisors, as well as the considerations of the special transaction committee. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the First Defiance board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to First Defiance. See “Opinion of First Defiance’s Financial Advisor,” beginning on page 65, for more information. Representatives of Barack Ferrazzano then advised the board on its fiduciary duties and led the board through the proposed final merger agreement and related transaction documents. After discussing and considering the proposed terms of the merger agreement and related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the First Defiance board and the factors described under “First Defiance’s Reasons for the Merger; Board Recommendation” beginning on page 62, the First Defiance board of directors unanimously determined the merger, the merger agreement, the other transaction agreements and the other transactions contemplated by the proposed merger agreement, to be in the best interests of First Defiance, its shareholders and its other constituencies, and the board of directors unanimously approved and adopted the proposed merger agreement, the other transaction agreements and the transactions contemplated thereby, including the merger, and determined that it would recommend that First Defiance’s shareholders adopt the merger agreement.

On September 8, 2019, the United Community board of directors held a meeting to consider the terms of the proposed transaction with First Defiance. Members of United Community’s management team and representatives from Sandler O’Neill and Wachtell Lipton were also in attendance. Sandler O’Neill provided an update on the discussions with KBW with respect to United Community’s proposed exchange ratio and First Defiance’s acceptance of an increased exchange ratio of 0.3715. Sandler O’Neill then reviewed the market developments since the last board meeting and its updated financial analysis, and rendered an opinion to the United Community board to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the exchange ratio in the proposed merger was fair to the holders of United Community common stock from a financial point of view. See “Opinion of United Community’s Financial Advisor,” beginning on page 79, for more information. Representatives of Wachtell Lipton further advised the board of directors on its fiduciary duties and confirmed the terms of the proposed final merger agreement and related transaction documents. After considering the proposed terms of the merger agreement and related transaction documents and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the United Community board and the factors described under “United Community’s Reasons for the Merger; Board Recommendation,” beginning on page 77, the United Community board of directors unanimously determined the merger, the merger agreement, the other transaction documents and the other transactions contemplated by the proposed merger agreement, to be in the best interests of United Community, its shareholders and its other constituencies, and the board of directors unanimously approved and adopted the proposed merger agreement, the other transaction agreements and the transactions contemplated thereby, including the merger, and determined that it would recommend that United Community shareholders adopt the merger agreement.

Subsequently, the merger agreement and related transaction agreements were executed and delivered and the transaction was announced on the morning of September 9, 2019 in a press release issued jointly by United Community and First Defiance.

First Defiance’s Reasons for the Merger; Board Recommendation

First Defiance’s board of directors has concluded that the merger offers shareholders an extremely attractive opportunity to achieve the board of directors’ strategic business objectives. These objectives included increasing shareholder value and growing the size of the business to one of the premier financial institutions in Ohio and the greater Midwest region.

In deciding to approve the merger agreement and the transactions it contemplates, First Defiance’s board of directors evaluated the merger in consultation with management, as well as First Defiance’s legal counsel and financial advisors, and considered numerous factors, including the following:

•

information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of First Defiance and United Community, both individually and as a combined company; in reviewing these factors, the First Defiance board of directors considered the following:

•	the historical performance of each of First Defiance’s and United Community’s common stock;

•	the strategic fit of the business lines and the operating philosophies of the two institutions;

•

that First Defiance’s and United Community’s senior leadership share beliefs in strong community ties, customer focus and accountability, and its views regarding the long-term impacts of such philosophies with respect to the development of the communities in which the combined company will operate and the potential business performance of the combined company;

•

its understanding that the merger would diversify First Defiance’s loan portfolio, revenue streams and markets and strengthen its core retail deposit franchise, which may mitigate certain business risks;

•	the anticipated cost savings associated with the merger; and

•

the anticipated impact of the transaction on the combined company, including the expected impact on additional key financial metrics (including tangible book value per share, return on assets, return on tangible common equity, and cash efficiency ratio), regulatory capital ratios and anticipated earnings per share accretion;

•	views with respect to other potential strategic alternatives, including focusing exclusively on organic growth, pursuing other acquisitions or pursuing larger merger partners;

•

the complementary nature of the businesses of First Defiance and United Community, its view that the combined organization would have a stronger, deeper leadership team than First Defiance as a stand-alone company, the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates relative to First Defiance on a stand-alone basis and the combined organization’s anticipated ability to provide enhanced products, services and technologies; all of which could facilitate enhanced operational performance, strategic growth and risk management for the combined company;

•	the fact that the merger would combine two solid banking franchises to create a bank with over $6.0 billion in assets;

•

the consistency of the merger with First Defiance’s long-term strategic vision to seek profitable future expansion in Ohio and the greater Midwest region, providing the foundation for expansion of its geographic footprint, leading to continued growth in overall shareholder value;

•

both organizations have a long-standing, community banking philosophy of superior customer service, personalized financial solutions for both personal and business customers and a commitment to their communities;

•	the opportunity to build greater brand recognition and awareness;

•	understanding that First Defiance shareholders would own approximately 52.5% of the combined company’s common stock;

•

the structure of the transaction as a merger of equals in which First Defiance’s board of directors and management would have significant participation in the combined company; in particular, the provisions of the merger agreement setting forth the corporate governance of the combined company, including:

•

the fact that Mr. Bookmyer would serve as Chairman of the combined company, Mr. Schiraldi would serve as Vice Chairman, Mr. Hileman would serve as Chief Executive Officer (transitioning to Executive Chairman in the first half of 2021) and Mr. Small would serve as President (transitioning to Chief Executive Officer in the first half of 2021);

•	the fact that seven of 13 total directors of the combined company would be current members of the First Defiance board of directors (including Mr. Hileman and Mr. Bookmyer); and

•	that the affirmative vote of at least 75% of the board of directors of the combined company would be required to remove Mr. Hileman from serving in the capacities referred to above;

•

the fact that First Defiance’s code of regulations and corporate governance guidelines would be amended to preserve certain corporate governance arrangements of the combined company (including senior executive management positions of the combined company and the allocation of directors between First Defiance and United Community) for a period from closing through the second anniversary of the transition of Mr. Hileman to Executive Chairman in the first half of 2021;

•

the familiarity of First Defiance’s senior management team with United Community’s management team and the belief of First Defiance’s senior management that the management teams and employees of First Defiance and United Community possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, production and management talent;

•

the belief of First Defiance’s senior management and the First Defiance board of directors that the two companies share a common vision with respect to corporate culture and delivering financial performance and shareholder value and that their executive officers and employees possess complementary skills and expertise;

•

the advantages of a combination with an institution such as United Community that already has an established market share in the Ohio market and the opportunities for increased efficiencies and significant cost savings resulting from a combination with United Community’s current organization, resulting in increased profitability of the combined entity over time, as compared to a possible combination without a similar market presence;

•

the fact that the combined company would continue to be publicly held following the merger and would continue to be traded on the NASDAQ Global Select Market, providing the combined company’s shareholders with continued access to a public trading market, and that shareholders would be expected to have increased liquidity for their shares as a result of the higher market capitalization of the combined company, the significantly expanded shareholder base and the potential increase in interest from institutional investors and securities analysts;

•

the fact that the market capitalization of the combined institution, as compared with First Defiance’s market capitalization as a stand-alone entity, would be expected to provide the combined company with increased access to capital markets to finance the combined company’s capital requirements, and in addition would provide for enhanced market visibility;

•	the fact that the higher market capitalization of the combined company would be expected to enhance the attractiveness of the company’s common stock going forward, which would make the common stock more attractive as consideration to be used in future acquisition opportunities that may allow for increased shareholder value;

•

the current and prospective economic and competitive environments facing First Defiance and other financial institutions, characterized by intensifying competition from both banks and non-bank financial service organizations, and the growing costs associated with regulatory compliance in the industry;

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the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame, particularly in light of the fact that the organizations have transition experience due to successfully completed acquisitions and data processing conversions;

•	review of the results of First Defiance’s due diligence review of United Community and discussions with First Defiance’s senior management and outside advisors concerning United Community;

•

the opinion dated September 7, 2019 of KBW to the First Defiance board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Defiance of the exchange ratio in the proposed merger as more fully described under “The Merger—Opinion of First Defiance’s Financial Advisor” beginning on page 65;

•

the terms of the merger agreement, including the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes, and the deal protection and termination fee provisions, which it reviewed with its outside legal counsel;

•	the fact that First Defiance’s shareholders will have the opportunity to vote to approve the merger agreement;

•

the board of directors’ right to withdraw its recommendation to the First Defiance shareholders that they approve the merger agreement and the right of the United Community board of directors to withdraw its recommendation to the United Community shareholders that they adopt the merger agreement, in each case in certain circumstances, as more fully described under “The Merger Agreement—Shareholder Meetings and Recommendation of First Defiance’s and United Community’s Boards of Directors” beginning on page 118;

•

the restrictions on the conduct of First Defiance’s business during the period between execution of the merger agreement and the consummation of the merger, which restrictions are customary for public company merger agreements involving financial institutions but which, subject to specific exceptions, could delay or prevent First Defiance from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to First Defiance’s operations absent the pendency of the merger;

•

both First Defiance’s and United Community’s ability to take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances and the terms of the merger agreement that restrict both First Defiance’s and United Community’s ability to solicit alternative transactions;

•

the potential risks associated with achieving, within anticipated time periods or at all, cost savings and successfully integrating the businesses, operations and workforces of First Defiance and United Community, including the costs and risks of successfully integrating the differing business models and lines of business of the two companies;

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the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of First Defiance’s ongoing business and in the loss of customers for the combined company;

•	the other risks described under the section entitled “Risk Factors” and “Forward-Looking Statements” beginning on pages 27 and 35, respectively;

•

the fact that First Defiance or United Community may be obligated to pay the other party a termination fee of $18.4 million in certain circumstances as more fully described under “The Merger Agreement—Termination Fee” beginning on page 122;

•

the likelihood that the merger will be approved by the relevant bank regulatory authorities in a timely manner and the consideration of the relevant factors assessed by the regulators for such approvals and the evaluation of such factors;

•	that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that certain regulatory approvals might not be obtained;

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the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of First Defiance and United Community, transaction fees, expenses and other payments that will or may arise from the merger;

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the potential risk of diverting management attention and resources from the operation of First Defiance’s business and towards the completion of the merger and the integration of the two companies; and

•

the risk that the merger may not be completed despite the combined efforts of First Defiance and United Community, or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from the First Defiance shareholders and the United Community shareholders, including as a result of factors outside First Defiance’s and United Community’s control.

In considering the recommendation of the First Defiance board, you should be aware that certain directors and executive officers of First Defiance may have interests in the merger that are different from, or in addition to, interests of shareholders of First Defiance generally and may create potential conflicts of interest. The First Defiance board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to First Defiance’s shareholders that they vote in favor of the merger proposal. See “The Merger—Interests of First Defiance Directors and Executive Officers in the Merger” beginning on page 93.

The above discussion of the information and factors considered by the First Defiance board of directors is not intended to be exhaustive, but includes the material factors they considered. In arriving at its determination to approve the merger agreement and the transactions it contemplates, and recommend that the First Defiance shareholders vote to approve them, the First Defiance board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. It should be noted that the foregoing explanation of the factors considered by First Defiance’s board of directors and its reasons for recommending the merger to First Defiance’s shareholders, as well as certain information presented in this section is forward-looking in nature and, therefore, such information should be read in light of the factors discussed in the section entitled “Forward-Looking Statements”.

For the reasons set forth above, the First Defiance board of directors unanimously recommends that the First Defiance shareholders vote “FOR” the First Defiance merger proposal.

Opinion of First Defiance’s Financial Advisor

First Defiance engaged KBW to render financial advisory and investment banking services to First Defiance, including an opinion to the First Defiance board of directors as to the fairness, from a financial point of view, to First Defiance of the exchange ratio in the proposed merger. First Defiance selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the First Defiance board of directors held on September 7, 2019 at which the First Defiance board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the First Defiance board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to First Defiance. The First Defiance board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the First Defiance board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to First Defiance. It did not address the underlying business decision of First Defiance to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Defiance board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Defiance common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Defiance and United Community and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated September 7, 2019 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018 of First Defiance;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of First Defiance;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018 of United Community;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of United Community;

•

certain regulatory filings of First Defiance and United Community and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2018 and the quarters ended March 31, 2019 and June 30, 2019;

•	certain other interim reports and other communications of First Defiance and United Community to their respective shareholders; and

•

other financial information concerning the respective businesses and operations of First Defiance and United Community furnished to KBW by First Defiance and United Community or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of First Defiance and United Community;

•	the assets and liabilities of First Defiance and United Community;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•

a comparison of certain financial and stock market information of First Defiance and United Community with similar information for certain other companies, the securities of which were publicly traded;

•

publicly-available consensus “street estimates” of United Community, as well as assumed United Community long-term growth rates provided to KBW by United Community management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of First Defiance management and with the consent of the First Defiance board of directors;

•

publicly available consensus “street estimates” of First Defiance, as well as assumed First Defiance long-term growth rates provided to KBW by First Defiance management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the First Defiance board of directors; and

•

estimates regarding certain pro forma financial effects of the merger on First Defiance (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by First Defiance management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the First Defiance board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of First Defiance and United Community regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of First Defiance, upon the management of United Community as to the reasonableness and achievability of the publicly available consensus “street estimates” of United Community and the assumed United Community long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the United Community “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied upon the management of First Defiance as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Defiance, the assumed First Defiance long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on First Defiance (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above, and the assumptions and bases for all such information, and KBW assumed, at the direction of First Defiance, that all of the foregoing information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Defiance management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of First Defiance and United Community that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Defiance and United Community referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in all of such information. KBW assumed, based on discussions with the respective managements of First Defiance and United Community and with the consent of the First Defiance board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Defiance or United Community since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with First Defiance’s consent, that the aggregate allowances for loan and lease losses for each of First Defiance and United Community are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Defiance or United Community, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of First Defiance or United Community under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•

the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of United Community common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of First Defiance, United Community or the pro forma combined entity or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of First Defiance that First Defiance relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Defiance, United Community, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to First Defiance. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger to First Defiance, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of First Defiance to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Defiance or the First Defiance board of directors;

•

any business, operational or other plans with respect to United Community or the pro forma combined entity that may be contemplated by First Defiance or the First Defiance board of directors or that may be implemented by First Defiance or the First Defiance board of directors subsequent to the closing of the merger;

•

the fairness of the amount or nature of any compensation to any of First Defiance’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of First Defiance common stock or relative to the exchange ratio;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Defiance, United Community or any other party to any transaction contemplated by the merger agreement;

•	the actual value of First Defiance common stock to be issued in connection with the merger;

•

the prices, trading range or volume at which First Defiance common stock or United Community common stock would trade following the public announcement of the merger or the prices, trading range or volume at which First Defiance common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to First Defiance, United Community, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Defiance and United Community. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First Defiance board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Defiance board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between First Defiance and United Community and the decision of First Defiance to enter into the merger agreement was solely that of the First Defiance board of directors.

The following is a summary of the material financial analyses presented by KBW to the First Defiance board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the First Defiance board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $9.78 per outstanding share of United Community common stock, or $473.3 million in the aggregate (inclusive of the implied value of United Community performance stock units and in-the-money United Community stock options), based on the 0.3715x exchange ratio in the proposed merger and the closing price of First Defiance common stock on September 6, 2019. In addition to the financial analyses described below, KBW reviewed with the First Defiance board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $9.78 per outstanding share of United Community common stock) of 11.8x United Community’s estimated calendar year 2019 earnings per share (“EPS”) and 11.0x United Community’s estimated calendar year 2020 EPS using the publicly available calendar year 2019 and calendar year 2020 net income consensus “street estimates” for United Community and a diluted United Community share count provided by United Community management.

First Defiance and United Community Selected Companies Analysis

Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Defiance and United Community to 16 selected major exchange-traded (defined as the NASDAQ, New York Stock Exchange and NYSE American) banks that were headquartered in the Midwest with total assets between $2.0 billion and $4.0 billion. Merger targets and internet banks were excluded from the selected companies.

The selected companies were as follows:

Bridgewater Bancshares, Inc.	MutualFirst Financial, Inc.
Civista Bancshares, Inc.	Nicolet Bankshares, Inc.
Farmers National Banc Corp.	Old Second Bancorp, Inc.
First Business Financial Services, Inc.	Southern Missouri Bancorp, Inc.
First Financial Corporation	Sterling Bancorp, Inc.
First Mid Bancshares, Inc.	Stock Yards Bancorp, Inc.
Independent Bank Corporation	Waterstone Financial, Inc.
Mercantile Bank Corporation	West Bancorporation, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or most recent completed fiscal quarter (“MRQ”) available (which were the periods ended June 30, 2019) or as of the end of such periods (which was June 30, 2019) and market price information as of September 6, 2019. KBW also used EPS estimates taken from consensus “street estimates” for First Defiance, United Community and the selected companies. Where consolidated holding company level financial data for First Defiance, United Community and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in First Defiance’s or United Community’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section “The Merger—Opinion of United Community’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First Defiance, United Community and the selected companies:

			Selected Companies
	First Defiance	United Community	75th Percentile	Average	Median	25th Percentile
Core Return on Average Assets(1)	1.53%	1.47%	1.68%	1.50%	1.48%	1.29%
Core Return on Average Tangible Common Equity(1)	16.7%	14.3%	15.6%	14.6%	15.0%	13.3%
Net Interest Margin	4.01%	3.30%	4.07%	3.75%	3.79%	3.54%
Fee Income / Revenue Ratio	26.4%	22.8%	25.6%	23.3%	24.3%	14.6%
Efficiency Ratio (%)	60.5%	55.4%	54.7%	59.3%	57.9%	64.0%

(1)

Core income excluded extraordinary items, non-recurring items (including deferred tax asset (“DTA”) revaluations), gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

KBW’s analysis also showed the following concerning the financial condition of First Defiance, United Community and the selected companies:

			Selected Companies
	First Defiance	United Community	75th Percentile	Average	Median	25th Percentile
Tangible Common Equity / Tangible Assets	9.6%	10.3%	10.8%	10.7%	10.0%	9.1%
Total Capital Ratio	12.8%	14.2%	16.3%	15.1%	13.4%	12.8%
Loans / Deposits	97.9%	99.6%	89.5%	98.5%	95.5%	108.6%
Loan Loss Reserves / Loans	1.10%	0.87%	1.03%	0.92%	0.93%	0.81%
Nonperforming Assets(1) / Loans and OREO	0.97%	1.18%	0.39%	0.85%	0.67%	1.15%
Net Charge-offs / Average Loans(2)	(0.08%)	(0.02%)	(0.00%)	0.03%	0.01%	0.07%

(1)	Nonperforming Assets included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market Intelligence.
(2)	For the most recent quarter, annualized.

In addition, KBW’s analysis showed the following concerning the market performance of First Defiance, United Community and the selected companies:

					Selected Companies
	First Defiance		United Community		75th Percentile		Average		Median		25th Percentile
One-Year Price Change	(17.1%)		(6.9%)		(7.8%)		(13.2%)		(14.6%)		(21.7%)
Year-to-date Price Change	7.4%		8.6%		14.0%		8.1%		7.2%		(0.2%)
Price / Tangible Book Value	1.70	x	1.57	x	1.54	x	1.48	x	1.43	x	1.35	x
Price / LTM Core EPS(1)	11.3	x	11.7	x	12.2	x	11.2	x	10.9	x	10.1	x
Price / 2019 Estimated EPS(2)	11.1	x	11.6	x	12.2	x	11.1	x	11.0	x	10.0	x
Price / 2020 Estimated EPS(2)	11.3	x	10.8	x	12.0	x	11.0	x	10.6	x	9.9	x
Dividend Yield	2.9%		2.9%		2.9%		2.1%		2.6%		0.7%
MRQ Dividend Payout Ratio(3)	31.1%		31.8%		35.2%		23.3%		26.4%		6.9%

(1)

Core income excluded extraordinary items, non-recurring items (including DTA revaluations), gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)

In the case of First Defiance and United Community, EPS estimates were based on net income consensus “street estimates” for First Defiance and United Community and diluted share counts for First Defiance and United Community provided by the respective management teams of First Defiance and United Community.

(3)	In the case of two of the selected companies, the dividend payout ratios were adjusted to reflect the semi-annual nature of dividend payments.

No company used as a comparison in the above selected companies analysis is identical to First Defiance or United Community. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis

KBW reviewed publicly available information related to 17 selected U.S. whole bank and non-mutual thrift transactions announced since June 30, 2015 with announced deal values between $100 million and $2.0 billion and where the accounting target’s shareholders were to own at least 35% of the pro forma entity. Terminated transactions were excluded from the selected transactions. The selected transactions were as follows:

Acquiror	Acquired Company
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Veritex Holdings, Inc.	Green Bancorp, Inc.
Cadence Bancorporation	State Bank Financial Corporation
Allegiance Bancshares, Inc.	Post Oak Bancshares, Inc.
First Choice Bancorp	Pacific Commerce Bancorp
Howard Bancorp, Inc.	1st Mariner Bank
First Financial Bancorp.	MainSource Financial Group, Inc.
OceanFirst Financial Corp.	Sun Bancorp, Inc.
Pinnacle Financial Partners, Inc.	BNC Bancorp
Southern National Bancorp of Virginia, Inc.	Eastern Virginia Bankshares, Inc.
Access National Corporation	Middleburg Financial Corporation
Bar Harbor Bankshares	Lake Sunapee Bank Group
Westfield Financial, Inc.	Chicopee Bancorp, Inc.
Chemical Financial Corporation	Talmer Bancorp, Inc.
BBCN Bancorp, Inc.	Wilshire Bancorp, Inc.
Yadkin Financial Corporation	NewBridge Bancorp
Nicolet Bankshares, Inc.	Baylake Corp.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Price per LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•	Price per current calendar year estimated EPS of the acquired company in the 12 selected transactions in which consensus “street estimates” for the acquired company were available at announcement; and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per share paid for the acquired company for the 15 selected transactions in which the acquired company was publicly traded as a premium/discount to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $9.78 per share of United Community common stock, or $473.3 million in the aggregate, and using historical financial information for United Community as of or for the 12 months ended June 30, 2019, the estimated calendar year 2019 EPS for United Community (calculated using the calendar year 2019 net income consensus “street estimate” and a diluted United Community share count provided by United Community management) and the closing price of United Community common stock on September 6, 2019.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for two of the selected transactions and the current calendar year estimated EPS multiple for one of the selected transactions, which multiples were not considered meaningful because they were greater than 40.0x):

			Selected Companies
	First Defiance / United Community		75th Percentile		Average		Median		25th Percentile
Price / Tangible Book Value	1.60	x	2.27	x	1.95	x	1.90	x	1.58	x
Price / LTM EPS	11.9	x	22.6	x	21.6	x	20.0	x	17.9	x
Price / Current Calendar Year EPS	11.8	x	21.3	x	19.8	x	16.8	x	16.0	x
Core Deposit Premium	9.1%		19.8%		14.3%		13.8%		9.6%
One-Day Market Premium	1.7%		19.0%		13.8%		15.3%		8.2%

No target company or transaction used as a comparison in the above selected transaction analysis is identical to United Community or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis

KBW analyzed the relative standalone contribution of First Defiance and United Community to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for First Defiance and United Community as of or for the 12 months ended June 30, 2019, and (ii) publicly available consensus “street estimates” of First Defiance and United Community. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Defiance and United Community shareholders in the pro forma combined entity based on the 0.3715x exchange ratio in the proposed merger:

	First Defiance as a % of Total	United Community as a % of Total
Ownership
Pro Forma Ownership at 0.3715x Merger Exchange RaRatio	52.5%	47.5%
Balance Sheet
Total Assets	53%	47%
Gross Loans	54%	46%
Total Deposits	54%	46%
Tangible Common Equity	51%	49%
Income Statement
LTM Core Net Income	54%	46%
2019 Estimated Net Income	54%	46%
2020 Estimated Net Income	52%	48%

Pro Forma Financial Impact Analysis

KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Defiance and United Community. Using (i) closing balance sheet estimates as of December 31, 2019 for First Defiance and United Community taken from publicly available consensus “street estimates” of First Defiance and United Community, (ii) publicly available consensus net income “street estimates” of First Defiance and United Community and assumed First Defiance and United Community long-term net income growth rates provided by First Defiance management and United Community management, respectively, and (iii) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger, certain accounting adjustments and restructuring charges) provided by First Defiance management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to First Defiance’s estimated EPS in 2020 and 2021 and dilutive to First Defiance’s estimated tangible book value per share at closing as of December 31, 2019. Furthermore, the analysis indicated that, pro forma for the merger, each of First Defiance’s tangible common equity to tangible assets ratio, leverage ratio, and total risk-based capital ratio at closing as of December 31, 2019 could be lower and each of First Defiance’s Common Equity Tier 1 Ratio and Tier 1 Capital Ratio at closing as of December 31, 2019 could be higher. For all of the above analysis, the actual results achieved by First Defiance following the merger may vary from the projected results, and the variations may be material.

First Defiance Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of First Defiance. In this analysis, KBW used publicly available consensus “street estimates” of First Defiance and assumed long term growth rates for First Defiance provided by First Defiance management, and KBW assumed discount rates ranging from 8.0% to 12.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that First Defiance could generate over the five year period from December 31, 2019 through December 31, 2024 as a standalone company and (ii) the present value of First Defiance’s implied terminal value at the end of such period. KBW assumed that First Defiance would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of First Defiance, KBW applied a range of 9.0x to 13.0x First Defiance’s estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of First Defiance common stock of $25.84 per share to $38.66 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Defiance.

United Community Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of United Community. In this analysis, KBW used publicly available consensus “street estimates” of United Community and assumed long term growth rates for United Community provided by United Community management, and KBW assumed discount rates ranging from 8.0% to 12.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that United Community could generate over the five year period from December 31, 2019 through December 31, 2024 as a standalone company, and (ii) the present value of United Community’s implied terminal value at the end of such period. KBW assumed that United Community would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of United Community, KBW applied a range of 9.0x to 13.0x United Community’s estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of United Community common stock of $10.10 to $14.99.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of United Community.

Pro Forma Combined Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate an illustrative range for the implied equity value of the pro forma combined entity, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used publicly available consensus “street estimates” of First Defiance and United Community and assumed First Defiance and United Community long-term growth rates provided by First Defiance management and United Community management, respectively, and estimated cost savings and related expenses and accounting adjustments and restructuring charges provided by First Defiance management, and KBW assumed discount rates ranging from 8.0% to 12.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that the pro forma combined entity could generate over the 5 year period from December 31, 2019 through December 31, 2024 and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments and restructuring charges. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the pro forma combined entity, KBW applied a range of 9.0x to 13.0x the pro forma combined entity’s estimated 2025 earnings. This discounted cash flow analysis resulted in an illustrative range of implied values per share of the pro forma combined entity’s common stock of $28.69 to $43.09.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.

Miscellaneous

KBW acted as financial advisor to First Defiance in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships of certain KBW broker-dealer affiliates with United Community, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, First Defiance and United Community. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Defiance or United Community for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in First Defiance common stock. As First Defiance was informed by KBW prior to the date of KBW’s opinion, such positions include an individual position in shares of First Defiance common stock held by a senior member of the KBW advisory team providing services to First Defiance in connection with the proposed merger.

Pursuant to the KBW engagement agreement, First Defiance has agreed to pay KBW a total cash fee equal to 0.75% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. First Defiance also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of KBW’s opinion, KBW did not provide investment banking and financial advisory services to First Defiance. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking and financial advisory services to United Community. KBW may in the future provide investment banking and financial advisory services to First Defiance or United Community and receive compensation for such services.

United Community’s Reasons for the Merger; Board Recommendation

In reaching its decision to adopt and approve the merger agreement, the other transaction agreements and the transactions contemplated thereby, including the merger, and to recommend that its shareholders adopt the merger agreement, the United Community board of directors evaluated the merger in consultation with the United Community management, as well as United Community’s financial and legal advisors, and considered a number of factors, including the following material factors:

•

the United Community board’s understanding of the current and prospective environment in which United Community and First Defiance operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally and the likely effect of these factors on United Community both with and without the merger;

•

the United Community board’s familiarity with and understanding of United Community’s business, results of operations, asset quality, financial and market position and expectations concerning United Community’s future earnings and prospects;

•

information and discussion regarding First Defiance’s business, results of operations, financial and market position and future earnings and prospects and the results of United Community’s due diligence investigation;

•

the United Community board’s evaluation, with the assistance of management and its financial and legal advisors, of strategic alternatives available to United Community for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the United Community board’s belief that the proposed merger with First Defiance was the best option available to United Community and its shareholders;

•	the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, including the following:

•

the creation of a community bank based in Ohio with over $6.0 billion in assets and operations throughout Ohio, Michigan, Indiana, Pennsylvania and West Virginia and the belief that this positions the combined company as the premier Midwest franchise;

•

the increased scale resulting from the merger and the diversification of the combined company’s balance sheet and complementary strengths of both institution’s employees, technology, processes and businesses and the expectation that these factors will enhance growth, profitability and performance;

•	the material earnings per share accretion that is estimated to result from the merger with fully-phased in cost savings; and

•	the complementary nature of the companies’ markets, credit culture and relationship banking approach.

•

the fact that the merger consideration is all stock with a fixed exchange ratio offers United Community shareholders the opportunity to fully participate in the future growth and opportunities of the combined company, and the fact that the receipt of the merger consideration (other than any cash in lieu of fractional shares) will generally be tax-free to United Community’s shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger—Material United States Federal Income Tax Consequences”;

•

the corporate governance provisions of the merger agreement, including the participation of six of United Community’s directors on the board of directors of the combined company and the significant leadership positions of United Community senior management in the combined company, which the board of directors of United Community believes would assist in integrating and operating the combined company post-closing and enhance the likelihood of realizing the strategic benefits that United Community expects to result from the merger and reduce execution risk;

•

the financial presentation of United Community’s financial advisor, Sandler O’Neill, to the United Community board on September 8, 2019 and its opinion delivered to the United Community board, to the effect that as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations, the exchange ratio was fair to holders of United Community common stock from a financial point of view, as further described under “The Merger—Opinion of United Community’s Financial Advisor”;

•	the historical performance of each of United Community’s common stock and First Defiance’s common stock;

•

the implied value of the merger consideration of $9.78 for each share of United Community common stock represented approximately a 1.7% premium over the closing price of United Community common stock on September 6, 2019 (the last trading day prior to the board meeting to approve the transaction);

•

the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluations of those factors, and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

•

the terms and conditions of the merger agreement, including, among other things, the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes, each company’s ability to take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, the conditions to closing, the possibility that each company would be required to pay a termination fee under certain circumstances, the fact that each company’s shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger, the terms of the merger agreement that restrict each company’s ability to solicit alternative transactions, and the provisions of the merger agreement generally requiring each company to conduct its business in the ordinary course and the other restrictions on the conduct of each company’s business prior to completion of the merger;

•

with the merger consideration consisting of United Community shares at a fixed exchange ratio, the potential risk for the implied value of the merger consideration to be adversely affected by a decrease in the trading price of First Defiance common stock;

•	the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•

the potential risk of diverting management attention and resources from the operation of United Community’s business to the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•

the potential risks and costs associated with successfully integrating United Community’s business, operations and workforce with those of First Defiance, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe; and

•	the other risks described under the sections entitled “Risk Factors” and “Forward-Looking Statements”.

In considering the recommendation of the United Community board, you should be aware that certain directors and executive officers of United Community may have interests in the merger that are different from, or in addition to, interests of shareholders of United Community generally and may create potential conflicts of interest. The United Community board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to United Community’s shareholders that they vote in favor of the merger proposal. See “The Merger—Interests of United Community Directors and Executive Officers in the Merger”.

This discussion of the information and factors considered by the United Community board includes the material factors considered by the United Community board, but it is not intended to be exhaustive and may not include all the factors considered by the United Community board. In view of the wide variety of factors considered, and the complexity of these matters, the United Community board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the other transaction agreements and the transactions contemplated thereby, including the merger, and to recommend that its shareholders adopt the merger agreement. Rather, the United Community board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, United Community’s management and its financial and legal advisors. In addition, individual members of the United Community board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the United Community board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Forward-Looking Statements”.

For the reasons set forth above, the United Community board of directors unanimously recommends that the United Community shareholders vote “FOR” the United Community merger proposal.

Opinion of United Community’s Financial Advisor

United Community retained Sandler O’Neill to act as financial advisor to its board of directors in connection with United Community’s consideration of a possible business combination with First Defiance. United Community selected Sandler O’Neill to act as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to United Community’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 8, 2019 meeting at which United Community’s board of directors considered the merger and the merger agreement, Sandler O’Neill delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 8, 2019 to the effect that, as of such date, the exchange ratio was fair to the holders of United Community’s common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of United Community common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion was directed to the board of directors of United Community in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of United Community as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of United Community common stock and did not address the underlying business decision of United Community to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for United Community or the effect of any other transaction in which United

Community might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of United Community or First Defiance, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	an execution copy of the merger agreement, distributed on September 7, 2019;

•	certain publicly available financial statements and other historical financial information of United Community and its banking subsidiary that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Defiance that Sandler O’Neill deemed relevant;

•

publicly available mean analyst net income, earnings per share and dividends per share estimates for United Community for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of United Community, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of United Community;

•

publicly available mean analyst net income, earnings per share and dividends per share estimates for First Defiance for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of First Defiance, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of First Defiance;

•

the pro forma financial impact of the merger on First Defiance based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of First Defiance and confirmed by the senior management of United Community;

•	the relative contribution of assets, liabilities, equity and earnings of United Community and First Defiance to the combined entity;

•

the publicly reported historical price and trading activity for United Community common stock and First Defiance common stock, including a comparison of certain stock market information for United Community common stock and First Defiance common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for United Community and First Defiance with similar financial institutions for which information is publicly available;

•	governance terms of certain recent merger of equals transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of United Community and its representatives the business, financial condition, results of operations and prospects of United Community and held similar discussions with certain members of the senior management of First Defiance and its representatives regarding the business, financial condition, results of operations and prospects of First Defiance.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by United Community or First Defiance or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of United Community and First Defiance that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United Community or First Defiance or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of United Community or First Defiance or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of United Community, First Defiance, or any of their respective subsidiaries, or of the combined entity after the Merger, and Sandler O’Neill did not review any individual credit files relating to United Community or First Defiance or any of their respective subsidiaries. Sandler O’Neill assumed, with United Community’s consent, that the respective allowances for loan losses for United Community, First Defiance and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available mean analyst net income, earnings per share and dividends per share estimates for United Community for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of United Community, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of United Community. In addition, Sandler O’Neill used publicly available mean analyst net income, earnings per share and dividends per share estimates for First Defiance for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of First Defiance, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of First Defiance. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of First Defiance and confirmed by the senior management of United Community. With respect to the foregoing information, the respective senior managements of United Community and First Defiance confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of United Community and First Defiance, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill did not express an opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of United Community, First Defiance or any of their respective subsidiaries since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analyses that United Community and First Defiance would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with United Community’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on United

Community, First Defiance, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with United Community’s consent, Sandler O’Neill relied upon the advice that United Community received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of United Community common stock or First Defiance common stock at any time or what the value of First Defiance common stock would be once it is actually received by the holders of United Community common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to United Community’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to United Community or First Defiance and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of United Community and First Defiance and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio to the holders of United Community common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of United Community, First Defiance, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to United Community’s board of directors at its September 8, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of United Community common stock or First Defiance common stock or the prices at which United Community or First Defiance common stock may be sold at any time. The analyses of

Sandler O’Neill and its opinion were among a number of factors taken into consideration by United Community’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of United Community’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of United Community common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.3715 shares of First Defiance common stock, par value $0.01 per share. Based on the closing price per share of First Defiance common stock on September 6, 2019 of $26.32 and based upon 48,085,839 United Community common shares outstanding, 233,641 United Community performance stock units, and 163,832 United Community options with a weighted average exercise price of $4.63, Sandler O’Neill calculated an aggregate implied transaction value of $473.3 million. Based upon financial information for United Community as of or for the last twelve months (“LTM”) ended June 30, 2019, publicly available mean analyst EPS estimates for the year ending December 31, 2019 and December 31, 2020, and the closing price of United Community’s common stock on September 6, 2019, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price / United Community June 30, 2019 Book Value per Share:	148%
Transaction Price / United Community June 30, 2019 Tangible Book Value per Share:	160%
Transaction Price / United Community LTM Earnings per Share:	12.5x
Transaction Price / United Community 2019E Mean Analyst Earnings per Share(1):	11.7x
Transaction Price / United Community 2020E Mean Analyst Earnings per Share(1):	11.0x
Tangible Book Premium / Core Deposits(2):	9.1%
Tangible Book Premium / Core Deposits(3):	8.2%
Market Premium as of 9/6/19:	1.7%

(1)	Based on publicly available mean analyst earnings per share estimates
(2)	Core deposits defined as total deposits less time deposits with balances greater than $100,000
(3)	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Contribution Analysis

Sandler O’Neill reviewed the relative contribution of United Community and First Defiance to the pro forma balance sheet and income of the combined entity based upon financial information for United Community and First Defiance as of or for the LTM ended June 30, 2019. This analysis excluded mark-to-market and other transaction-related adjustments. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of United Community and First Defiance shareholders in the combined company:

	United Community		First Defiance
$ values in thousands
Balance Sheet as of June 30, 2019:
Net Loans	$2,327	47.1%	$2,610	52.9%
Total Assets	$2,869	46.7%	$3,278	53.3%
Total Deposits	$2,259	45.7%	$2,681	54.3%
Total Common Equity	$318	43.8%	$407	56.2%
Tangible Common Equity	$294	49.1%	$305	50.9%

Earnings:
LTM Net Income	$38.2	44.8%	$47.1	55.2%
2019E Mean Analyst Net Income(1)	$40.4	46.1%	$47.3	53.9%
2020E Mean Analyst Net Income(1)	$42.9	48.1%	$46.3	51.9%

Market Valuation:
Market Capitalization as of 9/6/19	$462.1	47.1%	$519.2	52.9%
Market Capitalization Based on 5-Day VWAPs as of 9/6/19	$464.0	47.4%	$515.8	52.6%
Market Capitalization Based on 10-Day VWAPs as of 9/6/19	$463.1	47.3%	$515.7	52.7%

Proposed Pro Forma Ownership		47.5%		52.5%

(1)	Based on publicly available mean analyst earnings per share estimates

Stock Trading History

Sandler O’Neill reviewed the publicly available historical reported trading prices of United Community common stock and First Defiance common stock for the one-year and three-year periods ended September 6, 2019. Sandler O’Neill then compared the relationship between the movements in the price of United Community common stock and First Defiance common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

United Community’s One-Year Stock Performance

	Beginning Value September 6, 2018	Ending Value September 6, 2019
United Community	100%	93.1%
United Community Peer Group	100%	85.2%
S&P 500 Index	100%	103.5%
NASDAQ Bank Index	100%	81.0%

United Community’s Three-Year Stock Performance

	Beginning Value September 6, 2016	Ending Value September 6, 2019
United Community	100%	145.4%
United Community Peer Group	100%	121.9%
S&P 500 Index	100%	136.2%
NASDAQ Bank Index	100%	115.5%

First Defiance’s One-Year Stock Performance

	Beginning Value September 6, 2018	Ending Value September 6, 2019
First Defiance	100%	82.9%
First Defiance Peer Group	100%	85.6%
S&P 500 Index	100%	103.5%
NASDAQ Bank Index	100%	81.0%

First Defiance’s Three-Year Stock Performance

	Beginning Value September 6, 2016	Ending Value September 6, 2019
First Defiance	100%	118.1%
First Defiance Peer Group	100%	123.0%
S&P 500 Index	100%	136.2%
NASDAQ Bank Index	100%	115.5%

Comparable Company Analyses

Sandler O’Neill used publicly available information to compare selected financial information for United Community with a group of financial institutions selected by Sandler O’Neill (the “United Community Peer Group”). The United Community Peer Group included public, major exchange traded (NASDAQ, NYSE, NYSEAM) banks and thrifts, headquartered in the Midwest region with total assets between $1.0 billion and $5.0 billion and ROAA greater than 1.25% as of or for the LTM ended June 30, 2019, but excluded targets of announced merger transactions and mutual holding companies. The United Community Peer Group consisted of the following companies:

Bank First Corporation	Independent Bank Corporation
Bridgewater Bancshares, Inc.	Lakeland Financial Corporation
Community Trust Bancorp, Inc.	Macatawa Bank Corporation
Farmers & Merchants Bancorp, Inc.	Mercantile Bank Corporation
Farmers National Banc Corp.	Nicolet Bankshares, Inc.
First Defiance Financial Corp.	Old Second Bancorp, Inc.
First Financial Corporation	Southern Missouri Bancorp, Inc.
First Savings Financial Group	Sterling Bancorp, Inc.
German American Bancorp, Inc.	Stock Yards Bancorp, Inc.
Great Southern Bancorp, Inc.	Waterstone Financial, Inc.

The analysis compared publicly available financial information for United Community with corresponding data for the United Community Peer Group as of or for the LTM ended June 30, 2019 with pricing data as of September 6, 2019. The table below sets forth the data for United Community and the median, mean, low and high data for the United Community Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in United Community’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

United Community Comparable Company Analysis

	United Community	United Community Peer Group Median	United Community Peer Group Mean	United Community Peer Group Low	United Community Peer Group High
Total assets ($mm)	2,869	3,060	2,964	1,229	4,976
Loans / Deposits (%)	99.6	92.2	96.1	80.9	129.9
Nonperforming assets(1) / Total assets (%)	0.97	0.50	0.73	0.09	2.20
Tangible common equity/Tangible assets (%)	10.32	10.31	10.94	8.72	19.17
Tier 1 risk-based capital ratio (%)	13.23	12.43	13.94	10.49	25.29
Total risk-based capital ratio (%)	14.17	13.72	15.36	11.99	26.12
CRE / Total risk-based capital ratio (%)	217.9	191.1	218.1	89.5	477.5
LTM return on average assets (%)	1.36	1.49	1.51	1.26	1.89
LTM return on average equity (%)	12.16	13.10	13.25	7.65	18.30
LTM Net interest margin (%)	3.37	3.85	3.82	2.97	4.33
LTM Efficiency ratio (%)	56.22	57.15	57.35	38.00	77.09
Price/Tangible book value (%)	157	148	159	112	219
Price/LTM earnings per share (x)	12.3	11.3	11.8	8.0	15.7
Price/2019E earnings per share(2) (x)	11.3	11.2	11.8	8.5	15.1
Price/2020E earnings per share(2) (x)	10.6	11.8	11.5	8.2	14.7
Current dividend yield (%)	3.3	2.5	2.1	0.0	3.9
Market value ($mm)	462	451	510	139	1,077

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
(2)	Based on publicly available median analyst earnings per share estimates

Note: Bank level financial data as of or for the period ended June 30, 2019 was used where consolidated holding company data was unavailable.

Sandler O’Neill used publicly available information to perform a similar analysis for First Defiance by comparing selected financial information for First Defiance with a group of financial institutions selected by Sandler O’Neill (the “First Defiance Peer Group”). The First Defiance Peer Group included public, major exchange traded (NASDAQ, NYSE, NYSEAM) banks and thrifts, headquartered in the Midwest region with total assets between $1.0 billion and $5.0 billion and ROAA greater than 1.25% as of or for the LTM ended June 30, 2019, but excluded targets of announced merger transactions and mutual holding companies. The First Defiance Peer Group consisted of the following companies:

Bank First Corporation	Lakeland Financial Corporation
Bridgewater Bancshares, Inc.	Macatawa Bank Corporation
Community Trust Bancorp, Inc.	Mercantile Bank Corporation
Farmers & Merchants Bancorp, Inc.	Nicolet Bankshares, Inc.
Farmers National Banc Corp.	Old Second Bancorp, Inc.
First Financial Corporation	Southern Missouri Bancorp, Inc.
First Savings Financial Group	Sterling Bancorp, Inc.
German American Bancorp, Inc.	Stock Yards Bancorp, Inc.
Great Southern Bancorp, Inc.	United Community Financial Corp.
Independent Bank Corporation	Waterstone Financial, Inc.

The analysis compared publicly available financial information for First Defiance with corresponding data for the First Defiance Peer Group as of or for the as of or for the LTM ended June 30, 2019 with pricing data as of September 6, 2019. The table below sets forth the data for First Defiance and the median, mean, low and high data for the First Defiance Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in First Defiance’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

First Defiance Comparable Company Analysis

	First Defiance	First Defiance Peer Group Median	First Defiance Peer Group Mean	First Defiance Peer Group Low	First Defiance Peer Group High
Total assets ($mm)	3,278	2,962	2,943	1,229	4,976
Loans / Deposits (%)	97.9	92.2	96.2	80.9	129.9
Nonperforming assets¹ / Total assets (%)	0.78	0.50	0.74	0.09	2.20
Tangible common equity/Tangible assets (%)	9.60	10.36	10.98	8.72	19.17
Tier 1 risk-based capital ratio (%)	11.75	12.56	14.01	10.49	25.29
Total risk-based capital ratio (%)	12.75	13.96	15.43	11.99	26.12
CRE / Total risk-based capital ratio (%)	289.8	191.1	214.5	89.5	477.5
LTM return on average assets (%)	1.49	1.47	1.51	1.26	1.89
LTM return on average equity (%)	11.95	13.10	13.26	7.65	18.30
LTM Net interest margin (%)	4.02	3.83	3.78	2.97	4.33
LTM Efficiency ratio (%)	60.02	56.65	57.16	38.00	77.09
Price/Tangible book value (%)	170	148	159	112	219
Price/LTM earnings per share (x)	11.3	11.3	11.9	8.0	15.7
Price/2019E earnings per share(2) (x)	11.0	11.3	11.8	8.5	15.1
Price/2020E earnings per share(2) (x)	11.0	11.8	11.5	8.2	14.7
Current dividend yield (%)	2.9	2.5	2.2	0.0	3.9
Market value ($mm)	519	448	508	139	1,077

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
(2)	Based on publicly available median analyst earnings per share estimates

Note: Bank level financial data as of or for the period ended June 30, 2019 was used where consolidated holding company data was unavailable.

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value of United Community common stock assuming United Community performed in accordance with publicly available mean analyst net income, earnings per share and dividends per share estimates for United Community for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of United Community, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of United Community. To approximate the terminal value of a share of United Community common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 10.0x to 15.0x and multiples of December 31, 2023 tangible book value ranging from 130% to 205%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of United Community common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of United Community common stock of $7.01 to $11.54 when applying multiples of earnings and $7.30 to $12.61 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
11.0%	$8.13	$8.81	$9.49	$10.17	$10.86	$11.54
12.0%	$7.83	$8.48	$9.14	$9.79	$10.45	$11.10
13.0%	$7.54	$8.17	$8.80	$9.43	$10.06	$10.69
14.0%	$7.27	$7.87	$8.48	$9.08	$9.69	$10.29
15.0%	$7.01	$7.59	$8.17	$8.75	$9.33	$9.91

Tangible Book Value Per Share Multiples

Discount Rate	130%	145%	160%	175%	190%	205%
11.0%	$8.47	$9.30	$10.13	$10.95	$11.78	$12.61
12.0%	$8.16	$8.95	$9.75	$10.54	$11.33	$12.13
13.0%	$7.86	$8.62	$9.38	$10.15	$10.91	$11.67
14.0%	$7.57	$8.31	$9.04	$9.77	$10.50	$11.24
15.0%	$7.30	$8.01	$8.71	$9.41	$10.12	$10.82

Sandler O’Neill also considered and discussed with the United Community’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming United Community’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for United Community’s common stock, applying the price to 2023 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 13.16%.

Earnings Per Share Multiples

Annual Budget Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(20.0%)	$6.25	$6.75	$7.25	$7.75	$8.25	$8.75
(10.0%)	$6.87	$7.43	$8.00	$8.56	$9.12	$9.68
0.0%	$7.50	$8.12	$8.75	$9.37	$10.00	$10.62
10.0%	$8.12	$8.81	$9.50	$10.18	$10.87	$11.56
20.0%	$8.75	$9.50	$10.25	$11.00	$11.75	$12.50

Sandler O’Neill also performed an analysis that estimated the net present value per share of First Defiance common stock, assuming First Defiance performed in accordance with publicly available mean analyst net income, earnings per share and dividends per share estimates for First Defiance for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of First Defiance, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of First Defiance. To approximate the terminal value of a share of First Defiance common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 10.0x to 15.0x and multiples of December 31, 2023 tangible book value ranging from 130% to 205%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Defiance common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Defiance common stock of $17.88 to $29.73 when applying multiples of earnings and $18.84 to $32.88 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
11.0%	$20.77	$22.56	$24.35	$26.14	$27.93	$29.73
12.0%	$19.99	$21.71	$23.43	$25.16	$26.88	$28.60
13.0%	$19.25	$20.91	$22.56	$24.21	$25.87	$27.52
14.0%	$18.55	$20.14	$21.73	$23.32	$24.91	$26.50
15.0%	$17.88	$19.41	$20.94	$22.46	$23.99	$25.52

Tangible Book Value Per Share Multiples

Discount Rate	130%	145%	160%	175%	190%	205%
11.0%	$21.89	$24.09	$26.29	$28.49	$30.68	$32.88
12.0%	$21.07	$23.18	$25.30	$27.41	$29.52	$31.63
13.0%	$20.29	$22.32	$24.35	$26.38	$28.41	$30.43
14.0%	$19.55	$21.50	$23.45	$25.40	$27.35	$29.30
15.0%	$18.84	$20.71	$22.59	$24.46	$26.34	$28.21

Sandler O’Neill also considered and discussed with United Community’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming First Defiance’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for First Defiance common stock, applying the price to 2023 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 13.16%.

Earnings Per Share Multiples

Annual Budget Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(20.0%)	$15.85	$17.17	$18.48	$19.80	$21.11	$22.43
(10.0%)	$17.50	$18.97	$20.45	$21.93	$23.41	$24.89
0.0%	$19.14	$20.78	$22.43	$24.07	$25.71	$27.35
10.0%	$20.78	$22.59	$24.40	$26.20	$28.01	$29.82
20.0%	$22.43	$24.40	$26.37	$28.34	$30.31	$32.28

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger on First Defiance assuming the merger closes December 31, 2019. Sandler O’Neill utilized the following information and assumptions: (a) publicly available mean analyst net income, earnings per share and dividends per share estimates for United Community for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of United Community, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of United Community, (b) publicly available mean analyst net income, earnings per share and dividends per share estimates for First Defiance for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of First Defiance, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of First Defiance, and (c) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of First Defiance and confirmed by the senior management of United Community. The analysis indicated that the transaction could be accretive to First Defiance’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and dilutive to First Defiance’s estimated tangible book value per share at close and at December 31, 2020, and accretive to First Defiance’s estimated tangible book value per share at December 31, 2021, December 31, 2022, and December 31, 2023.

In connection with this analysis, Sandler O’Neill considered and discussed with United Community’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as United Community’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 0.75% of the aggregate merger consideration, which fee is contingent upon the closing of the merger. At the time of announcement, based on First Defiance’s closing stock price of $26.32 as of September 6, 2019, Sandler O’Neill’s advisory fee was approximately $3.5 million. Sandler O’Neill also received a $400,000 fee from United Community upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Sandler O’Neill on the day of closing of the merger. United Community has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

Sandler O’Neill did not provide any other investment banking services to United Community, nor did Sandler O’Neill provide any investment banking services to First Defiance, in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to United Community, First Defiance and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of United Community, First Defiance and their respective affiliates for Sandler O’Neill’s account and for the accounts of Sandler O’Neill’s customers.

Certain Unaudited Prospective Financial Information

Certain Unaudited Prospective Financial Information of First Defiance

First Defiance and United Community do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, First Defiance and United Community are including in this proxy statement/prospectus certain unaudited prospective financial information for First Defiance and United Community that was made available as described below. The inclusion of this information should not be regarded as an indication that any of First Defiance, United Community, Sandler O’Neill or KBW, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

For purposes of Sandler O’Neill’s First Defiance net present value analysis performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used publicly available mean analyst net income, earnings per share and dividends per share estimates for First Defiance for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of First Defiance, as well as an estimated long-term annual earnings per share growth rate of 7% and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of First Defiance. The following table summarizes this unaudited prospective financial information with respect to First Defiance as used by Sandler O’Neill for its First Defiance net present value analysis:

	For the Years Ended December 31,
	2019	2020	2021	2022	2023
Net income ($ in thousands)	$47,263	$46,340	$49,405	$52,863	$56,565
Earnings per share	$2.38	$2.34	$2.50	$2.68	$2.87
Dividends per share	$0.77	$0.80	$0.83	$0.86	$0.89

Similarly, for purposes of certain discounted cash flow analyses performed by KBW in connection with KBW’s opinion, KBW used publicly available mean consensus “street estimates” for calendar years 2019 and 2020 First Defiance net income and earnings per share, as well as an assumed First Defiance long-term earnings per share growth rate of 7% provided by First Defiance management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management.

Certain Unaudited Prospective Financial Information of United Community

For purposes of Sandler O’Neill’s United Community net present value analysis performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used publicly available mean analyst net income, earnings per share and dividends per share estimates for United Community for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of United Community, as well as an estimated long-term annual earnings per share growth rate of 7% and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of United Community. The following table summarizes this unaudited prospective financial information with respect to United Community as used by Sandler O’Neill for its United Community net present value analysis:

	For the Years Ended December 31,
	2019	2020	2021	2022	2023
Net income ($ in thousands)	$40,368	$42,874	$45,876	$49,089	$52,523
Earnings per share	$0.83	$0.89	$0.95	$1.02	$1.09
Dividends per share	$0.30	$0.34	$0.38	$0.42	$0.46

Similarly, for purposes of certain discounted cash flow analyses performed by KBW in connection with KBW’s opinion, KBW used publicly available mean consensus “street estimates” for calendar years 2019 and 2020 United Community net income and earnings per share, as well as an assumed United Community long-term earnings per share growth rate of 7% provided by United Community management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of First Defiance management.

This information is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to First Defiance’s and United Community’s respective business, all of which are difficult to predict and many of which are beyond First Defiance’s and United Community’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to First Defiance’s and United

Community’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Forward-Looking Statements.”

The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure (except for publicly available mean analyst net income, earnings per share and dividends per share estimates), nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in First Defiance’s or United Community’s historical GAAP financial statements. Neither First Defiance’s nor United Community’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The independent registered public accountant reports included in this proxy statement/prospectus relate to historical financial information of each of First Defiance and United Community. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates of the respective fairness opinions delivered by Sandler O’Neill and KBW. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither First Defiance nor United Community intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on First Defiance or United Community of the merger and does not attempt to predict or suggest future results of the combined company after giving effect to the merger. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on First Defiance or United Community of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on First Defiance or United Community of any possible failure of the merger to occur. By inclusion of the unaudited prospective financial information in this document, none of First Defiance, United Community, Sandler O’Neill, KBW or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any shareholder of First Defiance or United Community or any other person regarding First Defiance’s or United Community’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by First Defiance or United Community that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included above is not being included to influence your decision whether to vote to approve the merger, but is being provided solely because it was made available to Sandler O’Neill and KBW as discussed above, in connection with the merger.

In light of the foregoing, and considering that the special meetings of First Defiance and United Community shareholders will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and First Defiance and United Community urge all shareholders to review First Defiance’s and United Community’s financial statements and other information contained elsewhere in this document for a description of First Defiance’s and United Community’s respective businesses and reported financial results. See “Where You Can Find More Information” beginning on page 145.

Management and Board of Directors of First Defiance After the Merger

The merger agreement provides that, following the merger, Donald P. Hileman, the current Chief Executive Officer of First Defiance, will continue to serve as the Chief Executive Officer of the surviving company and surviving bank, and that Gary M. Small, the current President and Chief Executive Officer of United Community, will become President of the surviving company and surviving bank. In addition, John L. Bookmyer, the current Chairman of First Defiance, will continue to serve as Chairman of the surviving company and surviving bank following the merger, and Richard J. Schiraldi, the current Chairman of United Community, will become Vice Chairman of the surviving company and surviving bank.

The merger agreement also provides that, on a date during the period commencing January 1, 2021, and ending June 30, 2021, as determined by the surviving company’s board of directors, or any such earlier date as of which Mr. Hileman ceases for any reason to serve in the position of Chief Executive Officer of the surviving company or surviving bank, as applicable, (i) Mr. Small shall become President and Chief Executive Officer of the surviving company and surviving bank, (ii) Mr. Hileman shall become Executive Chairman of the surviving company and surviving bank, and (iii) Mr. Schiraldi shall continue as Vice Chairman of the surviving company and surviving bank. In addition, the merger agreement provides that the respective boards of directors of the surviving company and surviving bank will each consist of 13 members, with seven members designated by First Defiance (including its Chief Executive Officer, Chairman and five other members of the First Defiance or First Federal board of directors), and six members designated by United Community (including its Chief Executive Officer, Chairman and four other members of the United Community or Home Savings board of directors). Other than as specifically identified above, the other members of the board of directors of the surviving company have not yet been identified.

Interests of First Defiance Directors and Executive Officers in the Merger

In considering the recommendation of the First Defiance board of directors, First Defiance shareholders should be aware that the directors and executive officers of First Defiance have certain interests in the merger that may be different from, or in addition to, the interests of First Defiance shareholders generally. The First Defiance board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Defiance shareholders vote to approve the merger proposal.

Treatment of First Defiance Equity-Based Awards

The executives and directors of First Defiance hold outstanding awards under the First Defiance equity incentive plans. Messrs. Hileman, Nungester, Reisner, Rose, Allen, and Harris each hold outstanding awards of performance-based restricted stock units; Messrs. Nungester and Allen, and the non-employee directors, each hold outstanding awards of restricted stock; and Mr. Allen holds outstanding awards of restricted stock units. Pursuant to the employment and change in control agreements between First Defiance and the named executive officers (other than Mr. Harris), the merger will be considered a “change in control.” As a result, awards held by such executives will vest upon a termination other than for cause following the effective time of the merger. The performance-based awards will vest on a pro-rata basis, while the other awards will vest in full.

Mr. Harris and the non-employee directors do not have employment or other agreements with First Defiance under which their outstanding equity awards will vest on an accelerated basis in connection with a merger-related termination. However, in order to better align the treatment of United Community and First Defiance directors and employees, the merger agreement provides First Defiance discretion to deem the merger a change in control under applicable award agreements and plans. It has not yet been determined as of the date of this filing whether and for whom First Defiance will exercise such discretion.

For an estimate of the amounts that would become payable to First Defiance’s named executive officers in respect of their unvested equity-based award agreements if a severance-qualifying termination of employment were to occur immediately following the effective time of the merger, see “The Merger—Merger-related Compensation for First Defiance’s Named Executive Officers.” First Defiance estimates that the aggregate amount that would become payable to its executive officers who are not named executive officers with respect to accelerated vesting of their unvested equity-based awards to be $564,997, based on a price per share of First Defiance common stock of $27.82 (the average closing price of common stock of First Defiance over the five trading days following the announcement of the merger), and assuming that such executives incur a termination other than for cause following the effective time of the merger and such effective time of the merger were October 15, 2019.

New Employment Agreement with Donald P. Hileman

In connection with the execution of the merger agreement, First Defiance entered into an employment agreement with Mr. Hileman setting forth the terms of his continuing employment with First Defiance following the effective time of the merger. The employment agreement provides that Mr. Hileman will continue to serve as Chief Executive Officer of First Defiance and First Federal and as a member of the boards of directors of First Defiance and First Federal. On a date between January 1, 2021 and June 30, 2021, to be determined by the board of directors following the effective time (the “Succession Date”), Mr. Hileman will retire as Chief Executive Officer and transition to the role of Executive Chairman of First Defiance and First Federal. Mr. Hileman will serve as Executive Chairman for a period of two years, during which time he will continue to serve on the boards of directors of First Defiance and First Federal. In consideration for his services as Chief Executive Officer, Mr. Hileman will be entitled to (a) an annual base salary of at least $495,000, (b) target annual incentive opportunities of not less than 50% of his annual base salary, (c) an annual equity award with a target value of not less than 45% of his annual base salary, and (d) employee benefits and fringe benefits (including additional life insurance, supplemental disability, paid vacation and reimbursement of club dues) that are no less favorable than those provided by First Defiance prior to the effective time or, if more favorable, those provided to the Chief Executive Officer of United Community immediately prior to the effective time. Mr. Hileman’s compensation and benefits will be reviewed by the compensation committee of the board of directors of First Defiance as soon as practicable following the closing of the merger to ensure they are commensurate with market practices for Mr. Hileman’s role with First Defiance relative to First Defiance’s peer group following the closing of the merger. In addition, Mr. Hileman will receive a one-time cash retention award of $2,250,000 in connection with the cancellation of his current employment agreement.

Upon his transition to Executive Chairman, Mr. Hileman’s annual base salary will be reduced to a market-based level to be determined by the board of directors. He will not participate in the annual incentive plan of First Defiance unless otherwise determined by the board of directors, and he will be eligible for equity-based awards as a member of the board of directors but not under the long-term incentive plan for executive management of First Defiance. During this period, he will remain an employee of First Defiance and be eligible for retirement and welfare benefits on the same basis as other full-time employees.

If the employment of Mr. Hileman is terminated by First Defiance without cause or by the executive for good reason prior to his transition to Executive Chairman, subject to the execution of a release of claims, he will be entitled to the following severance benefits:

•	Prorated Bonus. A prorated annual cash bonus for the year in which termination occurs, determined assuming performance goals are satisfied at the target level.

•	Long-Term Incentive Awards. (a) Accelerated vesting in full of any unvested time-vesting long-term incentive awards, (b) any performance-vesting long-term incentive awards for which the performance period is complete shall vest in full and any such awards for which the performance period is not complete shall be earned as provided in the applicable award agreement and vest in full and (c) any vested stock options exercisable for the full remaining term thereof.

If the compensation and benefits payable under the employment agreement become subject to Section 280G of the Code, such amounts will be reduced to the extent such reduction would place the applicable executive in a better after-tax position. The retention award is not anticipated to become subject to Section 280G because the merger is not expected to constitute a “change in control” of First Defiance for purposes of Section 280G.

The employment agreement also contains certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning noncompetition and nonsolicitation of clients, customers and employees, each of which applies during Mr. Hileman’s employment and for one year thereafter.

Employment and Change in Control Agreements with First Defiance

Superseded Employment Agreement with Donald P. Hileman

First Defiance is party to an employment agreement with Mr. Hileman, which will be superseded upon the effective time by the new employment agreement with Mr. Hileman, as noted above. Under the superseded employment agreement, if the employment of Mr. Hileman was terminated involuntarily without cause or by Mr. Hileman for good reason within six months before or 12 months following a change in control of First Defiance, which the merger qualifies, subject to the execution of a release of claims, he would be entitled to the following severance benefits:

•

Severance Payment. A cash severance payment equal to the product of (a) 2.99 multiplied by (b) the sum of (i) his annual base salary plus (ii) his average annual bonus for the most recently completed five-year period.

•

COBRA Benefits. Healthcare continuation coverage under COBRA equal to the coverage in place on the date of termination, at no cost to the executive, until the earlier of the first anniversary of such termination or eligibility under another employer’s group health plans; or, in lieu thereof, a lump sum cash payment equal to 12 months of such premiums.

If the compensation and benefits payable under the employment agreement were subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would result in the total compensation and benefits being equal to an amount $1.00 less than the amount that would make the executive subject to Section 280G of the Code. Notwithstanding the foregoing, no such reduction is anticipated because the merger is not expected to constitute a “change in control” of First Defiance for purposes of Section 280G.

The employment agreement also contains certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning noncompetition and nonsolicitation of employees, each of which applies for 12 months following termination of employment.

Agreements with Other Executive Officers

Employment Agreements with Messrs. Nungester and Allen

First Defiance is party to employment agreements with Mr. Nungester and, until December 31, 2019, Mr. Allen. Under such agreements, if the employment of the executive is terminated involuntarily without cause or by the executive for good reason within six months before or 12 months following a change in control of First Defiance, which the merger qualifies, subject to the execution of a release of claims, the executive is entitled to the following severance benefits:

•

Severance Payment. A cash severance payment equal to the product of (a) 2.99 multiplied by (b) the sum of (i) the executive’s current annual base salary (in the case of Mr. Allen, his average annual salary for the most recently completed five-year period) plus (ii) the executive’s average annual bonus for the most recently completed five-year period.

•

COBRA Benefits. With respect to Mr. Nungester, healthcare continuation coverage under COBRA equal to the coverage in place on the date of termination, at no cost to the executive, until the earlier of the first anniversary of such termination or eligibility under another employer’s group health plans; or, in lieu thereof, a lump sum cash payment equal to 12 months of such premiums; and with respect to Mr. Allen, healthcare continuation coverage under COBRA equal to the coverage in place on the date of termination, at no cost to the executive, until December 31, 2019.

If the compensation and benefits payable under the employment agreements were subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would result in the total compensation and benefits being equal to an amount $1.00 less than the amount that would make the executives subject to Section 280G of the Code. Notwithstanding the foregoing, no such reductions are anticipated because the merger is not expected to constitute a “change in control” of First Defiance for purposes of Section 280G.

The agreements also contain certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning noncompetition and nonsolicitation of employees, each of which applies for 12 months following termination of employment.

Change in Control Agreements with Messrs. Reisner and Allen

First Defiance is party to change in control agreements with Mr. Reisner and, effective January 1, 2020, Mr. Allen. Under the agreements, if the employment of the executive is terminated involuntarily without cause or by the executive for good reason within six months before or 12 months following a change in control of First Defiance, which the merger qualifies, subject to the execution of a release of claims, the executive is entitled to the following severance benefits:

•

Severance Payment. A cash severance payment equal to the product of (a) two multiplied by (b) the sum of (i) the executive’s current annual base salary plus (ii) the executive’s average annual bonus for the most recently completed five-year period.

•

COBRA Benefits. Healthcare continuation coverage under COBRA equal to the coverage in place on the date of termination, at no cost to the executive, until the earlier of the first anniversary of such termination or eligibility under another employer’s group health plans.

If the compensation and benefits payable under the change in control agreements were subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would result in the total compensation and benefits being equal to an amount $1.00 less than the amount that would make the executives subject to Section 280G of the Code. Notwithstanding the foregoing, no such reductions are anticipated because the merger is not expected to not constitute a “change in control” of First Defiance for purposes of Section 280G.

The agreements also contain certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning noncompetition and nonsolicitation of customers, suppliers, and employees, each of which applies for 12 months following termination of employment.

Change in Control Agreement with Mr. Rose

First Defiance is party to change in control agreement with Mr. Rose. Under the agreement, if the employment of the executive is terminated involuntarily without cause or by the executive for good reason within six months before or 12 months following a change in control of First Defiance, which the merger qualifies, subject to the execution of a release of claims, the executive is entitled to the following severance benefits:

•	Severance Payment. A cash severance payment equal to his current annual base salary.

•

COBRA Benefits. Healthcare continuation coverage under COBRA equal to the coverage in place on the date of termination, at no cost to the executive, until the earlier of the first anniversary of such termination or his eligibility under another employer’s group health plans.

If the compensation and benefits payable under the change in control agreement were subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would result in the total compensation and benefits being equal to an amount $1.00 less than the amount that would make the executive subject to Section 280G of the Code. Notwithstanding the foregoing, no such reduction is anticipated because the merger is not expected to constitute a “change in control” of First Defiance for the purposes of Section 280G.

The agreement also contains certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning noncompetition and nonsolicitation of customers, suppliers, and employees, each of which applies for 12 months following the executive’s termination of employment.

First Defiance Severance Plan

Pursuant to the merger agreement, employees of First Defiance and United Community without contractual termination and severance protections, including Mr. Harris, are eligible for benefits under a severance plan to be developed jointly by First Defiance and United Community. It is anticipated that Mr. Harris will be eligible for a severance payment in an amount equal to one year of salary under such plan.

Estimated Value of Severance Entitlements

For an estimate of the value of the cash severance payments and COBRA benefits that would become payable to First Defiance’s named executive officers under their employment or change in control agreements upon a severance-qualifying termination of employment following the effective time of the merger, see “The Merger—Merger-related Compensation for First Defiance’s Named Executive Officers.” First Defiance estimates that the aggregate value of the cash severance payments and COBRA benefits that would become payable to First Defiance’s executive officers who are not named executive officers under their employment or change in control agreements upon a severance-qualifying termination of employment immediately following the effective time of the merger to be $1,743,254.

Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, from and after the effective time, First Defiance will indemnify certain persons, including First Defiance’s directors and executive officers. In addition, for a period of six years from the effective time, First Defiance will maintain First Defiance’s current directors’ and officers’ liability insurance policies. For additional information, see “The Merger Agreement—Director and Officer Indemnification and Insurance.”

Post-Closing Roles

As noted above, Mr. Hileman will remain Chief Executive Officer of First Defiance and First Federal at the effective time until the Succession Date. As of this filing, it is expected that Mr. Nungester will remain as Chief Financial Officer and that Mr. Rose will serve as Chief Strategy Officer. The continuing roles of Messrs. Reisner, Allen, and Harris have not yet been determined. In addition, pursuant to the merger agreement, seven of the 13 members of the board of directors of First Defiance and First Federal immediately following the closing of the merger will be designated by First Defiance to remain on the board of directors, including Mr. Hileman and Mr. Bookmyer, who will remain as Chairman. The board members to be designated by First Defiance have not been identified, and any compensation that may be payable for such service has not been determined as of the date of this filing.

Merger-related Compensation for First Defiance’s Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of First Defiance’s named executive officers that is based on or otherwise relates to the merger. The merger-related compensation described below is based on the named executive officers’ existing compensation arrangements with First Defiance. With respect to Mr. Hileman, in accordance with SEC guidance, the severance described would be payable under his existing employment agreement, which will be superseded upon the closing of the merger by his new employment agreement. With respect to Mr. Allen, in accordance with SEC guidance, the severance described below would be payable under his existing employment agreement, which will be superseded as of January 1, 2020 by his new change in control agreement. For additional details regarding the terms of the payments described below, as well as the terms of the existing employment agreements between First Defiance and Messrs. Hileman and Allen, see the discussion under the caption “The Merger—Interests of First Defiance’s Directors and Executive Officers in the Merger” above.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed:

•	October 15, 2019, as the closing date of the merger;

•	a termination of each named executive officer’s employment without cause, effective as of immediately following the effective time of the merger; and

•	a price per share of First Defiance common stock of $27.82 (the average closing price of First Defiance common stock over the five trading days following the announcement of the merger).

Name	Cash Severance ($)(2)	Equity ($)(3)	COBRA Benefit ($)(4)	Total ($)
Named Executive Officers
Donald P. Hileman	$2,161,918	$1,152,471	$16,712	$3,331,101
Paul D. Nungester, Jr.	$954,546	$306,187	$22,004	$1,282,737
Kevin T. Thompson(1)	—	—	—	—
John R. Reisner	$583,880	$384,472	$14,804	$983,156
Dennis E. Rose, Jr.	$178,869	$235,162	$14,973	$429,004
Gregory R. Allen	$796,861	$330,335	$2,785	$1,129,981
Timothy K. Harris	$180,777	—	—	$180,777

(1)

Kevin T. Thompson previously served as Chief Financial Officer of First Defiance and First Federal. Mr. Thompson retired on April 30, 2019 and is not eligible for merger-related compensation or benefits.

(2)

The cash amount payable to the named executive officers consists of a severance payment equal to the product of (a) 2.99 (in the case of Messrs. Hileman, Nungester and Allen) or two (in the case of Mr. Reisner) multiplied by (b) the sum of (i) the executive’s annual base salary (or, in the case of Mr. Allen, his average annual salary for the most recently completed five-year period) plus (ii) the executive’s average annual bonus for the most recently completed five-year period. With respect to Mr. Rose, the severance payment is equal to one year of base salary. The payments are payable following a termination of employment without cause or for good reason (i.e., “double-trigger”) and the execution of a release of claims. It is anticipated that the cash amount payable to Mr. Harris under the severance plan will consist of one year of salary.

(3)

The cash value attributable to accelerated vesting of equity-based awards, which occurs only upon a termination other than for cause (i.e., “double trigger”), consists of the product of (a) the number of shares that will be subject to accelerated vesting times (b) $27.82, the price per share of First Defiance common stock, which represents the average closing price of First Defiance common stock over the five trading days following the announcement of the merger.

Following the effective time, the restricted stock held by Mr. Allen under the 2010 equity plan would vest upon his termination other than for cause within six months. The restricted stock held by Mr. Nungester and restricted stock units held by Mr. Allen, each under the 2018 equity plan, would vest upon termination other than for cause within 12 months. The performance-based restricted stock units held by Messrs. Hileman, Reisner, Allen, and Rose under each plan, and by Mr. Nungester under the 2018 plan only, would vest upon termination other than for cause prior to the end of the applicable performance periods, at the greater number of units that would have vested assuming a target level of performance for the entire performance period, or the number of units that would vest at the actual level of performance through the fiscal quarter ended nearest to the date of termination. Values in the table below reflects the maximum level of payout for the performance-based awards. The performance-based restricted stock units held by Mr. Harris under both plans are not subject to accelerated vesting in connection with a merger-related termination unless the board of directors of First Defiance deems the merger a “change in control” for the purposes of his award agreements.

Name	Performance- Vesting RSUs ($)	Restricted Stock ($)	Restricted Stock Units ($)
Named Executive Officers
Donald P. Hileman	$1,152,471	—	—
Paul D. Nungester, Jr.	$180,997	$125,190	—
Kevin T. Thompson	—	—	—
John R. Reisner	$384,472	—	—
Dennis E. Rose, Jr.	$235,162	—	—
Gregory R. Allen	$125,023	$166,920	$38,392
Timothy K. Harris	—	—	—

With respect to Messrs. Hileman, Nungester, Reisner, Rose, and Allen, the COBRA Benefit consists of the cash value of healthcare continuation coverage equal to the coverage in place on the date of termination until the first anniversary of such termination (in the case of Mr. Allen, until December 31, 2019), at no cost to the executive, in the event of a termination of employment without cause or for good reason (i.e., “double-trigger”) and the execution of a release of claims. First Defiance may elect to pay the value of this benefit in a lump sum cash payment to Messrs. Hileman, Nungester and Allen. It is anticipated that Mr.  Harris will not be eligible for a COBRA benefit under the severance plan.

Interests of United Community Directors and Executive Officers in the Merger

In considering the recommendation of the United Community board of directors, United Community shareholders should be aware that the directors and executive officers of United Community have certain interests in the merger that may be different from, or in addition to, the interests of United Community shareholders generally. The United Community board of directors was aware of these interests and considered them, among other matters, in making its recommendation that United Community shareholders vote to approve the merger proposal.

Treatment of United Community’s Equity-Based Awards

At the effective time of the merger, each option to purchase shares of United Community common stock, whether vested or unvested, that is unexercised immediately prior to the effective time will fully vest and convert into an option to purchase shares of First Defiance common stock, with appropriate adjustments to reflect the application of the exchange ratio, and each United Community restricted stock award and United Community PSU award will fully vest and convert into the right to receive the merger consideration in respect of each share of United Community common stock subject to such award. Any performance-based vesting conditions applicable to such United Community PSU award will be measured consistent with the terms of the applicable award agreement applicable upon a change in control for such United Community PSU award, as determined by the United Community board of directors or compensation committee prior to the effective time.

For an estimate of the amounts that would become payable to United Community’s executive officers (each of whom is also a named executive officer) upon the vesting and settlement of their unvested equity-based awards, see “The Merger—Merger-related Compensation for United Community’s Named Executive Officers.” United Community estimates that the aggregate amount that would become payable to its eight non-employee directors in settlement of their unvested equity-based awards if the effective time of the merger were October 15, 2019, based on a price per share of United Community common stock of $10.28 (the average closing price of common stock of United Community over the five trading days following the announcement of the merger), to be $246,843.

2019 Annual Incentive Plan

United Community’s 2019 Annual Incentive Plan provides that, upon a change in control during 2019, annual incentives would be deemed earned at the target level and paid within 60 days following the change in control. In addition, the merger agreement provides that United Community may pay annual incentives and other non-equity bonuses in respect of fiscal year 2019 prior to the effective time of the merger, as determined based on actual performance as of the effective time (adjusted for any costs or expenses associated with the merger) in the ordinary course.

For an estimate of the amounts that would become payable to United Community’s named executive officers in respect of 2019 annual incentives, see “The Merger—Merger-related Compensation for United Community’s Named Executive Officers” below.

New Employment Arrangements with First Defiance

In connection with the execution of the merger agreement, First Defiance entered into an employment agreement with Mr. Small setting forth the terms of his employment with First Defiance following the effective time of the merger. The employment agreement provides that Mr. Small will serve as the President of First Defiance and First Federal and, until the bank merger, Home Savings and as a member of the boards of directors of First Defiance and First Federal and, until the bank merger, Home Savings. In addition to the foregoing positions, on the Succession Date, Mr. Small will be appointed to the position of Chief Executive Officer. In consideration for his services, Mr. Small will be entitled to (a) an annual base salary of at least $480,000, (b) target annual incentive opportunities of not less than 50% of his annual base salary, (c) an annual equity award with a target value of not less than 40% of his annual base salary, and (d) employee benefits and fringe benefits (including additional life insurance, supplemental disability, paid vacation and reimbursement of club dues) that are no less favorable than those provided by United Community prior to the effective time or, if more favorable, those provided to the Chief Executive Officer of First Defiance immediately prior to the effective time. The foregoing amounts will be reviewed by the compensation committee of the board of directors of First Defiance as soon as practicable following the closing of the merger to ensure they are commensurate with market practices for Mr. Small’s role with First Defiance relative to First Defiance’s peer group following the closing of the merger. In addition, on the Succession Date, Mr. Small will receive a one-time special equity retention grant of restricted common stock of First Defiance having a grant date fair value equal to $750,000, which would vest in one-fifth (1/5) installments upon each of the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) anniversaries of the Succession Date, subject to Mr. Small’s continued employment through such date.

If the employment of Mr. Small is terminated by First Defiance without cause or by the executive for good reason during the term of his employment agreement, subject to the execution of a release of claims, he would be entitled to the following severance benefits:

•

Severance Payment. A cash severance payment equal to the product of (a) two (or, if the termination occurs before the second (2nd) anniversary of the Succession Date or within six months before or two years following a change in control of First Defiance, 2.99) multiplied by (b) the sum of his annual base salary and his target annual bonus (or if higher, the annual bonus paid or payable to Mr. Small in respect of the most recently completed fiscal year).

•	Prorated Bonus. A prorated annual cash bonus for the year in which termination occurs, determined assuming performance goals are satisfied at the target level.

•

Long-Term Incentive Awards. (a) Accelerated vesting in full of any unvested time-vesting long-term incentive awards, (b) any performance-vesting long-term incentive awards for which the performance period is complete shall vest in full and any such awards for which the performance period is not complete shall be earned as provided in the applicable award agreement and vest in full and (c) any vested stock options exercisable for the full remaining term thereof.

•	COBRA Payment. A lump sum cash payment equal to 18 months of COBRA premiums for the health insurance coverage he had in place on the date of termination.

If the compensation and benefits payable under the employment agreement become subject to Section 280G of the Code, such amounts will be reduced to the extent such reduction would place the applicable executive in a better after-tax position.

The employment agreement contains certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning noncompetition and nonsolicitation of clients, customers and employees, each of which applies during Mr. Small’s employment and for one year thereafter.

Employment and Change in Control Agreements with United Community

Superseded Employment Agreement with Gary Small

United Community is party to an employment agreement with Mr. Small, which will be superseded upon the effective time by a new employment agreement with First Defiance, as noted above. Under the superseded United Community employment agreement, if the employment of Mr. Small was terminated involuntarily without cause or by Mr. Small for good reason within nine months before or 18 months following a change in control of United Community, subject to the execution of a release of claims, he would be entitled to the following severance benefits:

•

Severance Payment. A cash severance payment equal to the product of (a) 2.99 multiplied by (b) the sum of his annual base salary and his target annual bonus (or if higher, the annual bonus paid or payable to Mr. Small in respect of the most recently completed fiscal year).

•	COBRA Payment. A lump sum cash payment equal to 18 months of COBRA premiums for the health insurance coverage he had in place on the date of termination.

•	Accrued But Unpaid Annual Incentive. Payment of any accrued but unpaid annual incentive award.

If the compensation and benefits payable under the employment agreement were subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would result in the total compensation and benefits being equal to an amount $1.00 less than the amount that would make Mr. Small subject to Section 280G of the Code.

The employment agreement contains certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning noncompetition and nonsolicitation of clients, customers and employees, each of which applies during Mr. Small’s employment and for 12 months thereafter, except in the event of termination by Mr. Small for good reason.

Severance and Change in Control Agreements with Executive Officers

United Community is party to executive severance and change in control agreements with Messrs. Esson, Afzal, Garrity and Nohra. Under such agreements, if the employment of an executive was terminated involuntarily without cause or by the executive for good reason during the term of the severance and change in control agreements, subject to the execution of a release of claims, the executive would be entitled to the following severance benefits:

•

Severance Payment. A cash severance payment equal to the product of (a) two (in the case of Messrs. Afzal and Garrity) or 1.5 (in the case of Messrs. Esson and Nohra) multiplied by (b) the sum of the executive’s annual base salary and target annual bonus.

•	COBRA Payment. A lump sum cash payment equal to 18 months of COBRA premiums for the health insurance coverage he had in place on the date of termination.

•	Accrued But Unpaid Annual Incentive. Payment of any accrued but unpaid annual incentive award.

If the compensation and benefits payable under the employment agreement were subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would result in the total compensation and benefits being equal to an amount $1.00 less than the amount that would make the executive subject to Section 280G of the Code.

The employment agreement contains certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning nonsolicitation of clients, customers and employees, each of which applies for 12 months following the executive’s termination of employment.

Estimated Value of Severance Entitlements

For an estimate of the amounts that would become payable to United Community’s named executive officers under their employment or change in control agreements if a severance-qualifying termination of employment were to occur immediately following the effective time of the merger, see “The Merger—Merger-related Compensation for United Community’s Named Executive Officers.”

Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, from and after the effective time, First Defiance will indemnify certain persons, including United Community’s directors and executive officers. In addition, for a period of six years from the effective time, First Defiance will maintain United Community’s current directors’ and officers’ liability insurance policies. For additional information, see “The Merger Agreement—Director and Officer Indemnification and Insurance.”

Post-Closing Roles

As noted above, Mr. Small, currently President and Chief Executive Officer of United Community and Home Savings, will become President of First Defiance and First Federal at the effective time and subsequently will become Chief Executive Officer of First Defiance and First Federal. In addition, pursuant to the merger agreement, six of the 13 members of the board of directors of First Defiance and First Federal immediately following the closing of the merger will be designated by United Community, including Richard J. Schiraldi, the current Chairman of United Community, who will become Vice Chairman of First Defiance and First Federal. The board members to be designated by United Community have not been identified, and any compensation that may be payable for such service has not been determined as of the date of this filing.

Merger-related Compensation for United Community’s Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of United Community’s named executive officers that is based on or otherwise relates to the merger. The merger-related compensation described below is based on the named executive officers’ existing compensation arrangements with United Community.

With respect to Mr. Small, in accordance with SEC guidance, it describes the severance that would be payable under his employment agreement with United Community, which will be superseded upon the closing of the merger by an employment agreement with First Defiance. For additional details regarding the terms of the payments described below, as well as the terms of the employment agreement between First Defiance and Mr. Small, see the discussion under the caption “The Merger—Interests of United Community’s Directors and Executive Officers in the Merger” above.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed:

•	October 15, 2019, as the closing date of the merger;

•	a termination of each named executive officer’s employment without cause, effective as of immediately following the effective time of the merger; and

•	a price per share of United Community common stock of $10.28 (the average closing price of United Community common stock over the five trading days following the announcement of the merger).

Name	Cash Severance ($)(1)	Accelerated Vesting of Equity ($)(2)	Total ($)
Named Executive Officers
Gary M. Small	2,464,251	842,559	3,306,810
Timothy W. Esson	609,088	463,112	1,072,200
Zahid Afzal	985,369	556,896	1,542,265
Matthew T. Garrity	951,791	419,339	1,371,130
Jude J. Nohra	703,329	338,681	1,042,010

(1)	The cash amount payable to the named executive officers consists of the following:

(a)

Cash Severance: A cash severance payment equal to the product of (a) 2.99 (in the case of Mr. Small), two (in the case of Messrs. Afzal and Garrity) or 1.5 (in the case of Messrs. Esson and Nohra) multiplied by (b) the sum of the executive’s annual base salary and target annual bonus (or in the case of Mr. Small, if higher, the annual bonus paid or payable in respect of the most recently completed fiscal year), which is payable following a termination of employment without cause or for good reason (i.e., “double-trigger”) and the execution of a release of claims.

(b)

Target Annual Bonus: A cash bonus for 2019, determined assuming performance goals are satisfied at the target level, which is payable as a result of the occurrence of the effective time (i.e., “single-trigger”).

(c)

COBRA Payment: A lump sum cash payment equal to 18 months of COBRA premiums for the health insurance coverage the executive had in place on the date of termination, which is payable following a termination of employment without cause or for good reason (i.e., “double-trigger”) and the execution of a release of claims.

Set forth below is the estimated value of each component of the aggregate cash amount.

Name	Cash Payment ($)	Bonus ($)	COBRA Payment ($)
Named Executive Officers
Gary M. Small	2,195,856	240,000	28,395
Timothy W. Esson	503,217	93,840	12,031
Zahid Afzal	839,554	117,420	28,395
Matthew T. Garrity	810,096	113,300	28,395
Jude J. Nohra	568,854	106,080	28,395

(2)

At the effective time of the merger, each option to purchase shares of United Community common stock, whether vested or unvested, that is unexercised immediately prior to the effective time will fully vest and convert into an option to purchase shares of First Defiance common stock, with appropriate adjustments to reflect the application of the exchange ratio. Additionally, at the effective time, each unvested United Community restricted stock award and performance-vesting RSU would fully vest and convert into the right to receive the merger consideration in respect of each share of United Community common stock subject to such award. Any performance-based vesting conditions applicable to any United Community performance-vesting RSU award would be measured consistent with the terms of the applicable award agreement applicable upon a change in control for such United Community PSU award, as determined by the United Community board of directors or its compensation committee prior to the effective time of the merger. Set forth below is the estimated value of each type of unvested United Community equity-based award held by the named executive officers that would become vested upon the effective time of the merger. All such amounts are single-trigger.

Name	Stock Options ($)	Restricted Stock ($)	Performance- Vesting RSUs ($)
Named Executive Officers
Gary M. Small	31,000	18,360	793,199
Timothy W. Esson	163,600	7,299	292,213
Zahid Afzal	25,800	256,229	274,867
Matthew T. Garrity	—	9,509	409,830
Jude J. Nohra	—	8,265	330,416

Regulatory Approvals Required for the Merger

Completion of the merger and the bank merger are subject to the receipt of all approvals (and such approvals having remained in full force and effect) required to complete the transactions contemplated by the merger agreement from the Federal Reserve, the FDIC and the ODFI, and the expiration of any applicable statutory waiting periods. First Defiance and United Community have agreed to use their respective reasonable best efforts to obtain all required regulatory approvals. First Defiance, United Community and/or their respective subsidiaries have filed applications and notices to obtain these regulatory approvals.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to First Defiance after the completion of the merger or will contain a burdensome condition.

Federal Reserve Board. In connection with the merger, First Federal will convert to an Ohio bank. As a result, First Defiance must apply to the Federal Reserve for registration as a bank holding company. In connection with its application as a bank holding company, First Defiance intends to file a declaration of financial holding company status with the Federal Reserve. A financial holding company is a classification of bank holding company that is permitted to engage in a broader range of activities than other bank holding companies. In considering the approval of a transaction such as the conversion to a bank holding company and the merger, the Bank Holding Company Act of 1956, as amended, requires the Federal Reserve to review: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”), (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that such meeting or other proceeding would be appropriate.

Under the CRA, the Federal Reserve must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve considers the institution’s record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, each of First Financial and Home Savings was rated “Satisfactory” with respect to CRA compliance

FDIC. The applicable federal statute (the “Bank Merger Act”) mandates that the prior approval of the FDIC, the primary federal regulator of the resulting bank, is required to merge Home Savings with and into First Federal. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine it to be appropriate

ODFI. In connection with the bank merger, First Federal will convert to an Ohio bank and will be required to file a bank merger application with the superintendent of ODFI. In evaluating the application, the ODFI will consider the following factors: (1) whether the transaction would result in a monopoly or would further any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the state and any markets served by the resulting or surviving bank; (2) whether the effect of the proposed transaction in any part of the state and any markets served by the resulting or surviving bank may be to substantially lessen competition, tend to create a monopoly, or in any other manner restrain trade, unless the superintendent finds the anticompetitive effects of the transaction would clearly be outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served; (3) the financial and managerial resources and future prospects of the banks involved; (4) the convenience and needs of the communities to be served; (5) whether, upon completion of the transaction, the resulting or surviving state bank will meet the Ohio statutory requirements applicable to financial institutions; and (6) the comments of any regulatory authority notified of the merger.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of First Defiance and United Community to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

Accounting Treatment

First Defiance and United Community prepare their respective financial statements in accordance with GAAP. Although the parties have structured the merger as a merger of equals, GAAP requires that one party to the merger be identified as the acquirer. The merger will be accounted for using the acquisition method of accounting, and First Defiance will be treated as the accounting acquirer. In identifying First Defiance as the acquiring entity for accounting purposes, First Defiance and United Community took into account a number of factors as of the date of this joint proxy statement/prospectus, including the expected relative size of First

Defiance and United Community at the time of the merger, voting rights of all equity instruments in the combined company, the intended corporate governance structure of the combined company and the fact that First Defiance is issuing shares of its common stock as consideration. No single factor was the sole determinant in the overall conclusion that First Defiance is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion.

Public Trading Markets

First Defiance common stock is listed on the NASDAQ Global Select Market under the symbol “FDEF.” United Community common stock is listed on the NASDAQ Global Select Market under the symbol “UCFC.” Upon completion of the merger, United Community common stock will no longer be listed on the NASDAQ Global Select Market and thereafter will be deregistered under the Exchange Act. The First Defiance common stock issuable in the merger will be listed on the NASDAQ Global Select Market.

Litigation Relating to the Merger

On October 16, 2019, an action captioned Robert J. Fellman v. United Community Financial Corp. et al., Case No. 1:19-cv-09572, was filed in the U.S. District Court for the Southern District of New York against United Community and its directors. On October 18, 2019, a second action, on behalf of a putative class of United Community shareholders, was filed under the caption Parshall v. United Community Financial Corp. et al., Case No. 1:19-cv-01989, in the U.S. District Court for the District of Delaware against United Community, its directors, and First Defiance. Both complaints contend, among other things, that the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, is false and misleading because it omits certain allegedly material information concerning the background of the proposed merger transaction and certain valuation analyses performed by United Community’s financial advisor in violation of Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated under the Exchange Act. The action seeks, among other things, to: (i) enjoin the defendants from consummating the merger unless and until the defendants disseminate revised disclosures; and (ii) recover damages in the event the merger is completed. The courts have not acted on these complaints, and no relief has been granted as of this time. The defendants believe the claims are without merit and intend to defend against them.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about First Defiance or United Community. Factual disclosures about First Defiance and United Community contained in this joint proxy statement/prospectus and/or in the reports of First Defiance and United Community filed with the SEC (as described in “Where You Can Find More Information”) may supplement, update or modify the disclosures about First Defiance and United Community contained in the merger agreement. The merger agreement contains representations, warranties and covenants of the parties customary for transactions of this nature. The representations, warranties, and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications, or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between First Defiance and United Community rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants, or any description thereof as characterizations of the actual state of facts or condition of First Defiance, United Community, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by First Defiance or United Community. The representations and warranties and other provisions of the merger agreement should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 145.

Structure of the Merger

Each of First Defiance and United Community’s respective boards of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of United Community with and into First Defiance, with First Defiance continuing as the surviving corporation. Immediately following the merger, Home Savings will merge with and into First Federal. First Federal will be the surviving entity in the bank merger and, immediately prior to the bank merger, will be converted into an Ohio state-chartered bank. Before completion of the merger, First Defiance and United Community may mutually agree to change the method of effecting the merger to the extent that they deem such a change to be desirable, provided that (i) any such change shall not affect the U.S. federal income tax consequences of the merger to holders of United Community common stock and (ii) no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of United Community common stock as consideration in the merger, (b) materially impede or delay consummation of the merger, or (c) require the approval of the shareholders of First Defiance or United Community unless such approval is obtained. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change. The merger agreement further provides that if either First Defiance or United Community fails to obtain the required vote of its shareholders to adopt the merger agreement, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transaction (provided that neither party will have any obligation to alter or change any material terms, including the exchange ratio, the amount or kind of the consideration to be issued United Community shareholders as provided for in the merger agreement, in a manner adverse to such party or its shareholders) and/or resubmit the merger agreement and/or the transactions contemplated thereby (or as restructured) to its respective shareholders for adoption.

Merger Consideration

Each share of United Community common stock issued and outstanding immediately prior to the completion of the merger, except for shares of United Community common stock owned by United Community as treasury stock or owned directly or indirectly by First Defiance (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), will be converted into the right to receive 0.3715 shares of First Defiance common stock, subject to the payment of cash instead of fractional shares of First Defiance common stock.

If the outstanding shares of First Defiance common stock are changed into a different number or kind of shares or securities or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, reorganization, split, combination or exchange of shares, or there is any extraordinary dividend or distribution, the merger consideration will be adjusted appropriately to provide the holders of United Community common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

First Defiance will not issue any fractional shares of First Defiance common stock in the merger. Instead, a United Community shareholder who otherwise would have received a fraction of a share of First Defiance common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the volume weighted average closing price of First Defiance common stock over the ten (10) day trading period ending on the third trading day prior to the closing of the merger by (ii) the fractional share of First Defiance common stock to which such shareholder would otherwise be entitled (after taking into account all shares of United Community common stock held by such holder immediately prior to the effective time of the merger).

Governing Documents; Directors and Officers; Governance Matters; Headquarters

At the effective time of the merger, and subject to the approval by the First Defiance shareholders of the First Defiance articles of incorporation proposal, the First Defiance articles of incorporation in effect immediately prior to the effective time of the merger will be amended and restated to increase the number of authorized shares of First Defiance common stock from 50,000,000 to 75,000,000 and grant the board of directors of First Defiance the power to repeal, alter, amend or rescind First Defiance’s code of regulations by the affirmative vote of a majority of the authorized number of directors, subject to any exceptions provided in First Defiance’s code of regulations, and, as so amended and restated, shall be the articles of incorporation of the surviving corporation after completion of the merger until thereafter amended in accordance with applicable law.

In addition, at the effective time of the merger, the First Defiance code of regulations in effect immediately prior to the effective time of the merger will be amended and restated to provide a new Article XII providing for certain governance matters relating to the merger which are described below (including the location of the surviving bank’s main office, officers of the surviving corporation and surviving bank, designation of members of the board of directors of the surviving corporation and surviving bank and committees of the board of directors of the surviving corporation), granting the board of directors of First Defiance the power to repeal, alter, amend or rescind First Defiance’s code of regulations by the affirmative vote of a majority of the authorized number of directors. Article X and Article XI are already contained in the bylaws of the First Defiance board of directors and are merely being moved from those bylaws into the code of regulations. The amended and restated code of regulations also include new Article X and Article XI which are substantially identical to the First Defiance board of directors’ general powers, the number and classification of members of the board of directors, meetings, special meetings, quorum for meetings, manner of acting, action without a meeting, resignation, vacancies, presumption of assent of members and compensation of members of the board of directors and committees of the board of directors. As so amended and restated, the First Defiance Code of Regulations shall be the code of regulations of the surviving corporation after completion of the merger until thereafter amended in accordance with applicable law.

On or prior to the effective time of the merger, the First Defiance board of directors shall cause the number of directors that will comprise the full board of directors of the surviving corporation and the surviving bank to be thirteen (13), consisting of (a) Donald P. Hileman, the chief executive officer of First Defiance, John L. Bookmyer, the chairman of First Defiance and five other members of the First Defiance board and/or First Federal board as of immediately prior to the effective time, designated by First Defiance, and (b) Gary M. Small, the chief executive officer of United Community, Richard J. Schiraldi, the chairman of United Community, and four other members of the United Community board and/or Home Savings board as of immediately prior to the effective time, designated by United Community, to be effective at the effective time of the merger.

On or prior to the effective time of the merger, the First Defiance board of directors will take such actions as are necessary to cause (i) Mr. Hileman to continue to serve as the Chief Executive Officer of the surviving corporation and the surviving bank, (ii) Mr. Small to become the President of the surviving corporation and the surviving bank, (iii) John L. Bookmyer to continue to serve as Chairman of the surviving corporation and the surviving bank, and (iv) Mr. Schiraldi to become Vice Chairman of the surviving corporation and the surviving bank.

On a date during the period commencing January 1, 2021, and ending June 30, 2021, as determined by the board of directors of the surviving corporation, or any such earlier date as of which Mr. Hileman ceases for any reason to serve in the position of Chief Executive Officer of the surviving corporation or the surviving bank, as applicable (the “succession date”), then (i) Mr. Small will become Chief Executive Officer and President of the surviving corporation and the surviving bank, (ii) Mr. Hileman will become Executive Chairman of the surviving corporation and the surviving bank and (iii) Mr. Schiraldi will continue as Vice Chairman of the surviving corporation and the surviving bank.

At the effective time of the merger, the location of the headquarters and principal executive offices of the surviving corporation will be Defiance, Ohio, and the principal executive offices of the surviving bank will be located in Youngstown, Ohio.

Prior to the second anniversary of the succession date, any repeal, alteration, amendment or rescindment by the board of directors of the surviving corporation to the provisions of the code of regulations implementing the above arrangements will require (and any such repeal, alteration, amendment or rescindment may be proposed or recommended by the board of directors for adoption by the shareholders of the surviving corporation only by) the affirmative vote of three-fourths of the authorized number of directors. Prior to the second anniversary of the succession date, the surviving corporation may not exercise its authority, in its capacity as sole stockholder of the surviving bank, to (and the surviving corporation will cause the surviving bank not to) modify, amend or repeal any of the provisions of the organizational documents of the surviving bank implementing the above arrangements, or implement or adopt any provisions of the organizational documents of the surviving bank inconsistent with the above arrangements, in each case, without the affirmative vote of three-fourths of the authorized number of directors of the surviving corporation.

Treatment of United Community Equity-Based Awards

Options: If the merger is completed, each United Community option that is outstanding and unexercised immediately prior to the completion of the merger will fully vest and be converted into a First Defiance option to purchase (a) the number of whole shares of First Defiance common stock (rounded down to the nearest whole share) that is equal to (i) the number of shares of United Community common stock subject to such United Community option immediately prior to the effective time of the merger multiplied by (ii) 0.3715, (b) at an exercise price per share of First Defiance common stock (rounded up to the nearest whole cent) equal to (i) the exercise price for each share of United Community common stock subject to such United Community option immediately prior to the effective time of the merger divided by (ii) the 0.3715, subject to the terms and conditions of the United Community stock plan, if any, pursuant to which such United Community option was granted and/or any associated award agreement.

Restricted Stock: If the merger is completed, each United Community restricted stock award that is outstanding immediately prior to the effective time of the merger will fully vest and be cancelled and converted automatically into the right to receive 0.3715 shares of First Defiance common stock, subject to the payment of cash instead of fractional shares of First Defiance common stock, in respect of each share of United Community common stock underlying such United Community restricted stock award.

Performance Share Units: If the merger is completed, each United Community PSU award that is outstanding immediately prior to the effective time of the merger will fully vest (with any performance-based vesting condition applicable to such United Community PSU award to be measured consistent with the terms of the applicable award agreement applicable upon a change in control for such United Community PSU award, as determined by the United Community board of directors or its compensation committee prior to the completion of the merger) and will be cancelled and converted automatically into the right to receive 0.3715 shares of First Defiance common stock, subject to the payment of cash instead of fractional shares of First Defiance common stock, in respect of each share of United Community common stock underlying such United Community PSU award; provided, that the United Community board of directors or its compensation committee will exclude any costs or expenses related to the merger, if any, from the performance metrics applicable to the United Community PSU awards when determining actual United Community performance through the closing date of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. Please see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 120.

The merger will become effective at 11:59 p.m. Eastern Standard Time on the date of the closing or at such other time as First Defiance and United Community may agree and specify in the certificate of merger to be filed with the Secretary of State of the State of Ohio. The closing of the transactions contemplated by the merger agreement will occur at 10:00 a.m., local Chicago time, on the date that is three (3) business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger, but subject to the satisfaction or valid waiver of those conditions), or at such other time as First Defiance and United Community may agree in writing. It currently is anticipated that the completion of the merger will occur during the first quarter of 2020, subject to the receipt of shareholder and regulatory approvals and other customary closing conditions, but neither First Defiance nor United Community can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of United Community common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of United Community common stock for the merger consideration to be received pursuant to the terms of the merger agreement. Shares of United Community common stock held in book-entry form will automatically be exchanged for book-entry shares of First Defiance common stock.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in any event within five (5) days thereafter, the exchange agent will mail to each holder of record of one or more certificates representing United Community common stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of United Community common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for United Community common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by First Defiance, the posting of a bond in an amount as First Defiance may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of United Community of shares of United Community common stock that were issued and outstanding immediately prior to the effective time.

Dividends and Distributions

No dividends or other distributions declared with respect to First Defiance common stock and payable to the holders of record thereof after the effective time of the merger will be paid to the holder of any unsurrendered certificates of United Community common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of First Defiance common stock that the shares of United Community common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of First Defiance and United Community relating to their respective businesses. The representations and warranties in the merger agreement do not survive the closing of the merger.

The merger agreement contains representations and warranties made by each of United Community and First Defiance relating to a number of matters, including, but not limited to, the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority to execute and deliver the merger agreement and the enforceability of the merger agreement

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the absence of conflicts with, or violations of, organizational documents, material agreements or other obligations as a result of the transactions contemplated by the merger agreement, and required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	capitalization and subsidiary capitalization;

•	filings with the SEC, financial statements, internal controls, absence of undisclosed liabilities and reports to regulatory authorities;

•	books and records;

•	real property;

•	loan matters;

•	tax matters;

•	employee and employee benefit plan matters;

•	compliance with applicable laws;

•	legal proceedings;

•	the absence of certain changes or events;

•	certain material contracts and absence of defaults under such contracts;

•	insurance matters;

•	environmental matters;

•	related party transactions;

•	broker’s fees payable in connection with the merger;

•	approval delays and CRA rating;

•	labor matters;

•	intellectual property;

•	investment securities and derivatives;

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the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents and the registration statement of which this joint proxy statement/prospectus forms a part;

•	inapplicability of takeover statutes; and

•	tax treatment of the transactions contemplated by the merger agreement.

Certain representations and warranties of First Defiance and United Community are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either United Community or First Defiance means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under the merger agreement or to consummate the merger and the other transactions contemplated thereunder; provided that, in the case of (i) above only, in determining whether a material adverse effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (a) changes in applicable law and the interpretation of such applicable law by courts or governmental authorities; (b) changes in United States generally accepted accounting principles (GAAP) or regulatory accounting requirements; (c) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (d) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (e) floods, hurricanes, tornados, earthquakes, fires or other natural disasters; (f) any failure by First Defiance or United Community, as applicable, to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period or any changes in the trading price or trading volume of United Community common stock or the First Defiance common stock, as applicable (but the facts and circumstances giving rise to such failure or such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); (g) the effects of the public disclosure or pendency of the merger agreement and the actions expressly permitted or required by the merger agreement (other than the general obligation to conduct their respective businesses in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact their respective business organizations and advantageous business relationships) or that are taken at the request of, or with the prior written consent of, the other party in contemplation of the merger, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (h) any shareholder litigation against United Community or First Defiance, as applicable, or any of their respective directors or officers related to the merger; except with respect to subsections (a), (b), (c), (d) and (e) above, to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of First Defiance or United Community, as applicable, and its subsidiaries, taken as a whole, as compared to other companies in the industry in which First Defiance or United Community, as applicable, and its subsidiaries operate.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

First Defiance and United Community have agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, they will, and will cause each of their respective subsidiaries to, (i) conduct their respective businesses in the ordinary course consistent with past practice in all material respects, and (ii) use reasonable best efforts to maintain and preserve intact their respective business organizations and advantageous business relationships. In addition, each of United Community and First Defiance has agreed that, during the same period, subject to specified exceptions, it will, and will cause each of its subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either First Defiance or United Community to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement, to perform its covenants and agreements under the merger agreement, or to consummate the transactions contemplated by the merger agreement.

Additionally, United Community and First Defiance have undertaken further covenants. Prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, neither United Community nor First Defiance may, and United Community and First Defiance must cause its respective subsidiaries not to, without prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed):

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other than pursuant to the terms of any contract to which it is a party that is outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of capital stock or any security convertible into capital stock except for issuances pursuant to the exercise or settlement of awards under certain plans in accordance with their terms; permit any additional shares of capital stock to become subject to new grants, except for grants of equity awards or issuances of shares of capital stock that arise under existing benefit plans in the ordinary course of business; or grant any registration rights with respect to shares of any such capital stock;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of capital stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries), and each party will be permitted to continue paying its regular quarterly dividend consistent with past practice;

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directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock (other than repurchases of such capital stock in the ordinary course of business consistent with past practice to satisfy obligations under certain benefit plans or the acceptance of such capital stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards in the ordinary course of business consistent with past practice);

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except for transactions in the ordinary course of business consistent with past practice, materially amend the terms of, waive any material rights under, terminate, knowingly violate the material terms of or enter into any material contract or any material restriction of the party to conduct its business as it is presently being conducted;

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enter into any new credit or new lending relationship greater than $15 million or make or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral), outside the ordinary course of business or in excess of the dollar-threshold limitations contained in such party’s loan policy, in each case, without giving the other party at least three business days’ prior notice;

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sell, transfer, mortgage, encumber, license, or otherwise dispose of any of its assets, deposits, business or properties to any other entity, except for sales, transfers, mortgages, encumbrances, licenses, or other dispositions in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to such party and its subsidiaries, taken as a whole;

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acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to such party and its subsidiaries, taken as a whole;

•	amend its articles of incorporation or its code of regulations, or similar governing documents of any of its subsidiaries;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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except as permitted by the merger agreement or as required by any applicable law or existing benefit plan: (1) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of such entity, other than increases in the ordinary course of business consistent with past practice; (2) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any such person (or newly hired employees), director or shareholder; (3) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any existing benefit plan; (4) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan; or (5) materially change any actuarial assumptions used to calculate funding obligations with respect to any existing benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable law;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

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enter into any material new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or requested by any regulatory authority;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of such party;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	make or change any material tax elections, change or consent to any change in its method of accounting for tax purposes (except as required by applicable tax law), settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

•	hire any employee with an annual salary in excess of $200,000; or

•	agree to take, make any commitment to take, or adopt any resolutions of the board of directors in support of, any of the actions described above.

Each party has agreed, prior to the effective time of the merger, to notify the other party of any fact, event or circumstance known to it that: (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect on such party; or (ii) would cause or constitute a material breach of any of such party’s representations, warranties, covenants or agreements contained in the merger agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure closing condition; provided, however, that a failure to notify the other party will not constitute a breach of the merger agreement or the failure of any closing condition unless the underlying material adverse effect or material breach would independently result in the failure of a closing condition to be satisfied.

Prior to the effective time of the merger, each party and its banking subsidiary have agreed to cooperate with the other party and its banking subsidiary in connection with planning for the efficient and orderly combination of the parties and the operation of Home Savings and First Federal, and in preparing for the consolidation of Home Savings and First Federal’s appropriate operating functions to be effective on the effective date of the merger or such later date as the parties may mutually agree. Each party has agreed to provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of United Community and First Defiance will meet from time to time as United Community or First Defiance may reasonably request, to review the financial and operational affairs of United Community and Home Savings, and each party shall give due consideration to the other party’s input on such matters, with the understanding that, notwithstanding any other provision contained in the merger agreement: (a) neither party nor its banking subsidiary will under any circumstance be permitted to exercise control of the other party, its banking subsidiary or any of such party’s other subsidiaries prior to the effective time of the merger; (b) neither party nor any of their respective subsidiaries will be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither party nor any of their respective subsidiaries shall be required to agree to or incur any material obligation or to terminate or amend any contract, in each case that is not contingent upon the consummation of the merger.

Regulatory Matters

First Defiance and United Community have agreed to cooperate and use their respective reasonable best efforts to as promptly prepare and file (and shall use reasonable best efforts to make such filings within 30 days of the date of the merger agreement) all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from the Federal Reserve, the FDIC and the ODFI which are necessary to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such regulatory authorities. First Defiance and United Community have also agreed to, upon request, furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice, or application to any governmental entity in connection with the merger, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

It is a condition to each party’s obligation to close that the parties have received necessary regulatory approvals contemplated by the merger agreement and all statutory waiting periods in respect thereof have expired, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger.

Employee Benefit Matters

All individuals who provide services to or are employed by United Community immediately prior to closing will automatically become employees of First Defiance as of the closing of the merger. For a period of one (1) year following the closing (or, if shorter, the period that such former employee of United Community or employee of First Defiance holds the position held by such employee as of immediately prior to the effective time), First Defiance will provide, or will cause to be provided, to each such employee base compensation that is no less favorable than the base compensation provided to such employee immediately prior to the effective time.

From and after the effective time of the merger, unless otherwise mutually determined by United Community and First Defiance, the United Community benefit plans and First Defiance benefit plans in effect as of the date of the merger agreement will remain in effect with respect to employees of United Community and First Defiance (and their respective subsidiaries), respectively, covered by such plans at the effective time of the merger who continue to be employed by the surviving corporation until such time as the surviving corporation will, subject to applicable law and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the surviving corporation and its subsidiaries. Prior to the effective time of the merger, First Defiance and United Community will cooperate in reviewing, evaluating and analyzing such benefit plans with a view toward developing new plans appropriate for the employees covered thereby, and it is the intention of First Defiance and United Community to develop such new plans as soon as reasonably practicable after the closing of the merger.

For all purposes under the new plans, each applicable employee will be credited with his or her years of service with United Community or First Defiance, or their subsidiaries, as applicable, to the same extent as such employee was entitled to credit for such service under any applicable plan in which such employee participated or was eligible to participate immediately prior to the date First Defiance commences providing benefits to such employees with respect to the applicable new plan (the “transition date”), provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

In addition, as of the transition date: (i) each such employee shall be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is similar in type to an applicable United Community benefit plan or First Defiance benefit plan, respectively, in which such employee was participating immediately prior to the transition date; (ii) for purposes of each new plan providing medical, dental, pharmaceutical, vision or similar benefits to any such employee, all pre-existing condition exclusions and actively-at-work requirements of such new plan will be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the prior plan in which such employee participated or was eligible to participate immediately prior to the transition date; and (iii) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the prior plan ending on the transition date will be taken into account under such new plan to the extent such eligible expenses were incurred during the plan year of the new plan in which the transition date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

From and following the closing, First Defiance will assume and honor the obligations of United Community and its subsidiaries under all employment, severance, change in control, consulting, and other similar plans, programs, agreements, arrangements, policies and practices (collectively, the “severance plans”) in accordance with their terms. The merger will constitute or be deemed a “change in control” (or concept of similar import) for purposes of the United Community benefit plans, and First Defiance may, in its sole discretion, deem the merger a “change in control” (or concept of similar import) for purposes of its own benefit plans. With respect to any employee who provides services to or is employed by United Community immediately prior to closing or any employee of First Employee who does not have contractual severance or termination protections and whose employment is terminated between the closing date of the merger and the first anniversary thereof, First Defiance will provide severance protections consistent with the terms of a severance plan or policy to be developed by First Defiance and United Community between the date of the merger agreement and the closing date of the merger or, if no such plan or policy is adopted, First Defiance will provide severance benefits on terms consistent with the severance plan applicable to such employee immediately prior to closing or, if more favorable, the severance plan applicable to similarly situated employees of the other party immediately prior to closing, determined without taking into account any reduction after the closing of the merger in compensation paid to such employee.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each current or former director, officer or employee of United Community or any of its subsidiaries or fiduciary of United Community or any of its subsidiaries under any United Community benefit plans or any person who is or was serving at the request of United Community or any of its subsidiaries as a director, officer, trustee or employee of another person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

For a period of six (6) years after the closing, First Defiance will maintain in effect United Community’s current directors’ and officers’ liability insurance covering each person currently covered by United Community’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time of the merger. However, First Defiance will not be required to expend annually in the aggregate an amount in excess of 300% of the amount of the current annual premiums paid by United Community as of the date of the merger agreement for such purpose and, if First Defiance is unable to maintain such policy (or substitute policy), First Defiance will obtain as much comparable insurance as is available and for as long a period of time as is available following the closing of the merger by payment of such amount. In addition, First Defiance may substitute “tail” policies for such coverage the terms of which, including coverage and amount, cannot be less favorable in any material respect to such directors and officers than United Community’s existing policies as of date of the merger agreement, or United Community may obtain extended reporting period coverage under its insurance programs, to be effective as of the effective time of the merger.

Dividends

First Defiance and United Community will coordinate with the other for the declaration of any dividends in respect of First Defiance common stock and United Community common stock and the record dates and payment dates relating thereto to ensure that United Community shareholders do not fail to receive one dividend (or receive two dividends) in any quarter.

Commitments to the Community

Following the effective time of the merger, the surviving corporation will maintain the level of philanthropic and community investment provided by each of First Defiance and United Community in their respective communities prior to the effective time of the merger.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, the listing of the shares of First Defiance common stock to be issued in the merger, access to information, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, exemption under Rule 16b-3 promulgated under the Exchange Act in connection with the merger, and First Defiance’s assumption of United Community’s obligations in respect of its outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

Shareholder Meetings and Recommendation of First Defiance’s and United Community’s Boards of Directors

Each of United Community and First Defiance has agreed to hold a special meeting of its shareholders for the purpose of voting upon adoption of the merger agreement (and, in the case of First Defiance, approval of the First Defiance code of regulations proposal and the First Defiance articles of incorporation proposal) as soon as reasonably practicable and upon other related matters. The board of directors of each of United Community and First Defiance has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to adopt the merger agreement (and, in the case of First Defiance, approval of the First Defiance code of regulations proposal and the First Defiance articles of incorporation proposal), including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they adopt and approve the merger agreement and the transactions contemplated thereby. However, if the board of directors of United Community or First Defiance, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may (but shall not be required to) submit the merger agreement to its shareholders without recommendation (although the resolutions approving the merger agreement may not be rescinded or amended) and may communicate the basis for its lack of a recommendation to its shareholders in this joint proxy statement/prospectus or a supplemental amendment thereto to the extent required by law, provided that (i) it gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by First Defiance’s or United Community’s board in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third-party in any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and (ii) at the end of such notice period, the First Defiance or United Community board of directors, as applicable, takes into account any amendment or modification to the merger agreement proposed by the other party and after receiving the advice of its outside counsel, determines in good faith that it nevertheless would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new notice period.

Notwithstanding any change in recommendation by the board of directors of United Community or First Defiance, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a special meeting of its shareholders and to submit the merger agreement to a vote of such shareholders. First Defiance and United Community have agreed to use their reasonable best efforts to cooperate to hold the United Community special meeting and the First Defiance special meeting on the same day and at the same time as soon as reasonably practicable after the date of the merger agreement and to set the same record date for each such meeting. First Defiance and United Community must adjourn or postpone such meeting if there are insufficient shares of First Defiance common stock or United Community common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting United Community or First Defiance, as applicable, has not received proxies representing a sufficient number of shares necessary for adoption of the merger agreement.

Agreement Not to Solicit Other Offers

First Defiance and United Community have agreed that they will not, and will cause their subsidiaries and use their reasonable best efforts to cause their officers, directors, agents, advisors, and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal except to notify a person that has made or, to the knowledge of First Defiance or United Community, as applicable, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of First Defiance’s or United Community’s obligations with respect to such acquisition proposals under the merger agreement. For purposes of the merger agreement, an “acquisition proposal” means, with respect to a party, other than the transactions contemplated by the merger agreement, any offer, proposal, or inquiry relating to, or any third-party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such party and its subsidiaries, or 25% or more of any class of equity or voting securities of such party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such party, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of such party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such party or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or other similar transaction involving such party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such party.

However, in the event that prior to the adoption of the merger agreement by First Defiance’s or United Community’s shareholders, as applicable, either First Defiance or United Community receives an unsolicited bona fide written acquisition proposal (the “receiving party”), and the board of directors of the receiving party concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such acquisition proposal constitutes or would be reasonably likely to result in a superior proposal, such receiving party may, and may permit its subsidiaries and its subsidiaries’ officers, directors, agents, advisors, and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, such receiving party enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between First Defiance and United Community, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such receiving party. The receiving party will, and will use its reasonable best efforts to cause its and its subsidiaries’ officers, directors, agents, advisors, and representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of the merger agreement with any person other than First Defiance or United Community, as applicable, with respect to any acquisition proposal. The receiving party will promptly (within 24 hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep the other party apprised of any related developments, discussions, and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal. In addition, First Defiance and United Community has agreed to use their reasonable best efforts to enforce any existing confidentiality or standstill agreements to which either or any of their subsidiaries is a party, unless the First Defiance or United Community board of directors, as applicable, determines in good faith that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable law, in which event it may waive or amend such confidentiality or standstill agreement solely to the extent necessary to permit a third party to make an acquisition proposal on a confidential basis to the board of directors.

Conditions to Complete the Merger

First Defiance’s and United Community’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

•

the performance by the other party in all material respects of all of the covenants and obligations required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of an officer’s certificate from the other party to such effect);

•	the adoption of the merger agreement by First Defiance’s shareholders and by United Community’s shareholders;

•	the approval of the First Defiance code of regulations proposal by First Defiance’s shareholders;

•

the receipt of necessary regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the First Defiance common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the First Defiance common stock to be issued upon the consummation of the merger;

•

the absence of any change in the financial condition, assets or business of the other party or its subsidiaries from the date of the merger agreement until the closing date that has had or would reasonably be expected to have a material adverse effect on the other party;

•

the absence of any order, injunction, or decree by any court or regulatory authority of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction, or decree enacted, entered, promulgated, or enforced by any regulatory authority which prohibits or makes illegal consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement; and

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither United Community nor First Defiance can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither United Community nor First Defiance has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of First Defiance and United Community, evidenced by appropriate written board resolutions;

•

by either party if the other party breaches or fails to perform any of its representations, warranties, covenants or agreements under the merger agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the closing would otherwise occur would result in the failure of any of the conditions to the terminating party’s obligation to close set forth under the merger agreement and such breach or failure to perform has not been or cannot be cured within forty-five (45) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•

by either First Defiance or United Community, if any required regulatory approval has been denied and such denial has become final and nonappealable; provided, that the right to terminate the merger agreement for such denial is not available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause of or resulted in the occurrence of such denial;

•

by First Defiance or United Community if the closing shall not have occurred at or before September 9, 2020, provided that the terminating party’s failure to fulfill any of its obligations (excluding warranties and representations) under the merger agreement shall not have been the cause of or resulted in the failure of the effective time of the merger to occur on or before such date;

•

by First Defiance or United Community if any court of competent jurisdiction or other regulatory authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, unless the party seeking termination’s failure to fulfill any of its obligations (excluding warranties and representations) under the merger agreement is the cause of such judgment, order, injunction, rule, decree or other action;

•

by United Community prior to such time as the First Defiance merger proposal and the First Defiance code of regulations proposal are approved, if (i) the First Defiance board shall have (a) failed to recommend in this joint proxy statement/prospectus that the shareholders of First Defiance adopt the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to United Community, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an proposal to acquire First Defiance that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms of the merger agreement or (b) recommended or endorsed a proposal to acquire First Defiance or failed to issue a press release reaffirming its recommendation that the shareholders of United Community adopt the merger agreement within ten (10) business days after a proposal to acquire First Defiance is publicly announced or (ii) First Defiance or the First Defiance board has breached in any material respect its obligations to the non-solicitation of acquisition proposals, calling a meeting of its shareholders, or recommending that its shareholders adopt the merger agreement and approve the First Defiance articles of incorporation proposal and the First Defiance code of regulations proposal; or

•

by First Defiance prior to such time as the United Community merger proposal is approved, if (i) the United Community board shall have (a) failed to recommend in this joint proxy statement/prospectus that the shareholders of United Community adopt the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to First Defiance, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting a proposal to acquire United Community that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms of the merger agreement or (b) recommended or endorsed a proposal to acquire United Community or failed to issue a press release reaffirming its recommendation that the shareholders of United Community adopt the merger agreement within ten (10) business days after a proposal to acquire United Community is publicly announced, or (ii) United Community or the United Community board has breached in any material respect its obligations to the non-solicitation of acquisition proposals, calling a meeting of its shareholders, or recommending that its shareholders adopt the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) both First Defiance and United Community will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of the termination fee and the confidential treatment of information.

Termination Fee

United Community and/or First Defiance, as applicable, will pay a termination fee of $18,400,000 (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination thereof, a bona fide proposal to acquire United Community is made to the senior management or board of directors of United Community, or has been made directly to its shareholders generally or any person shall have publicly announced a United Community acquisition proposal (and not withdrawn such United Community acquisition proposal at least two business days prior to the United Community shareholder meeting) and (i) thereafter, the merger agreement is terminated by either First Defiance or United Community on the basis that the merger has not occurred by September 9, 2020 without the United Community shareholder approval having been obtained and all other closing conditions being satisfied or capable of being satisfied or (ii) thereafter, the merger agreement is terminated by First Defiance on the basis that United Community breached its representations, warranties, covenants or obligations set forth in the merger agreement as a result of a willful breach and (iii) prior to the date that is twelve (12) months after the date of such termination, United Community enters into a definitive agreement or consummates a transaction with respect to a proposal to acquire United Community (whether or not the same proposal as that referred to above), then United Community must, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay First Defiance the termination fee (provided that the references to 25% in the definition of  “acquisition proposal” are deemed to be references to 50% for this purpose);

•

United Community will pay First Defiance by wire transfer of same day funds the termination fee in the event that First Defiance terminates the agreement because of a United Community board of directors change of recommendation;

•

in the event that after the date of the merger agreement and prior to the termination thereof, a bona fide proposal to acquire First Defiance is made to the senior management or board of directors of First Defiance, or has been made directly to its shareholders generally or any person shall have publicly announced a First Defiance acquisition proposal (and not withdrawn such First Defiance acquisition proposal at least two business days prior to the First Defiance shareholder meeting) and (i) thereafter, the merger agreement is terminated by either First Defiance or United Community on the basis that the merger has not occurred by September 9, 2020 without the First Defiance shareholder approval having been obtained and all other closing conditions being satisfied or capable of being satisfied or (ii) thereafter, the merger agreement is terminated by United Community on the basis that United Community breached its representations, warranties, covenants or obligations set forth in the merger agreement as a result of a willful breach and (iii) prior to the date that is twelve (12) months after the date of such termination, First Defiance enters into a definitive agreement or consummates a transaction with respect to a proposal to acquire First Defiance (whether or not the same proposal as that referred to above), then First Defiance must, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay United Community the termination fee (provided that the references to 25% in the definition of  “acquisition proposal” are deemed to be references to 50% for this purpose);

•

First Defiance will pay United Community by wire transfer of same day funds the Termination Fee in the event that United Community terminates the agreement because of a First Defiance board of directors change of recommendation.

Expenses and Fees

Each of First Defiance and United Community will bear its own expenses incurred in connection with the preparation, execution and performance of the merger agreement and the transactions contemplated thereby, whether or not such transactions are consummated.

Amendment, Waiver, and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the respective boards of directors of First Defiance and United Community at any time before or after approval of the matters presented in connection with the merger by the shareholders of First Defiance and United Community, except that after adoption of the merger agreement by the respective shareholders of First Defiance or United Community, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the completion of the merger, the respective boards of directors of First Defiance and United Community may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Voting Agreement

In connection with entering into the merger agreement, each director of United Community and each director of First Defiance has entered into a voting agreement with First Defiance and United Community.

Pursuant to the voting agreement, each shareholder party, in his capacity as a shareholder of United Community or First Defiance, as applicable, agreed to vote all shares of United Community common stock or First Defiance common stock, as applicable, beneficially owned by such shareholder, as follows:

•

in favor of the approval or adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the United Community board of directors or the First Defiance board of directors, as applicable, and adopted in accordance with the terms thereof);

•

in the case of the First Defiance directors only, in favor of the approval of the amendment to the First Defiance articles of incorporation contemplated by the merger agreement and the approval of the amendment to the First Defiance code of regulations contemplated by the merger agreement;

•

in favor of any proposal to adjourn or postpone the United Community special meeting or the First Defiance special meeting, as applicable, to a later date if there are not sufficient votes to approve the merger agreement and such adjournment or postponement is in accordance with the merger agreement;

•	against any action or agreement that would prevent, materially impede or materially delay the completion of the transactions contemplated by the merger agreement; and

•	against any proposal that relates to an acquisition proposal, other than the transactions contemplated by the merger agreement, without regard to the terms of such proposal.

Subject to certain conditions, each shareholder party has granted the other party an irrevocable proxy to vote such shareholder’s shares of United Community common stock or First Defiance common stock, as applicable, in accordance with the voting agreement. Each shareholder party has also agreed not to transfer such shareholder’s shares of United Community common stock or First Defiance common stock, as applicable, prior to receipt of the United Community shareholder approval or the First Defiance shareholder approval, as applicable without the prior written consent of United Community and First Defiance, subject to certain exceptions.

The voting agreement applies to each shareholder party in such shareholder’s capacity as a shareholder of United Community or First Defiance, as applicable, and does not apply in any manner to any shareholder’s capacity as a director or officer of Community or First Defiance, as applicable, or their respective subsidiaries or in any other capacity (and does not limit or affect any actions taken by any person in such person’s capacity of director or officer of Community or First Defiance, as applicable, or their respective subsidiaries, including by causing Community or First Defiance, as applicable, to exercise its rights under the merger agreement). The voting and support obligations of each shareholder party will terminate upon the earlier of: (i) the effective time of the merger; (ii) the termination of the merger agreement in accordance with its terms; and (iii) the entry, without the prior written consent of such shareholder, into an amendment or modification of the merger agreement which results in a decrease or change in the composition of the merger consideration.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of United Community common stock that exchange their United Community common stock for First Defiance common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold United Community common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired United Community common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise dissenters’ rights or holders who actually or constructively own more than 5% of United Community common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of United Community common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds United Community common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds United Community common stock, and any partners in such partnership, should consult their own First Defiance tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own First Defiance tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Barack Ferrazzano and the opinion of Wachtell Lipton.

Tax Consequences of the Merger Generally

Subject to the limitations, assumptions and qualifications described herein, and based upon the facts and representations contained in the representation letters received from First Defiance and United Community in connection with the filing of the registration statement on Form S 4 of which this proxy statement/prospectus is a part, Barack Ferrazzano, counsel to First Defiance, and Wachtell Lipton, counsel to United Community, are of the opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of First Defiance to complete the merger that First Defiance receive an opinion from Barack Ferrazzano, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of United Community to complete the merger that United Community receive an opinion from Wachtell Lipton, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by First Defiance and United Community and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service, which we refer to as the IRS, or any court. First Defiance and United Community have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your United Community common stock for First Defiance common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional First Defiance common stock (as discussed below). The aggregate tax basis of the First Defiance common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the United Community common stock you surrender in the merger. Your holding period for the First Defiance common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the United Community common stock that you surrender in the merger. If you acquired different blocks of United Community common stock at different times or at different prices, the First Defiance common stock you receive will be allocated pro rata to each block of United Community common stock, and the basis and holding period of each block of First Defiance common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of United Community common stock exchanged for such block of First Defiance common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of First Defiance common stock, you will be treated as having received such fractional share of First Defiance common stock pursuant to the merger and then as having sold such fractional share of First Defiance common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of First Defiance common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of United Community common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

If you are a non-corporate United Community shareholder, you may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. United Community shareholders are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes show the historical financial positions and results of operations of First Defiance and United Community, and have been prepared to illustrate the effects of the merger involving First Defiance and United Community under the acquisition method of accounting with First Defiance treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of United Community, as of the effective date of the merger, will be recorded by First Defiance at their respective fair values and the excess of the merger consideration over the fair value of United Community’s net assets will be allocated to goodwill. The unaudited pro forma condensed combined balance sheet as of June 30, 2019, is presented as if the merger occurred on June 30, 2019, and the unaudited pro forma condensed combined income statement for the periods ended June 30, 2019, and December 31, 2018 are presented as if the merger had occurred on January 1, 2019 and 2018, respectively. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) United Community’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of First Defiance’s stock varies from the assumed $26.32 per share; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the proposed transaction. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•

First Defiance’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2019, included in First Defiance’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and are incorporated by reference in this joint proxy statement/prospectus;

•

First Defiance’s audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2018, included in First Defiance’s Annual Report on Form 10-K for the year ended December 31, 2018, and are incorporated by reference in this joint proxy statement/prospectus;

•

United Community’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2019, included in United Community’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and are incorporated by reference in this joint proxy statement/prospectus;

•

United Community’s audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2018, included in United Community’s Annual Report on Form 10-K for the year ended December 31, 2018, and are incorporated by reference in this joint proxy statement/prospectus; and

•

Other information pertaining to First Defiance and United Community contained in or incorporated by reference into this joint proxy statement/prospectus. See “Selected Historical Financial Information of First Defiance” and “Selected Historical Financial Information of United Community” included elsewhere in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2019

(In thousands)	First Defiance Historical	United Community Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$50,597	$27,507	$(8,325)	I	$69,779
Interest-earning deposits with financial institutions	33,000	27,055	—		60,055

Cash and cash equivalents	83,597	54,562	(8,325)		129,834
Investment securities available-for-sale, at fair value	296,115	319,009	—		615,124
Investment securities held-to-maturity	485	—	—		485
Trading securities	—	705	—		705
Loans held for sale	14,509	97,477	—		111,986
Loans receivable	2,624,219	2,249,808	(15,247)	A	4,858,780
Less: Allowance for loan losses	(28,934)	(20,482)	20,482	B	(28,934)

Net loans	2,595,285	2,229,326	5,235		4,829,846
Premises and equipment	39,959	22,130	—		62,089
Goodwill	98,569	20,221	131,003	C	249,793
Other intangibles	3,816	3,562	24,938	D	32,316
Accrued interest and other assets	145,217	122,124	2,630	E	269,971

Total assets	$3,277,552	$2,869,116	$155,481		$6,302,149

LIABILITIES
Deposits	$2,680,637	$2,259,179	$1,900	F	$4,941,716
Securities sold under agreements to repurchase	3,064	146	—		3,210
FHLB borrowings	105,178	233,000	—		338,178
Subordinated debentures	36,083	—	—		36,083
Accrued interest and other liabilities	45,374	59,237	6,334	G	110,945

Total liabilities	2,870,336	2,551,562	8,234		5,430,132

SHAREHOLDERS’ EQUITY
Common stock and paid in capital	161,332	177,319	295,159	H	633,810
Retained earnings	311,576	204,355	(212,032)	I	303,899
Accumulated other comprehensive (loss) income	4,167	(15,180)	15,180	J	4,167
Treasury stock, at cost	(69,859)	(48,940)	48,940	K	(69,859)

Total shareholders’ equity	407,216	317,554	147,247		872,017

Total liabilities and shareholders’ equity	$3,277,552	$2,869,116	$155,481		$6,302,149

Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended

June 30, 2019

(In thousands, except per share data)	First Defiance Historical	United Community Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Interest income
Loans	$63,874	$54,227	$1,258	L	$119,359
Investment securities	4,343	4,015	—		8,358
Other earning assets	943	958	—		1,901

Total interest income	69,160	59,200	1,258		129,618
Interest expense
Deposits	10,586	13,771	(950)	M	23,407
FHLB advances and other	601	1,200	—		1,801
Subordinated debentures	714	—	—		714

Total interest expense	11,901	14,971	(950)		25,922

Net interest income	57,259	44,229	2,208		103,696
Provision for loan losses	494	10	(10)	N	494

Net interest income after provision for loan losses	56,765	44,219	2,218		103,202
Noninterest income
Service charges and other charges	6,308	4,233	—		10,541
Mortgage banking income	3,978	4,307	—	O	8,285
Insurance commissions	7,731	1,246	—		8,977
Gain (loss) on sale of securities	—	395	—		395
Gain (loss) on sale of real estate owned	—	(64)	—		(64)
Gain (loss) on sale of non-mortgage loans	110	—	—		110
Trust income	999	1,705	—		2,704
Income from Bank Owned Life Insurance	919	782	—		1,701
Other	1,254	140	—		1,394

Total noninterest income	21,299	12,744	—		34,043
Noninterest expenses
Compensation and benefits	28,483	19,681	—		48,164
Occupancy	4,545	2,074	—		6,619
Data processing	4,564	4,501	—		9,065
Other	11,509	7,394	2,513	P	21,416

Total noninterest expenses	49,101	33,650	2,513		85,264

Income before income taxes	28,963	23,313	(295)		51,981
Income tax expense	5,282	4,171	(62)	Q	9,391

Net income	$23,681	$19,142	$(233)		$42,590

Net earnings per common share—basic	$1.19	$0.39			$1.12

Net earnings per common share—diluted	$1.19	$0.39			$1.12

Average basic shares outstanding	19,897	48,638		X	37,966

Average diluted shares outstanding	19,976	48,839		X	38,120

Unaudited Pro Forma Condensed Combined Statements of Income for the year ended

December 31, 2018

(In thousands, except per share data)	First Defiance Historical	United Community Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Interest income
Loans	$114,398	$100,971	$2,516	R	$217,885
Investment securities	8,134	7,968	—		16,102
Other earning assets	2,185	1,633	—		3,818

Total interest income	124,717	110,572	2,516		237,805
Interest expense
Deposits	13,897	17,796	(1,900)	S	29,793
FHLB advances and other	1,284	4,831	—		6,115
Subordinated debentures	1,281	—	—		1,281

Total interest expense	16,462	22,627	(1,900)		37,189

Net interest income	108,255	87,945	4,416		200,616
Provision for loan losses	1,176	699	(699)	T	1,176

Net interest income after provision for loan losses	107,079	87,246	5,115		199,440
Noninterest income
Service charges and other charges	13,100	11,319	—		24,419
Mortgage banking income	7,077	5,090	—	U	12,167
Insurance commissions	14,085	2,197	—		16,282
Gain (loss) on sale of securities	173	42	—		215
Gain (loss) on sale of real estate owned	—	(260)	—		(260)
Gain (loss) on sale of non-mortgage loans	317	—	—		317
Trust income	2,091	3,121	—		5,212
Income from Bank Owned Life Insurance	1,767	1,732	—		3,499
Other	598	161	—		759

Total noninterest income	39,208	23,402	—		62,610
Noninterest expenses
Compensation and benefits	52,566	37,071	—		89,637
Occupancy	8,641	4,167	—		12,808
Data processing	8,555	8,679	—		17,234
Other	19,650	15,162	4,885	V	39,697

Total noninterest expenses	89,412	65,079	4,885		159,376

Income before income taxes	56,875	45,569	230		102,674
Income tax expense	10,626	8,391	48	W	19,065

Net income	$46,249	$37,178	$182		$83,609

Net earnings per common share—basic	$2.27	$0.75			$2.16

Net earnings per common share—diluted	$2.26	$0.74			$2.14

Average basic shares outstanding	20,349	49,591		X	38,772

Average diluted shares outstanding	20,468	49,850		X	38,987

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1-Description of Transaction

On September 9, 2019, First Defiance and United Community announced that they had entered into a merger agreement pursuant to which United Community will be merged with and into First Defiance, with First Defiance continuing as the surviving corporation. Following the completion of the merger, Home Savings Bank, a wholly-owned bank subsidiary of United Community, will merge with and into First Federal Bank, a wholly-owned bank subsidiary of First Defiance, with First Federal Bank continuing as the surviving bank. In the merger, each share of United Community common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of United Community common stock held by United Community or First Defiance, will be converted into the right to receive 0.3715 shares of First Defiance common stock. Cash will be paid in lieu of fractional shares of First Defiance common stock that would otherwise be issued in connection with the merger.

Note 2-Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to the merger involving First Defiance and United Community, with First Defiance as the acquirer. Certain reclassifications have been made to United Community historical information so as to conform to First Defiance’s presentation, including instances where certain amounts reflected individually by United Community have been combined for presentation purposes as well as other instances where accounts previously disclosed in footnotes by United Community have been reflected individually for presentation purposes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information provides for the issuance of approximately 17.9 million shares of First Defiance common stock in connection with the merger based on the number of shares of United Community common stock outstanding and reserved for issuance under various equity plans as of June 30, 2019, and the 0.3715 exchange ratio. Based on First Defiance’s closing stock price on September 6, 2019, the value of the aggregate stock consideration would be approximately $472 million.

Under the acquisition method of accounting, the assets and liabilities of United Community will be recorded at the respective fair values on the merger date. The fair value on the merger date represents management’s best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) United Community’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of First Defiance’s stock varies from the assumed $26.32 per share; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both First Defiance and United Community are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 3-Estimated Merger and Integration Costs

In connection with the merger, the plan to integrate First Defiance’s and United Community’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. First Defiance and United Community are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems and benefit plans, cancelling contracts with service providers and selling or otherwise disposing of certain premises, furniture and equipment. First Defiance and United Community expect to incur merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Certain acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimated the total pre-tax merger-related costs to be approximately $30 million and expect they will be incurred primarily in fiscal year 2020. We have reflected approximately $8.3 million of direct pre-tax merger-related costs in the accompanying pro forma financial information.

Note 4-Estimated Annual Cost Savings

First Defiance and United Community expect to realize approximately $17 million in annual pre-tax cost savings following the merger, which management expects realize up to 75% in the first 12 months subsequent to closing the transaction and 100% thereafter. However, there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 5-Pro Forma Merger Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 21% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet	June 30, 2019
(Dollars in thousands)
A. Adjustments to loans receivable
To reflect United Community’s portfolio loans at fair value for current interest rates	$14,000
To reflect expected credit loss in United Community’s portfolio loans. Excludes any impact for CECL, which becomes effective in 2020.	(29,247)

$(15,247)

B. Adjustment to allowance for loan losses
To remove United Community’s allowance at merger date as the credit risk is contemplated in the fair value adjustment in adjustment A above. Excludes any impact for CECL, which becomes effective in 2020.	$20,482

C. Adjustment to goodwill, net
To reflect goodwill created as a result of the merger	$151,224
To reflect elimination of United Community’s goodwill at merger date	(20,221)

$131,003

D. Adjustment to core deposit intangible, net
To record the estimated fair value of acquired identifiable intangible assets, calculated as 2.00% of United Community’s core deposits. Core deposits represent total deposits less time deposits. The acquired core deposit intangible will be amortized over 10 years using a sum-of-the-years digits amortization.	$28,500
To reflect elimination of United Community’s existing core deposit intangible at merger date	(3,562)

$24,938

Balance Sheet	June 30, 2019
(Dollars in thousands)
E. Adjustment to other assets
To reflect United Community’s mortgage servicing rights at fair value compared to amortized cost basis	$3,900
To reflect net deferred tax asset as a result of the merger fair value adjustments	(1,270)

$2,630

F. Adjustments to deposits
To record estimated fair value based on current market rates for similar products. The adjustment will be accreted into income over one year.	$1,900

G. Adjustment to other liabilities

To reflect net deferred tax liability as a result of the merger fair value adjustments	$6,334

H. Adjustments to shareholders’ equity
To eliminate historical United Community common stock and paid in capital	$(177,319)
To reflect issuance of common stock to United Community shareholders	472,478

$295,159

I. Adjustments to retained earnings
To eliminate United Community’s retained earnings	$(204,355)
To reflect after-tax impact of estimated direct merger-related costs ($8,325,000 pre-tax, reflected as an adjustment to cash)	(7,677)

$(212,032)

J. Adjustment to accumulated other comprehensive (loss) income

To eliminate United Community’s accumulated other comprehensive income	$15,180

K. Adjustment to treasury stock, at cost

To eliminate United Community’s treasury stock, at cost	$48,940

Income Statements	June 30, 2019
L. Adjustment to loans interest income
To reflect net accretion of loan credit mark and amortization of loan rate mark, both over an estimated 4.5 year average life	$1,258

M. Adjustment to deposit interest expense
To reflect accretion of deposit rate mark over an estimated one year average life	$(950)

N. Adjustment to provision for loan losses
To eliminate United Community’s provision for loan losses. Excludes any impact for CECL, which becomes effective in 2020.	$(10)

O. Adjustment to other mortgage banking income
No adjustment reflected due to adjusting United Community’s mortgage servicing rights to fair value compared to amortized cost basis	$0

P. Adjustment to other noninterest expense
To reflect net amortization of acquired identifiable intangible assets based on amortization period of 10 years using a sum-of-the-years digits amortization and accretion of United Community’s intangibles over an estimated 6.5 year average life	$2,513

Q. Adjustment to income tax provision
To reflect the income tax effect of pro forma adjustments L-P at estimated marginal tax rate of 21.0%	$(62)

December 31, 2018
R. Adjustment to loans interest income
To reflect net accretion of loan credit mark and amortization of loan rate mark, both over an estimated 4.5 year average life	$2,516

S. Adjustment to deposit interest expense
To reflect accretion of deposit rate mark over an estimated one year average life	$(1,900)

T. Adjustment to provision for loan losses
To eliminate United Community’s provision for loan losses. Excludes any impact for CECL, which becomes effective in 2020.	$(699)

U. Adjustment to other mortgage banking income
No adjustment reflected due to adjusting United Community’s mortgage servicing rights to fair value compared to amortized cost basis	$0

V. Adjustment to other noninterest expense
To reflect net amortization of acquired identifiable intangible assets based on amortization period of 10 years using a sum-of-the-years digits amortization and accretion of United Community’s intangibles over an estimated 6.5 year average life	$4,885

W. Adjustment to income tax provision
To reflect the income tax effect of pro forma adjustments R-V at estimated marginal tax rate of 21.0%	$48

X. Average shares outstanding

To arrive at consolidated pro forma average shares outstanding, UCFC respective average outstanding shares were multiplied by the exchange ratio of 0.3715 and then added to FDEF respective average outstanding shares

Note 6-Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 17.9 million shares of First Defiance common stock totaling approximately $472 million. The merger will be accounted for using the acquisition method of accounting; accordingly the First Defiance cost to acquire United Community will be allocated to the assets (including identifiable intangible assets) and liabilities of United Community at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

ASSETS
Cash and cash equivalents	$46,237
Investment securities available-for-sale, at market value	319,009
Trading securities	705
Loans held for sale	97,477
Loans and leases	2,234,561
Less: Allowance for loan and lease losses	0

Net loans and leases	2,234,561
Premises and equipment	22,130
Goodwill	151,224
Other intangibles	28,500
Accrued interest and other assets	124,754

Total assets	$3,024,597

LIABILITIES
Deposits	$2,261,079
Securities sold under agreements to repurchase	146
FHLB -term borrowings	233,000
Accrued interest and other liabilities	65,571

Total liabilities assumed	2,559,796

Fair value of net assets acquired	$464,801

COMPARISON OF RIGHTS OF FIRST DEFIANCE SHAREHOLDERS

AND UNITED COMMUNITY SHAREHOLDERS

First Defiance is incorporated under the laws of the State of Ohio and the rights of First Defiance shareholders are governed by First Defiance’s articles of incorporation and First Defiance’s code of regulations, each as amended to date, and by the OGCL. United Community is also incorporated under the laws of the State of Ohio and the rights of United Community shareholders are governed by United Community’s articles of incorporation and United Community’s amended code of regulations, each as amended to date, and by applicable provisions of the OGCL. If the merger is completed, United Community shareholders who receive shares of First Defiance common stock will become First Defiance shareholders. The rights of those United Community shareholders who become First Defiance shareholders will likewise be governed by First Defiance’s articles of incorporation and code of regulations, both of which will be amended and restated if the First Defiance shareholders approve the First Defiance articles of incorporation proposal and the First Defiance code of regulations proposal as described under “First Defiance’s Proposals” above. Because the First Defiance code of regulations proposal is a condition to the closing of the merger, this comparison of rights assumes that the First Defiance code of regulations proposal is approved and United Community shareholders’ rights will be governed by the First Defiance amended and restated code of regulations. The rights of United Community shareholders who receive shares of First Defiance common stock will continue to be governed by the OGCL.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to First Defiance’s and United Community’s respective governing documents and the provisions of the OGCL, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 145. Copies of First Defiance’s proposed amended and restated articles of incorporation and amended and restated code of regulations are attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively.

Authorized Stock
First Defiance	United Community

•  First Defiance’s articles of incorporation authorize 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. If the First Defiance articles of incorporation proposal is approved by the First Defiance shareholders, First Defiance’s articles of incorporation will authorize First Defiance to issue up to 75,000,000 shares of First Defiance common stock. The First Defiance articles of incorporation proposal does not affect the authorized number of shares of First Defiance preferred stock.

•  United Community’s articles of incorporation authorize 500,000,000 shares of capital stock, consisting of 499,000,000 shares of common stock, without par value, and 1,000,000 preferred shares, without par value.

Voting Rights
First Defiance	United Community

Shareholders are entitled to one vote per share of First Defiance common stock.

•  Unless otherwise provided in the code of regulations or articles of incorporation, a majority of votes cast by shareholders at a meeting is sufficient to pass on any matter before the shareholders.

Shareholders are entitled to one vote per share of United Community common stock.

•  Unless otherwise provided in the amended code of regulations or articles of incorporation, a majority of votes cast by shareholders at a meeting is sufficient to pass on any matter before the shareholders.

Voting Rights
First Defiance	United Community
• Holders of shares of First Defiance common stock may not cumulate their votes for the election of directors.	• Holders of shares of United Community common stock may not cumulate their votes for the election of directors.

Director Nominations
First Defiance	United Community

•  First Defiance shareholders generally must submit director nominations at least 60 days prior to the anniversary of the last annual First Defiance shareholders’ meeting. Each such notice given by a shareholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of common stock of First Defiance which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by First Defiance.

•  United Community shareholders generally must submit director nominations at least 60 days prior to the anniversary of the last annual United Community shareholders’ meeting, provided that if the annual meeting for the election of directors is not held on or before the 31st day following such anniversary, then the written notice shall be delivered to and received by the secretary of United Community within a reasonable time prior to the date of the annual meeting for which the nomination is provided.

•  If a nominee proposed for election is to be voted upon at a special meeting of the shareholders at which directors are to be elected, written notice of the proposed nominee must be received by the Secretary of United Community no later than the close of business on the seventh day following the day on which notice of the special meeting was mailed to shareholders.

•  Each such notice given by a shareholder with respect to nominations for the election of directors shall set forth (i) the name, age and business address or residence of the nominee, (ii) the principal occupation or employment of the nominee and (iii) the number of shares of United Community common stock that are owned by the person and the length of time any such shares have been so owned.

Size of Board of Directors
First Defiance	United Community

•  The First Defiance articles of incorporation provide that the number of directors cannot be less than 5 nor more than 15.

•  The current board of directors consists of 13 directors, with one vacancy, divided into three classes, elected for staggered three-year terms.

•     Following the effective time of the merger, the First Defiance board of directors will continue to have 13 members, divided into three classes. See “The Merger—Management and Board of Directors of First Defiance After the Merger” for further

•  United Community’s amended code of regulations provides that the number of directors cannot be less than 5 nor more than 13.

•  United Community’s current board of directors consists of nine directors, divided into three classes, elected for staggered three-year terms.

Size of Board of Directors
First Defiance	United Community
information regarding the directors and officers of First Defiance following consummation of the merger.

Director Removal
First Defiance	United Community

•  The First Defiance articles of incorporation provide that a director may be removed without cause by the affirmative vote of 75% of the votes eligible to be cast by shareholders. A director may be removed with cause by not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal exists only if the director has been declared incompetent by a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year, or deemed liable by a court for gross negligence or misconduct in the performance of such director’s duties to First Defiance.

• United Community’s amended code of regulations provides that directors may be removed at any time, with or without cause, by the affirmative vote of 75% of the voting power of United Community.

Required Vote for Business Combinations with Related Persons
First Defiance	United Community

•  A “business combination” involving a “related person” requires (i) the affirmative vote of a majority of the outstanding shares entitled to vote (and, if any class or series of shares is entitled to vote separately, the affirmative vote of the holders of at least two-thirds of the outstanding shares of each such class or series) and (ii) a majority of the outstanding shares entitled to vote not including shares deemed beneficially owned by a related person.

•  The term “related person” is defined to include any individual, corporation, partnership or other entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding First Defiance common shares.

•  A “Business Combination” is defined to include:

•  any merger or consolidation of First Defiance with or into any related person;

•  any sale, lease, exchange, mortgage, transfer, or other disposition of all or more than 25% of the assets of First Defiance or its subsidiaries to any related person;

•  any merger or consolidation of a related person with First Defiance or its subsidiaries;

• United Community does not have a similar provision in its articles of incorporation or amended code of regulations.

Required Vote for Business Combinations with Related Persons
First Defiance	United Community

•  any sale, lease, exchange, transfer or other disposition of all or more than 25% of the assets of a related person to First Defiance or its subsidiaries;

•  the issuance of any securities of First Defiance or its subsidiaries to a related person;

•  the acquisition by First Defiance or its subsidiaries of any securities of the related person;

•  any reclassification of the First Defiance common stock, or any recapitalization involving the common stock of First Defiance; and

•  any agreement, contract or other arrangement providing for any of the above transactions.

Special Meetings of Shareholders
First Defiance	United Community

•  Special meetings of shareholders may be called by (i) First Defiance’s chairman of the board; (ii) the president or, in the case of the president’s absence, death or disability, a vice president authorized to exercise the authority of the president; (iii) the board of directors; or (iv) the holders of 50% or more of all outstanding shares of First Defiance common stock entitled to vote.

•  Special meetings of shareholders may be called by (i) United Community’s chairman of the board; (ii) the president or, in the case of the president’s absence, death or disability, the vice president authorized to exercise the authority of the president; (iii) the secretary; (iv) the board of directors; or (iv) the holders of at least 25% of all outstanding shares of United Community common stock entitled to vote.

Notice of Shareholder Meetings
First Defiance	United Community

•  Written notice of a shareholder meeting must be mailed to shareholders of record entitled to vote at such meeting at least 7 days, but no more than 60 days, before the date fixed for the meeting.

•  Shareholders may waive the right to written notice of a shareholder meeting in a writing filed in First Defiance’s records.

•  Written notice of a shareholder meeting must be mailed to shareholders of record entitled to vote at such meeting at least 7 days, but no more than 60 days, before the date fixed for the meeting.

•  Shareholders may waive the right to written notice of a shareholder meeting in a writing filed in United Community’s records.

Action by Shareholders Without a Meeting
First Defiance	United Community
• Any action required to be taken at an annual or special meeting of shareholders may alternatively be taken without a meeting by a signed written consent by all shareholders entitled to vote.

•  Any action that may be authorized or taken at any meeting of shareholders may alternatively be authorized or taken without a meeting by a signed written consent of shareholders entitled to notice of such meeting.

Amendment of the Articles of Incorporation or Code of Regulations
First Defiance	United Community

•  The First Defiance articles of incorporation may be amended or repealed by the Board of directors of First Defiance upon approval of a majority of the voting power of First Defiance except for certain specified provisions, which may only be amended or repealed if approved by the affirmative vote of the holders of not less than a majority of the voting power of First Defiance entitled to vote at a meeting of First Defiance shareholders called for that purpose.

•  The First Defiance amended and restated code of regulations may be repealed, altered, amended or rescinded by (i) the vote of the holders of not less than a majority of the outstanding First Defiance shares entitled to vote on the matter or (ii) by the affirmative vote of a majority of the authorized number of directors. In addition, prior to the second anniversary of the date on which Mr. Small is appointed Chief Executive Officer of First Defiance pursuant to the merger agreement, any repeal, alteration, amendment or rescindment by the board of directors of certain provisions of the amended and restated code of regulations implementing certain governance arrangements in connection with the merger shall require (and any such repeal, alteration, amendment or rescindment may be proposed or recommended by the board of directors for adoption by the First Defiance shareholders only by) the affirmative vote of three-fourths of the authorized number of directors. See “The Merger Agreement—Governing Documents; Directors and Officers; Governance Matters; Headquarters.”

•  Amendment of United Community’s articles of incorporation requires two-thirds of the outstanding voting shares and amendment of the amended code of regulations requires approval of a majority of the outstanding voting shares; however, if the board of directors recommends against approval of a shareholder’s proposed amendment to the articles of incorporation or code of regulations, then a vote of 80% of the outstanding voting shares is required.

The following sections describe anti-takeover statues and other shareholder protections provided by Ohio law. Such protections apply to the shareholders of eligible corporations unless such corporation’s articles of incorporation or code of regulations provide otherwise.

Ohio Control Share Acquisition Statute

The Ohio Revised Code provides in Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition, directly or indirectly, of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer.

First Defiance	United Community
• Has not opted out of the control share acquisition statute.	• Has not opted out of the control share acquisition statute.

Ohio Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% voting ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% voting ownership.

An interested shareholder is a person who either:

•	owns a number of shares of the issuing public corporation sufficient to exercise 10% of the voting power of the public corporation or

•

was the owner, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder, of a number of shares of the issuing public corporation sufficient to exercise 10% of the voting power of the public corporation.

An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares.

After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

•	prior to the interested shareholders’ share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;

•

the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

First Defiance	United Community
• Has not opted out of the Ohio merger moratorium statute.	• Has not opted out of the Ohio merger moratorium statute.

LEGAL MATTERS

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the shares of First Defiance common stock to be issued to the United Community shareholders in connection with the merger have been duly authorized and, if issued pursuant to the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Wachtell, Lipton, Rosen & Katz and Barack Ferrazzano Kirschbaum & Nagelberg LLP have each delivered an opinion regarding the federal income tax consequences of the merger for United Community and First Defiance, respectively.

EXPERTS

The consolidated financial statements of First Defiance as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and the effectiveness of First Defiance’s internal control over financial reporting as of December 31, 2018 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in its Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of United Community as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and the effectiveness of United Community’s internal control over financial reporting as of December 31, 2018 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in its Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Defiance has filed with the SEC a registration statement under the Securities Act of 1933 that registers the issuance of the shares of First Defiance common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of First Defiance, in addition to being a proxy statement for First Defiance and United Community shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and schedules and the information incorporated herein and therein by reference, contains additional relevant information about First Defiance and First Defiance common stock.

First Defiance and United Community also file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as First Defiance and United Community, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by First Defiance with the SEC are also available at First Defiance’s website at www.fdef.com. The reports and other information filed by United Community with the SEC are available at United Community’s website at www.homesavings.com. The web addresses of the SEC, First Defiance and United Community are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus

The SEC allows First Defiance and United Community to incorporate certain information by reference into this joint proxy statement/prospectus. This means that First Defiance and United Community can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that First Defiance and United Community have previously filed with the SEC. They contain important information about the companies and their financial condition.

First Defiance SEC Filings

•	First Defiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

•	First Defiance’s Definitive Proxy Statement on Schedule 14A for First Defiance’s 2019 annual meeting of shareholders, filed with the SEC on March 8, 2019;

•

First Defiance’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on  May 7, 2019, and for the quarterly period ended June 30, 2019, filed with the SEC on August 9, 2019; and

•

Current Reports on Form 8-K filed with the SEC on  January 4, 2019, January  22, 2019, February 6, 2019, March  6, 2019, April 22, 2019, May  3, 2019, May 23, 2019, May  31, 2019, July 23, 2019, July  30, 2019, September 9, 2019, September 10, 2019, and October 22, 2019 (other than those portions of the documents deemed to be furnished and not filed).

United Community SEC Filings

•	United Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 13, 2019;

•	United Community’s Definitive Proxy Statement on Schedule 14A for United Community’s 2019 annual meeting of shareholders, filed with the SEC on March 22, 2019;

•

United Community’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on  May 9, 2019, and for the quarterly period ended June 30, 2019, filed with the SEC on August 8, 2019; and

•

United Community’s Current Reports on Form 8-K filed with the SEC on January 23, 2019, February  27, 2019, April 17, 2019, May  6, 2019, July 23, 2019, September  9, 2019, September 10, 2019, and October 22, 2019 (other than those portions of the documents deemed to be furnished and not filed).

In addition, this joint proxy statement/prospectus also incorporates by reference any documents subsequently filed by First Defiance or United Community with the SEC, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this joint proxy statement/prospectus and the date of the special meetings of the First Defiance and United Community shareholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents incorporated by reference are available from First Defiance and United Community without charge. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

First Defiance Financial Corp. Attention: Investor Relations 601 Clinton Street Defiance, Ohio 43512-3272 (419) 782-5015	United Community Financial Corp. Attention: Investor Relations 275 West Federal Street Youngstown, Ohio 44503 (330) 742-0500

First Defiance shareholders and United Community shareholders requesting documents must do so by December 3, 2019, to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from First Defiance or United Community, First Defiance and United Community, respectively, will mail them to you by first-class mail, or another equally prompt means, within one business day after receiving your request.

Neither First Defiance nor United Community has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST DEFIANCE FINANCIAL CORP.

AND

UNITED COMMUNITY FINANCIAL CORP.

SEPTEMBER 9, 2019

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	A-49
Affiliate	A-62
Agreement	A-1
Bank Merger	A-2
Bank Merger Agreement	A-2
Bank Merger Certificates	A-2
Business Day	A-62
Capitalization Date	A-8
Chosen Courts	A-59
Closing	A-2
Closing Date	A-2
Code	A-1
Confidentiality Agreement	A-35
Contemplated Transactions	A-62
Contract	A-62
Control, Controlling or Controlled	A-62
Conversion Fund	A-4
Covered Employees	A-47
CRA	A-62
Deposit Insurance Fund	A-62
Derivative Transactions	A-63
DOL	A-63
Effective Time	A-2
Environment	A-63
Environmental Laws	A-63
ERISA	A-63
Exchange Act	A-63
Exchange Agent	A-4
Exchange Ratio	A-3
FDIC	A-63
Federal Reserve	A-63
First Defiance	A-1
First Defiance Acquisition Proposal	A-51
First Defiance Articles of Incorporation	A-63
First Defiance Benefit Plan	A-63
First Defiance Board	A-63
First Defiance Bylaws	A-
First Defiance Capital Stock	A-63
First Defiance Common Stock	A-64
First Defiance Common Stock Price	A-64
First Defiance Disclosure Schedules	A-21
First Defiance Employees	A-41
First Defiance Equity Award	A-64
First Defiance ERISA Affiliate	A-64
First Defiance Evaluation Date	A-25
First Defiance Financial Statements	A-24
First Defiance Investment Securities	A-34
First Defiance Loans	A-26
First Defiance Material Contract	A-30
First Defiance Material Policies	A-32

A-iv

First Defiance Meeting	A-45
First Defiance Permitted Exceptions	A-26
First Defiance Preferred Stock	A-64
First Defiance SEC Reports	A-64
First Defiance Stock Issuance	A-64
First Defiance Stock Option	A-5
First Defiance Stockholder Approval	A-64
First Defiance Superior Proposal	A-51
First Federal	A-2
GAAP	A-64
Hazardous Materials	A-64
Home Savings	A-2
Indemnified Party	A-42
Internal Control Over Financial Reporting	A-10
IRS	A-64
IRS Guidelines	A-20
Joint Proxy Statement	A-64
Knowledge	A-64
Legal Requirement	A-64
Letter of Transmittal	A-4
Lien	A-65
Material Adverse Effect	A-65
Merger	A-2
Merger Consideration	A-3
Nasdaq Rules	A-65
New Plans	A-47
OGCL	A-65
Ohio Certificate of Merger	A-2
Old Plans	A-47
Order	A-65
Ordinary Course of Business	A-65
OREO	A-65
Outstanding Cardinal Shares	A-
PBGC	A-66
Person	A-66
Previously Disclosed	A-66
Proceeding	A-66
Registration Statement	A-66
Regulatory Authority	A-66
Representative	A-66
Representatives	A-49
Requisite Regulatory Approvals	A-66
SEC	A-66
Securities Act	A-66
Severance Plans	A-48
Subsidiary	A-66
Succession Date	A-53
Tax	A-66
Tax Return	A-67
Termination Date	A-56
Termination Fee	A-58
Transition Date	A-67

A-v

U.S.	A-68
United Community	A-1
United Community Acquisition Proposal	A-49
United Community Articles of Incorporation	A-67
United Community Benefit Plan	A-67
United Community Board	A-67
United Community Bylaws	A-
United Community Capital Stock	A-67
United Community Common Stock	A-67
United Community Disclosure Schedules	A-6
United Community Employees	A-37
United Community Equity Award	A-67
United Community ERISA Affiliate	A-67
United Community Evaluation Date	A-10
United Community Financial Statements	A-10
United Community Investment Securities	A-19
United Community Loans	A-12
United Community Material Contract	A-16
United Community Material Policies	A-18
United Community Meeting	A-45
United Community Permitted Exceptions	A-11
United Community Preferred Stock	A-67
United Community PSU Award	A-6
United Community Restricted Stock Award	A-5
United Community SEC Reports	A-68
United Community Stock Certificates	A-4
United Community Stock Option	A-5
United Community Stock Plans	A-67
United Community Stockholder Approval	A-68
United Community Superior Proposal	A-50
Willful Breach	A-57

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of September 9, 2019, by and between First Defiance Financial Corp., an Ohio corporation (“First Defiance”), and United Community Financial Corp., an Ohio corporation (“United Community”).

RECITALS

A. The board of directors of First Defiance has unanimously (i) determined that this Agreement and the Merger and other transactions contemplated hereby are in the best interests of First Defiance and First Defiance’s shareholders, and (ii) approved the execution, delivery and performance by First Defiance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

B. The board of directors of United Community has unanimously (i) determined that this Agreement and the Merger and other transactions contemplated hereby are in the best interests of United Community and United Community’s shareholders, and (ii) approved the execution, delivery and performance by United Community of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C. The board of directors of First Defiance, subject to the terms of this Agreement, has resolved to recommend that First Defiance’s shareholders adopt this Agreement and to submit this Agreement to First Defiance’s shareholders for adoption.

D. The board of directors of United Community, subject to the terms of this Agreement, has resolved to recommend that United Community’s shareholders adopt this Agreement and to submit this Agreement to United Community’s shareholders for adoption.

E. Concurrently with the execution and delivery of this Agreement, each of Donald P. Hileman and Gary M. Small has entered into an employment agreement, which will be effective as of and subject to the occurrence of the Effective Time.

F. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

G. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the OGCL, at the Effective Time, United Community shall be merged with and into First Defiance pursuant to the provisions of, and with the effects provided in, the OGCL (the “Merger”), and the separate corporate existence of United Community shall cease and First Defiance will be the surviving entity (the “Surviving Entity”).

Section 1.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to First Defiance and United Community, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is three (3) Business Days after the satisfaction or valid waiver of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of those conditions) or at such other time and place as First Defiance and United Community may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date a certificate of merger with the Ohio Secretary of State (the “Ohio Certificate of Merger”). The Merger shall become effective at 11:59 p.m. Eastern Time on the Closing Date or at such other time as First Defiance and United Community may agree and specify in the Ohio Certificate of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Ohio Certificate of Merger and the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of United Community shall be vested in the Surviving Entity, and all debts, liabilities and duties of United Community shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the articles of incorporation of First Defiance, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit A attached hereto and, as so amended, shall be the articles of incorporation of the Surviving Entity and until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

(b) At the Effective Time, the code of regulations of First Defiance, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit B attached hereto and, as so amended, shall be code of regulations of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5 Bank Merger. Immediately following the Merger or at such later time as First Defiance and United Community may mutually agree, Home Savings Bank (“Home Savings”), an Ohio state-chartered bank and a direct, wholly-owned Subsidiary of United Community, will merge (the “Bank Merger”) with and into First Federal Bank of the Midwest (“First Federal”), a federal savings bank and a direct, wholly-owned Subsidiary of First Defiance, which immediately prior to the Bank Merger will have converted into an Ohio state-chartered bank. First Federal shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Home Savings shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be mutually agreed upon by the parties (the “Bank Merger Agreement”). First Defiance shall cause First Federal, and United Community shall cause Home Savings, to execute such certificates of merger and articles of merger (the “Bank Merger Certificates”) and such other agreements, documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time or at such later time as First Defiance and United Community may mutually agree.

Section 1.6 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither First Defiance nor United Community by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 1.7 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of United Community Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of United Community Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger, or (iii) require the approval of the shareholders of First Defiance or United Community unless such approval is obtained. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1 Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of First Defiance, United Community, or the holder of any shares of United Community Common Stock and subject to Section 2.3, the shares of First Defiance Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger, and the shares of United Community Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive: (a) 0.3715 fully paid and nonassessable shares of First Defiance Common Stock (the “Exchange Ratio”), multiplied by (b) the number of shares of United Community Common Stock held by such holder of record (such product, the “Merger Consideration”);

Notwithstanding anything in this Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of United Community Common Stock held in United Community’s treasury and each share of United Community Common Stock owned directly or indirectly by First Defiance (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be canceled and no shares of First Defiance Common Stock or other consideration will be issued or paid in exchange therefor.

Section 2.2 Cancellation of Shares. At the Effective Time, the shares of United Community Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented United Community Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of First Defiance Common Stock and cash in lieu of fractional shares into which they were converted pursuant to this Article 2.

Section 2.3 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of First Defiance Common Stock shall be issued as Merger Consideration in the Merger. Each holder of United Community Common Stock who would otherwise be entitled to receive a fractional share of First Defiance Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the First Defiance Common Stock Price as of the third trading day prior to the Closing Date by the fractional share of First Defiance Common Stock to which such former holder would otherwise be entitled (after taking into account all shares of United Community Common Stock held by such holder immediately prior to the Effective Time).

Section 2.4 Exchange of Certificates.

(a) The parties to this Agreement agree: (i) that Computershare Trust Company, NA shall serve, pursuant to the terms of an exchange agent agreement mutually acceptable to the parties, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. First Defiance shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b) At or prior to the Effective Time, First Defiance shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of United Community Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of First Defiance Common Stock for payment of the Merger Consideration pursuant to Section 2.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of First Defiance Common Stock in accordance with Section 2.3. Such amount of cash and shares of First Defiance Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”

(c) As promptly as practicable following the Effective Time (and in any event within five (5) Business Days after the Closing Date), First Defiance shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of United Community Common Stock (“United Community Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to United Community Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of United Community Stock Certificates pursuant to this Agreement.

(d) Upon proper surrender of a United Community Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such United Community Stock Certificate shall be entitled to receive in exchange therefor his, her or its Merger Consideration plus cash in lieu of any fractional shares of First Defiance Common Stock in accordance with Section 2.3 deliverable in respect of the shares of United Community Common Stock represented by such United Community Stock Certificate; thereupon such United Community Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a United Community Stock Certificate.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of United Community of Outstanding United Community Shares.

(f) No dividends or other distributions declared with respect to First Defiance Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered United Community Stock Certificate until the holder thereof shall surrender such United Community Stock Certificate in accordance with this Article 2. Promptly after the surrender of a United Community Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of First Defiance Common Stock into which the shares of United Community Common Stock represented by such United Community Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered United Community Stock Certificate shall be entitled, until the surrender of such United Community Stock Certificate, to vote the shares of First Defiance Common Stock into which such holder’s United Community Common Stock shall have been converted.

(g) Any portion of the Conversion Fund that remains unclaimed by the shareholders of United Community twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of United Community who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance of First Defiance Common Stock pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of United Community Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such First Defiance Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of United Community Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any United Community Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such United Community Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such United Community Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed United Community Stock Certificate, and in accordance with this Article 2, shares of First Defiance Common Stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

(i) If, between the date of this Agreement and the Effective Time, the outstanding shares of First Defiance Common Stock shall have been changed into a different number or kind of shares or securities or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, reorganization, split, combination or exchange of shares, or there shall be any extraordinary dividend or distribution, the Merger Consideration shall be adjusted appropriately to provide the holders of United Community Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed or permit First Defiance to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

Section 2.5 United Community Equity Awards.

(a) Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by United Community to purchase shares of United Community Common Stock under a United Community Stock Plan or otherwise, whether vested or unvested (a “United Community Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall fully vest and be converted into a fully vested option (an “First Defiance Stock Option”) to purchase (i) the number of whole shares of First Defiance Common Stock (rounded down to the nearest whole share) that is equal to the number of shares of United Community Common Stock subject to such United Community Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, (ii) at an exercise price per share of First Defiance Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each share of United Community Common Stock subject to such United Community Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, subject to the terms and conditions of the United Community Stock Plan, if any, pursuant to which such United Community Stock Option was granted and/or any associated award agreement. It is intended that the conversion of United Community Stock Options under this Section 2.5(a) shall comply with Sections 409A and 424 of the Code, to the extent applicable, and this Section 2.5(a) shall be construed consistent with such intent. Except as otherwise provided in this Section 2.5(a), each such First Defiance Stock Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding United Community Stock Option immediately prior to the Effective Time.

(b) Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of shares of United Community Common Stock subject to vesting, repurchase or other lapse restriction granted under a United Community Stock Plan or otherwise, whether vested or unvested (a “United Community Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall fully vest and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of United Community Common Stock underlying such United Community Restricted Stock Award. First Defiance shall issue the consideration described in this Section 2.5(b) (together with any accrued but unpaid dividends or dividend equivalents corresponding to the United Community Restricted Stock Award, which shall vest pursuant to this Section 2.5(b)), less applicable tax withholdings, within five (5) Business Days following the Closing Date.

(c) Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each performance-vesting restricted stock unit granted under a United Community Stock Plan or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time (a “United Community PSU Award”) shall fully vest (with any performance-based vesting condition applicable to such United Community PSU Award to be measured consistent with the terms of the applicable award agreement applicable upon a change in control for such United Community PSU Award, as determined by the United Community Board or its compensation committee prior to the Effective Time) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of United Community Common Stock underlying such United Community PSU Award; provided, that the United Community Board or its compensation committee shall exclude any costs or expenses related to the Merger, if any, from the performance metrics applicable to the United Community PSU Awards when determining actual United Community performance through the Effective Date. First Defiance shall issue the consideration described in this Section 2.5(c) (together with any accrued but unpaid dividends or dividend equivalents corresponding to the United Community PSU Award, which shall vest pursuant to this Section 2.5(c)), less applicable tax withholdings, within five (5) Business Days following the Closing Date.

(d) At or prior to the Effective Time, the United Community Board or its compensation committee, as applicable, shall adopt resolutions approving the provisions of this Section 2.5.

(e) First Defiance shall take all corporate action necessary to issue a sufficient number of shares of First Defiance Common Stock with respect to the settlement of United Community Equity Awards contemplated by this Section 2.5. Effective as of the Effective Time, First Defiance shall file a registration statement on Form S-8 (or any successor or other appropriate form, including a Form S-1 or Form S-3 in the case of awards held by former employees and service providers of United Community) with respect to the shares of First Defiance Common Stock subject to First Defiance Stock Options issued pursuant to this Section 2.5 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF UNITED COMMUNITY

Except (a) as disclosed in the disclosure schedules delivered by United Community to First Defiance concurrently herewith (the “United Community Disclosure Schedules”) (provided that the mere inclusion of an item in the United Community Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by United Community that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on United Community) or (b) as disclosed in any United Community Reports filed with or furnished to the SEC by United Community after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), United Community hereby represents and warrants to First Defiance as follows:

Section 3.1 United Community Organization. United Community: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; (b) is in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (c) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (d) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except in the case of clauses (b) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. United Community has Previously Disclosed to First Defiance true and complete copies of the United Community Articles of Incorporation and United Community Code of Regulations and all amendments thereto, in each case in effect as of the date of this Agreement. United Community has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to United Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Section 3.2 United Community Subsidiary Organizations. Home Savings is an Ohio state bank duly organized, validly existing and in good standing under the laws of the state of Ohio. Each United Community Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. Each Subsidiary of United Community has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. The deposit accounts of Home Savings are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. United Community has Previously Disclosed to First Defiance true and complete copies of the charter (or similar organizational documents) and code of regulations of each Subsidiary of United Community and all amendments thereto, each as in effect as of the date of this Agreement.

Section 3.3 Authorization; Enforceability. United Community has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the United Community Board. The United Community Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of United Community and its shareholders, and that this Agreement and the Contemplated Transactions are in the best interests of United Community and its shareholders. The United Community Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to United Community’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that United Community’s shareholders vote in favor of the adoption of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by United Community, and the consummation by it of its obligations under this Agreement and the Contemplated Transactions, have been authorized by all necessary corporate action, subject to the United Community Shareholder Approval and the approval of the Bank Merger Agreement by United Community as Home Savings’s sole shareholder. This Agreement has been duly and validly executed by United Community, and assuming the due authorization, execution and delivery by First Defiance, this Agreement constitutes a legal, valid and binding obligation of United Community enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4 No Conflict.

(a) Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation, charter, code of regulations, bylaws or operating agreement (or similar organizational documents), each as in effect on the date hereof, or any currently effective resolution adopted by the United Community Board, shareholders, manager or members of, United Community or any of its Subsidiaries; (ii) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which United Community or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default (or event which with the giving of notice or lapse of time, or both, would become a default) or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any United Community Material Contract; or (iv) result in the creation of any Lien other than any United Community Permitted Exception upon or with respect to any of the assets owned or used by United Community or its Subsidiaries, except in the case of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community.

(b) Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Global Select Market, (ii) the Requisite Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement, and of the Registration Statement and declaration by the SEC of the effectiveness of the Registration Statement, (iv) the filing of the Ohio Certificate of Merger with the Ohio Secretary of State pursuant to the OGCL, and the filing of the Bank Merger Certificates, (v) such filings and approvals as are required to be made or obtained under the securities or blue-sky laws of various states in connection with the issuance of the shares of First Defiance Common Stock pursuant to this Agreement and (vi) the approval of the listing of such First Defiance Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Regulatory Authority are necessary in connection with (A) the execution and delivery by United Community of this Agreement or (B) the consummation by United Community of the Merger and the other Contemplated Transactions (including the Bank Merger).

Section 3.5 United Community Capitalization.

(a) The authorized capital stock of United Community currently consists exclusively of: (i) 499,000,000 shares of United Community Common Stock, of which, as of September 6, 2019 (the “Capitalization Date”), 48,086,439 shares were issued and outstanding (excluding shares held in treasury) and 6,052,471 shares were held in the treasury of United Community; and (ii) 1,000,000 shares of United Community Preferred Stock, of which no shares were designated and outstanding as of the Capitalization Date. United Community does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of United Community on any matter. All of the issued and outstanding shares of United Community Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the Capitalization Date, no shares of United Community Capital Stock were reserved for issuance except for: (i) 163,232 shares of United Community Common Stock subject to outstanding United Community Stock Options; (ii) 135,502 shares of United Community Common Stock subject to outstanding United Community Restricted Stock Awards; (iii) 241,887 shares (assuming satisfaction of performance goals at the target level) or 246,262 shares (assuming satisfaction of performance goals at the maximum level) of United Community Common Stock subject to outstanding United Community PSU Awards; and (iv) 386,811 shares of United Community Common Stock reserved for issuance pursuant to future awards under United Community Stock Plans.

(c) Other than awards under United Community Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Capitalization Date. Since the Capitalization Date

through the date hereof, United Community has not: (i) issued or repurchased any shares of United Community Common Stock or United Community Preferred Stock or other equity securities of United Community, other than in connection with the exercise or settlement of United Community Equity Awards that were outstanding on the Capitalization Date, in each case in accordance with the terms of the relevant United Community Stock Plan or award agreement; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of United Community Common Stock or any other equity-based awards. From the Capitalization Date through the date of this Agreement, neither United Community nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards or (B) adopted or materially amended any United Community Stock Plan.

(d) None of the shares of United Community Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding United Community Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating United Community or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of United Community or any of its Subsidiaries; and (ii) no contractual obligations of United Community or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of United Community Common Stock or any equity security of United Community or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of United Community or its Subsidiaries. Except as permitted by this Agreement, since the Capitalization Date, no shares of United Community Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by United Community or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of United Community or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of United Community. Other than its Subsidiaries, United Community does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6 United Community Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of United Community are owned by United Community, directly or indirectly, free and clear of any Liens other than United Community Permitted Exceptions, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depositary institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. No Subsidiary of United Community has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.7 United Community SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) Since January 1, 2017, United Community has timely filed all United Community SEC Reports, and all such United Community SEC Reports have complied as to form in all material respects, as of their respective filing dates or effective dates, as the case may be, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. As of their respective filing dates or effective dates, as the case may be, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, none of the United Community SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the United Community SEC Reports. No Subsidiary of United Community is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements presented (or incorporated by reference) in the United Community SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Taken together, the financial statements presented in the United Community SEC Reports (collectively, the “United Community Financial Statements”) are complete and correct in all material respects and fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of United Community and its Subsidiaries at the respective dates of and for the periods referred to in United Community Financial Statements, subject to normal year-end audit adjustments in the case of unaudited United Community Financial Statements. As of the date hereof, Crowe LLP has not resigned (or informed United Community that it intends to resign) or been dismissed as independent registered public accountants of United Community.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, neither United Community nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of United Community, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of United Community included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business since June 30, 2019, or in connection with this Agreement and the Contemplated Transactions.

(d) United Community is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. United Community maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by United Community in reports that United Community is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to United Community’s management to allow timely decisions regarding required disclosures. As of June 30, 2019, to the Knowledge of United Community, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(e) United Community and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). United Community’s certifying officers have evaluated the effectiveness of United Community’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of United Community under the Exchange Act (the “United Community Evaluation Date”). United Community presented in such quarterly report the conclusions of the certifying officers about the effectiveness of United Community’s Internal Control Over Financial Reporting based on their evaluations as of the United Community Evaluation Date. Since the United Community Evaluation Date, there have been no changes in United Community’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, United Community’s Internal Control Over Financial Reporting. United Community has devised and maintains a system of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) United Community and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state banking authorities except to the extent failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. Such forms, reports and documents complied as to form in all material respects with applicable Legal Requirements.

(g) Subject to Section 11.13, except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of United Community and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2017, or has pending any proceeding, enforcement action or, to the Knowledge of United Community, investigation into the business, disclosures or operations of United Community or its Subsidiaries. Subject to Section 11.13, except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of United Community and its Subsidiaries, since January 1, 2017, no Regulatory Authority has resolved any proceeding, enforcement action or, to the Knowledge of United Community, investigation into the business, disclosures or operations of United Community or its Subsidiaries. Subject to Section 11.13, (i) there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of United Community or its Subsidiaries and (ii) since January 1, 2017, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of United Community or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in United Community’s Ordinary Course of Business), in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. To the Knowledge of United Community, there has not been any event or occurrence since January 1, 2017 that would result in a determination that Home Savings is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 3.8 Books and Records. The books of account, minute books, stock record books and other records of United Community and its Subsidiaries have been maintained in all material respects in accordance with United Community’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.

Section 3.9 Real Property.

(a) Except as set forth on Section 3.9 of the United Community Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, as of the date of this Agreement, United Community or one of its Subsidiaries has good and marketable title to all the real property reflected in the latest balance sheet included in the United Community SEC Reports as being owned by United Community or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) free and clear of all Liens, except: (i) as noted in the most recent United Community Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the United Community Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “United Community Permitted Exceptions”).

(b) Except as set forth on Section 3.9 of the United Community Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, as of the date of this Agreement, United Community or one of its Subsidiaries is the lessee of all leasehold estates reflected in the latest United Community Financial Statements included in the United

Community SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for United Community Permitted Exceptions, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of United Community, the lessor.

Section 3.10 Loans; Loan Loss Reserve.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, each loan, loan agreement, note, lease or other borrowing agreement by Home Savings, any participation therein, and any guaranty, renewal or extension thereof (the “United Community Loans”) reflected as an asset on any of the United Community Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient and constitutes, to the Knowledge of United Community, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) all United Community Loans originated or purchased by Home Savings were made or purchased in accordance with the policies of the board of directors of Home Savings, (ii) Home Savings’s interest in all United Community Loans is free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Cincinnati) and (iii) Home Savings has complied in all material respects with all Legal Requirements relating to such United Community Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any United Community Loan made to an executive officer or director of Home Savings or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c) Section 3.10(c) of the United Community Disclosure Schedules lists, as of July 31, 2019, each United Community Loan that had an outstanding balance of at least $1,000,000: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Home Savings has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Home Savings; (iii) that has been listed on any “watch list” or similar internal report of Home Savings; or (iv) that represents an extension of credit to an executive officer or director of Home Savings or an entity controlled by an executive officer or director.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, Home Savings’s allowance for loan and lease losses reflected in the United Community Financial Statements (including footnotes thereto) was determined on the basis of Home Savings’s continuing review and evaluation of the portfolio of United Community Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Home Savings’s internal policies, and, in the reasonable judgment of Home Savings, was adequate under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to United Community Loans previously charged-off, on outstanding United Community Loans.

Section 3.11 Taxes. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(a) United Community and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. United Community and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by United Community and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of United Community, threatened against United Community and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by United Community and each of its Subsidiaries is presently being conducted or, to the Knowledge of United Community, threatened by any Regulatory Authority. Neither United Community nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of United Community’s or its Subsidiaries’ assets. Neither United Community nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c) Each of United Community and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(d) Neither United Community nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among United Community and its Subsidiaries).

(e) Neither United Community nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was United Community) or (ii) has any liability for the Taxes of any person (other than United Community or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Neither United Community nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(g) United Community and each of its Subsidiaries have delivered or Previously Disclosed to First Defiance true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by United Community and its Subsidiaries with respect to the last three (3) fiscal years.

(h) To the Knowledge of United Community, United Community and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(i) United Community has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section  368(a) of the Code.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the United Community Disclosure Schedules includes a complete and correct list of each material United Community Benefit Plan. United Community has Previously Disclosed to First Defiance

true and complete copies of the following with respect to each material United Community Benefit Plan (to the extent applicable): (i) copies of each United Community Benefit Plan (including a written description where no formal plan document exists), including any amendments thereto, and all related plan descriptions; (ii) the most recent annual report on U.S. Form 5500 filed with the IRS, including all schedules thereto and the most recent actuarial report or similar report from independent accountants; (iii) the most recent IRS determination or opinion letter received by United Community; and (iv) other material ancillary documents, including:

(i) all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors, including any related trust agreements, insurance contracts or other funding vehicles; and

(ii) all material notices and other material communications to or from the IRS, the DOL or the PBGC within the six (6) years preceding the date of this Agreement relating to the United Community Benefit Plans.

(b) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (whether alone or in connection with any other event) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any United Community Benefit Plan or any other increase in the liabilities of United Community or any Subsidiary under any United Community Benefit Plan as a result of the Contemplated Transactions. No United Community Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other United Community Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G of the Code.

(c) Neither United Community nor any of the United Community ERISA Affiliates sponsors, maintains, administers or contributes to, or has, in the six (6) years preceding the date of this Agreement, sponsored, maintained, administered or contributed to, or has or has had, in the six (6) years preceding the date of this Agreement, any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). With respect to any United Community Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code), except as would reasonably be expected to be, either individually or in the aggregate, material to United Community or its Subsidiaries, such United Community Benefit Plan complies in all material respects with the requirements of the Code and ERISA. Neither United Community nor any of the United Community ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither United Community nor any of the United Community ERISA Affiliates sponsors, maintains, administers or contributes to, or has in the six (6) years preceding the date of this Agreement sponsored, maintained, administered or contributed to, or has or has had, in the six (6) years preceding the date of this Agreement, any liability with respect to, any United Community Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d) Each United Community Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or United Community and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of United Community, there are no facts or circumstances that would adversely affect the qualified status of any United Community Benefit Plan or the tax-exempt status of any related trust.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, each United Community Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United

Community, there is no litigation, claim or assessment pending or, to the Knowledge of United Community, threatened by, on behalf of, or against any United Community Benefit Plan or against the administrators or trustees or other fiduciaries of any United Community Benefit Plan that alleges a violation of applicable state or federal law or violation of any United Community Benefit Plan document or related agreement.

(g) No United Community Benefit Plan fiduciary or any other person has, or has had, any material liability to any United Community Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any United Community Benefit Plan, including any material liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of United Community, no party in interest (as defined in Code Section 4975(e)(2)) of any United Community Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, all accrued contributions and other payments to be made by United Community or any Subsidiary to any United Community Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the United Community Financial Statements to the extent required by GAAP.

(i) There are no obligations under any United Community Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) no condition exists, whether absolute or contingent, under any United Community Benefit Plan or otherwise with respect to any misclassification of a person performing services for United Community or any Subsidiary as an independent contractor rather than as an employee, and (ii) all individuals participating in United Community Benefit Plans are in fact eligible and authorized to participate in such United Community Benefit Plan.

Section 3.13 Compliance with Legal Requirements. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, United Community and each of its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (a) United Community and each of its Subsidiaries is, and at all times since January 1, 2017, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets and (b) subject to Section 11.13, neither United Community nor any of its Subsidiaries has received, at any time since January 1, 2017, any written notice from any Regulatory Authority regarding: (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible, or potential obligation on the part of United Community or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14 Legal Proceedings; Orders.

(a) Subject to Section 11.13 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) since January 1, 2017, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of United Community, threatened against or affecting United Community, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated and (ii) no officer, director, employee or agent of United Community or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of United Community or any of its Subsidiaries as currently conducted.

(b) Subject to Section 11.13 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community neither United Community nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits its credit or risk management policies, its management or its business. To the Knowledge of United Community, and subject to Section  11.13, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.15 Absence of Certain Changes and Events.

(a) Since December 31, 2018 through the date of this Agreement, there has not occurred any event or events that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community.

(b) Since December 31, 2018 through the date of this Agreement, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Contemplated Transactions, United Community and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (ii) neither United Community nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of First Defiance under Section 5.2(b) (other than any actions specified by clauses (i), (ii), (iii), (vii), (ix), (xv) or (xvi) (to the extent clause (xvi)  relates to the foregoing clauses)).

Section 3.16 Material Contracts. Except for Contracts evidencing United Community Loans made by Home Savings in the Ordinary Course of Business or United Community Benefit Plans, Section 3.16 of the United Community Disclosure Schedules lists or describes the following with respect to United Community and each of its Subsidiaries (each such agreement or document, a “United Community Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or Previously Disclosed to First Defiance:

(a) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1,000,000, exclusive of deposit agreements with customers of Home Savings entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Cincinnati advances;

(b) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $1,000,000;

(c) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $1,000,000;

(d) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate annual payments of less than $250,000);

(e) each licensing agreement or other Contract with respect to material patents, trademarks, copyrights, or other material intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(f) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(g) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(h) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of United Community or its Subsidiaries or limit, in any material respect, the ability of United Community or its subsidiaries to engage in any line of business or to compete with any Person;

(i) each Contract for capital expenditures in excess of $1,000,000;

(j) each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(k) each Contract that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of United Community and its Subsidiaries;

(l) each Contract that is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depositary institution, or similar agreement, that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to United Community and its Subsidiaries, taken as a whole; and

(m) each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17 No Defaults. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community (a) each United Community Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity, (b) to the Knowledge of United Community, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give United Community, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any United Community Material Contract, (c) except in the Ordinary Course of Business with respect to any United Community Loan, neither United Community nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2017, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any United Community Material Contract, that has not been terminated or satisfied prior to the date of this Agreement and (d) other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to United Community or any of its Subsidiaries under current or completed United Community Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18 Insurance. United Community and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of United Community or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which United Community operates, except where the failure to have such policies would not be material to United Community and its

Subsidiaries, taken as a whole. United Community has Previously Disclosed to First Defiance copies of all material insurance policies issued in favor of United Community or any of its Subsidiaries, or pursuant to which United Community or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic incurrence-based policies still in force as of the date of this Agreement (such policies, the “United Community Material Policies”). With respect to each such United Community Material Policy, (a) such United Community Material Policy is in full force and effect and all premiums due thereon have been paid, (b) neither United Community nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of United Community, no insurer issuing any such United Community Material Policy has been declared insolvent or placed in receivership, conservatorship or liquidation, except, in each of the foregoing cases described in clauses (a), (b) or (c), as would not, individually or in the aggregate, be material to United Community and its Subsidiaries, taken as a whole. No written notice of cancellation or termination has been received by United Community with respect to any such United Community Material Policy.

Section 3.19 Compliance with Environmental Laws. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (a) there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving United Community or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of United Community, threatened, nor to the Knowledge of United Community, is there any factual basis for any of the foregoing, as a result of any asserted failure of United Community or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law, (b) no environmental clearances or other governmental approvals relating to any Environmental Law are required for the conduct of the business of United Community or any of its Subsidiaries or the consummation of the Contemplated Transactions, (c) to the Knowledge of United Community, neither United Community nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property and (d) United Community and each Subsidiary of United Community has complied with all Environmental Laws applicable to it and its business operations.

Section 3.20 Transactions with Affiliates. Since January 1, 2017, all transactions required to be disclosed by United Community pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the United Community SEC Reports. No transaction, or series of related transactions, is currently proposed by United Community or any of its Subsidiaries to which United Community or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 3.21 Brokerage Commissions. Except for fees payable to Sandler O’Neill & Partners, LP pursuant to an engagement letter that has been Previously Disclosed, none of United Community or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.22 Approval Delays. To the Knowledge of United Community as of the date hereof, there is no reason attributable to United Community why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Home Savings’s most recent CRA rating prior to the date hereof was “satisfactory” or better.

Section 3.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of United Community or any of its Subsidiaries. There is no material labor dispute, strike, work stoppage or lockout, or, to the Knowledge of United Community, threat thereof, by or with respect to any employees of United Community or any of its Subsidiaries, and there has been no material labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of United Community, threatened, involving employees of United Community or any of its Subsidiaries. Neither United Community nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice, United Community and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and no Proceeding asserting that United Community or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel United Community or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of United Community, threatened with respect to United Community or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither United Community nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of United Community, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to United Community or any of its Subsidiaries and, to the Knowledge of United Community, no such investigation is in progress.

Section 3.24 Intellectual Property. Each of United Community and its Subsidiaries has the right and authority, and the Surviving Entity and its Subsidiaries will have the right and authority from and after the Effective Time, in each case free from Liens other than United Community Permitted Exceptions, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by United Community or its Subsidiaries as of the date hereof and as is necessary to enable them to conduct the businesses of United Community and its Subsidiaries in the manner presently conducted by them. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, to the Knowledge of United Community, such use does not conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25 Investments.

(a) United Community or its Subsidiaries have good and marketable title in all material respects to all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by United Community or its Subsidiaries, other than, with respect to Home Savings, in a fiduciary or agency capacity (the “United Community Investment Securities”), free and clear of any Liens except for United Community Permitted Exceptions and except to the extent such United Community Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of United Community or Home Savings. The United Community Investment Securities are valued on the books of United Community and Home Savings in accordance with GAAP in all material respects.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) all Derivative Transactions, whether entered into for the account of United Community or any of its Subsidiaries or for the account of a customer of United Community or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable Legal Requirements and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by United Community and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative

Transactions, and (ii) all of such Derivative Transactions are legal, valid and binding obligations of United Community or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. United Community and its Subsidiaries have duly performed in all material respects their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of United Community, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.26 Information Provided to First Defiance. None of the information concerning United Community or any of its Subsidiaries that is provided or to be provided by United Community to First Defiance for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the United Community Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, United Community shall have no responsibility for the truth or accuracy of any information with respect to First Defiance or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 3.27 State Takeover Laws. The United Community Board has approved this Agreement and the Contemplated Transactions as required to render inapplicable to this Agreement and the Contemplated Transactions any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

Section 3.28 Tax-Free Reorganization. As of the date hereof, United Community does not know of any reason: (i) why it would not be able to deliver to counsel to United Community and counsel to First Defiance, at the date of the legal opinions referred to in Sections 8.7 and 9.7, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to First Defiance and counsel to United Community to deliver the legal opinions contemplated by Sections 8.7 and 9.7, respectively, and United Community hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to United Community would not be able to deliver the opinion required by Section 9.7. United Community will deliver such certificates to counsel to United Community and counsel to First Defiance.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties made by United Community in this Article 3, neither United Community nor any other Person makes any express or implied representation or warranty with respect to United Community, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and United Community hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither United Community nor any other Person makes or has made any representation or warranty to First Defiance or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to United Community, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by United Community in this Article 3, any oral or written information presented to First Defiance or any of its Affiliates or Representatives in the course of their due diligence investigation of United Community or the negotiation of this Agreement or in the course of the transactions contemplated hereby. United Community acknowledges and agrees that neither First Defiance nor any other Person has made or is making any express or implied representation or warranty with respect to First Defiance, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects other than those contained in Article 4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE

Except (a) as disclosed in the disclosure schedules delivered by First Defiance to United Community concurrently herewith (the “First Defiance Disclosure Schedules”) (provided that the mere inclusion of an item in the First Defiance Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by First Defiance that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on First Defiance) or (b) as disclosed in any First Defiance Reports filed with or furnished to the SEC by First Defiance after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), First Defiance hereby represents and warrants to United Community as follows:

Section 4.1 First Defiance Organization. First Defiance: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; (b) is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (c) is a unitary thrift holding company registered under the Home Owners’ Loan Act of 1933, as amended; and (d) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except, in the case of clauses (b) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. First Defiance has Previously Disclosed to United Community true and complete copies of the First Defiance Articles of Incorporation and First Defiance Code of Regulations and all amendments thereto in each case in effect as of the date of this Agreement. First Defiance has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to First Defiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Section 4.2 First Defiance Subsidiary Organizations. First Federal is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the United States of America. Each First Defiance Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. Each Subsidiary of First Defiance has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. The deposit accounts of First Federal are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Defiance has Previously Disclosed to United Community true and complete copies of the charter (or similar organizational documents) and code of regulations of each Subsidiary of First Defiance and all amendments thereto, each as in effect as of the date of this Agreement.

Section 4.3 Authorization; Enforceability. First Defiance has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the First Defiance Board. The First Defiance Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of First Defiance and its shareholders, and that this Agreement and Contemplated Transactions are in the best interests of First Defiance and its shareholders. The First Defiance Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to First Defiance’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that First Defiance’s shareholders vote in favor of the adoption of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by First Defiance, and the consummation by it of its obligations under this Agreement and the Contemplated Transactions, have been authorized by all necessary corporate action, subject to the First Defiance Shareholder Approval and the approval of the Bank Merger Agreement by First Defiance as First Federal’s sole shareholder. This Agreement has been duly and validly executed by First Defiance, and assuming the due authorization, execution and delivery by United Community, this Agreement constitutes a legal, valid and binding obligation of First Defiance enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4 No Conflict.

(a) Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation, charter, code of regulations, bylaws or operating agreement (or similar organizational documents), each as in effect on the date hereof, or any currently effective resolution adopted by the First Defiance Board, shareholders, manager or members of, First Defiance or any of its Subsidiaries; (ii) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which First Defiance or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default (or event which with the giving of notice or lapse of time, or both, would become a default) or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any First Defiance Material Contract; or (iv) result in the creation of any Lien other than any First Defiance Permitted Exception upon or with respect to any of the assets owned or used by First Defiance or its Subsidiaries, except in the case of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance.

(b) Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Global Select Market, (ii) the Requisite Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement, and of the Registration Statement and declaration by the SEC of the effectiveness of the Registration Statement, (iv) the filing of the Ohio Certificate of Merger with the Ohio Secretary of State pursuant to the OGCL, and the filing of the Bank Merger Certificates, (v) such filings and approvals as are required to be made or obtained under the securities or blue-sky laws of various states in connection with the issuance of the shares of First Defiance Common Stock pursuant to this Agreement and (vi) the approval of the listing of such First Defiance Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Regulatory Authority are necessary in connection with (A) the execution and delivery by First Defiance of this Agreement or (B) the consummation by First Defiance of the Merger and the other Contemplated Transactions (including the Bank Merger).

Section 4.5 First Defiance Capitalization.

(a) The authorized capital stock of First Defiance currently consists exclusively of: (i) 50,000,000 shares of First Defiance Common Stock, of which, as of the Capitalization Date, 25,371,086 shares were issued and outstanding, and 5,642,841 shares were held in the treasury of First Defiance; and (ii) 5,000,000 shares of First Defiance Preferred Stock, of which no shares were designated and outstanding as of the Capitalization Date. First Defiance does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of First Defiance on any matter. All of the issued and outstanding shares of First Defiance Capital Stock have been, and those shares of First Defiance Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

(b) As of the Capitalization Date, no shares of First Defiance Capital Stock were reserved for issuance except for: (i) 17,700 shares of First Defiance Common Stock subject to outstanding First Defiance Stock Options; (ii) 48,545 shares of First Defiance Common Stock subject to outstanding First Defiance restricted stock awards (which are included in the issued and outstanding shares set forth above); (iii) 107,496 shares (assuming satisfaction of performance goals at the target level) or 128,343 shares (assuming satisfaction of performance goals at the maximum level) of First Defiance Common Stock subject to outstanding First Defiance performance-based restricted stock unit awards; (iv) 31,803 shares of First Defiance Common Stock subject to outstanding First Defiance restricted stock unit awards (not based on performance); and (v) 800,343 shares of First Defiance Common Stock reserved for issuance pursuant to future awards under First Defiance Stock Plans.

(c) Other than awards under First Defiance Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Capitalization Date. Since the Capitalization Date through the date hereof, First Defiance has not: (i) issued or repurchased any shares of First Defiance Common Stock or First Defiance Preferred Stock or other equity securities of First Defiance, other than in connection with the exercise of First Defiance Equity Awards that were outstanding on the Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant First Defiance Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of First Defiance Common Stock or any other equity-based awards. From the Capitalization Date through the date of this Agreement, neither First Defiance nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; or (B) adopted or materially amended any First Defiance Stock Plan.

(d) None of the shares of First Defiance Common Stock were issued in violation of any federal or state securities laws or any other applicable Law Requirement. As of the date of this Agreement there are: (i) other than outstanding First Defiance Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating First Defiance or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of First Defiance or any of its Subsidiaries; and (ii) no contractual obligations of First Defiance or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of First Defiance Common Stock or any equity security of First Defiance or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of United Community or its Subsidiaries. Except as permitted by this Agreement, since the Capitalization Date, no shares of First Defiance Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by First Defiance or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of First Defiance or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of First Defiance. Other than its Subsidiaries, First Defiance does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.6 First Defiance Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Defiance are owned by First Defiance, directly or indirectly, free and clear of any Liens other than First Defiance Permitted Exceptions, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depositary institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. No Subsidiary of First Defiance has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.7 First Defiance SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) Since January 1, 2017, First Defiance has timely filed all First Defiance SEC Reports, and all such First Defiance SEC Reports have complied as to form in all material respects, as of their respective filing dates or effective dates, as the case may be, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. As of their respective filing dates or effective dates, as the case may be, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, none of the First Defiance SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the First Defiance SEC Reports. No Subsidiary of First Defiance is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements presented (or incorporated by reference) in the First Defiance SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Taken together, the financial statements presented in the First Defiance SEC Reports (collectively, the “First Defiance Financial Statements”) are complete and correct in all material respects and fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of First Defiance and its Subsidiaries at the respective dates of and for the periods referred to in the First Defiance Financial Statements, subject to normal year-end audit adjustments in the case of unaudited First Defiance Financial Statements. As of the date hereof, Crowe LLP has not resigned (or informed First Defiance that it intends to resign) or been dismissed as independent registered public accountants of First Defiance.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, neither First Defiance nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of First Defiance, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Defiance included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business since June 30, 2019, or in connection with this Agreement and the Contemplated Transactions.

(d) First Defiance is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. First Defiance maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by First Defiance in reports that First Defiance is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to First Defiance’s management to allow timely decisions regarding required disclosures. As of June 30, 2019, to the Knowledge of First Defiance, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(e) First Defiance and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting. First Defiance’s certifying officers have evaluated the effectiveness of First Defiance’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of First Defiance under the Exchange Act (the “First Defiance Evaluation Date”). First Defiance presented in such quarterly report the conclusions of the certifying officers about the effectiveness of First Defiance’s Internal Control Over Financial Reporting based on their evaluations as of the First Defiance Evaluation Date. Since the First Defiance Evaluation Date, there have been no changes in First Defiance’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, First Defiance’s Internal Control Over Financial Reporting. First Defiance has devised and maintains a system of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) First Defiance and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state banking authorities except to the extent failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. Such forms, reports and documents complied as to form in all material respects with applicable Legal Requirements.

(g) Subject to Section 11.13, except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of First Defiance and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2017, or has pending any proceeding, enforcement action or, to the Knowledge of First Defiance, investigation into the business, disclosures or operations of First Defiance or its Subsidiaries. Subject to Section 11.13, except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of First Defiance and its Subsidiaries, since January 1, 2017, no Regulatory Authority has resolved any proceeding, enforcement action or, to the Knowledge of First Defiance, investigation into the business, disclosures or operations of First Defiance or its Subsidiaries. Subject to Section 11.13, (i) there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of First Defiance or its Subsidiaries and (ii) since January 1, 2017, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of First Defiance or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in First Defiance’s Ordinary Course of Business), in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. To the Knowledge of First Defiance, there has not been any event or occurrence since January 1, 2017 that would result in a determination that First Federal is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 4.8 Books and Records. The books of account, minute books, stock record books and other records of First Defiance and its Subsidiaries have been maintained in all material respects in accordance with First Defiance’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.

Section 4.9 Real Property.

(a) Except as set forth on Section 4.9 of the First Defiance Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First

Defiance, as of the date of this Agreement, First Defiance or one of its Subsidiaries has good and marketable title to all the real property reflected in the latest balance sheet included in the First Defiance SEC Reports as being owned by First Defiance or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) free and clear of all Liens, except: (i) as noted in the most recent First Defiance Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the First Defiance Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “First Defiance Permitted Exceptions”).

(b) Except as set forth on Section 4.9 of the First Defiance Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, as of the date of this Agreement, First Defiance or one of its Subsidiaries is the lessee of all leasehold estates reflected in the latest First Defiance Financial Statements included in the First Defiance SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for First Defiance Permitted Exceptions, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of First Defiance, the lessor.

Section 4.10 Loans; Loan Loss Reserve.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, each loan, loan agreement, note, lease or other borrowing agreement by First Federal, any participation therein, and any guaranty, renewal or extension thereof (the “First Defiance Loans”) reflected as an asset on any of the First Defiance Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient and constitutes, to the Knowledge of First Defiance, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) all First Defiance Loans originated or purchased by First Federal were made or purchased in accordance with the policies of the board of directors of First Federal and in the Ordinary Course of Business of First Federal, (ii) First Federal’s interest in all First Defiance Loans is free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Cincinnati) and (iii) First Federal has complied in all material respects with all Legal Requirements relating to such First Defiance Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any First Defiance Loan made to an executive officer or director of First Federal or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c) Section 4.10(c) of the First Defiance Disclosure Schedules lists, as of July 31, 2019, each First Defiance Loan that had an outstanding balance of at least $1,000,000 or more: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which First Federal has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by First Federal; (iii) that has been listed on any “watch list” or similar internal report of First Federal; or (iv) that represents an extension of credit to an executive officer or director of First Federal or an entity controlled by an executive officer or director.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, First Federal’s allowance for loan and lease losses reflected in the First Defiance Financial Statements (including footnotes thereto) was determined on the basis of First Federal’s continuing review and evaluation of the portfolio of First Defiance Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with First Federal’s internal policies, and, in the reasonable judgment of First Federal, was adequate under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to First Defiance Loans previously charged-off, on outstanding First Defiance Loans.

Section 4.11 Taxes. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(a) First Defiance and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. First Defiance and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by First Defiance and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of First Defiance, threatened against First Defiance and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by First Defiance and each of its Subsidiaries is presently being conducted or, to the Knowledge of First Defiance, threatened by any Regulatory Authority. Neither First Defiance nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of First Defiance’s or its Subsidiaries’ assets. Neither First Defiance nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c) Each of First Defiance and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(d) Neither First Defiance nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First Defiance and its Subsidiaries).

(e) Neither First Defiance nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was First Defiance) or (ii) has any liability for the Taxes of any person (other than First Defiance or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Neither First Defiance nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(g) First Defiance and each of its Subsidiaries have delivered or Previously Disclosed to First Defiance true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by First Defiance and its Subsidiaries with respect to the last three (3) fiscal years.

(h) To the Knowledge of First Defiance, First Defiance and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(i) First Defiance has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12 Employee Benefits.

(a) Section 4.12(a) of the First Defiance Disclosure Schedules includes a complete and correct list of each material First Defiance Benefit Plan. First Defiance has Previously Disclosed to United Community true and complete copies of the following with respect to each material First Defiance Benefit Plan (to the extent applicable): (i) copies of each First Defiance Benefit Plan (including a written description where no formal plan document exists), including any amendments thereto, and all related plan descriptions; (ii) the most recent annual report on U.S. Form 5500 filed with the IRS, including all schedules thereto and the most recent actuarial report or similar report from independent accountants; (iii) the most recent IRS determination or opinion letter received by First Defiance; and (iv) other material ancillary documents, including:

(i) all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors, including any related trust agreements, insurance contracts or other funding vehicles; and

(ii) all material notices and other material communications to or from the IRS, the DOL or the PBGC within the six (6) years preceding the date of this Agreement relating to the First Defiance Benefit Plans; and

(b) Except as set forth on Section 4.12(b) of the First Defiance Disclosure Schedules or as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (whether alone or in connection with any other event) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any First Defiance Benefit Plan or any other increase in the liabilities of First Defiance or any Subsidiary under any First Defiance Benefit Plan as a result of the Contemplated Transactions. No First Defiance Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other First Defiance Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G of the Code.

(c) Neither First Defiance nor any of the First Defiance ERISA Affiliates sponsors, maintains, administers or contributes to, or has, in the six (6) years preceding the date of this Agreement, sponsored, maintained, administered or contributed to, or has or has had, in the six (6) years preceding the date of this Agreement, any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). With respect to any First Defiance Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code), except as would reasonably be expected to be, either individually or in the aggregate, material to First Defiance or its Subsidiaries, such First Defiance Benefit Plan complies in all material respects with the requirements of the Code and ERISA. Neither First Defiance nor any of the First Defiance ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither First Defiance nor any of the First Defiance ERISA Affiliates sponsors, maintains, administers or contributes to, or has, in the six (6) years preceding the date of this Agreement, sponsored, maintained, administered or contributed to, or has or has had, in the six (6) years preceding the date of this Agreement, any liability with respect to, any First Defiance Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d) Each First Defiance Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or First Defiance and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of First Defiance, there are no facts or circumstances that would adversely affect the qualified status of any First Defiance Benefit Plan or the tax-exempt status of any related trust.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, each First Defiance Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, there is no litigation, claim or assessment pending or, to the Knowledge of First Defiance’s, threatened by, on behalf of, or against any First Defiance Benefit Plan or against the administrators or trustees or other fiduciaries of any First Defiance Benefit Plan that alleges a violation of applicable state or federal law or violation of any First Defiance Benefit Plan document or related agreement.

(g) No First Defiance Benefit Plan fiduciary or any other person has, or has had, any material liability to any First Defiance Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any First Defiance Benefit Plan, including any material liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of First Defiance, no party in interest (as defined in Code Section 4975(e)(2)) of any First Defiance Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, all accrued contributions and other payments to be made by First Defiance or any Subsidiary to any First Defiance Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the First Defiance Financial Statements to the extent required by GAAP.

(i) Except as set forth on Section 4.12(i) of the First Defiance Disclosure Schedules, there are no obligations under any First Defiance Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (i) no condition exists, whether absolute or contingent, under any First Defiance Benefit Plan or otherwise with respect to any misclassification of a person performing services for First Defiance or any Subsidiary as an independent contractor rather than as an employee, and (ii) all individuals participating in First Defiance Benefit Plans are in fact eligible and authorized to participate in such First Defiance Benefit Plan.

Section 4.13 Compliance with Legal Requirements. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, First Defiance and each of its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (a) First Defiance and each of its Subsidiaries is, and at all times since January 1, 2017, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets and (b) subject to Section 11.13, neither First Defiance nor any of its Subsidiaries has received, at any time since January 1, 2017, any written notice from any Regulatory Authority regarding: (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible, or potential obligation on the part of First Defiance or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.14 Legal Proceedings; Orders.

(a) Subject to Section 11.13 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (i) since January 1, 2017, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of First Defiance, threatened against or affecting First Defiance, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated and (ii) no officer, director, employee or agent of First Defiance or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of First Defiance or any of its Subsidiaries as currently conducted.

(b) Subject to Section 11.13 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, neither First Defiance nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits its credit or risk management policies, its management or its business. To the Knowledge of First Defiance, and subject to Section  11.13, none of the foregoing has been threatened by any Regulatory Authority.

Section 4.15 Absence of Certain Changes and Events.

(a) Since December 31, 2018 through the date of this Agreement, there has not occurred any event or events that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance.

(b) Since December 31, 2018 through the date of this Agreement, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Contemplated Transactions, First Defiance and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (ii) neither First Defiance nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of United Community under Section 6.2(b) (other than any actions specified by clauses (i), (ii), (iii), (vii), (ix), (xv) or (xiv) (to the extent clause (xvi) relates to the foregoing clauses)).

Section 4.16 Material Contracts. Except for Contracts evidencing First Defiance Loans made by First Federal in the Ordinary Course of Business or First Defiance Benefit Plans, Section 4.16 of the First Defiance Disclosure Schedules lists or describes the following with respect to First Defiance and each of its Subsidiaries (each such agreement or document, a “First Defiance Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or Previously Disclosed to United Community:

(a) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1,000,000, exclusive of deposit agreements with customers of First Federal entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Cincinnati advances;

(b) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $1,000,000;

(c) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $1,000,000;

(d) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate annual payments of less than $250,000);

(e) each licensing agreement or other Contract with respect to material patents, trademarks, copyrights, or other material intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(f) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(g) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(h) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of First Defiance or its Subsidiaries or limit, in any material respect, the ability of First Defiance or its subsidiaries to engage in any line of business or to compete with any Person;

(i) each Contract for capital expenditures in excess of $1,000,000;

(j) each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(k) each Contract that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of First Defiance and its Subsidiaries;

(l) each Contract that is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depositary institution, or similar agreement, that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to First Defiance and its Subsidiaries, taken as a whole; and

(m) each amendment, supplement and modification in respect of any of the foregoing.

Section 4.17 No Defaults. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance (a) each First Defiance Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity, (b) to the Knowledge of First Defiance, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give First Defiance, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any First Defiance Material Contract, (c) except in the Ordinary Course of Business with respect to any First Defiance Loan, neither First Defiance nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2017, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any First Defiance Material Contract, that has not been terminated or satisfied prior to the date of this Agreement And (d) other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to First Defiance or any of its Subsidiaries under current or completed First Defiance Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 4.18 Insurance. First Defiance and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of First Defiance or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which First Defiance operates, except where the failure to have such policies would not be material to First Defiance and its Subsidiaries, taken as a whole. First Defiance has Previously Disclosed to United Community copies of all material insurance policies issued in favor of First Defiance or any of its Subsidiaries, or pursuant to which First Defiance or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic incurrence-based policies still in force as of the date of this Agreement (such policies, the “First Defiance Material Policies”). With respect to each such First Defiance Material Policy, (a) such First Defiance Material Policy is in full force and effect and all premiums due thereon have been paid, (b) neither First Defiance nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of First Defiance, no insurer issuing any such First Defiance Material Policy has been declared insolvent or placed in receivership, conservatorship or liquidation, except, in each of the foregoing cases described in clauses (a), (b) or (c), as would not, individually or in the aggregate, be material to First Defiance and its Subsidiaries, taken as a whole. No written notice of cancellation or termination has been received by First Defiance with respect to any such First Defiance Material Policy

Section 4.19 Compliance with Environmental Laws. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (a) there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving First Defiance or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of First Defiance, threatened, nor to the Knowledge of First Defiance, is there any factual basis for any of the foregoing, as a result of any asserted failure of First Defiance or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law,(b) no environmental clearances or other governmental approvals relating to any Environmental Law are required for the conduct of the business of First Defiance or any of its Subsidiaries or the consummation of the Contemplated Transactions, (c) to the Knowledge of First Defiance, neither First Defiance nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property and (d) First Defiance and each Subsidiary of First Defiance has complied with all Environmental Laws applicable to it and its business operations.

Section 4.20 Transactions with Affiliates. Since January 1, 2017, all transactions required to be disclosed by First Defiance pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the First Defiance SEC Reports. No transaction, or series of related transactions, is currently proposed by First Defiance or any of its Subsidiaries to which First Defiance or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 4.21 Brokerage Commissions. Except for fees payable to Keefe, Bruyette & Woods, Inc. pursuant to an engagement letter that has been Previously Disclosed, none of First Defiance or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.22 Approval Delays. To the Knowledge of First Defiance as of the date hereof, there is no reason attributable to First Defiance why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. First Federal’s most recent CRA rating prior to the date hereof was “satisfactory” or better.

Section 4.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of First Defiance or any of its Subsidiaries. There is no material labor dispute, strike, work stoppage or lockout, or, to the Knowledge of First Defiance, threat thereof, by or with respect to any employees of First Defiance or any of its Subsidiaries, and there has been no material labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of First Defiance, threatened, involving employees of First Defiance or any of its Subsidiaries. Neither First Defiance nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice, First Defiance and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and no Proceeding asserting that First Defiance or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel First Defiance or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of First Defiance, threatened with respect to First Defiance or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither First Defiance nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of First Defiance, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to First Defiance or any of its Subsidiaries and, to the Knowledge of First Defiance, no such investigation is in progress.

Section 4.24 Intellectual Property. Each of First Defiance and its Subsidiaries has the right and authority, and the Surviving Entity and its Subsidiaries will have the right and authority from and after the Effective Time, in each case free from Liens other than First Defiance Permitted Exceptions, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by First Defiance or its Subsidiaries as of the date hereof and as is necessary to enable them to conduct the businesses of First Defiance and its Subsidiaries in the manner presently conducted by them. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, to the Knowledge of First Defiance, such use does not conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 4.25 Investments.

(a) First Defiance or its Subsidiaries have good and marketable title in all material respects to all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by First Defiance or its Subsidiaries, other than, with respect to First Federal, in a fiduciary or agency capacity (the “First Defiance Investment Securities”), free and clear of any Liens except for First Defiance Permitted Exceptions and except to the extent such First Defiance Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of First Defiance or First Federal. The First Defiance Investment Securities are valued on the books of First Defiance and First Federal in accordance with GAAP in all material respects.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (i) all Derivative Transactions, whether entered into for the account of First Defiance or any of its Subsidiaries or for the account of a customer of First Defiance or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable Legal Requirements and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by First Defiance and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and (ii) all of such Derivative Transactions are legal, valid and binding obligations of First Defiance or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. First Defiance and its Subsidiaries have duly performed in all material respects their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of First Defiance, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.26 Information Provided to United Community. None of the information concerning First Defiance or any of its Subsidiaries that is provided or to be provided by First Defiance to United Community for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the First Defiance Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, First Defiance shall have no responsibility for the truth or accuracy of any information with respect to United Community or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 4.27 State Takeover Laws. The First Defiance Board has approved this Agreement and the Contemplated Transactions as required to render inapplicable to the Agreement and the Contemplated Transactions any applicable provisions of the Takeover Statutes.

Section 4.28 Tax-Free Reorganization. As of the date hereof, First Defiance does not know of any reason: (i) why it would not be able to deliver to counsel to First Defiance and counsel to United Community, at the date of the legal opinions referred to in Sections 8.7 and 9.7, certificates substantially in compliance with the IRS Guidelines, to enable counsel to First Defiance and counsel to United Community to deliver the legal opinions contemplated by Sections 8.7 and 9.7, respectively, and First Defiance hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to First Defiance would not be able to deliver the opinion required by Section 8.7. First Defiance will deliver such certificates to counsel to First Defiance and counsel to United Community.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties made by First Defiance in this Article 4, neither First Defiance nor any other Person makes any express or implied representation or warranty with respect to First Defiance, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Defiance hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Defiance nor any other Person makes or has made any representation or warranty to United Community or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Defiance, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by First Defiance in this Article 4, any oral or written information presented to United Community or any of its Affiliates or Representatives in the course of their due diligence investigation of First Defiance or the negotiation of this Agreement or in the course of the transactions contemplated hereby. First Defiance acknowledges and agrees that neither United Community nor any other Person has made or is making any express or implied representation or warranty with respect to United Community, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects other than those contained in Article 3.

ARTICLE 5

UNITED COMMUNITY’S COVENANTS

Section 5.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, First Defiance and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of United Community and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining United Community’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of First Defiance and United Community following the Effective Time. First Defiance and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of United Community and each of its Subsidiaries and of their respective financial and legal conditions as First Defiance shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of United Community or any of its Subsidiaries. United Community shall promptly provide First Defiance with copies of any management presentations regarding United Community’s financial statements that are provided in writing to the directors of United Community. Upon request, United Community and each of its Subsidiaries will furnish First Defiance or its Representatives attorneys’ responses to auditors’ requests for information regarding United Community or such Subsidiary, as the case may be, and such minutes of meetings of the board of directors or committees thereof, financial and operating data and other information reasonably requested by First Defiance (provided, such disclosure would not result in the waiver by United Community or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by First Defiance or any of its Representatives shall affect the representations and warranties made by United Community in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to First Defiance the disclosure of which, in United Community’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, United Community and First Defiance will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) All information obtained by First Defiance in accordance with this Section 5.1 shall be treated in confidence as provided in that certain letter agreement dated April 24, 2017, by and among First Defiance, First Federal, United Community and Home Savings (the “Confidentiality Agreement”).

Section 5.2 Operation of United Community and United Community Subsidiaries.

(a) Except as set forth in the United Community Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of First Defiance, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, United Community shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of United Community or First Defiance to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as set forth in the United Community Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of First Defiance, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, United Community will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of any Contract to which United Community is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of United Community Capital Stock or any security convertible into United Community Capital Stock except for issuances pursuant to the exercise or settlement of awards under United Community Stock Plans in accordance with their terms; (B) permit any additional shares of United Community Capital Stock to become subject to new grants, except for grants of equity awards or issuances of shares of United Community Capital Stock under United Community Benefit Plans in the Ordinary Course of Business; or (C) grant any registration rights with respect to shares of United Community Capital Stock;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of United Community Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); provided, however, that United Community shall be permitted to continue paying its regular quarterly dividend of $0.08 per share of United Community Common Stock consistent with past practice; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of United Community Capital Stock (other than repurchases of shares of United Community Common Stock in the Ordinary Course of Business to satisfy obligations under United Community Benefit Plans or the acceptance of shares of United Community Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards in the Ordinary Course of Business);

(iii) in each case except for transactions in the Ordinary Course of Business, materially amend the terms of, waive any material rights under, terminate, knowingly violate the material terms of or enter into: (A) any United Community Material Contract (other than as permitted by Section 5.2(b)(ix)); or (B) any material restriction on the ability of United Community or its Subsidiaries to conduct its business as it is presently being conducted;

(iv) (A) enter into any new credit or new lending relationships greater than $15 million; or (B) make or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any United Community Loan, or amend or modify in any material respect any United Community Loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral), outside the Ordinary Course of Business or in excess of the dollar-threshold limitations contained in United Community’s loan policy; with respect to clauses (A) and (B), without first giving First Defiance notice of such action at least three (3) business days in advance of such action (notwithstanding the provisions in Section 5.2(b), such lending activity described in this Section 5.2(b)(iv) shall not require the consent of First Defiance);

(v) sell, transfer, mortgage, encumber, license, or otherwise dispose of any of its assets, deposits, business or properties to any other entity (other than to United Community or a wholly-owned United Community Subsidiary), except for sales, transfers, mortgages, encumbrances, licenses, or other dispositions in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to United Community and its Subsidiaries, taken as a whole;

(vi) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity (other than United Community or a wholly-owned United Community Subsidiary) except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to United Community and its Subsidiaries, taken as a whole;

(vii) amend its articles of incorporation or its code of regulations, or similar governing documents of any of its Subsidiaries;

(viii) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(ix) except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any United Community Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of United Community or its Subsidiaries (collectively, the “United Community Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any United Community Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any United Community Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any United Community Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any United Community Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(x) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xi) enter into any material new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xii) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of United Community or its Subsidiaries;

(xiii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xiv) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(xv) hire any employee with an annual salary in excess of $200,000; or

(xvi) agree to take, make any commitment to take, or adopt any resolutions of the United Community Board in support of, any of the actions prohibited by this Section 5.2.

(c) For purposes of Section 5.2(b) (other than as set forth in Section 5.2(b)(iv)), First Defiance’s consent shall be deemed to have been given if United Community has made a written request to Donald P. Hileman and John Reisner for permission to take any action otherwise prohibited by Section 5.2(b) and has provided First Defiance with information sufficient for First Defiance to make an informed decision with respect to such request, and First Defiance has failed to respond to such request within five (5) Business Days after First Defiance’s receipt of such request.

Section 5.3 Notice of Changes. United Community will give prompt notice to First Defiance of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on United Community; or (b) would cause or constitute a material breach of any of United Community’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, however, that a failure to comply with this Section 5.3 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 8 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 8 to be satisfied.

Section 5.4 Operating Functions. United Community and Home Savings shall cooperate with First Defiance and First Federal in connection with planning for the efficient and orderly combination of the parties and the operation of Home Savings and First Federal, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree. Without limiting the foregoing, United Community shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of United Community and First Defiance shall meet from time to time as United Community or First Defiance may reasonably request, to review the financial and operational affairs of United Community and Home Savings, and United Community shall give due consideration to First Defiance’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither First Defiance nor First Federal shall under any circumstance be permitted to exercise control of United Community, Home Savings or any of United Community’s other Subsidiaries prior to the Effective Time; (b) neither United Community nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither United Community nor any of its Subsidiaries shall be required to agree to or incur any material obligation or to terminate or amend any Contract, in each case that is not contingent upon the consummation of the Merger.

ARTICLE 6

FIRST DEFIANCE’S COVENANTS

Section 6.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, United Community and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of First Defiance and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be necessary for the purpose of determining First Defiance’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of First Defiance and United Community following the Effective Time. United Community and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of First Defiance and each of its Subsidiaries and of their respective financial and legal conditions as United Community shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of First Defiance or any of its Subsidiaries. First Defiance shall promptly provide United Community with copies of any management presentations regarding First Defiance’s financial statements that are provided in writing to the directors of First Defiance. Upon request, First Defiance and each of its Subsidiaries will furnish United Community or its Representatives attorneys’ responses to auditors’ requests for information regarding First Defiance or such Subsidiary, as the case may be, and such minutes of meetings of the board of directors or committees thereof, financial and operating data and other information reasonably requested by United Community (provided, such disclosure would not result in the waiver by First Defiance or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by United Community or any of its Representatives shall affect the representations and warranties made by First Defiance in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to United Community the disclosure of which, in First Defiance’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, First Defiance and United Community will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) All information obtained by United Community in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.

Section 6.2 Operation of First Defiance and First Defiance Subsidiaries.

(a) Except as set forth in the First Defiance Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of United Community, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, First Defiance shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of United Community or First Defiance to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as set forth in the First Defiance Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of United Community, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, First Defiance will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of any Contract to which First Defiance is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of First Defiance Capital Stock or any security convertible into First Defiance Capital Stock except for issuances pursuant to the exercise or settlement of awards under First Defiance Stock Plans in accordance with their terms; (B) permit any additional shares of First Defiance Capital Stock to become subject to new grants, except for grants of equity awards or issuances of shares of First Defiance Capital Stock under First Defiance Benefit Plans in the Ordinary Course of Business; or (C) grant any registration rights with respect to shares of First Defiance Capital Stock;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of First Defiance Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); provided, however, that First Defiance shall be permitted to continue paying its regular quarterly dividend of $0.19 per share of First Defiance Common Stock consistent with past practice; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of First Defiance Capital Stock (other than repurchases of shares of First Defiance Common Stock in the Ordinary Course of Business to satisfy obligations under First Defiance Benefit Plans or the acceptance of shares of First Defiance Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards in the Ordinary Course of Business);

(iii) in each case except for transactions in the Ordinary Course of Business, materially amend the terms of, waive any material rights under, terminate, knowingly violate the material terms of or enter into: (A) any First Defiance Material Contract (other than as permitted by Section 6.2(b)(ix)); or (B) any material restriction on the ability of First Defiance or its Subsidiaries to conduct its business as it is presently being conducted;

(iv) (A) enter into any new credit or new lending relationships greater than $15 million; or (B) make or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any First Defiance Loan, or amend or modify in any material respect any First Defiance Loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral), outside the Ordinary Course of Business or in excess of the dollar-threshold limitations contained in First Defiance’s loan policy; with respect to clauses (A) and (B), without first giving United Community notice of such action at least three (3) business days in advance of such action (notwithstanding the provisions in Section 6.2(b), such lending activity described in this Section 6.2(b)(iv) shall not require the consent of United Community);

(v) sell, transfer, mortgage, encumber, license, or otherwise dispose of any of its assets, deposits, business or properties to any other entity (other than to First Defiance or a wholly-owned First Defiance Subsidiary), except for sales, transfers, mortgages, encumbrances, licenses, or other dispositions in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to First Defiance and its Subsidiaries, taken as a whole;

(vi) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity (other than First Defiance or a wholly-owned First Defiance Subsidiary) except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to First Defiance and its Subsidiaries, taken as a whole;

(vii) amend its articles of incorporation or its code of regulations, or similar governing documents of any of its Subsidiaries;

(viii) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(ix) except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any First Defiance Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of First Defiance or its Subsidiaries (collectively, the “First Defiance Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any First Defiance Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any First Defiance Benefit Plans, other than to accelerate such vesting or lapsing of outstanding First Defiance Equity Awards, effective as of the Effective Time, in the event that, in First Defiance’s sole discretion, it deems the Merger to constitute a change in control pursuant to Section 7.7(e); (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any First Defiance Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any First Defiance Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(x) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xi) enter into any material new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xii) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of First Defiance or its Subsidiaries;

(xiii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xiv) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(xv) hire any employee with an annual salary in excess of $200,000; or

(xvi) agree to take, make any commitment to take, or adopt any resolutions of the First Defiance Board in support of, any of the actions prohibited by this Section 6.2.

(c) For purposes of Section 6.2(b) (other than as set forth in Section 6.2(b)(iv)), United Community’s consent shall be deemed to have been given if First Defiance has made a written request to Gary M. Small and

Jude J. Nohra for permission to take any action otherwise prohibited by Section 6.2(b) and has provided United Community with information sufficient for United Community to make an informed decision with respect to such request, and United Community has failed to respond to such request within five (5) Business Days after United Community’s receipt of such request.

Section 6.3 Notice of Changes. First Defiance will give prompt notice to United Community of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on First Defiance; or (b) would cause or constitute a material breach of any of First Defiance’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9; provided, however, that a failure to comply with this Section 6.3 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 9 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 9 to be satisfied.

Section 6.4 Operating Functions. First Defiance and First Federal shall cooperate with United Community and Home Savings in connection with planning for the efficient and orderly combination of the parties and the operation of Home Savings and First Federal, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree. Without limiting the foregoing, First Defiance shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of United Community and First Defiance shall meet from time to time as United Community or First Defiance may reasonably request, to review the financial and operational affairs of First Defiance and First Federal, and First Defiance shall give due consideration to United Community’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither United Community nor Home Savings shall under any circumstance be permitted to exercise control of First Defiance, First Federal or any of First Defiance’s other Subsidiaries prior to the Effective Time; (b) neither First Defiance nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither First Defiance nor any of its Subsidiaries shall be required to agree to or incur any material obligation or to terminate or amend any Contract, in each case that is not contingent upon the consummation of the Merger.

Section 6.5 Indemnification.

(a) From and after the Effective Time, First Defiance shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of United Community or any of its Subsidiaries or fiduciary of United Community or any of its Subsidiaries under any United Community Benefit Plans or any Person who is or was serving at the request of United Community or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. To the extent permitted by applicable Legal Requirements, First Defiance shall also advance expenses incurred by an Indemnified Party in each such case, upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder. The parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the United Community’s or its Subsidiaries’ respective articles of incorporation, certificate of formation, charter, code of regulations, bylaws or operating agreement (or similar organizational documents) or in any indemnification agreement of United Community or its Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to First Defiance prior to the date of this Agreement shall survive the Contemplated Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof.

(b) For a period of six (6) years after the Effective Time, First Defiance shall maintain in effect United Community’s current directors’ and officers’ liability insurance covering each Person currently covered by United Community’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, that in no event shall First Defiance be required to expend annually in the aggregate an amount in excess of 300% of the amount of the current annual premiums paid by United Community as of the date hereof for such purpose and, if First Defiance is unable to maintain such policy (or substitute policy) as a result of this proviso, First Defiance shall obtain as much comparable insurance as is available and for as long a period of time as is available following the Effective Time by payment of such amount; provided further, that: (i) First Defiance may substitute therefor “tail” policies the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than United Community’s existing policies as of the date hereof; or (ii) United Community may obtain such extended reporting period coverage under United Community’s existing insurance programs (to be effective as of the Effective Time).

(c) If First Defiance or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, First Defiance shall cause proper provision to be made so that the successor and assign of First Defiance assumes the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.6 Authorization and Reservation of First Defiance Common Stock. The First Defiance Board shall authorize and reserve the maximum number of shares of First Defiance Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 6.7 Stock Exchange Listing. First Defiance shall use its reasonable best efforts to cause all shares of First Defiance Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Global Select Market prior to the Closing Date.

Section 6.8 Assumption of Debt Instruments. First Defiance agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Entity, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of United Community’s outstanding debt, subordinated debentures, guarantees, securities, and other agreements to the extent required by the terms of such debt, subordinated debentures, guarantees, securities, and other agreements.

ARTICLE 7

COVENANTS OF ALL PARTIES

Section 7.1 Regulatory Approvals.

(a) First Defiance and United Community and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory

Approvals (and shall use reasonable best efforts to make such filings within 30 days of the date of this Agreement), and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of First Defiance and United Community will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. First Defiance and United Community will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

(b) First Defiance and United Community shall use its reasonable best efforts to resolve any objection that may be asserted by any Regulatory Authority with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require First Defiance or United Community or any of their respective Subsidiaries, and neither First Defiance nor United Community nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the Requisite Regulatory Approvals that would after the Effective Time, reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 7.2 SEC Registration. As soon as practicable following the date of this Agreement, United Community and First Defiance shall prepare the Joint Proxy Statement and the Registration Statement, and First Defiance shall file with the SEC, as soon as practicable following the date of this Agreement (and in any event no later than thirty (30) days following the date of this Agreement) the Registration Statement, in which the Joint Proxy Statement will be included. First Defiance shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. First Defiance shall also take any action required to be taken under any applicable Legal Requirement in connection with the First Defiance Stock Issuance, and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. First Defiance will advise United Community, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of First Defiance Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and United Community will advise First Defiance, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to United Community, First Defiance or any Subsidiary of United Community or First Defiance, respectively, or any change occurs with respect to information supplied by or on behalf of United Community or First Defiance, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, United Community or First Defiance, as applicable, shall promptly notify the other of such event, and United Community or, First Defiance, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to United Community’s shareholders and to First Defiance’s shareholders. Each of United Community and First Defiance will cause the Joint Proxy Statement to be filed with the SEC and mailed to the shareholders of United Community and First Defiance, respectively, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act.

Section 7.3 Approvals of First Defiance Shareholders and United Community Shareholders. Each of First Defiance and United Community shall call, give notice of, convene and hold a meeting of its respective shareholders (the “First Defiance Meeting” and the “United Community Meeting,” respectively) as soon as reasonably practicable after the Registration Statement is declared effective for the purpose of obtaining the First Defiance Shareholder Approval and the approval by First Defiance shareholders to amend the First Defiance Articles of Incorporation to the extent required by applicable Legal Requirements pursuant to Section 7.14(a) (in the case of First Defiance) and the United Community Shareholder Approval (in the case of United Community), respectively, in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before a special meeting of shareholders to adopt or approve a merger agreement. Each of First Defiance Board and United Community Board shall use its reasonable best efforts to obtain from its respective shareholders the First Defiance Shareholder Approval and the approval to amend First Defiance Articles of Incorporation, in the case of First Defiance, and the United Community Shareholder Approval, in the case of United Community, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve or adopt (as applicable) this Agreement and the Contemplated Transactions. However, subject to Sections 7.9 and 7.10, if the First Defiance Board or United Community Board, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements to continue to recommend adoption or approval of this Agreement, then in submitting this Agreement, either the First Defiance Board or United Community Board (as applicable) may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that neither the First Defiance Board or the United Community Board may take any actions under this sentence unless (i) it gives the other party at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a United Community Acquisition Proposal or First Defiance Acquisition Proposal, as applicable, the latest material terms and conditions of, and the identity of the third party making, any such United Community Acquisition Proposal or First Defiance Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, either the First Defiance Board or the United Community Board (as applicable) takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to violate its fiduciary duties under applicable Legal Requirements to continue to recommend this Agreement. Any material amendment to any First Defiance Acquisition Proposal or United Community Acquisition Proposal, as applicable, will be deemed to be a new First Defiance Acquisition Proposal or United Community Acquisition Proposal for purposes of this Section 7.3 and will require a new notice period as referred to in this Section 7.3. First Defiance or United Community shall adjourn or postpone the First Defiance Meeting or the United Community Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of First Defiance Common Stock or United Community Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting First Defiance or United Community, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the First Defiance Shareholder Approval or the United Community Shareholder Approval, and subject to the terms and conditions of this Agreement, First Defiance or United Community, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the First Defiance Shareholder Approval or

United Community Shareholder Approval. Notwithstanding anything to the contrary herein, and subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, each of the First Defiance Meeting and United Community Meeting shall be convened and this Agreement shall be submitted to the shareholders of First Defiance at the First Defiance Meeting and the shareholders of United Community at the United Community Meeting for the purpose of voting on the approval or adoption (as applicable) of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either First Defiance or United Community of such obligation. First Defiance and United Community shall use their reasonable best efforts to cooperate to hold the United Community Meeting and the First Defiance Meeting on the same day and at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

Section 7.4 Publicity. Neither United Community nor First Defiance shall, and neither United Community nor First Defiance shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of First Defiance, in the case of a proposed announcement, statement or disclosure by United Community, or United Community, in the case of a proposed announcement, statement or disclosure by First Defiance; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.

Section 7.5 Reasonable Best Efforts; Cooperation. Each of First Defiance and United Community agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither First Defiance nor United Community will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of First Defiance and United Community will, and will cause each Subsidiary of First Defiance and United Community, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.6 Reorganization. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each of United Community and First Defiance shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, neither First Defiance nor any Affiliate of First Defiance shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 7.7 Employees and Employee Benefits.

(a) All individuals who provide services to or are employed by United Community or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of First Defiance as of the Closing. For a period of one (1) year following the Effective Time (or, if shorter, the period that such Covered Employee or First Defiance Employee holds the position held by such Covered Employee or First Defiance Employee as of immediately prior to the Effective Time), First Defiance shall provide, or shall cause to be provided, to each Covered Employee and First Defiance Employee base compensation that is no less favorable than the base compensation provided to such Covered Employee or First Defiance Employee, respectively, immediately prior to the Effective Time.

(b) Without limiting the generality of Section 7.7(a) or the protections of any Covered Employee or First Defiance Employee contemplated by any other provision of this Section 7.7: (i) from and after the Effective Time, unless otherwise mutually determined by United Community and First Defiance, the United Community Benefit Plans and First Defiance Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of United Community and First Defiance (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time who continue to be employed by the Surviving Entity or its Subsidiaries after the Effective Time until such time as the Surviving Entity shall, subject to applicable Legal Requirements and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the Surviving Entity and its Subsidiaries (collectively, the “New Plans”); (ii) prior to the Effective Time, United Community and First Defiance shall cooperate in reviewing, evaluating and analyzing the United Community Benefit Plans and First Defiance Benefit Plans with a view toward developing appropriate New Plans for the employees covered thereby; and (iii) it is the intention of United Community and First Defiance, to the extent permitted by applicable Legal Requirements, to develop New Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (x) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (y) do not discriminate between employees who were covered by United Community Benefit Plans, on the one hand, and those covered by First Defiance Benefit Plans on the other hand, at the Effective Time.

(c) For all purposes under the New Plans, each Covered Employee and each First Defiance Employee shall be credited with his or her years of service with United Community and First Defiance, their Subsidiaries and their respective predecessors, respectively, to the same extent as such Covered Employee or First Defiance Employee was entitled to credit for such service under any applicable United Community Benefit Plan or First Defiance Benefit Plan, respectively, in which such Covered Employee or First Defiance Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(d) In addition, and without limiting the generality of the foregoing, as of the Transition Date: (i) each Covered Employee and First Defiance Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable United Community Benefit Plan or First Defiance Benefit Plan, respectively, in which such Covered Employee or First Defiance Employee was participating immediately prior to the Transition Date (such United Community Benefit Plans and First Defiance Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee or First Defiance Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee or First Defiance Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee or First Defiance Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee or First Defiance Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the

Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee or First Defiance Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Notwithstanding any other provision of this Agreement to the contrary, from and following the Closing, First Defiance shall assume and honor the obligations of United Community and its Subsidiaries under all employment, severance, change in control, consulting, and other similar plans, programs, agreements, arrangements, policies and practices (“Severance Plans”) in accordance with their terms. First Defiance and United Community hereby agree that the Merger shall constitute or be deemed a “change in control” (or concept of similar import) for purposes of the United Community Benefit Plans, including Severance Plans and United Community Stock Plans, and that First Defiance may, in First Defiance’s sole discretion, deem the Merger a “change in control” (or concept of similar import) for purposes of the First Defiance Benefit Plans. With respect to a Covered Employee or First Defiance Employee who does not have contractual severance or termination protections and whose employment is terminated between the Closing Date and the first anniversary thereof, First Defiance shall provide severance protections consistent with the terms of a severance plan or policy to be developed by First Defiance and United Community between the date hereof and the Closing Date or, if no such plan or policy is adopted, First Defiance shall provide severance benefits on terms consistent with the Severance Plan applicable to such employee immediately prior to Closing or, if more favorable, the Severance Plan applicable to similarly situated employees of First Defiance (in the case of a Covered Employee) or United Community (in the case of an First Defiance Employee) immediately prior to Closing, determined without taking into account any reduction after the Closing in compensation paid to such Covered Employee.

(f) As mutually determined by the parties, First Defiance shall provide outplacement services to eligible Covered Employees and First Defiance Employees who are terminated following the Merger due to relocation or consolidation of operations.

(g) Nothing in this Agreement shall confer upon any employee, director or consultant of United Community, First Defiance or their respective Subsidiaries or Affiliates any right to continue in the employ or service of United Community, First Defiance or their respective Subsidiaries or Affiliates, or shall interfere with or restrict in any way the rights of the United Community, First Defiance or their respective Subsidiaries or Affiliates to discharge or terminate the services of any employee, director or consultant at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any United Community Benefit Plan, First Defiance Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the United Community, First Defiance or their respective Subsidiaries or Affiliates to amend, modify or terminate any United Community Benefit Plan, First Defiance Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting Section 11.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any current or former employee, director or other service provider (or any beneficiary of the foregoing) of United Community, First Defiance or their respective Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.8 Section 16 Matters. Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any disposition of shares of United Community Capital Stock or conversion of any derivative securities in respect of shares of United Community Capital Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9 United Community Acquisition Proposals.

(a) United Community agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any United Community Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any United Community Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any United Community Acquisition Proposal, except to notify a person that has made or, to the Knowledge of United Community, is making any inquiries with respect to, or is considering making, a United Community Acquisition Proposal of the existence of the provisions of this Section 7.9(a); provided that, prior to obtaining the United Community Shareholder Approval, in the event United Community receives an unsolicited bona fide written United Community Acquisition Proposal after the date of this Agreement and United Community Board concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such United Community Acquisition Proposal constitutes or would be reasonably likely to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that United Community Board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, United Community shall have provided such information to First Defiance and entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with United Community. United Community will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than First Defiance with respect to any United Community Acquisition Proposal. United Community will promptly (within twenty-four (24) hours) advise First Defiance following receipt of any United Community Acquisition Proposal or any inquiry which could reasonably be expected to lead to a United Community Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or United Community Acquisition Proposal), and will keep First Defiance reasonably apprised (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or United Community Acquisition Proposal. United Community shall (A) withdraw and terminate access that was granted to any person (other than the parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with a United Community Acquisition Proposal prior to the date of this Agreement and (B) use its reasonable best efforts to enforce and not waive or amend any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof, unless solely in the case of this clause (B) the United Community Board of Directors determines in good faith that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements, in which event United Community may waive or amend such confidentiality or standstill agreement solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors, a United Community Acquisition Proposal. During the term of this Agreement, United Community shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement relating to a United Community Acquisition Proposal (other than an Acceptable Confidentiality Agreement). As used in this Agreement, “United Community Acquisition Proposal” shall mean other than the Contemplated Transactions, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of United Community and its Subsidiaries or 25% or more of any class of equity or voting securities of United Community or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of United Community, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of United Community or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of United Community, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving United Community or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of United Community. United Community shall use its reasonable best efforts, subject to applicable Legal Requirements, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than First Defiance and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. As used in this Agreement, “United Community Superior Proposal” shall mean a bona fide written United Community Acquisition Proposal that the United Community Board concludes in good faith to be more favorable to its shareholders than the Merger and the other Contemplated Transactions, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel) financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Legal Requirements; provided, that for purposes of the definition of “United Community Superior Proposal,” the reference to “25%” in the definition of United Community Acquisition Proposal shall be deemed to be references to “a majority.”

(b) Nothing contained in this Agreement shall prevent United Community or the United Community Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to a United Community Acquisition Proposal or from making any legally required disclosure to United Community’s shareholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 7.10 First Defiance Acquisition Proposals.

(a) First Defiance agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any First Defiance Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any First Defiance Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any First Defiance Acquisition Proposal, except to notify a person that has made or, to the Knowledge of First Defiance, is making any inquiries with respect to, or is considering making, an First Defiance Acquisition Proposal of the existence of the provisions of this Section 7.10(c); provided that, prior to obtaining the First Defiance Shareholder Approval, in the event First Defiance receives an unsolicited bona fide written First Defiance Acquisition Proposal after the date of this Agreement and First Defiance Board concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such First Defiance Acquisition Proposal constitutes or would be reasonably likely to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that First Defiance Board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, First Defiance shall have provided such information to United Community and entered into an Acceptable Confidentiality Agreement with such third party, which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with First Defiance. First Defiance will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than United Community with respect to any First Defiance Acquisition Proposal. First Defiance will promptly (within twenty-four (24) hours) advise United Community following receipt of any First Defiance Acquisition Proposal or any inquiry which could reasonably be expected to lead to an First Defiance Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or First Defiance Acquisition Proposal), and will keep United Community reasonably apprised (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or First Defiance Acquisition Proposal. First Defiance shall (A) withdraw and terminate access that was granted to any person (other than the parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with an First Defiance Acquisition Proposal prior to the date of this Agreement and (B) use its reasonable best efforts to enforce and not waive or amend any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof, unless solely in the case of this clause (B) the First Defiance Board of Directors determines in good faith that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements, in which event First Defiance may waive or amend such confidentiality or standstill agreement solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors, an First Defiance Acquisition Proposal. During the term of this Agreement, First Defiance shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to an First Defiance Acquisition Proposal (other than an Acceptable Confidentiality Agreement). As used in this Agreement, “First Defiance Acquisition Proposal” shall mean, other than the Contemplated Transactions, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of First Defiance and its Subsidiaries or 25% or more of any class of equity or voting securities of First Defiance or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Defiance, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of First Defiance or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Defiance, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving First Defiance or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Defiance. First Defiance shall use its reasonable best efforts, subject to applicable Legal Requirements, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than United Community and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. As used in this Agreement, “First Defiance Superior Proposal” shall mean a bona fide written First Defiance Acquisition Proposal that First Defiance Board concludes in good faith to be more favorable to its shareholders than the Merger and the other Contemplated Transactions, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel) financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Legal Requirements; provided, that for purposes of the definition of “First Defiance Superior Proposal,” the reference to “25%” in the definition of First Defiance Acquisition Proposal shall be deemed to be references to “a majority.”

(b) Nothing contained in this Agreement shall prevent First Defiance or First Defiance Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an First Defiance Acquisition Proposal or from making any legally required disclosure to First Defiance’s shareholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 7.11 Restructuring Efforts. If either United Community or First Defiance shall have failed to obtain the United Community Shareholder Approval or the First Defiance Shareholder Approval at the duly convened United Community Meeting or First Defiance Meeting, as applicable, or any adjournment or postponement thereof, each of the parties to this Agreement shall in good faith use its reasonable best efforts to negotiate a restructuring of the Contemplated Transactions (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio, the amount or kind of the consideration to be issued to holders of the capital stock of United Community as provided for in this Agreement, or any term that would adversely affect the tax treatment of the Contemplated Transactions, in a manner adverse to such party or its shareholders or shareholders (as applicable)) and/or resubmit this Agreement and/or the Contemplated Transactions (or as restructured pursuant to this Section  7.11) to its respective shareholders for adoption.

Section 7.12 Takeover Statutes. None of United Community, First Defiance or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other Contemplated Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each party to this Agreement and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Contemplated Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 7.13 Shareholder Litigation. Each of United Community and First Defiance shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against United Community or First Defiance, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Section 7.14 Corporate Governance.

(a) Prior to the Effective Time First Defiance shall take all actions necessary to adopt the articles of incorporation set forth in Exhibit A effective as of and from and after the Effective Time, subject to the approval by First Defiance shareholders of such amendments to the First Defiance Articles of Incorporation to the extent required under applicable Legal Requirements and without limitation to Section 7.3.

(b) Prior to the Effective Time, First Defiance shall take all actions necessary to adopt the code of regulations set forth in Exhibit B effective as of and from and after the Effective Time and to effect the requirements referenced therein.

(c) On or prior to the Effective Time, the First Defiance Board of Directors shall take such actions as are necessary to cause the number of directors that will comprise the full board of directors of the Surviving Entity and First Federal at the Effective Time to be thirteen (13), consisting of (i) the chief executive officer of First Defiance, the chairman of First Defiance and five other members of the First Defiance Board and/or First Federal Board as of immediately prior to the Effective Time, designated by First Defiance, and (ii) the chief executive officer of United Community, the chairman of United Community and four other members of the United Community Board and/or Home Savings Board as of immediately prior to the Effective Time, designated by United Community, to be effective at the Effective Time.

(d) On or prior to the Effective Time, the First Defiance Board shall take such actions as are necessary to cause (i) Donald P. Hileman to continue to serve as the Chief Executive Officer of the Surviving Entity and First Federal, (ii) Gary M. Small to become the President of the Surviving Entity and First Federal, (iii) John L. Bookmyer to continue to serve as Chairman of the Surviving Entity and First Federal and (iv) Richard J. Schiraldi shall become Vice Chairman of the Surviving Entity and First Federal. In accordance with the code of regulations of the Surviving Entity, on a date during the period commencing January 1, 2021 and ending June 30, 2021 as determined by the board of directors of the Surviving Entity, or any such earlier date as of which Mr. Hileman ceases for any reason to serve in the position of Chief Executive Officer of the Surviving Entity or First Federal, as applicable (any such date, the “Succession Date”, (i) Mr. Small shall become Chief Executive Officer and President of the Surviving Entity and First Federal, (ii) Mr. Hileman shall become Executive Chairman of the Surviving Entity and First Federal and (iii) Mr. Schiraldi shall continue as Vice Chairman of the Surviving Entity and First Federal.

(e) On or prior to the Effective Time, First Defiance shall take all actions necessary to adopt amendments to its corporate governance guidelines effective as of and from and after the Effective Time that are consistent with the provisions of this Section 7.14 and are mutually agreed by United Community and First Defiance, including as set forth on Section 7.14(e) of the First Defiance Disclosure Schedules.

(f) As of and from the Effective Time, the headquarters of the Surviving Corporation will be located in Defiance, Ohio, and the main office of First Federal will be located in Youngstown, Ohio.

(g) As of and from the Effective Time, the name of the Surviving Entity and the name of First Federal will each be a name to be mutually agreed upon by First Defiance and United Community prior to the Closing Date.

Section 7.15 Commitments to the Community. Following the Effective Time, the Surviving Entity will maintain the level of philanthropic and community investment provided by each of First Defiance and United Community in their respective communities prior to the Effective Time.

Section 7.16 Dividends. After the date of this Agreement, each of United Community and First Defiance shall coordinate with the other the declaration of any dividends in respect of the United Community Common Stock and the First Defiance Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties to this Agreement that holders of United Community Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of United Community Common Stock and any shares of First Defiance Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF FIRST DEFIANCE

The obligations of First Defiance to consummate the Contemplated Transactions and to take the other actions required to be taken by First Defiance at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by First Defiance in whole or in part, subject to applicable Legal Requirements):

Section 8.1 Accuracy of Representations and Warranties. For purposes of this Section 8.1, the accuracy of the representations and warranties of United Community set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of United Community set forth in this Agreement (other than the representations set forth in Section 3.3 and Section 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably expected to have, a Material Adverse Effect on United Community; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 8.2 Performance by United Community. United Community shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3 Shareholder Approvals. Each of the United Community Shareholder Approval and the First Defiance Shareholder Approval shall have been obtained.

Section 8.4 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 8.5 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose and not withdrawn.

Section 8.6 Officers’ Certificate. First Defiance shall have received a certificate signed on behalf of United Community by an executive officer of United Community certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.7 Tax Opinion. First Defiance shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to First Defiance, in form and substance reasonably satisfactory to United Community and First Defiance, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 8.8 Stock Exchange Listing. The shares of First Defiance Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Section 8.9 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of United Community or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on United Community.

Section 8.10 No Legal Restraint. No order, injunction or decree issued by any court or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other Contemplated Transactions shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other Contemplated Transactions.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNITED COMMUNITY

The obligations of United Community to consummate the Contemplated Transactions and to take the other actions required to be taken by United Community at the Closing are subject to the satisfaction, at or prior to the

Closing, of each of the following conditions (any of which may be waived by United Community, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. For purposes of this Section 9.1, the accuracy of the representations and warranties of First Defiance set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.3 and Section 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of First Defiance set forth in this Agreement (other than the representations set forth in Section 4.3 and Section 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably expected to have, a Material Adverse Effect on First Defiance; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 9.2 Performance by First Defiance. First Defiance shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 9.3 Shareholder Approvals. Each of the United Community Shareholder Approval and the First Defiance Shareholder Approval shall have been obtained.

Section 9.4 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 9.5 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.6 Officers’ Certificate. United Community shall have received a certificate signed on behalf of First Defiance by an executive officer of First Defiance certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.7 Tax Opinion. United Community shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, tax counsel to United Community, in form and substance reasonably satisfactory to United Community and First Defiance, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 9.8 Stock Exchange Listing. The shares of First Defiance Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Section 9.9 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of First Defiance or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on First Defiance.

Section 9.10 No Legal Restraint. No order, injunction or decree issued by any court or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the

Merger, the Bank Merger or any of the other Contemplated Transactions shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other Contemplated Transactions.

ARTICLE 10

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of United Community or First Defiance:

(a) by mutual consent of First Defiance and United Community, each evidenced by appropriate written board resolutions;

(b) by First Defiance if United Community shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within forty-five (45) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that First Defiance is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(c) by United Community if First Defiance shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within forty-five (45) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that United Community is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(d) by First Defiance or United Community if: any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any such event described above;

(e) by First Defiance or United Community if the Effective Time shall not have occurred at or before the date that is one (1) year following the Agreement date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f) by First Defiance or United Community if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any such event described above;

(g) by United Community prior to such time as the First Defiance Shareholder Approval is obtained, if (i) First Defiance Board shall have (A) failed to recommend in the Joint Proxy Statement that the shareholders of First Defiance adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to United Community, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an First Defiance Acquisition Proposal that has been publicly disclosed within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed an First Defiance Acquisition Proposal or failed to issue a press release reaffirming its recommendation that the shareholders of United Community adopt this Agreement within ten (10) Business Days after an First Defiance Acquisition Proposal is publicly announced or (ii) First Defiance or the First Defiance Board has breached its obligations under Section 7.3 or 7.10 in any material respect; or

(h) by First Defiance prior to such time as the United Community Shareholder Approval is obtained, if (i) the United Community Board shall have (A) failed to recommend in the Joint Proxy Statement that the shareholders of United Community adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to First Defiance, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting a United Community Acquisition Proposal that has been publicly disclosed within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed a United Community Acquisition Proposal or failed to issue a press release reaffirming its recommendation that the shareholders of United Community adopt this Agreement within ten (10) Business Days after a United Community Acquisition Proposal is publicly announced, or (ii) United Community or the United Community Board has breached its obligations under Section 7.3 or Section 7.9 in any material respect.

Section 10.2 Effect of Termination or Abandonment.

(a) In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (i) the Confidentiality Agreement, this Section 10.2 and Article 11 shall survive such termination and abandonment; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither First Defiance nor United Community shall be relieved or released from any liabilities or damages arising out of fraud or its Willful Breach of any provision of this Agreement occurring prior to termination. “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide United Community Acquisition Proposal shall have been made known to senior management of United Community or United Community Board or has been made directly to its shareholders generally or any person shall have publicly announced a United Community Acquisition Proposal (and not withdrawn such United Community Acquisition Proposal at least two (2) Business Days prior to the United Community Meeting) and (i) thereafter this Agreement is terminated by either First Defiance or United Community pursuant to Section 10.1(e) without the United Community Shareholder Approval having been obtained (and all other conditions set forth in Article 9 were satisfied or capable of being satisfied prior to such termination) or (ii) thereafter this Agreement is terminated by First Defiance pursuant to Section 10.1(b) as a result of a Willful Breach and (iii) prior to the date that is twelve (12) months after the date of such termination, United Community enters into a definitive agreement or consummates a transaction with respect to a United Community Acquisition Proposal (whether or not the same United Community Acquisition Proposal as that referred to above), then

United Community shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay First Defiance, by wire transfer of same day funds, a fee equal to $18,400,000 (the “Termination Fee”); provided that for purposes of this Section 10.2(b), all references in the definition of United Community Acquisition Proposal to “25%” shall instead refer to “50%”.

(c) In the event that this Agreement is terminated by First Defiance pursuant to Section 10.1(h), then United Community shall pay First Defiance, by wire transfer of same day funds, the Termination Fee on the date of termination.

(d) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide First Defiance Acquisition Proposal shall have been made known to senior management of First Defiance or First Defiance Board or has been made directly to its shareholders generally or any person shall have publicly announced an First Defiance Acquisition Proposal (and not withdrawn such First Defiance Acquisition Proposal at least two (2) Business Days prior to the First Defiance Meeting) and (i) thereafter this Agreement is terminated by either First Defiance or United Community pursuant to Section 10.1(e) without the First Defiance Shareholder Approval having been obtained (and all other conditions set forth in Article 8 were satisfied or capable of being satisfied prior to such termination) or (ii) thereafter this Agreement is terminated by United Community pursuant to Section 10.1(c) as a result of a Willful Breach and (iii) prior to the date that is twelve (12) months after the date of such termination, First Defiance enters into a definitive agreement or consummates a transaction with respect to an First Defiance Acquisition Proposal (whether or not the same First Defiance Acquisition Proposal as that referred to above), then First Defiance shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay United Community, by wire transfer of same day funds, the Termination Fee; provided that for purposes of this Section 10.2(d), all references in the definition of First Defiance Acquisition Proposal to “25%” shall instead refer to “50%”.

(e) In the event that this Agreement is terminated by United Community pursuant to Section 10.1(g), then First Defiance shall pay United Community, by wire transfer of same day funds, the Termination Fee on the date of termination.

(f) Notwithstanding anything to the contrary herein, but without limiting the right of either party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 10.1 under circumstances where the Termination Fee is payable and paid in full, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party to this Agreement under this Section 10.2 shall be equal to the Termination Fee, and neither United Community nor First Defiance shall be required to pay the Termination Fee on more than one occasion.

(g) Each of First Defiance and United Community acknowledges that the agreements contained in this Section 10.2 are an integral part of the Contemplated Transactions, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if First Defiance or United Community fails promptly to pay the amount due pursuant to this Section 10.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if First Defiance or United Community, as the case may be, fails to pay the amounts payable pursuant to this Section 10.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by First Defiance and United Community, as applicable, pursuant to Section 10.2, as applicable, constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach of this Agreement, shall be the sole monetary remedy of United Community and First

Defiance, as applicable, in the event of a termination of this Agreement specified in such section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2 Governing Law; Jurisdiction.

(a) All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the courts of the State of Ohio (or, if such court determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Ohio) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.9.

Section 11.3 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BANK MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

Section 11.4 Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by applicable Legal Requirements to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement in accordance with its specific terms, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and irreparable damage would occur and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. Each of the parties hereby further waives any requirement under applicable Legal Requirements to post security as a prerequisite to obtaining equitable relief.

Section 11.5 Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, whether or not such transactions are consummated, including all fees and expenses of such party’s Representatives.

Section 11.6 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for (a) Section 6.5 and (b) from and after the Effective Time, the rights of the holders of shares of United Community Common Stock to receive the Merger Consideration and the holders of United Community Equity Awards to receive the consideration set forth in Section 2.5, in each case in accordance with the terms of and subject to the conditions of this Agreement, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.7 Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the United Community Shareholder Approval and/or First Defiance Shareholder Approval is obtained; provided, however, that after the United Community Shareholder Approval and/or First Defiance Shareholder Approval is obtained, there may not be, without further approval of United Community’s and/or First Defiance’s shareholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.8 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.9 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (if confirmed) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Defiance, to:

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512

Electronic mail:     dhileman@first-fed.com

                                jreisner@first-fed.com

Attention:     Donald P. Hileman, President and Chief Executive Officer

                      John Reisner, General Counsel

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street

Suite 3900

Chicago, Illinois 60606

Electronic mail:     robert.fleetwood@bfkn.com

Attention:     Robert M. Fleetwood, Esq.

If to United Community, to:

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503-1203

Electronic mail:     gsmall@homesavings.com

                                jnohra@homesavings.com

Attention:     Gary M. Small, President and Chief Executive Officer

                      Jude J. Nohra, General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Electronic mail:     EDHerlihy@wlrk.com

                                BCPrice@wlrk.com

Attention:     Edward D. Herlihy, Esq.

                     Brandon C. Price, Esq.

or to such other Person or place as United Community shall furnish to First Defiance or First Defiance shall furnish to United Community in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand or electronic mail, when delivered (provided that the receipt of electronic mail is promptly confirmed); (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; and (c) if mailed in the manner provided in this Section 11.9, five (5) Business Days after deposit with the U.S. Postal Service.

Section 11.10 Entire Agreement. This Agreement, the schedules, the exhibits and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this

Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.12 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 11.13 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Regulatory Authority by any party to this Agreement to the extent prohibited by applicable Legal Requirements. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

ARTICLE 12

DEFINITIONS

Section 12.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(b) “Business Day” means any day except Saturday, Sunday and any day on which banks in Ohio are authorized or required by law or other government action to close.

(c) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, (iii) the performance by First Defiance and United Community of their respective covenants and obligations under this Agreement; and (iv) First Defiance’s issuance of shares of First Defiance Common Stock pursuant to the Registration Statement and cash in lieu of fractional shares of First Defiance Common Stock.

(d) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(e) “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(f) “CRA” means the Community Reinvestment Act, as amended.

(g) “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

(h) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(i) “DOL” means the U.S. Department of Labor.

(j) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(k) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of United Community or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “FDIC” means the Federal Deposit Insurance Corporation.

(o) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(p) “First Defiance Articles of Incorporation” means the articles of incorporation of First Defiance, as amended.

(q) “First Defiance Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by First Defiance or any of its Subsidiaries or any First Defiance ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of First Defiance or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which First Defiance or any of its Subsidiaries has or may have liability, including by reason of having an First Defiance ERISA Affiliate.

(r) “First Defiance Board” means the board of directors of First Defiance.

(s) “First Defiance Capital Stock” means the First Defiance Common Stock and the First Defiance Preferred Stock, collectively.

(t) “First Defiance Code of Regulations” means the code of regulations of First Defiance, as amended.

(u) “First Defiance Common Stock” means the common stock, $0.01 par value per share, of First Defiance.

(v) “First Defiance Common Stock Price” means the volume weighted average closing price of First Defiance Common Stock on the Nasdaq Global Select Market over the ten (10) trading day period ending on the specified date.

(w) “First Defiance Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an First Defiance Stock Plan.

(x) “First Defiance ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with First Defiance or any of its Subsidiaries for purposes of Section 414 of the Code.

(y) “First Defiance Preferred Stock” means the preferred stock, $0.01 per value per share, of First Defiance.

(z) “First Defiance Stock Plans” means any of the following: the First Defiance 2018 Equity Incentive Plan, the First Defiance 2010 Equity Incentive Plan, the First Defiance 2008 Long Term Incentive Compensation Plan, the First Defiance 2005 Stock Option and Incentive Plan, or the First Defiance 2001 Stock Option and Incentive Plan, or the First Defiance Employee Investment Plan.

(aa) “First Defiance SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by First Defiance with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder.

(a) “First Defiance Shareholder Approval” means (i) the adoption of this Agreement by the shareholders of First Defiance by the affirmative vote of two-thirds of the outstanding shares of First Defiance Common Stock, and (ii) the amendment to the First Defiance Code of Regulations, by the shareholders of First Defiance by the affirmative vote of a majority of the outstanding shares of First Defiance Common Stock.

(b) “First Defiance Stock Issuance” means the issuance of the First Defiance Common Stock pursuant to this Agreement.

(c) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(d) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(e) “IRS” means the U.S. Internal Revenue Service.

(f) “Joint Proxy Statement” means a joint proxy statement/prospectus prepared by First Defiance and United Community for use in connection with the United Community Meeting and the First Defiance Meeting, all in accordance with the rules and regulations of the SEC.

(g) “Knowledge” means the actual knowledge of the officers of First Defiance listed on Section 12.1 of the First Defiance Disclosure Schedules or the officers of United Community listed on Section 12.1 of the United Community Disclosure Schedules, as the context requires.

(h) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(i) “Lien” means any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(j) “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions by the Termination Date; provided that, in the case of clause (i) only, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) floods, hurricanes, tornados, earthquakes, fires or other natural disasters; (F) any failure by First Defiance or United Community, as applicable, to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period or any changes in the trading price or trading volume of United Community Common Stock or the First Defiance Common Stock, as applicable (it being understood and agreed that the facts and circumstances giving rise to such failure or such changes that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (H) the effects of the public disclosure or pendency of this Agreement and the actions expressly permitted or required by this Agreement (other than, in the case of United Community, pursuant to Section 5.2(a) and, in the case of First Defiance, Section 6.2(a)) or that are taken at the written request of, or with the prior written consent of, the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (I) any shareholder litigation against United Community or First Defiance, as applicable, or any of their respective directors or officers related to the Contemplated Transactions; except with respect to clauses (A), (B), (C), (D) and (E), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(k) “Nasdaq Rules” means the listing rules of the Nasdaq Global Select Market.

(l) “OGCL” means the Ohio General Corporation Law, as amended.

(m) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(n) “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(o) “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(p) “Outstanding United Community Shares” means the shares of United Community Common Stock issued and outstanding immediately prior to the Effective Time.

(q) “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(r) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(s) “Previously Disclosed” means information (i) set forth by United Community or First Defiance in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question), (ii) uploaded to and made available to First Defiance or United Community and its Representatives in the online data room hosted on behalf of United Community or First Defiance, as applicable, in connection with the Contemplated Transactions or (iii) filed by a party with the SEC and publicly available on EDGAR, in each case of (ii) and (iii) at least one day prior to the date hereof.

(t) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(u) “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of First Defiance Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

(v) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over United Community, First Defiance, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(w) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(x) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from (i) the Federal Reserve, the FDIC and the Ohio Division of Financial Institutions and (ii) as set forth in Section 3.4(b) of the United Community Disclosure Schedules or Section 4.4(b) of the First Defiance Disclosure Schedules, in each case of (i) and (ii) that are necessary to consummate the Merger, Bank Merger and the other Contemplated Transactions.

(y) “SEC” means the Securities and Exchange Commission.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(bb) “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(cc) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(dd) “Transition Date” means, with respect to any Covered Employee, the date First Defiance commences providing benefits to such employee with respect to each New Plan.

(ee) “United Community Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by United Community or any of its Subsidiaries or any United Community ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of United Community or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which United Community or any of its Subsidiaries has or may have liability, including by reason of having a United Community ERISA Affiliate.

(ff) “United Community Board” means the board of directors of United Community.

(gg) “United Community Capital Stock” means the United Community Common Stock and the United Community Preferred Stock, collectively.

(hh) “United Community Articles of Incorporation” means the articles of incorporation of United Community, as amended.

(ii) “United Community Code of Regulations” means the code of regulations of United Community, as amended.

(jj) “United Community Common Stock” means the common stock, no par value per share, of United Community.

(kk) “United Community Equity Award” means any outstanding United Community Stock Option, United Community PSU Award, United Community Restricted Stock Award, or other equity award granted under a United Community Stock Plan.

(ll) “United Community ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with United Community or any of its Subsidiaries for purposes of Section 414 of the Code.

(mm) “United Community Preferred Stock” means the preferred stock, no par value per share, of United Community.

(nn) “United Community Stock Plans” means any of the following: the United Community 2015 Long Term Incentive Compensation Plan, the United Community 2007 Long Term Incentive Compensation Plan or the United Community 1999 Long Term Incentive Compensation Plan.

(oo) “United Community SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by United Community with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder.

(pp) “United Community Shareholder Approval” means the adoption of this Agreement by the shareholders of United Community by the affirmative vote of two-thirds of the outstanding shares of United Community’s Common Stock.

(qq) “U.S.” means the United States of America.

Section 12.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Eastern Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time in accordance with this Agreement, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (xi) the word “or” as used in this Agreement shall not be exclusive.

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(c) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

FIRST DEFIANCE FINANCIAL CORP.		UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Donald P. Hileman	By:	/s/ Gary M. Small
Name:	Donald P. Hileman	Name:	Gary M. Small
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

[EXHIBITS INTENTIONALLY DELETED]

ANNEX B

September 7, 2019

The Board of Directors

First Defiance Financial Corp.

601 Clinton Street

Defiance, OH 43512

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to First Defiance Financial Corp. (“First Defiance”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of United Community Financial Corp. (“United Community”) with and into First Defiance, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between First Defiance and United Community. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of First Defiance, United Community, or the holders of any shares of the common stock, no par value per share, of United Community (“United Community Common Stock”), each share of United Community Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.3715 of a share of common stock, $0.01 par value per share, of First Defiance (“First Defiance Common Stock”); provided that each share of United Community Common Stock held in United Community’s treasury and each share of United Community Common Stock owned directly or indirectly by First Defiance (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be canceled and no shares of First Defiance Common Stock or other consideration will be issued or paid in exchange therefor. The ratio of 0.3715 of a share of First Defiance Common Stock for one share of United Community Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Merger or at such later time as First Defiance and United Community may mutually agree, Home Savings Bank, a wholly-owned subsidiary of United Community, will merge with and into First Federal Bank of the Midwest, a wholly-owned subsidiary of First Defiance, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to First Defiance and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships of certain KBW broker-dealer affiliates with United Community, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, First Defiance and United Community. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Defiance or United Community for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in First Defiance Common Stock. As First Defiance has previously been informed by KBW, such positions currently include an individual position in shares of First Defiance Common Stock held by a senior member of the KBW advisory team providing services to First Defiance in connection with the proposed Merger. We have acted exclusively for the board of directors of First Defiance (the “Board”) in rendering this opinion and will receive a fee from First Defiance for our services.

The Board of Directors—First Defiance Financial Corp.

September 7, 2019

A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, First Defiance has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with the present engagement, in the past two years KBW has not provided investment banking and financial advisory services to First Defiance. In the past two years, KBW has not provided investment banking and financial advisory services to United Community. We may in the future provide investment banking and financial advisory services to First Defiance or United Community and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Defiance and United Community and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated September 7, 2019 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of First Defiance; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of First Defiance; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of United Community; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of United Community; (vi) certain regulatory filings of First Defiance and United Community and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2018 and the quarters ended March 31, 2019 and June 30, 2019; (vii) certain other interim reports and other communications of First Defiance and United Community to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of First Defiance and United Community furnished to us by First Defiance and United Community or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of First Defiance and United Community; (ii) the assets and liabilities of First Defiance and United Community; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of First Defiance and United Community with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of United Community, as well as assumed United Community long-term growth rates provided to us by United Community management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of First Defiance management and with the consent of the Board; (vi) publicly available consensus “street estimates” of First Defiance, as well as assumed First Defiance long-term growth rates provided to us by First Defiance management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on First Defiance (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by First Defiance management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors—First Defiance Financial Corp.

September 7, 2019

that were held by the managements of First Defiance and United Community regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of First Defiance, upon the management of United Community as to the reasonableness and achievability of the publicly available consensus “street estimates” of United Community and the assumed United Community long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the United Community “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied upon the management of First Defiance as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Defiance, the assumed First Defiance long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on First Defiance (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above, and the assumptions and bases for all such information, and we have assumed, at the direction of First Defiance, that all of the foregoing information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of First Defiance management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of First Defiance and United Community that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Defiance and United Community referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in all of such information. We have assumed, based on discussions with the respective managements of First Defiance and United Community and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion, and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Defiance or United Community since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of First Defiance and United Community are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Defiance or United Community, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors—First Defiance Financial Corp.

September 7, 2019

credit files, nor did we evaluate the solvency, financial capability or fair value of First Defiance or United Community under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the United Community Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Defiance, United Community or the pro forma entity or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of First Defiance that First Defiance has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Defiance, United Community, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to First Defiance. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger to First Defiance, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of First Defiance to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Defiance or the Board, (iii) any business, operational or other plans with respect to United Community or the pro forma entity that may be currently contemplated by First Defiance or the Board or

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors—First Defiance Financial Corp.

September 7, 2019

that may be implemented by First Defiance or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of First Defiance’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of First Defiance Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Defiance, United Community or any other party to any transaction contemplated by the Agreement, (vi) the actual value of First Defiance Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which First Defiance Common Stock or United Community Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which First Defiance Common Stock will trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to First Defiance, United Community, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of First Defiance Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to First Defiance.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

ANNEX C

September 8, 2019

Board of Directors

United Community Financial Corp.

275 West Federal St.

P.O. Box 1111

Youngstown, OH 44503

Ladies and Gentlemen:

United Community Financial Corp. (“United Community”) and First Defiance Financial Corp. (“First Defiance”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which United Community will, subject to the terms and conditions set forth in the Agreement, merge with and into First Defiance with First Defiance being the surviving corporation (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of United Community common stock, no par value (“United Community Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of United Community Common Stock as specified in the Agreement, shall be converted into the right to receive 0.3715 shares (the “Exchange Ratio”) of First Defiance common stock, par value $0.01 per share (“First Defiance Common Stock”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of United Community Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the merger agreement, distributed on September 7, 2019; (ii) certain publicly available financial statements and other historical financial information of United Community and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Defiance that we deemed relevant; (iv) publicly available mean analyst net income, earnings per share and dividends per share estimates for United Community for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of United Community, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of United Community; (v) publicly available mean analyst net income, earnings per share and dividends per share estimates for First Defiance for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of First Defiance, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of First Defiance; (vi) the pro forma financial impact of the Merger on First Defiance based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of First Defiance and

C-1

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7800 / (800) 635-6851

www.sandleroneill.com

confirmed by the senior management of United Community; (vii) the relative contribution of assets, liabilities, equity and earnings of the United Community and First Defiance to the combined entity; (viii) the publicly reported historical price and trading activity for United Community Common Stock and First Defiance Common Stock, including a comparison of certain stock market information for United Community Common Stock and First Defiance Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for United Community and First Defiance with similar financial institutions for which information is publicly available; (x) governance terms of certain recent merger of equals transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of United Community and its representatives the business, financial condition, results of operations and prospects of United Community and held similar discussions with certain members of the senior management of First Defiance and its representatives regarding the business, financial condition, results of operations and prospects of First Defiance.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by United Community or First Defiance or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of United Community and First Defiance that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United Community or First Defiance or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of United Community or First Defiance or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of United Community, First Defiance, or any of their respective subsidiaries, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to United Community or First Defiance or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for United Community, First Defiance and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available mean analyst net income, earnings per share and dividends per share estimates for United Community for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of United Community, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of United Community. In addition, Sandler O’Neill used publicly available mean analyst net income, earnings per share and dividends per share estimates for First Defiance for the years ending December 31, 2019 and December 31, 2020, as confirmed by the senior management of First Defiance, as well as an estimated long-term annual earnings per share growth rate and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as confirmed by the senior management of First Defiance. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of First Defiance and confirmed by the senior management of United Community. With respect to the foregoing information, the respective senior managements of United Community and First Defiance confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of United Community and First Defiance, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of United Community, First Defiance or any of their respective subsidiaries since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that United Community and First Defiance will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on United Community, First Defiance, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that United Community has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of United Community Common Stock or First Defiance Common Stock at any time or what the value of First Defiance Common Stock will be once it is actually received by the holders of United Community Common Stock.

We have acted as United Community’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Sandler O’Neill on the day of closing of the Merger. United Community has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof we have not provided any other investment banking services to United Community, nor has Sandler O’Neill provided any investment banking services to First Defiance in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to United Community, First Defiance and their respective affiliates. We may also actively trade the equity and debt securities of United Community, First Defiance and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of United Community in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of United Community as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of United Community Common Stock and does not address the underlying business decision of United Community to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for United Community or the effect of any other transaction in which United Community might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of United Community, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for this opinion to be included in any regulatory filings (including the proxy statement to be sent to shareholders of United Community) to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of United Community Common Stock from a financial point of view.

Very truly yours,

ANNEX D

ARTICLES OF INCORPORATION

OF

~~FIRST DEFIANCE FINANCIAL CORP.~~

[● ]

ARTICLE I

Name

The name of the corporation is ~~First Defiance Financial Corp.~~[●] (herein the “Corporation”).

ARTICLE II

Principal Office

The principal office of the Corporation in Ohio is located at 601 Clinton Street, Defiance, Ohio 43512.

ARTICLE III

Purpose

The purpose for which the Corporation is formed is to ~~become a savings and loan holding company and to~~ engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Revised Code of Ohio.

ARTICLE IV

Number of Directors

~~The number of directors constituting the initial Board of Directors of the Corporation is seven. Thereafter, the~~The number of members of the Board of Directors may be increased or decreased by resolution of the Board of Directors, provided that the number of directors shall be within the range specified in Article XI hereof.

ARTICLE V

Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is ~~55~~80,000,000 shares, of which ~~50~~75,000,000 shares are to be shares of common stock, $0.01 par value per share, and of which 5,000,000 are to be shares of serial preferred stock, ~~$.~~$0.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the stockholders except as otherwise provided in these Articles of Incorporation or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares may be paid in whole or in part, in real property, in tangible or, intangible personal property, in labor or services actually performed for the Corporation or in its formation, or as otherwise permitted by Ohio law. In the absence of actual fraud in the transaction, the judgment of the Board of Directors or the stockholders as the case may be as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative rights, preferences and limitations of the shares of each class and series (if any) of capital stock, are as follows:

A. Common Stock. Except as provided in these Articles of Incorporation, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. Holders of shares of common stock shall not be permitted to cumulate votes in the election of directors or for any other purpose.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distributions of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, including the payment of all fees, taxes and other expenses incidental thereto, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of common stock shall have the same relative rights, preferences and limitations as, and shall be identical in all respects with, all the other shares of common stock of the Corporation.

B. Serial Preferred Stock. Except as provided in these Articles of Incorporation, the Board of Directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to further amend these Articles to provide for the specific terms of serial preferred stock to be issued in series and to fix and state the rights, preferences, limitations and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof. The terms of shares of different series shall be identical except as to the following rights and preferences, as to which there may be variations between different series:

1. the distinctive serial designation and the number of shares constituting such series;

2. the voting rights, full, conditional or limited, of shares of such series;

3. the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

4. whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

5. the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

6. whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

7. whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

8. the price or other consideration for which the shares of such series shall be issued;

9. restrictions, if any, on the issuance of shares of the same series or any other class or series; and

10. any other designations, preferences, limitations or rights that are now or hereafter permitted by the laws of the State of Ohio and are not inconsistent with the provisions of this Paragraph B.

Each share of each series of serial preferred stock shall have the same relative rights, preferences and limitations as, and shall be identical in all respects with, all the other shares of capital stock of the Corporation of the same series.

C. Express Terms of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 37,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Part C (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $.01 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $9,250,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to

Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means December 5, 2008.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ARTICLE VI

Incorporation

The name and mailing address of the sole incorporator is as follows:

Name	Address
First Federal Savings and Loan	601 Clinton Street Defiance, Ohio 43512

ARTICLE VII

Indemnification

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

ARTICLE VIII

Preemptive Rights

No stockholder of the Corporation shall have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

ARTICLE IX

Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the Board of Directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class of capital stock, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the Board of Directors shall determine.

ARTICLE X

Shareholder Meetings; Director Nominations

A. Notwithstanding any other provision of these Articles or the Code of Regulations of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting by signed written consent by all stockholders entitled to vote.

B. Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by (i) the chairman of the board, the president, or, in the case of the president’s absence, death or disability, a vice-president authorized to exercise the authority of the president, (ii) the Board of Directors by action at a meeting or a majority of the Board of Directors acting without a meeting, and (iii) the holders of 50% or more of all the shares outstanding and entitled to vote at the meeting.

C. Meetings of stockholders may be held within or without the State of Ohio, as the Code of Regulations may provide.

D. In addition to any provision in the Code of Regulations of the Corporation, nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the Board of Directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that with respect to the first scheduled annual meeting of stockholders of the Corporation, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was mailed, provided further that the notice by the stockholder must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting.

E. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

F. Each such notice given by a stockholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in the Articles of Incorporation or Code of Regulations to the contrary, no business shall be conducted at the meeting except in accordance with the procedures set forth in this Article X.

G. The Chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding adjourned, special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.

ARTICLE XI

Board of Directors

The number of directors of the Corporation shall be such number, not less than five nor more than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be provided from time to time pursuant to these Articles, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action. Vacancies in the Board of Directors of the Corporation and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified. Directors shall not be required to own any shares of the Corporation’s common stock and need not be residents of any particular state, country or other jurisdiction.

The Board of Directors of the Corporation shall be divided into two classes if the Board of Directors consists of six, seven or eight members, or into three classes if the Board of Directors consists of nine or more members. Such classes shall consist of no fewer than three members each.

In the event the Board of Directors consists of nine or more members, the Board of Directors of the Corporation shall be divided into three classes, which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the terms of office of all members of one class expiring each year. Should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes II or III as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class III; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class II and the other in Class III.

In the event the Board of Directors consists of six, seven, or eight members, the Board of Directors of the Corporation shall be divided into two classes of directors, consisting of not less than three directors each, which shall be designated Class I and Class II. The members of each class shall be elected for a term of two years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the terms of office of all members of one class expiring each year. Should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class II; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class I and the other in Class II.

At the first annual meeting of stockholders, directors of Class I shall be elected to hold office for a term expiring at the second or third succeeding annual meeting thereafter depending on whether there are two or three classes, as described in this Article XI. At the second annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the second or third succeeding annual meeting thereafter, depending on whether there are two or three classes, as described in this Article XI. In the event the Board of Directors consists of nine or more members, at the third annual meeting of stockholders the directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for two or three year terms depending on whether there are two or three classes, as described in this Article XI. Notwithstanding the foregoing, any director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the Board of Directors shall have been abolished by action taken to reduce the size of the Board of Directors prior to said meeting.

Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified above. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified above.

ARTICLE XII

Removal of Directors

Any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office without cause by an affirmative vote of not less than 75% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation.

In the case of a removal of a director by the stockholders, a new director may be elected at the same meeting of stockholders to hold office for the remainder of the term of the removed director. Failure by the stockholders to fill the unexpired term of a removed director at such meeting of stockholders shall be deemed to create a vacancy in the Board of Directors, which shall be filled by the Board of Directors as provided in Article XI.

ARTICLE XIII

Duties of Directors; Limitation of Liability

A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director is entitled to rely on, among other things, information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by one or more directors, offices, or employees of the Corporation, counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence, or a committee of the directors upon which he does not serve.

A director of the Corporation shall not be personally liable for monetary damages for any action taken, or for any failure to take any action, as a director except to the extent that by law a director’s liability for monetary damages may not be limited.

ARTICLE XIV

Prohibition on Share Purchases

A. Five Year Prohibition. For a period of five years from the effective date of the completion of the reorganization of First Federal Savings and Loan, Defiance, Ohio, (“First Federal”), pursuant to which First

Federal shall become a subsidiary of the Corporation (“Reorganization”), no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Corporation’s Board of Directors. In addition, for a period of five years from the completion of the Reorganization of First Federal, and notwithstanding any provision to the contrary in these Articles or the Code of Regulations of the Corporation, in the event that any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the Corporation in violation of this Article XIV, the securities beneficially owned in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

B. Definitions. The term “person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding or disposing of securities of the Corporation. The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term “offer” includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for or request for invitation for tenders of, a security or interest in a security for value. The term “acting in concert” includes (1) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement and (2) a combination or pooling of voting or other interests in the Corporation’s outstanding shares for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term “beneficial ownership” shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing these Articles.

C. Exclusion for Underwriters and Employee Benefit Plans. The restrictions contained in this Article XIV shall not apply to (1) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the Corporation or a subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of the Corporation or (2) any employee benefit plans of the Corporation or a subsidiary thereof.

D. Determinations. A majority of the Corporation’s Board of Directors shall have the power to construe and apply the provisions of this Article XIV and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares beneficially owned by any person; (b) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (c) the application of any other definition or operative provision of this Article XIV to the given facts; or (d) any other matter relating to the applicability or effect of this Article XIV. Any constructions, applications or determinations made by the Corporation’s Board of Directors pursuant to this Article XIV in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its shareholders.

ARTICLE XV

Business Combinations

The shareholder vote required to approve a Business Combination (as hereinafter defined) shall be as set forth in this Article XV, in addition to any other requirements under applicable law.

A. (1) Except as otherwise expressly provided in this Article XV, the affirmative vote of the holders of (i) at least a majority of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least two-thirds of the outstanding shares of each such class or series) and (ii) a majority of the outstanding shares entitled to vote thereon not including shares deemed beneficially owned by a Related Person (as hereinafter defined) shall be required in order to authorize any of the following:

(a) any merger, share exchange or consolidation of the Corporation with or into a Related Person;

(b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary to a Related Person;

(c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary;

(d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary;

(e) the issuance of any securities of the Corporation or a subsidiary to a Related Person;

(f) the acquisition by the Corporation or a subsidiary of any securities of a Related Person;

(g) any reclassification of the common stock of the Corporation, or any recapitalization involving the common stock of the Corporation; and

(h) any agreement, contract or other arrangement providing for any of the transactions described in this Paragraph A.

(2) Such affirmative vote shall be required notwithstanding any other provision of these Articles, any provision of law, or any agreement with any national securities exchange or automated quotation system which might otherwise permit a lesser vote or no vote.

(3) The term “Business Combination” as used in this Article XV shall mean any transaction which is referred to in any one or more of Paragraphs (l)(a) through (1)(h) of this Article XV.

B. The provisions of Paragraph (A) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provisions of these Articles, any provisions of law or any agreement with any federal regulatory agency, national securities exchange or automated quotation system, if the Business Combination shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall be effective only if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

C. For the purpose of this Article XV the following definitions apply:

(1) The term “Related Person” shall mean (a) any individual, corporation, partnership or other person or entity which together with its “affiliates” (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) “beneficially owns” (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding shares of the common stock of the Corporation; and (b) any “affiliate” (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, upon exercise of conversion rights, warrants or options or otherwise shall be deemed “beneficially owned” by such Related Person.

(2) The term “Substantial Part” shall mean more than 25 percent of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

(3) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with a Related Person and was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is recommended to succeed a Continuing Directors by a majority of Continuing Directors than on the Board of Directors.

(4) The term “Continuing Director Quorum” shall mean at least two-thirds of the Continuing Directors capable of exercising the powers conferred on them.

D. In addition to Paragraphs (A) through (C) of this Article XV, the provisions of the Ohio General Corporation Law regarding (i) transactions with interested shareholders and (ii) proposed control share acquisitions, as in effect on the date hereof (Chapter 1704 and Section 1701.831 of the Revised Code of Ohio, respectively), shall apply to the Corporation.

ARTICLE XVI

Amendment of Code of Regulations

The Code of Regulation may be made, repealed, altered, amended or rescinded by the stockholders of the Corporation by the vote of the holders of not less than a majority of the voting power of the Corporation entitled to vote at a meeting of stockholders called for that purpose. In addition, the Code of Regulations may be repealed, altered, amended or rescinded by the affirmative vote of a majority of the authorized number of directors, subject to any exceptions provided in the Code of Regulations.

ARTICLE XVII

Amendment of Article of Incorporation

The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles in the manner now or hereafter prescribed by law, including upon the affirmative vote of at least a majority of the voting power of the Corporation, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of Articles IV, VII, X, XI, XII, XIII, XIV, XV, XVI and this Article XVII of these Articles may not be repealed, replaced, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than a majority of the voting power of the Corporation entitled to vote at a meeting of stockholders called for that purpose (provided that notice of such proposed adoption, repeal, replacement, alteration, amendment or rescission is included in the notice of such meeting).

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(g) “Dividend Period” has the meaning set forth in Section 3(a).

(h) “Dividend Record Date” has the meaning set forth in Section 3(a).

(i) “Liquidation Preference” has the meaning set forth in Section 4(a).

(j) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(k) “Preferred Director” has the meaning set forth in Section 7(b).

(l) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(m) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the

Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(n) “Regulations” means the regulations of the Corporation, as they may be amended from time to time.

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker- dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate

Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the

Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Regulations, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Regulations or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

ANNEX E

AMENDED AND RESTATED CODE OF REGULATIONS

OF

~~FIRST DEFIANCE FINANCIAL CORP.~~

[●]

(as amended through [●], 20[●])

ARTICLE I

Principal Office

The principal office of ~~First Defiance Financial Corp.~~[●] (herein the “Corporation”) in Ohio is located ~~is~~at 601 Clinton Street, Defiance, Ohio 43512. The Corporation may also have offices at such other places within or without the State of Ohio as the Board of Directors shall from time to time determine.

ARTICLE II

Stockholders

SECTION 1. Place of Meetings. All annual and special meetings of stockholders shall be held at such place within or without the State in which the principal executive office of the Corporation is located as the Board of Directors may determine and as designated in the notice of such meeting.

SECTION 2. Annual Meeting. A meeting of the ~~shareholders~~stockholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually at such date and time as the Board of Directors may determine.

SECTION 3. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the ~~chairman~~Chairman of the ~~board~~Board, the president or the Board of Directors in accordance with the Corporation’s Articles of Incorporation.

SECTION 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the rules and procedures established by the Board of Directors. The Board of Directors shall designate, when present, either the ~~chairman~~Chairman of the ~~board~~Board or president to preside at such meetings.

SECTION 5. Notice of Meeting. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be mailed by the secretary or the officer performing his duties, not less than seven days nor more than sixty days before the meeting to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II, with postage thereon prepaid. If a stockholder is present at a meeting, or in writing waives notice thereof before or after the meeting, notice of the meeting to such stockholder shall be unnecessary. When any stockholders’ meeting, either annual or special, is adjourned, notice of adjournment need not be given if the time and place to which such meeting is adjourned are fixed and announced at such meeting.

Upon request in writing delivered either in person or by registered mail to the president or the secretary by any persons entitled to call a meeting of stockholders, the president or the secretary shall give written notice of the meeting to be held on a date not less than seven nor more than sixty days following the provision of such notice. If such notice is not given within fifteen days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof as provided in the preceding paragraph, or cause notice to be given by any designated representative.

SECTION 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall not be a date earlier than the date on which the record date is fixed and shall not be more than sixty days and, in case of a meeting of stockholders, not less than twenty days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

SECTION 7. Voting Lists. The Corporation shall make available upon the request of any stockholder at any meeting of stockholders, a complete record of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such record or transfer books or to vote at any meeting of stockholders.

SECTION 8. Quorum. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding voting shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 9. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the Board of Directors. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy. Every appointment of a proxy shall be revocable unless such appointment is coupled with an interest.

SECTION 10. Voting. Every stockholder entitled to vote shall be entitled to one vote for each share of stock held by him. Unless otherwise provided in the Articles of Incorporation, by applicable law, or by this Code of Regulations, a majority of those votes cast by stockholders at a lawful meeting shall be sufficient to pass on a transaction or matter.

SECTION 11. Voting of Shares in the Name of Two or More Persons. When ownership of stock stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, at any meeting of the stockholders of the Corporation any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose name shares of stock stand, the vote or votes to which these persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy at such meeting and, an equal number of votes shall be cast for and against any proposal if a majority cannot agree.

SECTION 12. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, and except to the extent inconsistent with applicable law, as the Board of Directors of such corporation may determine. Shares held by an administrator, executor, guardian, conservator or a trustee in bankruptcy may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee, other than a trustee in bankruptcy, shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee and thereafter the pledgee shall be entitled to vote the shares so transferred.

Neither treasury shares of its own stock held by the Corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

SECTION 13. Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the Board of Directors so appoints either one or three inspectors, that appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the ~~chairman~~Chairman of the ~~board~~Board or the president may, and on the request of not less than ten percent of the votes represented at the meeting shall, make such appointment at the meeting. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors in advance of the meeting or at the meeting by the ~~chairman~~Chairman of the ~~board~~Board or the president.

Unless otherwise prescribed by applicable law, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

ARTICLE III

Officers

SECTION 1. Positions. The officers of the Corporation shall be a president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the Board of Directors. The Board of Directors may also designate the ~~chairman~~Chairman of the ~~board~~Board as an officer. The president shall be the chief executive officer, unless the Board of Directors designates another person as the chief executive officer. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary or the treasurer. The Board of Directors may designate one or more vice presidents as executive vice president or senior vice president. The Board of Directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the

~~shareholders~~stockholders or at such other meeting of the Board of Directors as is determined by the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The Board of Directors may authorize the Corporation to enter into an employment contract with any officer in accordance with state law, but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 3 of this Article III.

SECTION 3. Removal. Any officer may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

ARTICLE IV

Contracts, Loans, Checks and Deposits

SECTION 1. Contracts. To the extent permitted by applicable law, and except as otherwise prescribed by the Corporation’s Articles of Incorporation or this Code of Regulations with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authorization may be general or confined to specific instances.

SECTION 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.

SECTION 3. Checks, Drafts. Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

SECTION 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any of its duly authorized depositories as the Board of Directors may select.

ARTICLE V

Certificates for Shares and Their Transfer

SECTION 1. Certificates for Shares. The shares of the Corporation shall be represented by certificates signed by the ~~chairman~~Chairman or ~~vice chairman~~Vice Chairman of the Board of Directors or by the president or a vice president and by the secretary, an assistant secretary, the treasurer, or an assistant treasurer of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar, other than the Corporation itself of an employee of the Corporation. If any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

SECTION 2. Form of Share Certificates. All certificates representing shares issued by the Corporation shall set forth upon the face or back that the Corporation will furnish to any ~~shareholder~~stockholder upon request and without charge within five days after receipt of written request therefor a full statement of the designations, preferences, limitations, and relative rights of the shares of each class authorized to be issued, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

Each certificate representing shares shall state upon the face thereof: that the Corporation is organized under the laws of the State of Ohio; the name of the person to whom issued; the number of shares represented by such certificate; the date of issue; the designation of the series or class, if any, which such certificate represents. Other matters in regard to the form of the certificates shall be determined by the Board of Directors.

SECTION 3. Payment of Shares. No certificate shall be issued for any shares until such share is fully paid.

SECTION 4. Form of Payment for Shares. The consideration for the issuance of shares shall be paid in accordance with the provisions of the Corporation’s Articles of Incorporation.

SECTION 5. Transfer of Shares. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Corporation. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

SECTION 6. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 7. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

SECTION 8. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

Fiscal Year; Annual Audit

The fiscal year of the Corporation shall be determined by the Board of Directors. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Board of Directors.

ARTICLE VII

Dividends

Subject to the provisions of the Articles of Incorporation and applicable law, the Board of Directors may, at any regular or special meeting, declare dividends on the Corporation’s outstanding capital stock. Dividends may be paid in cash, in property or in the Corporation’s own stock.

ARTICLE VIII

Corporate Seal

The corporate seal of the Corporation shall be in such form as the Board of Directors shall prescribe.

ARTICLE IX

Amendments

In accordance with the Corporation’s Articles of Incorporation, this Code of Regulations may be repealed, altered, amended or rescinded by the stockholders of the Corporation by vote of not less than a majority of the outstanding voting power of the Corporation entitled to vote at a meeting of the stockholders called for that purpose. In addition, this Code of Regulations may be repealed, altered, amended or rescinded by the affirmative vote of a majority of the authorized number of directors.

ARTICLE X

Board of Directors

SECTION 1. General Powers. The business and affairs of the Corporation shall be under the direction of its Board of Directors. The Board of Directors shall annually elect a Chairman of the Board from among its members.

SECTION 2. Number and Classification. The number of members of the Board of Directors (such number referred to herein as the “authorized number of directors”) may be increased or decreased by resolution of the Board of Directors within the range set forth in the Corporation’s Articles of Incorporation. The Board of Directors shall be divided into classes in accordance with the provisions of the Corporation’s Articles of Incorporation.

SECTION 3. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Section immediately after, and at the same place as, the annual meeting of stockholders. The Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

SECTION 4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or the Chief Executive Officer, or by one-third of the directors. The persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by such persons.

Members of the Board of Directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

SECTION 5. Notice. Written notice of any special meeting shall be given to each director at least two days previous thereto if delivered personally or by email, or at least five days previous thereto if delivered by mail at the address of the director on the records of the Corporation. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid if mailed, or when sent if by email. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, unless, prior to or at the commencement of such meeting, such director objects to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 6. Quorum. A majority of the number of directors fixed by Section 2 of this Article X shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 5 of this Article X.

SECTION 7. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is prescribed by this Code of Regulations, the Articles of Incorporation, or the laws of Ohio.

SECTION 8. Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

SECTION 9. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Corporation addressed to the Chairman of the Board or the Chief Executive Officer. Unless otherwise specified therein such resignation shall take effect upon the acceptance thereof by the Chairman of the Board or the Chief Executive Officer.

SECTION 10. Vacancies. Vacancies occurring in the Board of Directors shall be filled in accordance with the provisions of the Corporation’s Articles of Incorporation. A director elected to fill a vacancy shall be elected to serve until the annual meeting of stockholders at which the term of the class to which the director has been chosen expires.

SECTION 11. Presumption of Assent. Unless Ohio law provides otherwise, a director of the Corporation who is present at a meeting of the Board of Directors at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless (i) he objects at the beginning of the meeting (or promptly upon his arrival) to holding the meeting or transacting business at the meeting; (ii) his dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

SECTION 12. Compensation. The Board of Directors may, by resolution, from time to time establish the compensation to be paid to directors for their service as such. Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the Board of Directors may determine.

ARTICLE XI

Committees of the Board of Directors

The Board of Directors may, by resolution passed by a majority of the authorized number of directors, designate one or more committees, as they may determine to be necessary or appropriate for the conduct of the business of the Corporation, and may prescribe the duties, constitution and procedures thereof. Each committee shall consist of not less than three directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

The Board of Directors shall have power, by the affirmative vote of a majority of the number of directors fixed by Article X, Section 2, at any time to change the members of, to fill vacancies in, and to discharge any committee of the Board. Any member of any such committee may resign at any time by giving notice to the Corporation; provided, however, that notice to the Board, the Chairman of the Board, the Chief Executive Officer, the Chairman of such committee, or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the Board called for that purpose.

ARTICLE XII

Certain Governance Matters

SECTION 1. Interpretation. The provisions of this Article XII shall apply notwithstanding anything to the contrary set forth in this Code of Regulations. In the event of any inconsistency between any provision of this Article XII and any other provision of this Code of Regulations, such provision of this Article XII shall control.

SECTION 2. Office of the Bank. The main office of the Corporation’s subsidiary [●] Bank (formerly known as First Federal Bank of the Midwest; herein the “Bank”) will be located in Youngstown, Ohio.

SECTION 3. Officers of the Corporation. Notwithstanding any other provision of this Code of Regulations, the Board of Directors shall, subject to the next succeeding paragraph in this Section 3, elect the following individuals to the following officer positions for the periods of time set forth opposite their names, pursuant to Section 7.14(d) of the Agreement and Plan of Merger between the Corporation (formerly known as First Defiance Financial Corp.) and United Community Financial Corp. (“United Community”), dated September 9, 2019 (the “Agreement”) (terms capitalized but not otherwise defined in this Code of Regulations shall have the meaning given to them in the Agreement):

Name	Position	Term
Donald Hileman	Executive Chairman of the Board of Directors

Beginning on a date during the period commencing January 1, 2021 and ending June 30, 2021, as determined by the Board of Directors, or any such earlier date as of which Donald Hileman ceases for any reason to serve as Chief Executive Officer (the “Succession Date”).

Ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations.

Name	Position	Term
Donald Hileman	Chief Executive Officer	Beginning at the Effective Time. Ending on the Succession Date.

Gary Small	Chief Executive Officer

Beginning on the Succession Date.

Ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations.

Gary Small	President

Beginning at the Effective Time.

Continuing at and following the Succession Date and ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations.

The removal of any of these individuals from, or the failure to appoint or re-elect the individuals to, the positions listed above or set forth in any of their respective employment agreements with the Corporation, any modification to any of their respective duties, authority or reporting relationships and any amendment to or termination of any employment agreements entered into by the Corporation with the foregoing individuals shall require the affirmative vote of three-fourths of the authorized number of directors until the second anniversary of the Succession Date. Until the second anniversary of the Succession Date, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to this subsection), the Corporation shall not appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors.

SECTION 4. Officers of the Bank. The Corporation shall, subject to the next succeeding paragraph in this Section 4, cause the Bank to elect the following individuals to the following officer positions at the Bank for the periods of time set forth opposite their names, pursuant to Section 7.14(d) of the Agreement:

Name	Position	Term
Donald Hileman	Executive Chairman of the Board of Directors of the Bank

Beginning on the Succession Date.

Ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations and the organizational documents of the Bank.

Donald Hileman	Chief Executive Officer	Beginning at the Effective Time. Ending on the Succession Date.

Gary Small	Chief Executive Officer	Beginning on the Succession Date. Ending upon the date on which his successor shall have been duly

Name	Position	Term
elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations and the organizational documents of the Bank.

Gary Small	President

Beginning at the Effective Time.

Continuing at and following the Succession Date and ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations and the organizational documents of the Bank.

The Corporation shall cause the Bank not to remove any of these individuals from, or fail to appoint or re-elect the individuals to, the positions listed above or set forth in any of their respective employment agreements with the Bank, or modify any of their respective duties, authority or reporting relationships or amend or terminate any employment agreements entered into by the Bank with the foregoing individuals, in each case, without the affirmative vote of three-fourths of the authorized number of directors of the Corporation until the second anniversary of the Succession Date. Until the second anniversary of the Succession Date, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to this subsection), the Corporation shall cause the Bank not to appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors of the Corporation.

SECTION 5. Amendments to this Code of Regulations. Prior to the second anniversary of the Succession Date, any repeal, alteration, amendment or rescindment of Article I or this Article XII of this Code of Regulations by the Board of Directors shall require (and any such repeal, alteration, amendment or rescindment may be proposed or recommended by the Board of Directors for adoption by the stockholders of the Corporation only by) the affirmative vote of three-fourths of the authorized number of directors. Prior to the second anniversary of the Succession Date, the Corporation may not exercise its authority, in its capacity as sole stockholder of the Bank, to (and the Corporation shall cause the Bank not to) modify, amend or repeal any of the provisions of the organizational documents of the Bank implementing the provisions of this Article XII, or implement or adopt any provisions of the organizational documents of the Bank inconsistent with the foregoing, in each case, without the affirmative vote of three-fourths of the authorized number of directors of the Corporation.

SECTION 6. Board of Directors of the Corporation. In accordance with Section 7.14(c) of the Agreement, the following provisions shall govern directors to the exclusion of any provision in this Code of Regulations to the contrary. At the Effective Time, the Board of Directors of the Corporation, as the Surviving Entity, shall consist of thirteen directors who shall consist of: (i) Donald Hileman, John Bookmyer, and five other persons who served as directors of the Corporation or the Bank immediately prior to the Effective Time and are designated by the Corporation (each, a “Corporation-Related Director,” which term shall include any directors who are subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Corporation-Related Director, as applicable, in accordance with this Article XII, Section 6); and (ii) Gary Small, Richard Schiraldi, and four other persons who served as directors of United Community or Home Savings Bank immediately prior to the Effective Time and are designated by United Community (each, a “United Community-

Related Director,” which term shall include any directors who are subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a United Community-Related Director in accordance with this Article XII, Section 6).

The directors shall be divided into three classes. Immediately following the Effective Time, the Class I directors shall consist of two Corporation-Related Directors and two United Community-Related Directors. The initial Class I directors shall hold office for an initial term expiring at the 2022 annual meeting of stockholders, and Class I directors shall thereafter be elected to three-year terms. Upon the expiration of their initial term, the initial Class I directors shall be nominated by the Board of Directors, provided that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2025 annual meeting of stockholders. If, prior to the second anniversary of the Succession Date, any of the initial Class I directors shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the United Community-Related Directors (if such director was a United Community-Related Director) or the Corporation-Related Directors (if such director was a Corporation-Related Director) in good faith in a manner intended to preserve the principles of representation in this Code of Regulations, provided that such individual is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2022 annual meeting of stockholders, will be nominated by the Board of Directors for reelection at such annual meeting for an additional term to expire at the 2025 annual meeting of stockholders, provided again that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties.

Immediately following the Effective Time, the Class II directors shall consist of two Corporation-Related Directors and two United Community-Related Directors. The initial Class II directors shall hold office for an initial term expiring at the 2021 annual meeting of stockholders, and Class II directors shall thereafter be elected to three-year terms. Upon the expiration of their initial terms, the initial Class II directors shall be nominated by the Board of Directors, provided that such nominations are reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2024 annual meeting of stockholders. If, prior to the second anniversary of the Succession Date, any of the initial Class II directors shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the United Community-Related Directors (if such director was a United Community-Related Director) or the Corporation-Related Directors (if such director was a Corporation-Related Director) in good faith in a manner intended to preserve the principles of representation in this Code of Regulations, provided that such individual is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2021 annual meeting of stockholders, will be nominated by the Board of Directors for reelection at such annual meeting for an additional term to expire at the 2024 annual meeting of stockholders, provided again that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties.

Immediately following the Effective Time, the Class III directors shall consist of three Corporation-Related Directors and two United Community-Related Director. The initial Class III directors shall hold office for an initial term expiring at the 2020 annual meeting of stockholders, and Class III directors shall thereafter be elected to three-year terms. Upon the expiration of their initial term, the initial Class III directors shall be nominated by the Board of Directors, provided that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2023 annual meeting of stockholders. If, prior to the second anniversary of the Succession Date, any of the initial Class III directors shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the United Community-Related Directors (if such director was a United Community-Related Director) or the Corporation-

Related Directors (if such director was a Corporation-Related Director) in good faith in a manner intended to preserve the principles of representation in this Code of Regulations, provided that such individual is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2020 annual meeting of stockholders, will be nominated by the Board of Directors for reelection at such annual meeting for an additional term to expire at the 2023 annual meeting of stockholders, provided again that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties.

In addition, John Bookmyer shall serve as Chairman of the Board of Directors for a term beginning at the Effective Time and until the Succession Date and Richard Schiraldi shall serve as Vice Chairman of the Board of Directors for a term beginning at the Effective Time and continuing on and following the Succession Date until the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations. The removal of any of these individuals from, or the failure to appoint or re-elect the individuals to, the positions listed in the foregoing sentence shall require the affirmative vote of three-fourths of the authorized number of directors until the second anniversary of the Succession Date. Until the second anniversary of the Succession Date, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to this subsection), the Corporation shall not appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors.

Notwithstanding anything to the contrary herein, prior to the second anniversary of the Succession Date, the Corporation may not increase or decrease the authorized number of directors or increase, decrease or change the classification of any class of directors, in each case, without the affirmative vote of three-fourths of the authorized number of directors.

SECTION 7. Board of Directors of the Bank. At the Effective Time, the Corporation shall cause the Board of Directors of the Bank, as the surviving bank, to consist of thirteen directors who shall consist of: (i) Donald Hileman, John Bookmyer, and five other persons who served as directors of the Corporation or the Bank immediately prior to the Effective Time (each, a “Corporation-Related Bank Director,” which term shall include any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Corporation-Related Bank Director in accordance with this Article XII, Section 7); and (ii) Gary Small, Richard Schiraldi, and four other persons who served as directors of United Community or Home Savings Bank immediately prior to the Effective Time (each, a “United Community-Related Bank Director,” which term shall include any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a United Community-Related Bank Director in accordance with this Article XII, Section 7). If, prior to the second anniversary of the Succession Date, any of the directors of the Bank shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors of the Bank with an individual selected by the United Community-Related Bank Directors (if such director was a United Community-Related Bank Director) or the Corporation-Related Bank Directors (if such director was a Corporation-Related Bank Director), in each case, in good faith in a manner intended to preserve the principles of representation in this Code of Regulations. Prior to the second anniversary of the Succession Date, the Corporation shall cause the Board of Directors of the Bank not to (a) fail to re-elect any of the United Community-Related Bank Directors or Corporation-Related Bank Directors or (b) increase or decrease the number of directors of the Board of Directors of the Bank, in each case, without the affirmative vote of three-fourths of the authorized number of directors of the Corporation.

In addition, the Corporation shall cause the Bank to appoint John Bookmyer as Chairman of the Board of Directors of the Bank for a term beginning at the Effective Time and until the Succession Date and Richard Schiraldi as Vice Chairman of the Board of Directors of the Bank for a term beginning at the Effective Time and continuing on and following the Succession Date until the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations. The removal of any of these individuals from, or the failure to appoint or re-elect the individuals to, the positions listed in the foregoing sentence shall require the affirmative vote of three-fourths of the authorized number of directors of the Corporation until the second anniversary of the Succession Date. Until the second anniversary of the Succession Date, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to this subsection), the Corporation shall cause the Bank not to appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors of the Corporation.

SECTION 8. Committees of the Board of Directors of the Corporation. At the Effective Time, the Corporation shall have an Audit Committee, a Governance and Nominating Committee, a Compensation Committee, and a Risk Committee. The Chairman of each of the Audit Committee and the Risk Committee shall be a Corporation-Related Director. The Chairman of each of the Governance and Nominating Committee and the Compensation Committee shall be a United Community-Related Director.